Filed pursuant to Rule 424(b)(3)

Registration File No. 333-221954

$90,000,000

 MINISTRY PARTNERS INVESTMENT COMPANY, LLC

Class 1A Notes Promissory Notes

We are offering our Class 1A Notes in two Series: the Fixed Series and the Variable Series in several Categories, each of which has a minimum required investment. The Class 1A Notes, which we sometimes refer to as the “Notes”, are our unsecured and unsubordinated obligations and, except as described herein, rank equal in right to payment with our existing and future unsecured creditors. Each Note Series bears interest at a rate equal to the sum of the Spread for the respective Series Category plus the applicable index rate. The Fixed Series Notes are offered with maturities of 12, 18, 24, 30, 36, 42, 48, 54 and 60 months and the Variable Series Notes are offered with a maturity of 60 months. Unless otherwise indicated, the words “we”, “us”, “our” or the “Company” refer to Ministry Partners Investment Company, LLC, together with four wholly owned subsidiaries.

We are offering the Notes on a best efforts basis through our wholly-owned subsidiary, Ministry Partners Securities, LLC (“MP Securities”).

INVESTING IN THE NOTES INVOLVES RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL. SEE “RISK FACTORS” BEGINNING ON PAGE 17. THERE WILL BE NO PUBLIC MARKET FOR THE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

	Offering Price	Maximum Commissions(1)	Proceeds to the Company(2)(3)
Minimum Purchase	$1,000	$55	$945
Total	$90,000,000	$4,950,000	$85,050,000

(1)	The gross maximum compensation paid to MP Securities for serving as the Company’s selling agent will not exceed 5.5%. See “Plan of Distribution – Underwriting Compensation We Will Pay”.
(2)

We may incur an estimated $317,000 of other expenses of issuance and distribution (“Issuance and Distribution Expenses”) and up to an estimated $1,053,907 of additional expenses which may be considered additional organization and offering expenses (“Organization and Offering Expenses” by the Financial Industry Regulatory Authority (“FINRA”) under the FINRA Rules (see “Estimated Use of Proceeds” on page 32 and “Plan of Distribution” on page 104.)

The Notes are part of up to $300 million of Class 1A Notes we are authorized to issue under the Class 1A Note Trust Indenture, which we refer to as the “Indenture.” U.S. Bank National Association, whom we refer to as “Trustee,” serves as the Trustee under the Indenture.

The Notes and other securities we offer are not deposits of, obligations of, or guaranteed by any of these credit unions. They are not insured or guaranteed by the National Credit Union Share Insurance Fund (“NCUSIF”), the Federal Deposit Insurance Corporation (“FDIC”), or any other government agency or private insurer.

The current Rate Schedule and any other supplements to this Prospectus are placed inside this front cover.

The date of this Prospectus is May 13, 2020

Ministry Partners Securities, LLC

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OUR MORTGAGE LOAN BUSINESS	55
Lending Activities	55
Our Mortgage Loan Investment Standards	57
Our Loan Investment Portfolio	59
Sale of Loan Participation Interests	62
Performance and Monitoring of Our Loan Portfolio	62
Allowance for Loan Losses	65
Our Competition	67
Our Employees	67
Our Properties	67

BOARD OF MANAGERS AND EXECUTIVE OFFICERS	68
Our Board of Managers	71
Board Committees	71
Our Board Chairman	72
Code of Ethics	72
Indemnification of Our Managers and Officers	72

EXECUTIVE COMPENSATION	73

DESCRIPTION OF OUR MEMBERSHIP INTERESTS AND CHARTER DOCUMENTS	74
Our Authorized Membership Interests	74
Our Class A Units	74
Our Series A Units	75
Our Charter Documents	76

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	77

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	79
Safe Harbor Cautionary Statement	79
Overview	80
Summary of Financial Performance	81
Progress on Strategic Objectives	81
Financial Condition	82
Our Loan Policies	84
Loan Concentrations	84
Non-performing Assets	85
Troubled Debt Restructuring	87
COVID-19 Impact on the Company’s Lending Business	87
Allowance for Loan Losses	88
Liquidity and Capital Resources	91
Results of Operations for the Year Ended December 31, 2019	93
Results of Operations for the Years Ended December 31, 2018 and December 31, 2017	95

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	98
Transactions with Equity Owners	98
Transactions with Subsidiaries	101
Related Party Transaction Policy	101
Related Party Transactions Exceeding $120,000	101

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	102
Taxation of Interest	102
Disposition, Redemption or Repurchase for Cash	103

LEGAL PROCEEDINGS	103

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PLAN OF DISTRIBUTION	104
General	104
Underwriting Compensation We Will Pay	104
Other Organization and Offering Costs We May Incur for the Offering	105
Commitment Regarding Organization and Offering Expenses	106
Indemnification	106
Conflict of Interest	106
Sales to IRAs	106

HOW TO PURCHASE A NOTE	106

LEGAL MATTERS	107

EXPERTS	107

WHERE YOU CAN FIND MORE INFORMATION	107

INDEX TO FINANCIAL STATEMENTS	F-1

EXHIBIT A - Form of Trust Indenture	A-1

EXHIBIT B - Form of Fixed Series Class 1A Note	B-1

EXHIBIT C - Form of Variable Series Class 1A Note	C-1

EXHIBIT D -
Retail Purchase Application	D-1
Commercial Purchase Application	D-2

 ____________________________________________

YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY NOTES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME THE PROSPECTUS MAY BE DELIVERED OR OF ANY SALE OF THE NOTES.

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INTRODUCTION

We have prepared this Prospectus so that you will have the information necessary to make your investment decision. Please read this Prospectus carefully. It describes the Notes, the risks involved in investing in the Notes, our company and our business, and our financial condition. We refer to the registered owner of a Note as a “Noteholder” or “Holder”.

FREQUENTLY ASKED QUESTIONS ABOUT THE NOTES

Q:	Where can I find the definitions of the terms you use in this Prospectus?

A:

Unless otherwise defined in this Prospectus, or unless the context in which the term is used requires a different meaning, terms used in this Prospectus, whether capitalized or used in the lower case, have the meanings set forth in the Definitions section of the Indenture, which is included as Exhibit A to this Prospectus.

Q:	Who are you?

A:

We are Ministry Partners Investment Company, LLC, a California limited liability company. We were established in 1991 as a credit union service organization. We are owned by certain state and federal chartered credit unions. One of our core missional purposes is to provide funding for secured loans to churches and ministry organizations. Substantially all of our loans are secured by churches and church and ministry related properties.

Q:	How would my interest rate on an investment in a Fixed Series Note be determined?

A:

Suppose you purchase a Fixed Series, Category Fixed 25 Note with a 24-month maturity when the index established for 24-month obligations was 1.61% and our Fixed Spread for Category Fixed 25 Note is 1.00%. Then the interest rate payable on your Category Fixed 25, Fixed Series Note would be the stated index set for our Fixed Series Notes plus the applicable Spread, or 2.61%.

Q:	What is the CMT Index?

A:

The CMT Index refers to the Constant Maturity Treasury rates published by the U.S. Department of the Treasury for actively traded Treasury securities in over the counter trading transactions.  The CMT Index daily rates for one, two, three and five year Treasury securities can be found at www.treasury.gov.  We will use the average of the three and five year daily rates to establish the CMT Index for a four year Fixed Series Class 1A Note.

Q:	How would my investment in a Variable Series Note work?

A:

If you purchase a Variable Series Note for $78,000, you will receive a Variable 50 Note which will bear interest at a rate equal to the sum of the Variable Index interest rate then in effect plus the Variable Spread for the respective category for such Note. The interest rate on your Variable 50 Note will be adjusted monthly based on the Variable Index in effect on each adjustment date. Your Variable 50 Note will have a maturity of 60 months. However, we will repay all or part of your Variable 50 Note at your request at any time after your Note has been outstanding with an unpaid principal balance of $10,000 or more.

Q:	What is the Variable Index interest rate?

A:	The Variable Index interest rate is the then current interest rate reported by the Wall Street Journal for the LIBOR rate for 3-month obligations.

Q:	What is the Fixed Spread and Variable Spread?

A:

The difference or “spread” between the applicable index rate and the interest rate we agree to pay you on the Note you purchase is the fixed or variable spread (the “Fixed Spread” or “Variable Spread”). The applicable Fixed or Variable Spread is different for each Series and Category of Note.

Q:	Can you change the Fixed Spread or Variable Spread on my Note after I buy it?

A:	No, not without your written consent.

Q:	How often do you pay interest?

A:

Interest is accrued on your Note monthly. You may choose to have interest that accrues on your Note paid monthly, quarterly, semi-annually or annually. You may also choose to elect to have payment of interest on your Note deferred and added to the principal of your Note (the “Interest Deferral Election”). Unless you specify otherwise, we will pay accrued interest on your Note monthly.

Q:	Can I require you to cash in my Note before it is due?

A:

You can require us to prepay your Variable Series Note, subject to certain restrictions. You cannot require us to pay a Fixed Note before it is due; however, in the event of an emergency, you can request early payment of all or a portion of a Fixed Note as explained in the following question and answer.

Q:	What if I have an emergency and I need to cash in my Note?

A:

You can request that we voluntarily prepay your Note in whole or in part. We may in our sole discretion do so, but we are not contractually obligated to grant your request for prepayment. Our current policy is to grant a reasonable request by reason of a bona fide hardship, subject to availability of funds. However, there is no assurance we will continue this policy in the future. In the event we agree to prepay all or portion of your Note, we may deduct from the amount we prepay an administrative charge of an amount equal to 3 months’ interest.

Q:	Do you have the right to prepay my Note?

A:

Yes, we can prepay or redeem any Note by giving you at least 30 days’ written notice of the redemption date. On the date of redemption, we must pay you accurate principal plus all accrued interest thereon through the redemption date. We do not have to pay you a premium if we redeem your Note early.

Q:	What is your obligation to pay my Note?

A:

Your Note is equal in right to payment with our other unsecured creditors. Your Note is unsecured and is not guaranteed by any of our Managers (each a “Manager”, and collectively “Managers”), our equity owners or any other person.

Q:	Does any Series or Category of the Notes have priority as to payment over any other Series or Category?

A:

The Class 1A Notes and our other unsecured debt obligations are equal in right to payment of principal and interest. We sometimes refer to this equal priority as a Note being in “pari passu” with the other Class 1A Notes. As of December 31, 2019, we have issued $6.46 million in secured notes (which we refer to as the “Secured Notes”). These Secured Notes are secured by our mortgage loans and, to the extent of such collateral, are superior in right to payment over the Class 1A Notes and our other unsecured debt.

Q:	Who is responsible for making payments of principal and interest on the Notes?

A:	We act as paying agent for the Notes. We must certify to the Trustee that we are current on all payments then due on each outstanding Note.

Q:	How will you use the cash from my investment in the Notes?

A:

We plan to use the proceeds from your investment primarily to invest in secured loans to churches and ministry organizations. These secured loans, which we refer to as “mortgage loans,” may be loans secured by deeds of trusts, mortgages or mortgage bonds. These mortgage loans finance acquisition, development and/or maintenance of churches or ministry related properties, as well as the refinancing of existing church or ministry loans. We provide the needed funding to see church projects to completion, whether it  is a new worship center, ministry headquarters or additional classrooms. We may also use some of these proceeds to pay our operational expenses and to pay interest and principal on our outstanding debt.

Q:	Why is there an Indenture?

A:	We require that you execute the Indenture in order to:

•	establish the common terms and conditions for the Notes and a means by which the Noteholders can act in an organized manner;

•

provide for the appointment of an independent Trustee and allow us to deal with a single representative of the Holders with respect to matters addressed in the Indenture, including in the event of our default; and

•	authorize the Trustee to monitor our compliance with the Indenture, to give timely notices to the Holders, and to act for the Holders in the event of a default and in regard to other matters.

As required by U.S. federal law, the Notes are governed by the Indenture. The Indenture constitutes an “indenture” under the Trust and Indenture Act of 1939. An Indenture is a contract between us, you as Holders and the Trustee, who is appointed to serve under and pursuant to the Indenture.

Q:	Do I have to abide by the terms of the Indenture?

A:

Yes. Your Note is issued pursuant to the terms of the Indenture and your Note is subject to its terms and conditions. As a condition to your purchase of a Note and your becoming the registered owner of the Note, you become a party to the Indenture.

Q:	What is the Trust Indenture Act of 1939?

A:

The Trust Indenture Act of 1939, or as we refer to it, the “1939 Act,” provides that unless exempt, Notes sold to the public in a registered offering must be governed by a Trust Indenture, as defined, and the Notes must be registered by the issuer under the 1939 Act. The 1939 Act further provides that the Trust Indenture must contain certain protective provisions benefiting the owners of the debt covered by the Indenture. We have registered the Notes under the 1939 Act.

Q:	Can you modify or amend the Indenture without the consent of the Holders?

A:

Yes, but only in limited circumstances. We may amend or modify the Indenture with the Trustee without the consent of the Holders to, among other things, add covenants or new events of default for the protection of the Holders; evidence the assumption by a successor trustee under the Indenture; cure any ambiguity or correct any inconsistency in the Indenture or amend the Indenture in any other manner that we may deem necessary or desirable and that will not adversely affect the interests of the Holders of any Series of the outstanding Notes; and establish the form and terms of the Notes issued under the Indenture.

Except in these limited circumstances, we and the Trustee must have the consent of the Holders holding a Majority in Interest of the Notes (a “Majority Vote”) of each Series and Category then outstanding and affected by the amendment.

Q:	What promises do you make to the Holders under the Indenture?

A:	Under the Indenture, we promise or “covenant” to do, among other things, the following:

•	Make timely interest and principal payments on the Notes;

•	Maintain a specified minimum net worth;

•	Not issue certain kinds of additional debt beyond specified limits;

•	Not make certain dividend and other distribution payments to our Members;

•	Not issue unsecured debt that is senior to the Class 1A Notes; and

•	Timely make principal and interest payments on the Notes and on our other debt, even if it is junior to the Notes.

Q:	Who is the Trustee?

A:	The Trustee is U.S. Bank National Association, a federally chartered trust company which has fiduciary powers and offers comprehensive financial services, including asset management, in all 50 states.

Q:	What does the Trustee do?

A:	The Trustee has two main roles under the Indenture:

•	The Trustee performs certain administrative duties for us and you, such as sending you notices; and

•	The Trustee may, at your direction, enforce your rights, including the rights you may have against us if we default.

Q:	Who pays the Trustee?

A:	Under the Indenture, we agree to pay, and the Trustee agrees to look only to us for payment of, all fees, expenses and expense reimbursements payable to the Trustee under the Indenture.

Q:	What recourse do the Holders have in the event of a default?

A:

In the event of a default, the Holders of 25% of the unpaid principal amount of the Outstanding Notes may give notice to us and declare the unpaid balance of the Notes immediately due and payable. A Majority Vote of the Holders is required to direct the Trustee to pursue collection of the Notes or any other remedy available under the Indenture by reason of the default.

Q:	What is an event of default?

A:	An event of default is an event defined in the Indenture, which if not timely cured, allows you to take action against us for immediate and full payment of your note. Events of default include:

•	Our failure to timely pay interest or principal on your note;

•	Our filing of bankruptcy;

•	Our breach of any of our covenants in the Indenture.

Q:	Does the Trustee have the right to waive any default on behalf of the Holders?

A:	Yes, but only with a Majority Vote of the Holders of each Series and Category of note affected by the default.

Q:	How can the Holders direct the Trustee to act?

A:	The Holders can direct the Trustee to act on behalf of the Holders by a Majority Vote.

Q:	What liability does the Trustee have to the Holders?

A:

The Trustee is charged to conduct itself in a manner consistent with a reasonably prudent person in taking actions directed by the Holders. However, the Trustee disclaims any responsibility with respect to the form of a note or the enforceability of the Notes or the Indenture.

Q:	What reports are you required to provide the Trustee?

A:	The Indenture requires us to provide the Trustee the following reports.

•	We must provide the Trustee a list of the names and addresses of the current owners of record of the Notes quarterly.

•

We must annually provide the Trustee with a certified statement that we have fulfilled all of our obligations under the Indenture with respect to each Series and Category of Notes for the preceding year.

•	We are required to provide the Trustee with a copy of each report we send to the Holders.

•	We are required to provide the Trustee with a copy of each current quarterly and annual report we file with the SEC under the 1934 Act.

Q:	For whom might an investment in the Notes be appropriate?

A:

An investment in our Notes may be appropriate for you if, in addition to meeting the suitability standards described below, you seek to receive current income and to diversify your personal portfolio with an investment in a Note. An investment in our Notes has limited liquidity and therefore is not appropriate if you may require liquidity before maturity of your Note.

Q:	May I make an investment through my IRA or other tax-deferred account?

A:

Yes. You may make an investment through your IRA or other tax-deferred account. In making these investment decisions, you should consider, at a minimum, (1) whether the investment is in accordance with the documents and instruments governing your IRA, plan or other account, (2) whether the investment would constitute a prohibited transaction under applicable law, (3) whether the investment satisfies the fiduciary requirements associated with your IRA, plan or other account, (4) whether the investment will generate unrelated business taxable income (UBTI) to your IRA, plan or other account, (5) whether there is sufficient liquidity for such investment under your IRA, plan or other account, and (6) the need to value the assets of your IRA, plan or other account annually or more frequently. You should note that an investment in our Notes will not, in itself, create a retirement plan and that in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code of 1986, as amended. Before you invest in a Note through an IRA or tax deferred account, you should consider applicable suitability standards and investment criteria to ensure that the investment meets your investment objectives for an IRA or tax deferred account.

Q:	Are there fees associated with my investment?

A:

Yes, but no fees will be assessed by the Company on an investment made by a purchaser in a Note or deducted from the principal balance of a Note purchased, including unpaid interest, due on a Note. Any fees assessed in connection with the purchase of a Note or applied during the period in which a Note is held will be assessed and paid solely by the Company to its wholly-owned subsidiary, MP Securities.  When a Class 1A Note is purchased, a sales commission equal to 1.50% of the aggregate amount of the principal amount of the Note purchased will be paid to MP Securities, our wholly-owned broker dealer firm.  In addition, a processing fee equal to  0.50% of the aggregate amount of a Note purchased will be paid to MP Securities.  The initial sales commission and processing fee will be assessed on any new purchase of a Note, including reinvestments made by investors that may have previously purchased one of our publicly offered debt securities.  Commencing one year after the purchase of a Class 1A Note, an account servicing fee equal to 1% per annum of the principal amount of a Note purchased (“Account Servicing Fee”) will be assessed on a monthly basis and thereafter paid to MP Securities throughout the remaining term of the Note; subject to a maximum gross dealer compensation of 5.5% assessed on any Class 1A Note sold.  The Account Servicing Fee will be paid by the Company to MP Securities and will not be assessed against a Class 1A Note that is purchased by an investor.  No Account Servicing Fee will be assessed on any accrued or deferred interest earned but not paid to an investor that purchases a Note.  The Account Servicing Fee will not be assessed on the Company’s outstanding Class 1 or Class A Notes.

As an example, if you purchased a Class 1A Fixed Series Note with a 48-month term in the principal amount of $10,000, an initial sales commission of $150 would be paid on the purchase to MP Securities.  In addition, a $50 processing fee would be paid to MP Securities when the investment is made.  Commencing one year after the purchase of a Class 1A Note, a 1% per annum monthly Account Servicing Fee will be assessed on the principal amount of a Note during the remaining term of the Note.  With the purchase of a $10,000, 48 month Class 1A Note, for example, the total amount of fees paid to MP Securities over the term of the Note, including the initial sales charge, processing fee and Account Servicing Fee would be $500.    The $500 in fees assessed under this example would be paid solely by the Company to MP Securities and will not be charged against the investment made by an investor in a Note.

Q:	Has the Company offered prior investor note programs?

A:

Yes.  Since inception in 1991, the Company has offered and completed 12 national public offerings that were registered with the U.S. Securities and Exchange Commission (“SEC”).  The Company has made all required payments of interest and principal due on the investor notes that were issued under these registration statements.  Investors in these public offerings have received payment in accordance with their terms in cash or reinvested the proceeds of a note when it matured into a Company offered debt security.  The Company’s most recent SEC registered offering of its Class 1 Notes was terminated effective as of December 31, 2017.  Of the $85,000,000 authorized to be issued, the Company sold $70,269,126 of its Class 1 Notes.  In summary, each of the prior publicly offered investor note programs offered by the Company were liquidated and terminated in accordance with the term of the offering and all required payments of principal and interest were made to investors in accordance with the terms of the investor notes.

Q:	How can I purchase a Note?

A:

If you choose to purchase a Note in this offering, in addition to reading this Prospectus, you will need to complete and sign an applicable Purchase Application for the Note or Notes in the form attached as Exhibit D to this Prospectus, and pay for the total Notes purchased at the time you subscribe. After you become an owner of a Class 1A Note, you may purchase additional Notes by completing and signing an additional Purchase Application.

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SUITABILITY STANDARDS

An investment in our Notes is only suitable for persons who have adequate financial means and desire an investment in unsecured debt obligations for a term of the Note selected, from 12-months up to 60-months for the Fixed Series Notes. All of the Variable Series Notes have a term of 60-months. In addition, an investment has limited liquidity, which means that it may be difficult for you to sell your Note. Persons who may require liquidity prior to the maturity of their Note or seek a guaranteed stream of income should not invest in our Notes.

In consideration of these factors, we have established minimum suitability standards for purchasers of Notes. These minimum suitability standards require that a purchaser of Notes satisfy the following:

If you are a natural person (an individual):

•

You may invest up to ten percent (10%) of your net worth or up to ten percent (10%) of your net assets, in the Notes only if you have either (i) a minimum annual gross income of at least $40,000 and a net worth of $40,000; or (ii) a net worth of at least $70,000.

•

You may invest up to twenty percent (20%) of your net worth in the Notes only if you have either (i) a minimum annual gross income of at least $70,000 and a net worth of $70,000; or (ii) a net worth of at least $250,000.

If you are a non-natural person (such as a church, school, parachurch ministry, corporation, or trust):

•	You may invest up to ten percent (10%) of your net assets in Notes only if you have liquid assets of at least $50,000; or if you have total gross assets of at least $500,000.
•	You may invest up to twenty percent (20%) of your net assets in Notes if you have liquid assets of at least $100,000; or if you have total gross assets of at least $1,000,000.

In the case of sales to fiduciary accounts, the suitability standards must be met by either the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the Notes, or by the beneficiary of the account.

We and our selling agent, MP Securities, are responsible for determining if the Note purchasers meet these suitability standards for investing in our Notes. In making this determination, we and the selling agent will rely on information provided by prospective Note purchasers.  In addition to the minimum suitability standards described above, we and each authorized representative or any other person selling Notes on our behalf, are required to make every reasonable effort to determine that the purchase of Notes is a suitable and appropriate investment for each Note purchaser.

In making this determination, your authorized representative or other person selling Notes on our behalf will, based on a review of the information provided by you, including your age, investment objectives, income, net worth, financial situation and other investments held by you, consider whether you:

•	meet the minimum income and net worth standards established by your state;
•	can reasonably benefit from an investment in our Notes based on your overall investment objectives and portfolio structure;
•	are able to bear economic risk of the investment based on your overall financial situation; and
•	have an apparent understanding of:

–the fundamental risks of an investment in the Note you purchase;

–the risk that you may lose your entire investment in your Note;

–the lack of liquidity of the Note you purchase;

–any restrictions on transferability of the Notes; and

–the tax, including ERISA, consequences of an investment in our Notes.

Such persons must maintain records for at least six years of the information used to determine that an investment in the Notes is suitable and appropriate for each investor.

Restriction Imposed by the USA PATRIOT Act and Related Acts

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), the Notes offered by this Prospectus may not be offered, sold, transferred or delivered, directly or indirectly, to any “Unacceptable Investor,” which means anyone who is:

•

a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the U.S. Treasury Department;

•	acting on behalf of, or an entity owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;
•	within the scope of Executive Order 13224 ― Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;
•

a person or entity subject to additional restrictions imposed by any of the following statutes or regulations and executive orders issued thereunder: the Trading with the Enemy Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Expert Financing and Related Programs Appropriations Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or

•	designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

PROSPECTUS SUMMARY

The following summary highlights selected information we have included in this Prospectus. It does not contain all of the information that may be important to you. More detailed information about the Notes, the Indenture, our business, and our operating data is contained elsewhere in this Prospectus. See also the section, “Frequently Asked Questions About The Notes.” This section does not contain all of the information that is important to your decision whether to invest in the Notes. We encourage you to read this Prospectus, including the section entitled “Risk Factors” and our Financial Statements starting at page F-1 of this Prospectus in their entirety before making an investment decision.

About Our Company

We are a California limited liability company. Our principal executive offices are located at 915 West Imperial Highway, Suite 120, Brea, California, 92821 and our telephone number is 800-753-6742. Our website is located at www.ministrypartners.org. The information on our website is not part of this Prospectus.

One of our core missional purposes involves making and investing in loans made to evangelical Christian churches, ministries and related organizations. Our loan investments are generally secured by a first lien on church properties and/or ministry related properties. We use the proceeds from the sale of the Notes and our other borrowings to fund our mortgage loan investments. We may, from time to time, use proceeds from the sale of the Notes to repay outstanding Notes and/or other borrowings. We refer to the Notes and other Notes we sell to investors as our debt securities.

The Offering	This offering (the “Offering”) is for a total of $90,000,000 of our Class 1A Notes.

The Notes may be purchased in one or more of the following Series:

–	Fixed Series, which pay interest at a fixed rate depending on the Category and maturity of Fixed Series Note purchased.

–	Variable Series, which pay at a variable rate of interest adjusted monthly depending on the Category purchased.

The Fixed Series Notes

The Fixed Series Notes are offered in the following six Categories with each requiring the specified minimum purchase. The Fixed Series Notes are offered with a term (or maturity) of 12, 18, 24, 30, 36, 42, 48, 54, or 60 months.

The Fixed Notes pay a fixed rate of interest equal to the sum of the CMT Index plus the amount of the Fixed Spread for its respective Category as set forth below.

		Fixed Spread
Fixed Series Note Category	Required Minimum Purchase	12 Month	18 Month	24 Month	30 Month	36 Month
Category Fixed 1	$1,000	1.55%	1.65%	1.80%	1.90%	2.10%
Category Fixed 5	$5,000	1.65%	1.75%	1.85%	1.95%	2.20%
Category Fixed 10	$10,000	1.75%	1.90%	2.00%	2.10%	2.35%
Category Fixed 25	$25,000	1.85%	2.00%	2.10%	2.20%	2.45%
Category Fixed 50	$50,000	1.95%	2.10%	2.20%	2.30%	2.55%
Category Fixed 100	$100,000	2.30%	2.30%	2.35%	2.45%	2.65%

		Fixed Spread
Fixed Series Note Category	Required Minimum Purchase	42 Month	48 Month	54 Month	60 Month
Category Fixed 1	$1,000	2.30%	2.60%	2.75%	2.95%
Category Fixed 5	$5,000	2.40%	2.70%	2.85%	3.05%
Category Fixed 10	$10,000	2.55%	2.80%	2.95%	3.15%
Category Fixed 25	$25,000	2.65%	2.90%	3.05%	3.25%
Category Fixed 50	$50,000	2.75%	3.00%	3.15%	3.35%
Category Fixed 100	$100,000	2.85%	3.10%	3.25%	3.45%

The Variable Series Notes

The Variable Series Notes are offered in five Categories, each requiring a specified minimum purchase. All Variable Series Notes have a maturity of 60 months. However, we will, upon your request, prepay your Note without penalty, in whole or in part, provided your Note has had an unpaid principal balance of at least $10,000 during the preceding 90 days.

The Variable Series Notes pay interest which is adjusted monthly to the sum of the Variable Index in effect on the adjustment date, plus the amount of the Variable Spread for the respective Category as set forth below.

Variable Series Note Category	Required Minimum Purchase	Variable Spread
Category Variable 10	$10,000	0.60%
Category Variable 25	$25,000	0.70%
Category Variable 50	$50,000	0.90%
Category Variable 100	$100,000	1.10%
Category Variable 250	$250,000	1.40%

The Indexes

The interest rates we pay in the Fixed Series Notes are determined in reference to the CMT Index in effect on the date they are issued. The interest rate we pay on the Variable Series Notes is determined by reference to the Variable Index in effect on the date the interest rate is set. As described under “Description of the Notes – The Indexes,” the CMT Index is determined by the Constant Maturity Treasury rates published by the U.S. Department of Treasury for actively traded Treasury securities. The Variable Index is equal to the 3‑month LIBOR rate. The 3-month LIBOR rate is the London Interbank Offered Rate (“LIBOR”) interest rate for 3-month obligations.

Note Terms in General	Certain common terms of the Class 1A Notes are summarized below:

Manner of Interest Payments

Interest is accrued on your Note monthly. You may choose to have interest that accrues on your Note paid monthly, quarterly, semi-annually or annually. You may also make the Interest Deferral Election whereby interest on your Note will be deferred and added to the principal balance of your Note. Unless you specify otherwise, we will pay accrued interest on your Note monthly. The interest rate paid for a partial month is adjusted according to the number of days the Note was outstanding. You may change the way interest is paid on your Note by written notice to us.  Any accrued interest is paid along with unpaid principal when your Note matures.

Your Interest Compounded Option

At any time, you can direct us to retain all interest payable on your Note and pay you interest on such interest at the same rate payable on the principal of the Note. This allows you to earn interest on your interest (i.e., you earn compound interest).

Rank of the Notes	Our payment of the Class 1A Notes is not secured or guaranteed. The Notes are generally equal in priority of right to payment with our other existing and future unsecured debt obligations.

You May Request Prepayment

You may, by reason of hardship, request at any time that we prepay all or any portion of your Note prior to its maturity. We may grant the request in our sole discretion. If granted, we will pay the unpaid balance of the Note, less an administrative charge not exceeding 3-months of interest payable on the Note.

Our Right to Prepay Notes	We reserve the right to prepay a Note at our election at any time upon not less than 30 days but not more than 60 days’ prior written notice.

Indenture	The Indenture sets forth the rights, terms and conditions to which all of the Notes are subject.

Protective Promises	Under the Indenture, we agree that we will:

–maintain a tangible adjusted net worth of at least $4.0 million;

–not incur additional indebtedness, as defined, unless our resulting fixed charge coverage ratio remains at least 1.2 to 1.0;

–limit our other indebtedness, as defined, to not more than $20.0 million;

–not enter into certain transactions with our Affiliates;

–not consummate certain consolidations, mergers or sales of our assets, unless we are the entity surviving the transaction or the entity surviving the transaction assumes our obligations under the Notes; and

–not make distributions to our Members except under specified conditions.

We are in compliance with each of these promises.

Events of Default	If an event of default occurs, the Trustee, acting on the direction of a Majority Vote of the Holders, will accelerate payment of the Notes in full. An event of default includes the following:

–our failure to make a required payment on a Note within 30 days after it is due;

–our failure to observe or perform any of the covenants or agreements under the Notes or the Indenture, unless cured in a timely manner; or

–our uncured default under the terms of any of our other indebtedness, which default is caused by our failure to pay principal or interest or results in the acceleration of payment of such indebtedness in the aggregate amount of $250,000 or more.

Our Other Debt Securities

Since inception, our business has relied on our sales of debt securities to investors. At December 31, 2019, we had a total of $73.0 million of investor debt securities (“Investor Debt”) outstanding, including $22.1 million of the Class 1 Notes and $31.4 million of the Class 1A Notes. All of our debt securities are unsecured and are pari passu with the Class 1A Notes in right of payment.

Our Secured Borrowings

We have two institutional term-debt credit facilities. One is a credit facility originally entered into with Members United Corporate Federal Credit Union (“Members United”) as refinanced with the National Credit Union Administration (“NCUA”) (the “MU Term-Debt Credit Facility”). Our other credit facility was originally obtained from Western Corporate Federal Credit Union (“WesCorp”) as refinanced with the NCUA (the “WesCorp Term-Debt Credit Facility”). These facilities were purchased from the NCUA by AmeriNat, a loan servicing company that manages $12 billion in loans and related deposits, during 2019. We formerly referred to these facilities as the “NCUA Borrowings” but now refer to them as “term-debt credit facilities” or “term-debt.” Each of these facilities is secured by designated mortgage loans. There are no amounts available to borrow under either of these facilities. As of December 31, 2019, the principal balance owed on the term-debt credit facilities was $71.4 million.

Use of Proceeds

In the event we sell all $90 million of the Notes we are offering, we expect to realize proceeds from the Offering of at least $84,733,000 after distribution expenses have been paid. In addition, we are obligated to pay an estimated $317,000 of Issuance and Distribution Expenses. In addition, we may pay up to an additional estimated $266,411 of additional issuer expenses and $787,495 of additional underwriting compensation. All of these payments are considered Organization and Offering Expenses under the FINRA Rules.

We intend to use the proceeds to purchase additional mortgage investments. If we deem it necessary, we may also use some of these proceeds to pay our operational expenses, and to pay interest and principal due on our currently outstanding Notes as payment becomes due. See “Estimated Use of Proceeds.”

Plan of Distribution

We are offering the Notes on a best efforts basis through MP Securities, our wholly-owned subsidiary. There is no minimum offering. Upon our acceptance of your Purchase Agreement, we will place your subscription funds directly into our operating account for use in our business.

We will pay MP Securities a 1.50% initial sales commission on the sale of any of the Company’s Class 1A Notes.  MP Securities will receive an Account Servicing Fee equal to 1% per annum of the principal balance of a Class 1A Note purchased, determined on a monthly basis commencing one year after the purchase of a Note; subject however, to  a maximum gross fee of 5.50% over the term of a Class 1A Note.  The Company reserves the right to waive, reduce, or suspend payment of this Account Servicing Fee at any time.  In addition, no Account Servicing Fee will be assessed on any Class 1A Note purchased once the total compensation paid to MP Securities resulting from the purchase of such Note reaches 5.5%.  The Account Servicing Fee will not be assessed on any outstanding Class 1 or Class A Notes.

For each sale of a Note, the Company will pay a 0.50% processing fee on the purchase of a Class 1A Note, payable at closing of a purchase of a Note. The Company reserves the right to waive, reduce or suspend payment of the processing fee at any time.

Because MP Securities is our wholly owned subsidiary, it faces certain conflicts of interest between the interests of our Company and those of its customers in connection with the sale of the Notes.

Unless sooner completed or we decide to terminate it sooner, the Offering will terminate on December 31, 2020. We may, without prior notice, in our sole discretion, suspend or discontinue the sale of one or more Note categories or Note category Series at any time or from time to time and we may terminate the Offering at any time.

WARNING CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements in this Prospectus, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward‑looking statements are included with respect to, among other things, our current business plan, business strategy and portfolio management. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results or outcomes to differ materially from those contained in the forward-looking statements. Important factors that we believe might cause such differences are discussed in the section entitled, “Risk Factors” or otherwise accompany the forward-looking statements contained in this Prospectus. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In assessing all forward-looking statements, readers are urged to read carefully all cautionary statements contained in this Prospectus.

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RISK FACTORS

Carefully consider the risks described below before making your investment decision. Refer to the other information in this Prospectus, including our financial statements and the related Notes.

Our business, financial condition, and results of operations could be harmed by any of the following risks or other risks which have not been identified or which we believe are immaterial or unlikely. The risks and uncertainties described below are not the only risks that may have a material, adverse effect on us. Additional risks and uncertainties also could adversely affect our business, financial condition and results of operations. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. Investors should carefully consider the risks described below in conjunction with the other information in this Prospectus and the information incorporated by reference in this Prospectus.

Risks Related to the Notes

Payment of the Notes is not secured or guaranteed by any person.

Repayment of the Notes is our exclusive obligation, and the Notes are our sole responsibility and are not the obligation or responsibility of any other person. See “Description of the Notes” below. In general, as a Noteholder, you will have no greater right to payment than that of our other general creditors. At December 31, 2019, we had $144.5 million of total debt obligations of which $73.0 million consisted of various types of Investor Debt.

The Trustee may resign in the event we are in default on the Notes.

The Trustee may resign as Trustee under the Indenture at any time upon notice, thereby requiring the appointment of a successor trustee in accordance with the Indenture. In such event, delays may result in the appointment of a successor trustee, which may, in turn, delay the Noteholders’ ability to pursue one or more remedies in the event we are declared in default under the Indenture.

Your rights as a Holder are governed and restricted by the Indenture.

The Notes are subject to the Indenture, which restricts and regulates your rights as a Noteholder. For example, in the event of our default, the Indenture allows you to seek remedies against us only through action by the Trustee. The Indenture requires a Vote of the Holders to take certain acts on behalf of the Holders and that Vote will bind all Holders. For example, the Indenture provides that in the event of our default, the Holders of 25% of the unpaid principal amount of the Outstanding Notes may declare the entire unpaid balance of the Notes immediately due and payable. The Indenture requires a Majority in Interest Vote of the Holders to pursue collection of the Notes and other remedies. The Indenture also provides that a Majority Vote of the Holders is required to adopt certain amendments and supplements to the Indenture and the Notes, and to waive certain defaults, events of default, and/or to remove and replace the Trustee. The Indenture contains cross-default provisions whereby our default on one Series of the Notes will constitute a default with respect to each other Series of Notes. Thus, Holders suffering an actual default may be more inclined to take action against us than Holders who suffer only a technical default on their Notes because of these cross-default provisions. Accordingly, where there is an actual default on one or more Series of Notes constituting less than a majority of the unpaid principal balance of the Outstanding Notes, such Holders may not be able to obtain the approval of the Holders required to appoint a Trustee and pursue a remedy under the Indenture. In such event, you may have no practical recourse against us. See the description of the Indenture under “The Indenture” below.

BY EXECUTING YOUR PURCHASE APPLICATION, YOU AGREE TO BE BOUND BY THE TERMS AND CONDITIONS OF THE INDENTURE. YOU SHOULD CAREFULLY REVIEW THE INDENTURE WHICH IS ATTACHED AS EXHIBIT A TO THIS PROSPECTUS. YOU MAY NOT INSTITUTE OR CONTINUE ANY PROCEEDING, JUDICIAL OR OTHERWISE, WITH RESPECT TO YOUR NOTE, THE INDENTURE, OR THE APPOINTMENT OF A RECEIVER OR OTHER TRUSTEE OR FOR ANY OTHER REMEDY IN CONNECTION THEREWITH DURING THE PERIOD OF OPERATION OF THE INDENTURE, UNLESS CERTAIN CONDITIONS, AS SET FORTH IN THE INDENTURE, ARE SATISFIED.

No assurance of hardship prepayment if requested.

In general, the Notes are redeemable prior to maturity upon request, but only in our sole discretion. Thus, Holders may not be able to redeem their Notes prior to maturity, particularly during times when there are a significant number of early redemption requests.

The Notes are non-negotiable and may not be transferred without the Company’s prior written consent.

The Notes are non-negotiable and are payable only to the person shown as the registered Holder on the records of the Company. The Holder, or any subsequent registered Holder, may transfer his or her Note, or any interest in that Note, only upon the prior written consent of the Company, which consent will not be unreasonably withheld.

There will be no market for your Note and you must depend solely on our ability to repay your Note for liquidity of your investment.

You should be prepared to hold your Note to maturity, subject to any redemption right you may have under your particular Note. You have the right to tender your Note for prepayment at any time, for which we may charge an administrative fee of not more than 3-months of interest payable on the principal amount of the Note. However, our prepayment of your Note is voluntary and you should not rely on our willingness or ability to do so.

The Notes are not rated and there will be no sinking fund for repayment of the Notes.

We have not obtained a rating for your Notes from an independent rating agency and we do not intend to request such a rating. Also, there will not be a sinking fund established for the repayment of the Notes and we must rely on our available cash resources to timely repay your Note. There is no assurance that we will have adequate cash resources available at the time the Notes are due.

The Holders may need to appoint a successor or substitute trustee before they can pursue their remedies under the Indenture.

Under the Indenture, you and the other Holders may pursue your remedies in the event of our default or otherwise exercise your rights under the Indenture only through the Trustee. U.S. Bank is the Trustee. In the event the Trustee resigns or should the Holders desire to appoint a different Trustee, they may do so only with a Majority Vote. Also, finding a suitable Trustee and obtaining the Majority Vote of the Holders could be time consuming and completion of this appointment process could significantly delay the Holders’ ability to exercise your rights under the Indenture. See “The Indenture” below.

Under certain circumstances, a Majority Vote of the Holders may amend or supplement your Note or the Indenture without your consent.

Also, by a Majority Vote, the Holders may approve the waiver of any default, event of default or breach of a covenant or other condition under the Note. Moreover, the Trustee has the power under the Indenture to compromise or settle any claims against us by the Holders and, if such compromise or settlement is approved by a Majority Vote of the Holders, the settlement or compromise would be binding on all Holders. IN ANY OF THESE EVENTS, YOU MAY BE WITHOUT PRACTICAL RECOURSE AGAINST US.

We have the right to repay your Note.

Thus, we have the right to terminate your investment in a Note at a time its yield increases because of drops in prevailing interest rates.

We have not independently determined the offering price for the Notes.

We are issuing the Notes at their face amount, i.e., at par. We have not determined the price of the Notes based on any single or group of objective factors. No independent appraisal or evaluation company, or other expert or advisor, has been consulted in regard to the pricing of our Notes. Therefore, there is no assurance that the yield you will receive from your Note is not lower than that which could be obtained from similar investments from other issuers.

There is no minimum amount of Notes that must be sold before proceeds of the Offering are used by the Company.

There is no minimum amount of Notes that must be sold before the proceeds received from the sale of a Note may be used by the Company for use in our business. Once an investor completes a Purchase Agreement and the subscription is accepted, funds will be immediately made available for use by the Company for the purposes described in the Prospectus.

We may apply proceeds from this offering to repay existing indebtedness which will not increase our mortgage loan investment portfolio.

We may from time to time apply proceeds from the sale of the Notes to the repayment of interest and/or principal on our term-debt credit facilities and/or our previously issued debt securities. We will generally choose to use our available cash funds, which may include proceeds from the sale of the Notes, for these purposes, rather than liquidate our short-term investments or mortgage loan investments for these purposes.

Risks Related to the Company

The impact of the COVID-19 pandemic could adversely affect our financial condition and results of operations

A widespread health emergency such as the COVID-19 pandemic could cause economic disruptions that could adversely affect the ability of our borrowers to make loan payments.  On March 12, 2020, the President of the United States declared the COVID-19 outbreak in the U.S. a national emergency.  As the pandemic spread, state and local governments have ordered non-essential businesses to close, public gatherings to be discontinued and residents to shelter at home.  Churches, faith-based ministries, private schools, daycare centers and Christian colleges have been forced to discontinue public gatherings, worship services, classes and conference events.  Churches that typically receive weekly offerings of tithes and cash contributions now rely on online giving options and contributions sent by mail.  Church revenues are also dependent on general economic conditions, including unemployment rates and economic disruption to businesses, schools and financial markets.  The U.S. Department of Labor estimates that more than 26 million unemployment insurance claims have been filed since the U.S. national emergency was declared.  Federal banking institutions have encouraged lenders to prudently work with borrowers, and the recently enacted CARES Act provides lenders with the option to avoid classifying loans that have been modified in conjunction with the onset of the COVID-19 pandemic as troubled debt restructurings.  Finally, the spread of the coronavirus has caused us to modify and adjust our office operations, eliminate non-essential travel and require our employees to work remotely when possible or when health conditions so warrant.  While we expect the impact of COVID-19 could have an adverse impact on our business, financial condition and results of operations for 2020, we are unable to predict the extent or nature of these impacts at this time.

We may be unable to obtain sufficient capital to meet the financing requirements of our business.

Our ability to finance our operations and repay maturing obligations to our investors and credit facility lenders depends, to a substantial degree, on our ability to borrow money and raise capital from the sale of our debt securities. Our ability to borrow money and sell our debt securities is affected by a variety of factors including:

•	quality of the mortgage loan assets we own;
•	the profitability of our operations; and
•

limitations imposed under our term-debt credit facility arrangements and trust indenture agreements that contain restrictive and negative covenants that may limit our ability to borrow additional sums or sell our Investor Debt.

We have expanded our methods of raising capital, including seeking financing from institutional lenders, faith-based organizations and ministries, selling participations in our mortgage loan investments, and broadening our broker-dealer operations and services to assist us in increasing sales of our debt securities to institutional, individual, IRA and retail investors. If our strategy to raise additional capital through the sale of investor notes and debt securities proves to be unsuccessful, we will need to find alternative sources of capital to finance our operations. To the extent we are unable to raise the capital we need to implement our strategic objectives, we may have to sell or liquidate assets, further deleverage our balance sheet, and reduce operational expenses, thereby reducing cash available to distribute to our equity and debt securities investors.

Our ability to raise capital and attract new investors in our debt securities depends on our ability to attract an effective sales force in our wholly-owned licensed broker-dealer firm.

Our wholly-owned subsidiary, MP Securities, commenced limited operations as a Financial Industry Regulatory Authority (“FINRA”) member broker-dealer in 2012. Since that time, MP Securities has expanded the scope of services it provides to include acting as a selling agent for our notes offerings, providing insurance products and investment advisory services.  Our ability to attract new investors in our debt securities and increase the sale of our debt securities will depend, to a substantial degree, on our ability to assemble an effective sales team and to strategically recruit, retain and compensate the required personnel to assist us in this effort. If we are unable to recruit, retain and successfully motivate a qualified sales force at MP Securities, we may not be able to increase sales of the Company’s debt securities, strengthen our balance sheet and effectively utilize the investment in our core data processing and information systems we have implemented.

We depend on repeat purchases by a significant number of Holders to finance our business.

A significant percentage of the investors who purchase our debt securities purchase new notes after we repay their notes. Historically, a substantial proportion of our investors have purchased a new debt security from us when their notes mature.  There is no assurance that historical patterns of rates of investments made by previous investors will continue in the future. If the rate of investments made by previous investors is substantially reduced, our ability to maintain or grow our asset base could be impaired.    The following table shows the investor renewal rate for the prior three years:

2019	75%
2018	62%
2017	64%

Some of our debt securities investors may be unable to purchase the Notes due to FINRA’s investor suitability standards.

When handling sales of the Notes, MP Securities and its sales representatives must comply with FINRA’s “know your customer” and “suitability” guidelines which are designed to ensure that investors make investments that are appropriate given the age, investment experience, net worth, need for liquidity and mix of investments owned by the investor. If MP Securities is unable to offer a potential investor a note that will enable such investor to meet the applicable suitability standards, we will need to find other qualified investors to implement our strategic objectives.

Deterioration in real estate values on our mortgage loan investments could lead to losses and reduced earnings.

In previous years, we have recorded additional provisions for losses related to real estate assets acquired after we initiated loan foreclosure proceedings. If we take ownership of a property as part of a foreclosure action, we could be required to write down the value of the property if the value of the property declines after we take title to the property. Further deterioration could lead to an increase in non-performing assets, increased credit losses, and reduced earnings.

Our growth is dependent on leverage, which may create other risks.

We use leverage to invest in mortgage assets, which creates net interest income for the Company. Our success is dependent, in part, upon our ability to manage our leverage effectively. We pledge a significant amount of our assets as collateral for our credit lines. Our Board of Managers has overall responsibility for our financing strategy. Leverage creates an opportunity for increased net income, but at the same time creates risks. For example, leveraging magnifies changes in our net worth. We will incur leverage only when we expect that it will enhance our investment returns. To generate a quick sell on a non-cash asset, the asset often sells at a discount. There can be no assurance that we will be able to meet our debt service obligations; and, if we must quickly sell assets to meet our debt service obligations, we risk incurring a loss on of some or all of those assets.

We have had fluctuating earnings.

As a mortgage-financing lender, the performance of our loan portfolio and provisions taken for loan losses has a significant impact on our profitability. Due to the economic and real estate crisis the U.S. faced at the end of the previous decade, the Company incurred a net loss for the years 2010 and 2011.  Since 2014, the Company has reported five consecutive years of profitability.

The Company’s earnings (losses) for the years 2010 – 2019 are listed below:

2010	($1.6 million)
2011	($1.0 million)
2012	$417 thousand
2013	$592 thousand
2014	($1.9 million)
2015	$357 thousand
2016	$922 thousand
2017	$937 thousand
2018	$477 thousand
2019	$2.0 million

Despite the recent improvements, we can give no assurances that we will be able to achieve and maintain consistent profits due to the uncertainties related to commercial real estate lending.

Our reserves for loan losses may prove inadequate, which could have a material adverse effect on us.

Although we regularly evaluate our financial reserves to protect against future losses based on the probability and severity of the losses, there is no guarantee that our assessment of this risk will be adequate to cover any future potential losses. As of December 31, 2019, our allowance for loan loss totaled $1,393 thousand representing 1.06% of our total loans.

Unanticipated adverse events may result in reserves that will be inadequate over time to protect against potential future losses. Examples of these adverse events are:

•	changes in the economy;
•	events affecting specific assets;
•	events affecting specific borrowers;

•	mismanaged construction;
•	loss of a senior pastor;
•	rising interest rates;
•	failure to sell properties or assets;
•	epidemics or pandemics that may affect the local or global economy; or
•	events affecting the geographical regions in which our borrowers or their properties are located.

Maintaining the adequacy of our allowance for loan losses may require that we make significant and unanticipated increases in our provisions for loan losses, which would materially affect our results of operations and capital adequacy. Given the total amount of our allowance for loan losses, an adverse collection experience in a small number of loans could require an increase in our allowance. See the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” located elsewhere in this Prospectus for further discussion related to our process for determining the appropriate level for the allowance for loan losses.

If our non-performing assets increase, our earnings will be adversely affected.

Nonperforming assets adversely affect our net income in the following ways:

•	We do not record interest income on collateral-dependent non-performing loans.

•	We are required to record allowances for probable losses through a current period charge to the provision for loan losses or provision for other real estate owned assets.

•	Non-interest expense increases when we must write down the value of properties in our other real estate owned portfolio to reflect changing market values.

•

There are legal and other professional fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance and maintenance fees related to our other real estate owned.

•	The resolution of non-performing assets requires active involvement of our management, which can distract them from more profitable activity.

If additional borrowers become delinquent and do not pay their loans and we are unable to successfully manage our non-performing assets, our losses and troubled assets could increase significantly, which could have a material adverse effect on our results of operations and financial condition.  At December 31, 2019, we had $9.14 million of non-performing assets which represented 5.8% of our total assets.  For the year ended December 31, 2018, we had $13.6 million of non-performing assets which represented 8.8% of our total assets.

A portion of our mortgage loans collateralizes our term-debt credit facilities; therefore, these pledged assets will be unavailable to meet our unsecured debt obligations.

Our term-debt credit facilities require that we secure the facilities with mortgage loans, maintaining a minimum collateralization ratio (“MCR”) of at least 120% for the two facilities in total. Loans pledged as collateral to the term-debt credit facilities will be unavailable for other cash flow purposes, including meeting our unsecured debt obligations. If at any time we fail to maintain the MCR requirements, we will be required to deliver cash or qualifying mortgage loans in an amount sufficient to meet the MCR requirements. If the Company has exceeded the MCR, we may request and receive a release of collateral up to the dollar amount sufficient for the Company to maintain the MCR requirements.

The following table shows the recorded balance of loans pledged and not pledged as collateral as of December 31, 2019 (dollars in thousands):

Recorded Loan Balance
Collateral pledged to term-debt	$85,914
Collateral pledged to Secured Investor Notes	13,019
Loans not pledged	32,116
Total loans	$131,049

The loans pledged to satisfy these debt facilities, therefore, will not be available to meet our unsecured debt obligations.

Default under one term-debt credit facility will result in a default under our other borrowings.

Our term-debt credit facilities and debt securities generally provide for cross-default provisions whereby a default under one agreement will trigger an event of default under other agreements, giving our lenders the right to declare all amounts outstanding under their particular credit agreement to be immediately due and payable, and enforce their rights by foreclosing on or otherwise liquidating collateral pledged under these agreements. For example, a default under one of our term-debt credit facilities would also constitute our default under our other term-debt credit facility. Thus, to maintain these facilities, there cannot be a default under either one.

Our secured debt requires us to maintain excess collateral, which potentially decreases our assets available to pay the Notes and our other unsecured debt.

Our current term-debt credit facilities and Secured Notes each require that we secure their payment with mortgage loans having an unpaid balance exceeding the unpaid balance of the loan. This excess collateral may not be available to pay the Notes or our other unsecured creditors. This is because there is no assurance that the then current realizable value of the mortgage loans constituting this collateral will not be less than the then unpaid balance. Also, in the event of a default under these secured loans, the respective lender has the right to foreclose on its collateral pursuant to the respective credit facility agreement and applicable commercial law. Because these laws generally do not require the collateral securing these loans to be sold or otherwise liquidated for an amount equal to its then fair market value, creditors holding these loans could seize some or all of the excess collateral we pledged to secure these loans. Thus, our assets remaining after foreclosure on these term-debt credit facilities may not be sufficient to repay debt owed to our other creditors, including the Holders.

We may not be able to finance our investments on a long-term basis with an institutional lender on attractive terms, which may require us to seek more costly financing for our investments or to liquidate assets.

When we acquire mortgage loans that have a maturity term that exceeds the term of our institutional term-debt credit facilities, we bear the risk of being unable to refinance, extend or replace our primary term-debt credit facilities or otherwise finance them on a long-term basis at attractive terms or in a timely manner, or at all. If it is not possible or economical for us to finance such investments on attractive terms, we may be unable to pay-down our term-debt credit facilities or be required to liquidate the assets at a loss in order to do so. Our reliance on financing provided by institutional credit facility lenders will require that we payoff our term-debt on November 1, 2026. If we are unable to roll-over, extend, refinance or replace such facilities on attractive terms, we may have to rely upon less efficient forms of financing new investments, which will result in fewer loan acquisitions or originations of profitable mortgages and further deleveraging of our balance sheet and thereby reduce the amount of earnings available for distributions to our equity investors and funds available for operations and to meet our debt service obligations.

Our financing arrangements contain covenants that restrict our operations and any default under these arrangements would inhibit our ability to grow our business, increase revenue and make distributions to our equity investors.

Our financing arrangements contain restrictions, covenants and events of default. Failure to meet or satisfy any of these covenants could result in an event of default under these agreements. Any event of default may materially adversely affect us. In addition, these restrictions may interfere with our ability to obtain financing or engage in other business activities. Furthermore, our default under any of our financing arrangements could have a material adverse effect on our business, financial condition, liquidity and results of operations and our ability to make distributions to our equity investors.

We rely on the use of borrowed funds and sale of debt securities to finance a substantial part of our business.

We have used borrowing facilities obtained from institutional lenders and relied upon offerings of debt securities in SEC registered offerings to fund the origination or acquisition of mortgage loans made to evangelical churches and ministries. Lending borrowed funds subjects us to interest rate risk which is largely determined by the difference, or “spread”, between the interest rates we pay on the borrowed funds and the interest rates our borrowers pay on our mortgage loan investments. Any changes in our borrowing costs could decrease the spread we receive on our mortgage loan investments, which could adversely affect our ability to pay interest and redeem the outstanding debt securities on our balance sheet as they mature.

Loss of our management team or the ability to attract and retain key employees could harm our business.

We are dependent on the knowledge, skills, institutional contacts and experience of our senior management team. We also rely on our management team to manage our mortgage loan investments, evaluate and attract new borrowers, make prudent decisions as they relate to work-outs, modifications and restructurings and develop relationships with institutional and faith-based ministry investors, lenders, financial institutions, broker-dealer firms, ministries and individual investors. We can give no assurances that we will be able to recruit and retain qualified senior managers that will enable us to achieve our core strategic objectives and continue to profitably grow our business.

Our broker dealer and investment advisory business depends on fees generated from the distribution of financial products and advisory fees.

One of the Company’s core strategic objectives is to increase non-interest earning revenues generated by our wholly-owned subsidiary, MP Securities.  To that end, MP Securities generates a significant portion of its revenues from fees earned from the distribution of financial products, such as mutual funds, insurance and variable annuities.  Changes in the structure or amount of fees paid by sponsors of these products could directly affect the revenues and net earnings of our subsidiary, MP Securities.  In addition, if these products experience losses or increased investor redemptions, MP Securities could generate less fee revenues from the distribution and sale of mutual funds, annuities and securities products offered to its clients and customers.

The ability to attract and retain qualified financial advisors and associates is critical to MP Securities’ continued success.

As we continue to expand the non-interest generating sources of revenues of our business, we will need to attract, recruit and retain qualified investment and financial advisors that complement our services provided to our credit union equity owners and their members.  Turnover in the financial services industry with broker dealer and advisory firms is high.  If we are unable to recruit, attract and retain qualified professionals, our strategic goal of expanding the non-interest generating segment of our business could be jeopardized, thereby adversely affecting our net earnings and financial condition.

As a small financial services company that operates in a niche market, we are subject to liquidity risk that could materially affect our operations and financial condition.

During economic downturns, the financial services industry, credit markets and financing sources for ministry loans have been materially and adversely affected by reduced availability of liquidity. Reduced liquidity can particularly affect smaller lenders that have relied on short-term institutional credit facilities to enhance their liquidity needs. We have significantly improved our liquidity position through:

•	successfully negotiating improved terms on our term-debt credit facilities;
•	selling our foreclosed assets;

•	receiving payoffs on some of our mortgage loan investments; and
•	increasing note sales.

However, we will need to monitor and successfully manage our liquidity requirements as necessary when redemption requests for our debt securities are received, or a debt security investment matures and is not re-invested in another debt security we may offer.

Our systems may experience an interruption or breach in security which could subject us to increased operating costs as well as litigation and other liabilities.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer and investor relationship management, general ledger, deposit, loan and other systems. The secure transmission of confidential information over the Internet and other electronic transmission and communication systems is essential to maintaining customer confidence in certain of our services. Security breaches, computer viruses, acts of vandalism and developments in computer capabilities could result in a breach or breakdown of the technology we use to protect customer information and transaction data. While we have policies and procedures designed to prevent or limit the effect of the possible failure, interruption or security breach of our information systems, there can be no assurance that any such failure, interruption or security breach will not occur or, if they do occur, that they will be adequately addressed. Our critical business systems may fail due to events out of our control, such as:

•	delayed origination of new mortgage loans unless a substantial portion of the loan is participated with another lender;
•	unforeseen catastrophic events;
•	cyber-attacks;
•	human error;
•	change in operational practices of our system vendors;
•	or unforeseen problems encountered while implementing major new computer systems or upgrades to existing systems.

These events could potentially result in data loss and adversely affect our ability to conduct our business.    The occurrence of any failure, interruption, or security breach of our information systems could damage our reputation or expose us to civil litigation and possible financial liability.

We engage in transactions with related parties and our policies and procedures regarding these transactions may be insufficient to address any conflicts of interest that may arise.

Under our code of business conduct, we have established procedures regarding the review, approval and ratification of transactions which may give rise to a conflict of interest between us and any employee, officer, trustee, their immediate family members, other businesses under their control and other related persons. In the ordinary course of our business operations, we have ongoing relationships and have engaged in transactions with several related entities. These transactions include our largest equity owner, Evangelical Christian Credit Union (“ECCU”), and our newest equity owner, America’s Christian Credit Union (“ACCU”). While the Company believes that it has taken reasonable measures to mitigate any risks, these procedures may not be sufficient to address conflicts of interest that may arise.

Any negative changes in the financial capabilities of one or more of our Members could adversely affect our ability to raise additional capital.

None of our Members are obligated to make additional contributions or loan us additional funds. However, they may do so on a voluntary basis and we may from time to time, in the future, request our Members to do so. In such event, one or more of our Members may be unwilling or unable to make voluntary additional capital contributions or loans because their financial capabilities are at the time impaired. Also, if an equity owner’s financial status at some time in the future is deteriorated to the extent that they or their operations are ceased or otherwise come under the control of the Asset Management Assistance Center (“AMAC”), National Credit Union Administration (“NCUA”), or other regulatory agency, it is unclear what rights, if any, that agency will have to exercise that owner’s membership rights in our company or, if it can exercise any such rights, the manner in which it will do so.

Risks Related to the Financial Services Industry and Financial Markets

Deterioration of market conditions could negatively impact our business, results of operations and financial condition, including liquidity.

The market in which we operate is affected by a number of factors that are largely beyond our control but can nonetheless have a potentially significant, negative impact on our business. These factors include, among other things:

•	interest rates and credit spreads;
•	the availability of credit, including the price, terms and conditions under which it can be obtained;
•	loan values relative to the value of the underlying real estate assets;
•	default rates on mortgage loans for churches and ministries and the amount of the related losses;
•	the actual and perceived state of the real estate markets for church properties and special use facilities; and
•	unemployment rates.

Significant declines in the value of real estate related assets, impairment of our borrowers’ ability to repay their obligations, and illiquidity in the markets for real estate related assets can adversely affect our mortgage loan investments. In past years, these events have had adverse effects on our business resulting in significant increases in our provision for loan losses and unavailability of financing for the acquisition and warehousing of our mortgage loan investments.

Deterioration in U.S. economic conditions could harm our financial condition, income, and ability to make distributions to our equity investors.    Specifically, a widespread health emergency such as the COVID-19 pandemic could cause economic disruptions that could adversely affect the ability of our borrowers to make their loan payments. Such an event could also cause note investors to withdraw funds at maturity or request redemptions if they lose confidence in the U.S. and world economy. In addition, COVID-19 could have an adverse impact on our personnel and operations. Accordingly, the Company cannot reliably predict the ultimate impact on financial markets and the Company’s business operations and financial results. The Company has worked to mitigate the impact on its financial results by maintaining high levels of cash relative to historic needs, enabling employees to work remote, and limiting travel. As of December 31, 2019, the Company’s liquidity ratio was 32.21% and it held  $25.9 million in unrestricted cash and cash equivalents on its balance sheet.

Declining real estate values could harm our operations.

We believe the risks associated with our business are more severe during periods in which an economic slowdown or recession is accompanied by declining real estate values. Declining real estate values generally reduce the level of new mortgage loan originations, since borrowers often use increases in the value of their existing properties to support the purchase of, or investment in, or renovation of their worship facilities. Borrowers may also be less able to pay principal and interest on our loans, and the loans underlying our investor debt securities, if the real estate economy weakens. Further, declining real estate values significantly increase the likelihood that we will incur losses on our foreclosed assets and on our loans in the event of default because the value of our collateral may be insufficient to cover our investment in such assets. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, liquidity, business prospects and our ability to make distributions to our equity investors.

Interest rate fluctuations and shifts in the yield curve may cause losses.

Our primary interest rate exposures relate to our mortgage loan investments and floating rate debt obligations. Changes in interest rates, including changes in expected interest rates or “yield curves,” affect our business in a number of ways.

Changes in the general level of interest rates can affect our net interest income, which is the difference between the interest income we earn on our interest-earning assets and the interest expense we incur in connection with our interest-bearing liabilities. Changes in the level of interest rates also can affect, among other things, our ability to originate and acquire mortgages and the market value of our mortgage investments.

In the event of a significant rising interest rate environment, default by our mortgage loan obligors could increase our losses and negatively affect our liquidity and operating results. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond our control.

Our ability to execute our business strategy, particularly the growth of our mortgage loan investments portfolio, depends to a significant degree on our ability to obtain additional capital. Our financing strategy is dependent on our ability to obtain debt financing at rates that provide a positive net spread. If spreads for such liabilities widen or if availability of credit facilities ceases to exist, then our ability to execute future financings will be severely restricted.

Our subsidiary, MP Securities, is required to maintain licenses in the various jurisdictions in which it will conduct its activities.

As a registered broker-dealer and FINRA member, MP Securities is required to maintain registrations under the securities laws in those states in which it conducts business. Failure to maintain such state registrations would prevent MP Securities from selling securities in such states and supplementing our revenue with underwriting fees or commissions it receives in connection with securities it would otherwise sell in those states.

Our reputation, operating business and core strategic objectives could be adversely affected by regulatory compliance failures.

We rely on publicly offered debt securities to fund a substantial portion of our operations and, as a result, are subject to U.S. securities laws, rules, and regulations promulgated by the SEC and applicable state securities statutes. Our subsidiary, MP Securities, is subject to oversight from the SEC, FINRA, and the California Department of Business Oversight. To the extent MP Securities engages in securities activities in a particular state, state securities administrators will have jurisdiction over the activities of our broker-dealer affiliated entity. In addition, the real estate brokerage activities of MP Realty and our mortgage lending business are subject to various state regulatory authorities. The failure to comply with obligations imposed by any federal, state or other applicable regulatory authority binding on us or our subsidiaries or to maintain any of the licenses or permits required to be maintained by us could result in investigations, sanctions and reputation damage.

The enactment of the Dodd-Frank Act, including the adoption of the proposed new fiduciary rule, or additional regulations affecting broker dealer and investment adviser firms could affect our business.

With the enactment of the Dodd-Frank Act and increased regulatory scrutiny of financial institutions, broker dealer and investment advisory firms, we will need to carefully monitor the impact of such regulatory changes on the broker dealer and investment advisory services provided by our wholly-owned subsidiary, MP Securities.  Certain proposed revisions, including the adoption or revision of the proposed DOL fiduciary standard rule, and enhanced regulatory oversight of incentive compensation paid to investment advisors could affect our business.  In particular, the adoption of the DOL fiduciary standard rule could materially affect IRA accounts, IRA rollovers, and the investment of funds rolled over from an IRA into other investments. Even though the initially proposed DOL rule has been shelved, the DOL has indicated that it will issue a revised fiduciary rule.  Given the uncertainty of an election year, we will continue to monitor the impact of new regulations proposed and/or adopted by the SEC, DOL, and FINRA on our broker dealer and investment advisory business.

Risks Related to Our Mortgage Loan Investments

We are subject to risks related to prepayment of mortgage loans held in our portfolio, which may negatively impact our business.

Generally, our borrowers may prepay the principal amount of their mortgage loans at any time. In recent years, there has been intense competition from financial institutions that are looking to make commercial loans at competitive rates to qualified borrowers.  If a significant number of borrowers refinance their loans with another lender, our business and profitability could be adversely affected.

Increases in interest rates during the term of a loan may adversely impact a borrower’s ability to repay a loan at maturity or to prepay a loan.

If interest rates increase during the term of our loan, a borrower may not be able to obtain the necessary funds to repay our loan at maturity through refinancing. Increasing interest rates may hinder a borrower’s ability to refinance our loan because the underlying property cannot satisfy the debt service coverage requirements necessary to obtain new financing or because the value of the property has decreased. If a borrower is unable to repay our loan at maturity, we could suffer a loss and we would not be able to reinvest proceeds in assets with higher interest rates. As a result, our financial performance and ability to make distributions to our Members could be materially adversely affected.

Although we seek to favorably match the interest rate return on our mortgage loan investments with our debt financing commitments, we are subject to significant interest rate risk.

Our investment and business strategy depends on our ability to finance our investments in mortgage loans that provide a positive spread as compared to our cost of borrowing. A substantial portion of our loan investments provide for a fixed interest rate with a typical five-year interest rate adjustment or maturity date. Our term-debt credit facilities are also at a fixed interest rate, providing a stable cost of funds from that source at 2.525%. A significant portion of our borrowing arrangements with our note investors, however, provides for variable rates of interest that are indexed to short-term borrowing rates or fixed rates on short-term maturities. To mitigate our interest rate risks, from time to time we have and may enter into in the future, interest rate hedging transactions that include, but are not limited to, interest rate caps and interest rate swaps. We cannot guarantee the results of using these types of instruments to mitigate interest rate risks, and as a result, the volatility of interest rates could result in reduced earnings or losses for us and negatively affect our ability to make distributions of earnings to our equity investors.

We are subject to the risks associated with loan participations, such as less than full control rights.

Some of our assets are participation interests in loans or co-lender arrangements in which we share the rights, obligations and benefits of the loan with other lenders. In addition to purchasing participation interests, we have sold participation interests in loans we have originated and service.  We may need the consent of these parties to exercise our rights under such loans, including rights with respect to amendment of loan documentation, enforcement proceedings in the event of default and the institution of, and control over, foreclosure proceedings. Similarly, a majority of the participants may be able to take actions to which we object but to which we will be bound if our participation interest represents a minority interest. We may be adversely affected by this lack of full control. As of December 31, 2019 and 2018, our investments included $3.3 million and $5.6 million, respectively, in loan participations, representing 3% and 4% of our portfolio, respectively.

Church revenues fluctuate and may substantially decrease during times of economic hardship and global pandemics .

Generally, to pay their loans, churches depend largely on revenues from church member contributions. Donations typically fluctuate over time for a number of reasons, including, but not limited to:

•	changes in church leadership;
•	changes in church membership;

•	local unemployment rates;
•	credit conditions;
•	local real estate markets;
•	temporary decisions to close public worship services due to public health conditions; and
•	other local economic conditions.

When a mortgage loan is made to a church, the senior pastor usually plays a critical role in determining whether the loan will be repaid.

The senior pastor of a church ministry usually performs a critical role in the leadership, management, effectiveness of the church’s governance and conflict of interest practices, and continued viability of the church. Whenever a leadership crisis is faced by a church that loses its senior pastor due to death, disability, resignation, or retirement can negatively impact the church’s ability to meet its debt service obligations on a mortgage loan we make.

The quality of our mortgage loans depends on consistent application of sound underwriting standards.

The quality of the mortgage loans in which we invest depends largely on the adequacy and implementation of sound underwriting standards used to make the loans. Even where the lender has sound underwriting standards, these standards must be properly observed and implemented in order to obtain the target loan risk levels.

Because one of our Managers holds a  board position with our largest equity owner, our Manager may, from time to time, have a conflict of interest with the interests of that member.

One of our Board of Managers holds a Board position with ECCU, our largest equity owner. Conflicts of interest may arise for this Manager between our interests and those of the ECCU affiliated credit union. Moreover, conflicts of interest are inherent in any transactions involving mortgage loans between us and one of our affiliated credit unions. Because of these relationships, Managers may face conflicts of interest in connection with various decisions they will make on our behalf, including, but not limited to:

•	decisions regarding our contract with ECCU for our office facilities;
•	managing foreclosure actions and real estate owned properties acquired in foreclosure or other proceedings when ECCU and the Company each hold an economic interest in a mortgage loan;
•	decisions relating to shared marketing programs and use of ECCU’s facilities by MP Securities personnel to offer investment products to ECCU’s members;
•	decisions regarding collection and enforcement actions taken by ECCU when it acts as primary lender of a loan participation interest or as servicer for one of our mortgage loan investments; and
•	decisions regarding agreements entered into with ECCU for loan underwriting, processing, marketing, and customer support and services.

We have implemented a Related Parties Transaction Policy to which all of our Managers and officers must adhere. It provides, among other things, approval of certain related party transactions by a majority of those Managers who are unrelated to the parties in the transaction.

We have further mitigated these conflicts of interest by forming a Credit Review Committee, of which all members are unrelated to ECCU. This committee makes most of the loan approval decisions under our Church and Ministry Loan Policy as adopted by our Board of Managers. Our Church and Ministry Loan Policy sets forth minimum credit quality standards for the loans we make or purchase, and only our Board Credit Committee or Board of Managers can override these standards, depending on the circumstances described in our Church and Ministry Loan Policy.

Because we invest in specialized purpose mortgage loans, our loan portfolio is generally riskier than if it were diversified.

We are among a limited number of non-bank financial institutions specialized in providing loans to evangelical churches and church organizations. Even though there are a number of institutions, denominational loan funds and entities making and/or investing in mortgage loans to churches and church related organizations, these loans are secured by specialized properties and the secondary market for these loans remains regional and limited. Our mortgage loan agreements require the borrower to adequately insure the property securing the loan against liability and casualty loss. However, certain types of losses, generally those of a catastrophic nature such as earthquakes, floods or storms, health emergencies such as the COVID-19 pandemic and losses due to civil disobedience, are either uninsurable or are not economically insurable. If a property was destroyed by an uninsured loss, we could suffer loss of all or a substantial part of our mortgage loan investment.

Our loan portfolio is concentrated geographically and focused on loans to churches and religious organizations.

Specialized properties secure our loans and the secondary market for these loans remains regional and limited. As a result, if we must sell the properties securing such mortgages, there may be a limited number of buyers available for such properties. The following table shows the two states with our highest concentration in loans.

	California
	(dollars in thousands)
	2019	2018
Unpaid Balance of Loans	$19,431	$22,231
Percent of Total Loans	14.83%	15.09%
Number of Loans	32	37
Percent of Total Loans	21.19%	22.02%

	Maryland
	(dollars in thousands)
	2019	2018
Unpaid Balance of Loans	$27,999	$32,015
Percent of Total Loans	21.37%	21.73%
Number of Loans	12	13
Percent of Total Loans	7.95%	7.74%

We may need, from time to time, to sell or hypothecate our mortgage loan investments.

Because the market for our mortgage loans is specialized, the prices at which our portfolio could be liquidated are uncertain. As a result, our mortgage loan investments are relatively illiquid investments and we may have difficulty in disposing of these assets quickly or at all in the event we need additional liquidity. The amount we would realize is dependent on several factors, including the quality and yield of similar mortgage loans and the prevailing financial market and economic conditions. Although we have never sold a performing loan we own for less than par, it is possible that we could realize substantially less than the face amount of our mortgage loans, should we be required to sell or hypothecate them. Thus, the amount we could realize for the liquidation of our mortgage loan investments is uncertain and cannot be predicted.

We may not have all the material information relating to a potential borrower at the time that we make a credit decision with respect to that potential borrower or at the time we advance funds to the borrower. As a result, we may suffer losses on loans or make advances that we would not have made if we had all the material information.

There is generally no publicly available information about the churches and ministries to which we lend. Therefore, we must rely on our borrowers and the due diligence efforts of our staff to obtain the information that we consider when making our credit decisions. To some extent, our staff depends and relies upon the pastoral staff to provide full and accurate disclosure of material information concerning their operations and financial condition. We may not have access to all of the material information about a particular borrower’s operations, financial condition and prospects, or a borrower’s accounting records may become poorly maintained or organized. The financial condition and prospects of a church may also change rapidly in the current economic environment. In such instances, we may not make a fully informed credit decision which may lead, ultimately, to a failure or inability to recover our loan in its entirety.

We may be unable to recognize or act upon an operational or financial problem with a church in a timely fashion so as to prevent a loss of our loan to that church.

Our borrowers may experience operational or financial problems that, if not timely addressed by us, could result in a substantial impairment or loss of the value of our loan to the church. We may fail to identify problems because our borrowers did not report them in a timely manner or, even if the borrower did report the problem, we may fail to address it quickly enough or at all. Although we attempt to minimize our credit risk through prudent loan approval practices in all categories of our lending, we cannot assure you that such monitoring and approval procedures will reduce these lending risks or that our credit administration personnel, policies and procedures will adequately adapt to changes in economic or any other conditions affecting our borrowers and the quality of our loan portfolio. As a result, we could suffer loan losses which could have a material adverse effect on our revenues, net income and results of operations.

Some of the loans in our investment portfolio, have been restructured or may otherwise be at risk, which could result in impairment charges and loan losses.

Some loans in our investment portfolio have been restructured or may otherwise be at risk or under credit watch. In recent years, the number of churches that have requested or been granted loan modifications is significantly higher than in our prior historical experience. The credit performance of these modified loans may not conform to either historical experience or our expectations. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. If we determine that it is probable that we will not be able to collect all amounts due to us under the terms of a particular loan agreement, we could be required to recognize an impairment charge or a loss on the loan unless the value of the collateral securing the loan exceeds the carrying value of the loan. If our assumptions regarding, among other things, the present value of expected future cash flows or the value of the collateral securing our loans are incorrect or general economic and financial conditions cause one or more borrowers to become unable to make payments under their loans, we could be required to recognize impairment charges, which could result in a material reduction in earnings in the period in which such loans are determined to be impaired and may adversely affect, perhaps materially, our financial condition, liquidity and ability to make debt service payments and distributions to our equity owners.

Some of our mortgage loan investments currently are, and in the future may be, non-performing loans which are subject to increased risks relative to performing loans.

Some of the loans in our mortgage loan portfolio currently are, or in the future may be, a non-performing loan. Such loans may become non-performing if the church falls upon financial distress, the community or congregation the church serves suffers financial hardship or there is significant change in leadership of the church, in each instance, resulting in the borrower being unable to meet its debt service obligations to us. Such non-performing loans may require a substantial amount of work-out negotiations and restructuring efforts by our management team. These restructuring efforts may involve modifications to the interest rate, extension or deferral of payments to be made under the loan or other concessions. Even if a restructuring is successfully accomplished, a risk still exists that the borrower may not be able or willing to maintain the restructured payments or refinance the restructured mortgage at maturity.

In the event a borrower defaults on one of our mortgage loan investments, we will generally need to recover our investment through the sale of the property securing the loan.

In that event, the value of the real property security may prove insufficient, in which case we would not recover the amount of our investment. Even though an appraisal of the property may be obtained at the time the loan is originated, the property’s value could decline as a result of a number of subsequent events, including:

•	uninsured casualty loss (such as an earthquake or flood);
•	a decline in the local real estate market;
•	undiscovered defects on the property;
•	waste or neglect of the property;
•	a downturn in demographic and residential trends;
•

a decline in growth in the area in which the property is located. Also, churches and church-related properties are generally not as marketable as more common commercial, retail or residential properties.

The occurrence of any of these factors could severely impair the market value of the security for our mortgage loan investments. In the event of a default under a mortgage loan held directly by us, we will bear the risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan. Foreclosure of a church mortgage can be an expensive and lengthy process, which could have a significant effect on our anticipated return on the foreclosed mortgage loan. Such delays can cause the value of the mortgaged property to further deteriorate. The properties also incur operating expenses pending their sale, including property insurance, management fees, security, repairs and maintenance. Any additional expenses incurred could adversely affect our ability to recover the full value of our collateral.

There is a possibility that we could incur foreclosures and losses in connection with our mortgage loan investments during recessionary or depressed economic periods.

Recessionary or depressed periods typically occur on a cyclic basis by an unpredictable time and with uncertain lengths. Also, such events can be triggered by terrorist acts, war, large scale economic dislocations, epidemics, health crisis such as the COVID-19 pandemic, or widespread and large corporate bankruptcies. The effects of these events cannot presently be predicted. We could incur losses as a result of borrower defaults and foreclosures on our mortgage loan investments. Also, during times of recession or depression, the demand for our mortgage loans, even in times of declining interest rates, is likely to decline. Also, in connection with any sale or hypothecation of a mortgage loan, we would likely have to agree to be responsible in whole or in part for a limited period of time for any delinquencies or default. If we should experience significant delinquency rates, our revenues would materially decrease and, subject to our other available cash resources at the time, our ability to timely pay our debt securities obligations or our other indebtedness may be substantially impaired.

When we acquire properties through the foreclosure of one of our mortgage loan investments, we may recognize losses if the fair value of the real property internally determined upon such acquisition is less than the previous carrying amount of the foreclosed loan.

When we acquire a property through foreclosure, we value the property and its related assets and liabilities. We determine fair value based primarily upon discounted cash flow or capitalization rate assumptions, the use of which requires assumptions including discount rates, capitalization rates, and other third-party data. We may recognize a loss if the fair value of the property internally determined upon acquisition is less than the previous carrying amount of the foreclosed loan.

Real estate taxes resulting from a foreclosure could adversely affect the value of our collateral.

If we foreclose on a mortgage loan and take legal title to the real property, we could become responsible for real estate taxes levied and assessed against the foreclosed upon real property. While churches are normally exempt from real estate assessments on their worship and ministry related properties, once we acquire the real property after a foreclosure, any real estate taxes assessed would be our financial responsibility and could prevent us from recovering the full value of our investment.

We could be exposed to environmental liabilities with respect to properties to which we take title.

In the course of our business, we may take title to real estate through foreclosure on one of our mortgage loan investments or otherwise. If we do take title to a property, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances, or chemical releases, at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Risks of cost overruns and non-completion of the construction or renovation of the mortgage properties securing construction loans we invest in may materially adversely affect our investment.

The renovations, refurbishment or expansion by a borrower of a mortgage property involves risks of cost overruns and non-completion. Costs of construction or improvements to bring a mortgage property up to standards established for the market position intended for that property may exceed original estimates, possibly making a project uneconomical. Such delays and cost overruns are often the result of events outside both our and the borrower’s control such as material shortages, labor shortages and strikes and unexpected delays caused by weather and other acts of nature. Also, environmental risks and construction defects may cause cost overruns, and completion delays. If such construction or renovation is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged impairment of the borrower’s revenues making it unable to make payments on our loan. At December 31, 2019 and 2018, we held $5.3 million and $4.3 million, respectively,  in construction loans that have been disbursed.  As of December 31, 2019, a total of $7.1 million has been authorized for construction loans, including previously disbursed funds.

ESTIMATED USE OF PROCEEDS

The following table sets forth information about how we intend to use the proceeds raised in the Offering. It assumes that we sell the maximum offering of $90,000,000 of the Notes we are offering. Many of the amounts set forth below represent our management’s best estimate since they cannot be precisely calculated at this time. Assuming all $90 million of Notes are sold in the Offering, we expect that approximately 94.15% of the money we receive from the Offering will be available for reinvestment. The remaining approximately 5.85% will be used to pay underwriting compensation and issuance and distribution expenses.

	MAXIMUM OFFERING
	Amount	Percent
Maximum Offering Proceeds	$90,000,000	100%
Less Offering Expenses:
Maximum Underwriting Commissions(1)	$4,950,000	5.50%
Other Expenses of Issuance and Distribution(2)(3)	$317,000	0.35%
Amount Available for Investment	$84,733,000	94.15%

Amount Invested	$84,733,000	94.15%

(1) Does not include up to an additional $787,495  (0.87% of the Maximum Offering Proceeds) of additional expenses the Company and/or the MP Securities may pay which are considered additional Underwriting Compensation under the FINRA Rules. The Company intends to pay these expenses from funds other than the proceeds of the Offering.  The Company will pay an initial 1.5% sales commission on the purchase of a Note.  Commencing one year after the purchase of a note, a monthly Account Servicing Fee equal to 1% per annum will be assessed on the principal amount of a Class 1A Note purchased through the remaining term of the Note.  No Account Servicing Fee will be assessed, however, on any Class 1A Note once the maximum compensation paid to MP Securities, including sales commissions and Account Servicing Fees is equal to 5.5%.

(2) Other Expenses of Issuance and Distribution of $317,000 (0.35% of the Maximum Offering Proceeds) which are treated as issuer expenses under FINRA rules. These expenses consist of the following:

Securities Registration Fees	$11,205
FINRA Filing Fee	14,000
Legal Fees and Expenses	90,000
Accounting Fees and Expenses	40,000
Printing Costs	30,000
Blue Sky Registration Fees	36,000
Trustee Fees	85,000
Miscellaneous Expenses	10,795
Total	$317,000

(3)  Does not include an additional $266,411  (0.30% of the Maximum Offering Proceeds) of expenses the Company may pay which may be considered issuer expenses under the FINRA Rules.  The Company intends to pay these expenses from funds other than the proceeds of the Offering.

We expect to invest the net proceeds available for investment in mortgage loan investments by purchasing or otherwise acquiring additional mortgage loans or participation interests therein. However, if we deem it necessary, we may from time to time use a portion of the Offering proceeds to pay interest and principal due on our existing indebtedness, including our term-debt credit facilities and our debt securities. In order to preserve our interests in existing mortgage loans, we may also, if required, use some proceeds to pay our operational expenses. We have not identified any specific investments we will make with the Offering proceeds and our management has broad discretion over their use and investment. Pending use of the net proceeds, we intend to invest them in a short-term, interest bearing commercial account with a financial institution, which may be one of our Members.

DESCRIPTION OF THE NOTES

Following is a summary of the material terms of the Notes and the Indenture. It does not purport to be complete. This summary is subject to, and is qualified by reference in its entirety to, all of the provisions of the Notes and the Indenture. A copy of the Indenture is set forth in Exhibit A to this Prospectus. Copies of the Fixed Series Note and the Variable Series Note are set forth in Exhibit B and Exhibit C, respectively, to this Prospectus. We urge you to read the forms of the Notes and the Indenture because they, and not this description, define your rights as a Noteholder.

General

The Notes are our general unsecured and unsubordinated obligations (except as described below). The Notes rank equal in right of payment with our existing and future unsecured and unsubordinated indebtedness. Accrued interest and principal are payable on the Notes at maturity.

The Notes are issued subject to the Indenture, which is intended to constitute an indenture agreement as that term is defined under the Trust Indenture Act of 1939, which we refer to as the 1939 Act. The Notes have been registered under the 1939 Act, and the Indenture contains certain required protective provisions benefiting the Holders, as required by the 1939 Act. In addition, the Indenture contains certain financial covenants and restrictions on the payment of distributions to our Members and on our ability to incur other debt.    Including the Notes sold in this Offering, the Company is authorized to issue a total of $300 million of the Notes under the Indenture.

The interest rates we pay on the Fixed Series Notes are determined by reference to the CMT Index in effect on the date the interest rate is set. The interest rate we pay on the Variable Series Notes is determined by reference to the Variable Index in effect on the date the interest rate is set. Descriptions of the CMT Index and the Variable Index are set forth under “The Indexes” below.

We reserve the right to prospectively adjust the applicable Fixed or Variable Spread or applicable index as required to ensure our financial stability and our access to capital at competitive rates. Any change in the applicable Fixed or Variable Spread or applicable index will apply only to Notes we sell at least 10 days after we give notice of the change to prospective investors. We will provide notice of any change in the Fixed or Variable Spread or applicable index by supplement to this Prospectus.

The Fixed Series Notes

Category and Required Minimum Purchase. The Fixed Series Notes are offered in six Categories, each requiring a stated minimum purchase.

Interest Rate. The Fixed Series Notes pay an interest rate equal to the sum of the Fixed Spread for the respective Fixed Series Note Category shown in the table below plus the CMT Index then in effect.

Maturities. All Fixed Series Notes are offered with maturities of 12, 18, 24, 30, 36, 42, 48, 54 and 60 months.

The Categories, the corresponding required minimum purchase amounts, and the respective Fixed Spreads are set forth below.

		Fixed Spread
Fixed Series Note Category	Required Minimum Purchase	12 Month	18 Month	24 Month	30 Month	36 Month
Category Fixed 1	$1,000	1.55%	1.65%	1.80%	1.90%	2.10%
Category Fixed 5	$5,000	1.65%	1.75%	1.85%	1.95%	2.20%
Category Fixed 10	$10,000	1.75%	1.90%	2.00%	2.10%	2.35%
Category Fixed 25	$25,000	1.85%	2.00%	2.10%	2.20%	2.45%
Category Fixed 50	$50,000	1.95%	2.10%	2.20%	2.30%	2.55%
Category Fixed 100	$100,000	2.30%	2.30%	2.35%	2.45%	2.65%

		Fixed Spread
Fixed Series Note Category	Required Minimum Purchase	42 Month	48 Month	54 Month	60 Month
Category Fixed 1	$1,000	2.30%	2.60%	2.75%	2.95%
Category Fixed 5	$5,000	2.40%	2.70%	2.85%	3.05%
Category Fixed 10	$10,000	2.55%	2.80%	2.95%	3.15%
Category Fixed 25	$25,000	2.65%	2.90%	3.05%	3.25%
Category Fixed 50	$50,000	2.75%	3.00%	3.15%	3.35%
Category Fixed 100	$100,000	2.85%	3.10%	3.25%	3.45%

 The Form of the Fixed Series Notes is included as Exhibit B to this Prospectus.

The Variable Series Notes

Category and Minimum Required Purchase. The Variable Notes are offered in five Categories, each requiring a stated minimum purchase.

Interest Rate. The Variable Series Notes pay a variable rate of interest equal to the sum of the Variable Index interest rate then in effect plus the Variable Spread for the respective Category of Variable Series Note. The interest rate on the Variable Series Notes will be adjusted monthly on a specified day each month, commencing the month following the date the Variable Series Note is issued.

Maturities. Variable Series Notes have a maturity of 60 months.

Prepayment. We will prepay your Variable Series Note in whole or in part upon delivery to us of your written request, provided your Note had an unpaid principal balance of at least $10,000 during the immediately preceding 90 days.

The Categories, the corresponding required minimum purchase amounts, and respective Variable Series Spreads are set forth in the following table.

Variable Series Note Category	Required Minimum Purchase	Variable Spread
Category Variable 10	$10,000	0.60%
Category Variable 25	$25,000	0.70%
Category Variable 50	$50,000	0.90%
Category Variable 100	$100,000	1.10%
Category Variable 250	$250,000	1.40%

The Form of the Variable Series Notes is included as Exhibit C to this Prospectus.

The Indexes

General. The interest rates we pay on the Fixed Series Notes are determined by reference to the CMT Index in effect on the date they are issued. The interest rate we pay on the Variable Series Notes is determined by reference to the Variable Index in effect on the date the interest rate is set.

The CMT Index.    The CMT Index refers to the Constant Maturity Treasury rates published by the U.S. Department of the Treasury for actively traded Treasury securities in over the counter trading transactions.  The CMT Index is not reported for partial year obligations for Treasury securities with a maturity term that is greater than one year.  The CMT Index applied to Fixed Notes with a partial year term will be the CMT Index corresponding to the term equal to or not exceeding the term of the Fixed Note, or if there is none, the obligation having the longest term not exceeding the term of the Fixed Note.  For example, for an 18-month Fixed Note, the 1-year CMT Index will be used.  The current CMT Index rates can be reviewed at www.treasury.gov.

At December 31, 2019, the CMT Index rates published by the U.S. Department of Treasury provided:

Market yield on U.S. Treasury securities at 1-year constant maturity, quoted on investment basis	Market yield on U.S. Treasury securities at 2-year constant maturity, quoted on investment basis	Market yield on U.S. Treasury securities at 3-year constant maturity, quoted on investment basis	Market yield on U.S. Treasury securities at 5-year constant maturity, quoted on investment basis
1.59%	1.58%	1.62%	1.69%

The Variable Index. The Variable Index in effect when we issue a Variable Series Note is the LIBOR rate for 3‑month financial obligations in effect on the date the Variable Note is issued. The Wall Street Journal regularly reports the LIBOR rate. The Wall Street Journal can be accessed on the internet at www.wallstreetjournal.com. In the event reporting of a current 3‑month LIBOR rate is suspended or ended, we have the right to substitute the successor index, if any, or if there is none, the regularly reported interest rate we determine, in our sole discretion, to most likely track the 3-month LIBOR rate. For the year ended December 31, 2019, the LIBOR rate ranged from a low of 1.89% to a high of 2.80%.

Common Provisions of the Notes

Priority of Right to Payment. The Notes are generally equal in rank of payment with our other current and future unsecured debt, except debt which is expressly subordinated to the Notes. Currently, we have an insignificant amount of such subordinated debt outstanding, but we intend to issue more in the future. While not expressly junior to our term-debt credit facilities or our $6.5 million in outstanding Secured Notes, the Notes are essentially junior in right to payment to these secured obligations with respect to payment from our assets securing them.

Payment of Interest. Unless you select the Interest Deferral Election option or other payment option, interest is payable on all Notes in arrears, monthly. The interest rates offered on the day of purchase will be confirmed by us upon request. You may change the way interest is paid on your Note by written notice to us. Interest is payable in arrears, on or before the 5th business day of the month next following the month in which payment is due. Interest will be prorated for the first partial payment period. Interest will be computed on the basis of a 365 or 366--day year. Interest will be deemed paid when mailed via the United States Postal Service addressed to the address the investor provides, subject to the check or instrument mailed being drawn on good and sufficient funds. You may change from one method of payment to another by giving us written notice by the 21st day of the month in which you want the change to be effective.

To be entitled to receive the interest effective on any day, an investor’s purchase of the Note must be confirmed and accepted by us on that day. An investor may elect to receive interest payable monthly, quarterly, semi-annually or annually or to reinvest interest, as described below.

Interest Deferral Election. Under this election, any Noteholder may choose to have the payment of accrued interest on their Note deferred and added to their Note’s principal balance. From the date this election is made, all interest payments on the Note will be deferred and the interest added to the Note’s principal balance will accrue interest under the terms of the Note. Interest so deferred will not be kept in a separate account, but will be treated by us in the same manner as the unpaid principal amount of the Notes.

Investors who are subject to taxation who make the Interest Deferral Election option should be aware that they will continue to have tax liability for all accrued interest in the year it is accrued and added to the Note’s principal balance. See “Certain U.S. Federal Income Tax Considerations” beginning on page 102 of the Prospectus.

Our Right to Prepay the Notes. We may elect at any time to prepay all or a portion of the Notes upon at least thirty (30) days and not more than sixty (60) days’ written notice. The redemption price will be the unpaid principal balance of the Note, plus accrued and unpaid interest thereon, through the redemption date. If less than all of the Notes can be redeemed, we will redeem the Notes on a pro rata basis. We will mail a notice of our election to prepay the Note by first class mail to each Holder to be redeemed at the most recent address the Holder has provided us in writing. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption. Our obligation to make partial or total redemptions on a pro rata basis will not limit our right to repurchase any Note on a voluntary basis, including any prepayment of a Note upon an investor’s request as described below.

Presentment of Notes for Early Payment. A Noteholder may request that we voluntarily prepay his or her Note at any time by delivering a written request for early payment of the Note to us at our business offices. We may grant or deny the request in our sole discretion. Our current policy is to grant a reasonable request by reason of a demonstrated bona fide hardship, subject to availability of funds, but there is no assurance we will continue this policy. We must determine whether to purchase a Note so presented within ten (10) business days of our receipt of the request to do so and will, in such event, promptly pay to the requesting Holder the purchase price. In the event we agree to prepay the Note as requested, we may deduct an administrative charge equal to up to 3 months’ interest on the amount of the principal prepaid. If the Noteholder holds the Note in an individual retirement account (an “IRA”), the investor may incur additional withdrawal penalties, fees, and/or taxes.

Payment History of Our Investor Debt Securities Programs

We have sold our investor debt securities in numerous offerings in our more than twenty-five years of operations. Since inception, the Company has offered 13 prior debt investment programs, 12 of which were public offerings. Each of these programs has been liquidated. That is, each investor received timely payment of all interest and principal payments on the debt security we sold them within the time period set forth in their offering materials.

Note Program	Registration Date	Maximum Offering	% Sold
Public Notes	August, 1994	$6,000,000	*
Class A Notes	October, 1996	5,000,000	100%
Class A-1 Notes	December, 1997	15,000,000	80%**
Class A-1 Notes	December, 1999	12,500,000	100%
Alpha Notes	July, 2001	25,000,000	34%
Alpha Notes	April, 2003	25,000,000	100%
Alpha Notes	April, 2005	50,000,000	36%
Alpha Notes	May, 2006	50,000,000	9%
Alpha Notes	April, 2007	75,000,000	36%***
Class A Notes	May, 2008	80,000,000	99%
Class A Notes	June, 2010	100,000,000	29%****

Class A Notes	September, 2012	75,000,000	60%****
Class 1 Notes	January, 2015	85,000,000	83%*****

*No more than $3,000,000 of the California registered notes could be outstanding at any time.  As of December 31, 1996, $1,141,394 were issued and outstanding.  All of the outstanding notes were paid off and retired as of December 31, 2003.

**The Company terminated this Offering on November 29, 1999 and deregistered the remaining $2,935,890 of the Class A-1 Notes on January 4, 2004.

***The Company discontinued selling its Alpha Notes effective as of April 18, 2008.

****The Company deregistered the remaining $71,423,986 of unsold Class A Notes under this offering on August 24, 2012.  On February 3, 2015, the Company deregistered the remaining $30,721,622 of its unsold Class A Notes.

*****The Company deregistered the remaining $12,950,992 of unsold Class 1 Notes on May 9, 2018.

DESCRIPTION OF THE INDENTURE

General

We may issue up to an aggregate of $300 million of the Notes under the Indenture. However, we may not issue any Note if, after giving effect to such issuance, the Notes then outstanding would have an aggregate unpaid balance exceeding $125 million.

As a condition to your purchase of a Note, you agree to adopt and become a party to the Indenture. The Indenture is a contract between the Holders, ourselves, and the Trustee. As required by U.S. federal law, the Notes are governed by the Indenture, which we intend to constitute an indenture under the 1939 Act. We have therefore registered the Indenture and the Notes under the 1939 Act.

The Trustee

The Indenture appoints U.S. Bank as Trustee. The Trustee has two main roles under the Indenture:

•	The Trustee is empowered, at the direction of the Holders, to enforce your rights under the Indenture, including your rights against us in the event we default; and

•	The Trustee may perform certain administrative duties for us, such as sending you notices and information regarding your Notes.

In general, the Holders may direct the Trustee to act or abstain from acting by a Majority Vote. Again, as used in this Prospectus, “Majority Vote” means the vote or consent of a Majority in Interest of the Holders as defined in the Indenture.

Successor Trustee, Trustee Eligibility

The Trustee may not be an affiliate of the Company and must at all times meet the requirements of a trustee under the 1939 Act. Among other things, the 1939 Act requires a trustee to have a combined capital and surplus of not less than $150,000.

Compensation of the Trustee

The Trustee is entitled to base compensation, plus additional compensation for services it may perform at the direction of the Holders under the Indenture. Also, the Trustee has the right to be reimbursed for its costs and expenses. Pursuant to the Indenture, the Trustee agrees to look only to us for payment of its compensation and expenses.

The Trustee’s Rights, Duties and Responsibilities

The Trustee represents the interests of all the Holders pursuant to the Indenture. As described in the following sections, the Trustee may not take specified actions without the direction, authorization or approval of a representative (the “Holder Representative”) who is to be appointed by a Majority Vote of the Holders. If no Holder Representative is appointed, the Trustee must act as directed by a Majority Vote of the Holders. Thus, the Indenture requires Holders who suffer an actual default on their Notes to obtain the consent of a Majority Vote of the Holders, regardless of Series or maturity or default status, or whether they have suffered an actual default, to require the Trustee to take action against us. THIS REQUIREMENT, IN EFFECT, MAY LEAVE MANY HOLDERS WITHOUT PRACTICAL RECOURSE.

NO HOLDER SHALL HAVE THE RIGHT TO INSTITUTE OR CONTINUE ANY PROCEEDING, JUDICIAL OR OTHERWISE, WITH RESPECT TO THE INDENTURE, THE NOTES, OR FOR THE APPOINTMENT OF A RECEIVER OR TRUSTEE OR FOR ANY OTHER REMEDY HEREUNDER, DURING THE PERIOD OF THE OPERATION OF THE INDENTURE, UNLESS CERTAIN CONDITIONS, AS SET FORTH IN THE INDENTURE, ARE SATISFIED.

BY EXECUTING THE APPLICABLE PURCHASE APPLICATION, EACH HOLDER IS AGREEING TO BE BOUND BY THE TERMS OF THE INDENTURE SHOULD IT COME INTO FORCE BY THE APPOINTMENT OF A TRUSTEE PURSUANT TO ITS TERMS. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY REVIEW THE INDENTURE (ATTACHED AS EXHIBIT A). THE FOREGOING IS ONLY A SUMMARY OF THE PROVISIONS OF THE INDENTURE.

In general, the Indenture requires the Trustee to exercise its rights and powers vested in the Indenture using the same degree of care and skill as a prudent person would exercise or use acting in like capacity in the conduct of an enterprise of like character with like aims to accomplish the purposes of the trust as determined by the Indenture. However, no provision of the Indenture may be construed as to relieve the Trustee from liability for its own grossly negligent action or grossly negligent failure to act or its own willful misconduct.

The Trustee will not be liable for exercising its rights and powers under the Indenture in certain circumstances including, but not limited to:

•	Any action or inaction taken in good faith in accordance with the direction of a Majority Vote of the Holders;

•	Any action or inaction taken in reliance upon its legal counsel, accountants or other experts;

•	Any action or inaction taken in good faith in reliance upon an opinion of the Trustee’s legal counsel;

•	Any error of judgment made in good faith unless it is proven that the Trustee was negligent in ascertaining the pertinent facts; and

•	Any execution of the Trustee’s powers under the Indenture through agents or attorneys where the Trustee appointed such agent or attorney exercising the level of care required above.

The Trustee may refuse to take any action if it is required to advance, expend or risk its own funds or otherwise incur financial liability in connection with any such action or in the exercise of any of its powers under the Indenture. The

Trustee shall have no duty to take any action whatsoever if it believes in good faith that taking such action may expose it to personal liability. The Trustee assumes no responsibility for the legal enforcement of the Notes or the Indenture.

Under the Indenture, the Trustee does not authenticate the Notes. The Trustee does not collect interest or principal of the Notes on behalf of the Holders, except in the event of a default where the Trustee is directed to do so by a Majority Vote of the Holders.

Our Continuing Covenants Under the Indenture

Limits on Our Payment of Distributions to Members

While any Note is outstanding, we may not make, and will not permit any subsidiary to make, a restricted payment unless no default or event of default has occurred and is continuing, or would occur as a consequence of making the restricted payment, and certain other conditions are met. For this purpose, a restricted payment means: (i) a declaration or payment of any distribution to our equity owners (other than distributions payable in our membership interests to us or to our wholly-owned subsidiary); (ii) any payment for the acquisition, redemption or retirement of our membership interests or that of any wholly-owned subsidiary; or (iii) any voluntarily purchase, redemption or repayment, prior to its scheduled maturity of any of our indebtedness that is subordinated in right of payment to the Notes.

In addition, any such restricted payment, together with the aggregate of all other restricted payments we might make, may not exceed the sum of:

(a)

50% of our net income for the period (taken as one accounting period) commencing on January 1, 2000 and ending on our most recently ended full fiscal quarter for which financial statements are available at the time of the restricted payment (or, if such net income for such period is a deficit, 100% of such deficit); plus

(b)

100% of the aggregate net cash proceeds we receive from the issue or sale of our equity membership interests (other than equity membership interests sold to a subsidiary), debt securities or securities convertible into our equity membership interests upon such conversion, or any funds advanced or loaned to us under any subordinated credit facility; plus

(c)	100% of the cash, if any, contributed for our capital, as additional paid in capital by any of our Members.

However, under the Indenture the following are not defined as restricted payments:

(a)	the payment of any distribution within sixty (60) days after the date of declaration thereof, if at said date of declaration such payment would have complied with the foregoing provisions; or

(b)

any payment for (x) the redemption, repurchase, retirement or other acquisition of any of our equity membership interests, (y) the purchase, redemption or other acquisition or retirement of our Indebtedness which is subordinated in right of payment to the Class 1A Notes, prior to any mandatory sinking fund payment or maturity; or (z) the making of any investment in our Company or any subsidiary in each case of (x), (y) and (z) in exchange for, or out of, the proceeds of the substantially concurrent sale (other than to us) of our equity membership interests.

For the purposes of the Indenture, our “net income” means the aggregate of our net income for the applicable period, on a consolidated basis, determined in accordance with accounting principles generally accepted in the United States of America.

Limits on Our Ability to Incur Debt

While any Note remains outstanding, we may not, and may not permit any subsidiary to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become, directly or indirectly, liable with respect to (collectively, “incur”) any indebtedness, unless our fixed charge coverage ratio for our most recently ended four full fiscal quarters immediately preceding the date on which such additional indebtedness is incurred would have been at least 1.20 to 1.0. We calculate the fixed coverage ratio as if the additional indebtedness had been incurred at the beginning of the period. Notwithstanding this restriction, we may incur indebtedness that: (i) is evidenced by the Notes; (ii) existing on the last day of the calendar quarter last ending before the Effective Date, as such Indebtedness may be later extended or modified; (iii) is incurred in the ordinary course of business for the funding of mortgage loans which includes warehouse lines of credit and/or repurchase facilities; (iv) is in respect of performance, completion, guaranty, surety and similar bonds, banker’s acceptances or letters of credit provided by us in the ordinary course of business; and/or (v) when incurred does not result in other indebtedness, other than amounts we owe on the Notes, Class 1 Notes and Class A Notes, to exceed $20.0 million immediately after we incur the indebtedness.

Under the Indenture:

	Our “fixed charge coverage ratio” means the ratio of our cash flow to our fixed charges for the applicable period;



Our “cash flow” means, with respect to the period, our consolidated net income for the applicable period, plus any extraordinary loss, plus any net loss from the disposition of any assets, plus any provision for taxes, plus any fixed charges, plus depreciation and amortization for the period, plus our interest expense paid or accrued for the period with respect to any indebtedness which is expressly subordinated to the Notes, plus the unused amount of our credit facilities and any other financing which is expressly subordinated to the Notes;



Our “fixed charges” means our consolidated interest expense for the period, whether paid or accrued, to the extent such expense was deducted in computing our consolidated net income, plus, without duplication, all interest capitalized for the period. Fixed charges do not include any interest expense with respect to any loan, to the extent it is expressly subordinated in right of payment to the Notes; and



Our “indebtedness” means any indebtedness, whether or not contingent, we incur from our borrowings, the balance of the purchase price we owe on any property, our capital lease obligations, and any of our hedging obligations, except, in each case, any accrued expense or trade payable.

The Effect of Our Merger, Consolidation or Sale of Assets

While any Note is outstanding, we may not consolidate or merge with or into any other person or entity (whether or not we are the surviving entity) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets (excepting sales of our loans we hold for sale in our normal course of business), in one or a series of transactions for the same purpose, unless (i) we are the surviving entity of such transaction; or (ii) if we are not the surviving entity, the surviving entity assumes our obligations under the Notes by agreement or operation of law.

Requirements That We Maintain a Minimum Tangible Adjusted Net Worth

In the event that our tangible adjusted net worth is less than the minimum tangible adjusted net worth, within 55 days after the end of any fiscal quarter we must notify the Holders. We must within sixty (60) days thereafter restore our tangible adjusted net worth to an amount greater than the minimum tangible adjusted net worth. For the purposes of this covenant, tangible adjusted net worth includes the amount of our credit facilities to the extent it is subordinated in right to payment on a current basis to the Notes.

Under the Indenture, our “tangible adjusted net worth” means our adjusted net worth less our intangible assets, if any. Our “adjusted net worth” means the sum of (i) our Members’ consolidated equity and of the equity interests of any consolidated subsidiary, plus (ii) the amount of any credit line, whether or not then funded, to the extent such loan amount is expressly subordinated in right to payment on a current basis to the Notes.

Requirements That We Keep Certain Books and Records

We must keep proper books of record and account, in which full and correct entries shall be made of all dealings or transactions of or in relation to the Notes and our business and affairs in accordance with accounting principles generally accepted in the United States of America. We must furnish to the Trustee any and all information related to the Notes as the Trustee may reasonably request and which is in our possession.

Other than the foregoing, there are no covenants or other provisions (except those contained under the California limited liability company law which apply to corporations generally) restricting our ability to enter into transactions with our Affiliates including, but not limited to, transactions involving the sale, lease, transfer or other disposal of any of our assets to, or purchase any assets from, or any contract, agreement, understanding, loan, advance of guarantee with, or for the benefit of, any such Affiliate.

Under California law, our independent Managers’ fiduciary obligations require that they act in good faith under the duties of due care and loyalty in a manner which they believe to be in our best interests and those of our Members, which is not, in most circumstances, the same as the obligation they owe to the Holders.

Remedies in the Event of Our Default

Each of the following constitutes an event of default under the Notes:

	our default for thirty (30) days in the payment when due of interest or penalty on any Note;

	our default for thirty (30) days in the payment when due of principal of any Note;

	if not cured in a timely manner, our failure to observe or perform any of the covenants or agreements in the Notes or set forth under the Indenture; or



if not cured in a timely manner, our default under the instruments governing any of our other indebtedness, which default (a) is caused by a failure to pay when due principal or interest on our other indebtedness within the grace period provided in our other indebtedness and which continues beyond any applicable grace period (a “payment default”) or (b) results in the acceleration of payment of such indebtedness in the aggregate amount of $250,000 or more.

The Indenture provides that a default by reason of any of the foregoing Events of Default is a default with respect to all of the Notes.

In order to cure payment in default, we must mail to the Noteholder, direct deposit or credit, if that option is selected, the amount of the nonpayment plus a late payment penalty equal to simple interest on the amount unpaid at the rate of 10% per annum, measured from the date the payment should have been mailed, deposited or credited pursuant to the terms of the Notes until the date it actually is mailed, deposited or credited.

If any event of default occurs and is continuing, the Holders holding at least 25% of the principal amount of the Notes may instruct the Trustee to declare the outstanding Notes to be immediately due and payable and to take any action allowed by law to collect such amounts. Notwithstanding the foregoing, in the case of an event of default arising from our bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. If an event of default has occurred and is continuing, we must, upon written request of the Trustee, cure such default and pay for the benefit of the Noteholder the whole amount then due, any penalties which may be due and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due to the Trustee. If we fail to cure such defaults and pay such amounts forthwith upon such demand, the Trustee, in its own name and as Trustee of an express trust, shall be entitled to sue for and recover judgment against us and any other obligor on the Notes for the amount so due and unpaid pursuant to the terms of the Notes.

Compromise or Settlement of Claims

The Trustee may not settle or compromise any rights or claims of the Holders, including any right to payment of principal or interest, unless the settlement or compromise is approved by a Majority Vote of the Holders. Any settlement or compromise so approved would be binding upon all the Holders.

The Trustee may withhold from the Holders notice of any default or event of default if it believes that withholding notice is in their interest, except a default or event of default relating to the payment of principal, interest or penalties.

Amendment, Supplement and/or Waiver of the Indenture

The Indenture and/or the Notes may be amended or supplemented by a Majority Vote of the Holders. Also, by a Majority Vote, the Holders may consent to waive any default, event of default, compliance or noncompliance with any provision of the Notes. However, any such amendment, supplement or waiver affecting the term, interest rate and other terms of the Notes must be ratable and proportionate in effect on all Holders based on the aggregate amount of principal and interest and penalty payments due them.

OUR COMPANY

Our Identity and History

We are a privately owned California limited liability company with 11 equity owners, all of whom are federal or state chartered credit unions. Our principal executive offices are located at 915 West Imperial Highway, Suite 120, Brea, California 92821. Our telephone number is (800) 753-6772 and our website address is www.ministrypartners.org.  We are a non-bank financial services company that conducts business on a national scope.  We were organized as a credit union service organization for the specific purpose of assisting evangelical Christian churches and organizations by providing financing for the acquisition, development and/or renovation of churches or church-related properties, and provide  investors the opportunity to participate in funding those projects.  As a credit union service organization, we perform these services for the benefit of our credit union equity members.

We also provide investment advisory and financial planning solutions for businesses, individuals, faith-based ministries and organizations, churches and educational institutions.  Our wholly-owned broker dealer also serves as an investment advisory firm that offers life and disability insurance products, IRA investments, fixed and variable annuities, mutual funds and financial plans.

We exist to help make evangelical ministries more effective by providing ministries with Biblically-based, value-driven financial services and by providing funding services to the credit unions who serve those ministries. A substantial portion of our business consists of investing in mortgage loans made to churches and ministries. These loans are typically secured by church and church-related real property owned by and/or maintained for the benefit of evangelical churches or church-related organizations such as Christian schools and ministries.  We also generate revenues from the sale of investment products, insurance and servicing fee income by offering non-proprietary investment and financial planning services to our clients.    Substantially all of our business operations currently are conducted in California and, while we have more loan investments in California than in any other state, we own mortgage loan interests in 32 different states.

We were incorporated under California law on October 22, 1991 under the name Ministry Partners Investment Corporation and established as a credit union service organization, or ("CUSO"), by ECCU for the purpose of providing mortgage loans to evangelical churches and ministry organizations. Effective as of December 31, 2008, we converted our form of organization from a California corporation to a California limited liability company. This conversion was a statutory conversion authorized under Section 1151 of the California General Corporation Law. Upon the conversion, we became, by operation of law, a California limited liability company. As a result of the conversion, our name changed to "Ministry Partners Investment Company, LLC.” Since the conversion became effective, we have been managed by a group of managers that carry out their duties similar to the role and function that the board of directors performed under our previous bylaws.  Operating like a board of directors, the managers have full, exclusive and complete discretion, power and authority to oversee the management of our affairs.

To finance our mortgage loan investments, we obtain funds from the sale of our debt securities. We also obtain funds from lines of credit provided by various financial institutions and, from time to time, sell participation interests in our mortgage loan investments to generate additional funds. We market our debt securities primarily to investors who are in or associated with the Christian community, including individuals, ministries and other organizations and associations.  As a CUSO, we invest in and originate loans made to evangelical churches and ministry organizations, sell loan participation interests and offer complementary annuities, mutual funds, insurance, and other securities products to our credit union owners’ members.

Our Subsidiaries

We have four wholly owned subsidiaries: Ministry Partners Funding, LLC, MP Realty Services, Inc., Ministry Partners Securities, LLC and Ministry Partners for Christ, Inc.

Ministry Partners Funding, LLC

Ministry Partners Funding, LLC (“MPF”) is a special purpose subsidiary created in 2007. MPF’s original purpose was facilitating church mortgage securitizations by warehousing church and ministry mortgages. With the deleveraging of the Company’s loan investments commencing in 2009, MPF was dormant during the period December 31, 2009 through January 15, 2015. On January 15, 2015, MPF began serving as the custodian of assets pledged to investors in our secured investment notes. A Loan and Security Agreement governs the custodian relationship between the Company and MPF.

MP Realty Services, Inc.

We formed MP Realty Services, Inc., a California corporation, on November 13, 2009 (“MP Realty”). MP Realty Services has been operating as a corporate real estate broker since February 23, 2010 when it received a license from the California Department of Real Estate. MP Realty Services provides loan brokerage and other real estate services to churches and ministries. MP Realty Services has conducted limited operations since its inception.

Ministry Partners Securities, LLC.

Ministry Partners Securities, LLC (“MP Securities”) is a Delaware limited liability company formed on April 26, 2010. Through MP Securities, the Company provides investment advisory and financial planning solutions for individuals, business organizations, churches, charitable institutions, and faith-based organizations. MP Securities also serves as the selling agent for the Company’s public and private placement notes. MP Securities has been a member of the Financial Industry Regulatory Authority (“FINRA”) since March 2, 2011. The subsidiary also provides insurance products under the name Ministry Partners Insurance Agency, LLC through its resident license to act as an insurance producer. MP Securities received its resident license from the California Department of Insurance on March 14, 2013.

On July 11, 2013, MP Securities executed a new membership agreement with FINRA which authorized it to act on a fully disclosed basis with a clearing firm to expand its brokerage activities. In addition, on July 11, 2013, the State of California granted its approval for MP Securities to provide registered investment advisory services. Finally, on September 26, 2013, MP Securities entered into a clearing firm agreement with Royal Bank of Canada Capital Markets, LLC (RBC Capital), thereby enabling it to open brokerage accounts for its customers. MP Securities now offers a broad scope of investment products that enables it to better serve the Company’s clients and customers.

Ministry Partners for Christ, Inc.

The Company formed Ministry Partners for Christ, Inc. (“MPC”) on December 28, 2018 for religious and charitable purposes within the meaning of Section 501(c)(3) of the U.S. Internal Revenue Code of 1986. MPC is a not-for-profit corporation formed and organized under Delaware law that will make charitable grants to Christian education, and provide accounting, consulting, and financial expertise to aid evangelical Christian ministries. Although the Company has made an initial cash contribution to launch the foundation, MPC expects to start its grant making activities in the fourth quarter of 2020. On August 23, 2019, the Internal Revenue Service granted MPC tax-exempt status as a private foundation under Section 501(c)(3) of the Internal Revenue Code.

Our Business

We are a non-bank financial services company that conducts business on a national scope.  The religious loan market segment has grown since our inception and we believe that the demand for ministry loans originated and serviced by niche lenders to churches and ministries will continue to exceed available lending and financing sources for this sector. We believe that the availability of lenders serving this market has been somewhat unpredictable as larger financial institutions expand, contract or vacate this niche market during periods of expansion or contraction. As a non-bank financial services company that has specialized in assisting these organizations since we commenced operations in 1991, we believe that the lack of predictable financing sources for evangelical Christian churches and organizations enables us to serve ministries that otherwise may not be able to obtain cost-effective mortgage loans.  We also believe that the secondary market for church and ministry loans, including the sale of loan participation interests in mortgage loan investments we underwrite and originate, can be a source of new business.

Our general practice in past years has been to fund loan acquisitions with borrowings under our credit facilities. We then repay borrowings on our credit facilities with proceeds from the sale of investor notes, mortgage loan prepayments and repayments, and from our operating income. As we have undergone a transition from relying primarily on financing from credit institutions to fund our mortgage loans, we have diversified our financing sources. In recent years we have relied on sales of our debt securities to new investors, including faith-based ministries and institutions, and the purchase of our debt securities by repeat investors to fund a substantial portion of our loan investments.  Our ability to originate and fund new loans is dependent on the sale of our investor notes to institutional and high net-worth investors collateralized by specific mortgage loans, expanded efforts to generate capital and leverage our mortgage loan investments through the sale of loan participation interests to other financial institutions, expanding the sale of our debt securities through the efforts of our wholly-owned broker-dealer firm, MP Securities, and increasing the amount of other income generated by our financial advisory and financial services subsidiary, MP Securities and by our loan servicing department.

During the past five years, the Company has substantially diversified the source of its revenues by expanding its investment advisory business, selling investment products, and offering financial planning solutions for individuals, small business, churches, charitable institutions and faith-based organizations.  By developing a more diverse and stable flow of earnings, we believe that we will be in a stronger financial position when a future economic downturn such as a pandemic similar to the one caused by COVID-19  occurs.

Our net earnings are generated primarily from:

•	interest income earned on our mortgage loan investments;

•	fee income generated from originating and servicing church, school and ministry related mortgage loans;

•	gains realized on the sale of loans and loan participation interests to financial institutions;

•	successful efforts to manage, liquidate or sell real estate assets and maximize loan recoveries on delinquent loans in our loan portfolio; and

•

fee income generated from the sale of securities, insurance and investment products by our wholly-owned broker-dealer firm and fees received by our registered adviser for handling assets under management.

Our Capitalization

Borrowings from Financial Institutions

At December 31, 2019, our total borrowings from institutional lenders was $71.4 million compared to $76.5 million at December 31, 2018, a decrease of $5.1 million.  At December 31, 2019, our borrowings from institutional lenders consisted of the following term-debt credit facilities:

MU Term-Debt Credit Facility. On November 4, 2011, the Company and the National Credit Union Administration Board As Liquidating Agent of Members United Corporate Federal Credit Union (“Lender”) entered into an $87.3 million MU Term-Debt Credit Facility.  The MU Term-Debt Credit Facility replaced the original $100 million credit facility entered into by and between the Company and Members United Corporate Federal Credit Union on May 7, 2008.  This credit facility was termed out on November 30, 2016.  Accrued interest is due and payable monthly in arrears on the MU Term-Debt Credit Facility on the first day of each month at the lesser of the maximum interest rate permitted by applicable law under the loan documents or 2.525%.  The term loan may be repaid or retired without penalty, but any amounts repaid or prepaid under the MU Term-Debt Credit Facility may not be re-borrowed.  On March 30, 2015, the Company and the NCUA entered into an agreement to amend to the Loan and Security Agreement (the “LSA Amendments”) for both the MU Term-Debt Credit Facility and the $23.5 million WesCorp Term-Debt Credit Facility.  The LSA Amendments altered the collateral requirements on both facilities, as well as some of the Company’s reporting requirements to the NCUA.  Under the amended terms of the facility, the required minimum monthly payment was increased to $450 thousand, and the facility will mature on November 1, 2026, at which point the final principal payment will be due.

The MU Term-Debt Credit Facility includes a number of borrower covenants, including affirmative covenants to maintain the collateral free of liens, to timely pay the amounts due on the facility, to provide the Lender with interim or annual financial statements and annual and periodic reports filed with the U.S. Securities and Exchange Commission and maintain a minimum collateralization ratio of at least 110% (120% for the MU Term-Debt Credit Facility and WesCorp Term-Debt Credit Facility combined).  If at any time the Company fails to maintain its required minimum collateralization ratio, it will be required to deliver cash or qualifying mortgage loans in an amount sufficient to enable us to meet its obligation to maintain a minimum collateralization ratio.  We were in compliance with our minimum collateralization under this facility at December 31, 2019 and December 31, 2018.

In addition to the minimum collateralization requirement, the MU Term-Debt Credit Facility also includes covenants which prevent the Company from renewing or extending a loan pledged as collateral under this facility unless certain conditions have been met and requires the borrower to deliver current financial statements to the Company.  Under the terms of the MU Term-Debt Credit Facility, the Company has established a lockbox maintained for the benefit of Lender that will receive all payments made by collateral obligors.  The Company’s obligation to repay the outstanding balance on this facility may be accelerated upon the occurrence of an “event of default” as defined in the MU Term-Debt Credit Facility.  Such events of default include, among others, failure to make timely payments due under the MU Term-Debt Credit Facility and the Company's breach of any of its covenants.  As of December 31, 2019 and December 31, 2018, the Company was in compliance with its covenants under the MU Term-Debt Credit Facility.

WesCorp Term-Debt Credit Facility. On November 4, 2011, the Company and the National Credit Union Administration Board As Liquidating Agent of Western Corporate Federal Credit Union (“Lender”) entered into a $23.5 million credit facility refinancing transaction (the “WesCorp Term-Debt Credit Facility Extension”).  The WesCorp Term-Debt Credit Facility Extension amends, restates and replaces a credit facility entered into by and between the Company and Western Corporate Federal Credit Union on November 30, 2009.  Under the WesCorp Term-Debt Credit Facility Extension, accrued interest is due and payable monthly in arrears on the first day of each month at the lesser of the maximum rate permitted by applicable law under the loan documents or 2.525%.  The term loan may be repaid or retired without penalty, but any amounts repaid or prepaid under the WesCorp Term-Debt Credit Facility Extension may not be re-borrowed.  Under the amended terms of the facility, the facility will mature on November 1, 2026, at which point the final principal payment will be due.

The WesCorp Term-Debt Credit Facility Extension includes a number of borrower covenants, including affirmative covenants to maintain the collateral free of liens, to timely pay the amounts due on the facility, to provide the Lender with interim or annual financial statements and annual and periodic reports filed with the U.S. Securities and Exchange Commission and maintain a minimum collateralization ratio of at least 110% (120% for the MU Term-Debt Credit Facility and WesCorp Facility combined).  If at any time the Company fails to maintain its required minimum collateralization ratio, it will be required to deliver cash or qualifying mortgage loans in an amount sufficient to enable it to meet its obligation to maintain a minimum collateralization ratio.

As of December 31, 2019 and 2018, the Company was in compliance with its covenants under the WesCorp Term-Debt Credit Facility Extension. In 2019, the Lender sold the facility to AmeriNat, a loan servicing firm.

The table below is a summary of the Company’s term-debt credit facilities at December 31, 2019 (dollars in thousands):

Nature of Borrowing	Interest Rate	Interest Rate Type	Monthly Payment	Maturity Date	Loan Collateral Pledged	Cash Pledged
Term-debt	2.53%	Fixed	579	11/1/2026	85,914	—

We cannot borrow additional funds on these facilities; therefore, we will need to replace any principal paid on the facilities through another source. The following table shows the maturity schedule on our term-debt for the next five years and thereafter as of December 31, 2019 (dollars in thousands):

2020	$5,164
2021	5,341
2022	5,477
2023	5,617
2024	5,757
Thereafter	44,071
$71,427

SEC Registered Offerings and Other Investor Debt Securities

Our investor debt consists of various series of notes sold under several registered public offerings as well as in private offerings.  At December 31, 2019, we had a total of $73.1 million of our investor debt securities outstanding. This amount included $487 thousand of Class A Notes,  $22.1 million of our Class 1 Notes and $32.7 million of our Class 1A Notes.  At December 31, 2019, our total investor debt securities outstanding increased to $73.1 million as compared to  $68.4 million of debt securities outstanding at December 31, 2018.  Our Members’ Equity consists of regular and preferred membership interests held by several federal and state-chartered credit unions. See the section entitled “Description Of Our Membership Interests And Charter Documents” and “Security Ownership Of Certain Beneficial Owners And Management” of this Prospectus.

At December 31, 2019 and 2018, the balances of our outstanding investor debt securities were as follows (dollars in thousands):

		As of		As of
		December 31, 2019		December 31, 2018
SEC Registered Public Offerings	Offering Type	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
Class A Offering	Unsecured	$487	4.20%	$8,758	4.14%
Class 1 Offering	Unsecured	22,098	4.02%	29,114	3.88%
Class 1A Offering	Unsecured	32,732	3.85%	13,817	3.71%
Public Offering Total		$55,317	3.92%	$51,689	3.88%

Private Offerings
Special Subordinated Notes	Unsecured	11,317	5.21%	7,533	4.68%
Secured Notes	Secured	6,467	3.92%	9,170	3.83%
Private Offering Total		$17,784	4.74%	$16,703	4.21%

Total Notes Payable		$73,101	4.12%	$68,392	3.96%

Notes Payable Totals by Security
Unsecured Total	Unsecured	$66,634	4.14%	$59,222	3.98%
Secured Total	Secured	$6,467	3.92%	$9,170	3.83%

At December 31, 2019, our investor notes had future maturities during the following twelve-month periods ending December 31 (dollars in thousands):

2020	$21,562
2021	18,953
2022	10,761
2023	10,543
2024	11,282
$73,101

Private Offerings.

Subordinated Notes. The Series 1 Subordinated Capital Notes have been offered with maturity terms from 12 to 60 months at an interest rate fixed on the date of issuance, as determined by the then current seven-day average rate reported by the U.S. Federal Reserve Board for interest rate swaps. At December 31, 2019 and 2018, a total of $11.3 million and $7.5 million in notes sold pursuant to this offering were outstanding, respectively. We may continue to sell our debt securities to eligible investors on an individual, negotiated basis as we deem appropriate and in compliance with exemptions from registration or qualifications under federal and applicable state securities laws. We offer these notes from time to time to accredited investors. Payments made to these investors are subordinated to all of our other current and future debt.

Secured Notes. In January 2015, the Company began offering its secured notes (“Secured Notes”) under a new private placement memorandum pursuant to the requirements of Rule 506 of Regulation D.  Under this offering, the Company may sell up to $80.0 million in Secured Notes to qualified investors.  The certificates require as collateral either cash pledged in the amount of 100% of the outstanding balance of the certificates or loans receivable pledged in the amount of 105% of the outstanding balance of the certificates.  At December 31, 2019 and 2018, a total of $6.4 million and $9.1 million in Secured Notes were outstanding, respectively.  The collateral securing the Secured Notes satisfied the minimum collateral requirement of the Loan and Security Agreement which governs the issuance of such notes.  We may continue to sell our debt securities to eligible investors on an individual, negotiated basis as we deem appropriate and in compliance with exemptions from registration or qualifications under federal and applicable state securities laws. The payment of these obligations is secured by a pool of our mortgage loans or cash.

Members’ Equity

Our Members contribute equity capital to our Company through contributions for their membership interests. Total Members’ equity was $11.1 million at December 31, 2019, as compared to $9.5 million at December 31, 2018. See the section entitled “Description Of Our Membership Interests And Charter Documents” and “Security Ownership Of Certain Beneficial Owners And Management” of this Prospectus.

Competition

Although the demand for church financing is both broad and fragmented, no one firm has a dominant competitive position in the market. We compete with church bond financing companies, banks, savings and loan associations, denominational loan funds, credit unions, REITs, insurance companies and other financial institutions to service this market. Many of these entities have greater marketing resources, extensive networks of offices and locations, larger staffs and lower cost of operations due to their size. We believe, however, we have developed an efficient, effective and economical operation that (i) specializes in identifying and creating a diversified portfolio of church mortgage loans that we originate and (ii) preserves our capital base and generates consistent income for distribution to our investors and equity owners.

We rely upon the extensive experience of our officers, management and Board of Managers in working with ministry related financing transactions, loan origination, and investment in churches, schools, ministries and non-profit organizations.

Regulation

General

We are organized as a credit union service organization and, as a result, are subject to the regulations promulgated by the National Credit Union Administration (“NCUA”) that apply to CUSOs. As a CUSO, we primarily serve the interests of our credit union equity investors and members of such credit unions.

We are also subject to various laws and regulations that govern:

•	credit granting activities;
•	establishment of maximum interest rates;
•	disclosures to borrowers and investors in our equity securities;
•	secured transactions;
•	foreclosure, judicial sale, and creditor remedies that are available to a secured lender; and
•	the licensure requirements of mortgage lenders, finance lenders, securities brokers, and financial advisers.

As a CUSO, we are limited in the scope of activities we may provide. In addition, our federal credit union equity investors are permitted to invest in or lend to a CUSO only if the CUSO primarily serves credit unions, its membership or the membership of credit unions contracting with the CUSO. While the NCUA lacks direct supervisory authority over our operations, our federal credit union equity owners are subject to regulations which govern the rules and conditions of an investment or loan they make or sell to a CUSO. In addition, state-chartered credit unions must follow their respective state’s guidelines which govern investments by a state chartered credit union. The California Department of Business Oversight (“DBO”), in particular, regulates several of our equity owners.  These credit union owners must comply with DFI regulations that govern the investment in a loan they make to a CUSO.

Tax Status

Effective with our conversion from a corporate form of organization to a limited liability company organized under the laws of the State of California on December 31, 2008, we have chosen to be treated as a partnership rather than a corporation for U.S. tax law purposes. As a result, profits and losses will flow directly to our equity investors under the provisions of our governing documents. If we fail to qualify as a partnership in any taxable year, we will be subject to federal income tax on our net taxable income at regular corporate tax rates. As a limited liability company organized under California law, we are also subject to an annual franchise fee plus a gross receipts tax on our gross revenues from our California based activities if our gross revenues are in excess of $250 thousand per year.

Regulation of Mortgage Lenders

We conduct loan originating activities for churches and related ministry projects. Many states regulate the investment in or origination of mortgage loans. Under the California Finance Lender’s Law, no lender may engage in the business of providing services as a “finance lender” or “broker” without obtaining a license from the DBO, unless otherwise exempt under the law. We conduct our commercial lending activities under California Finance Lender License # 603F994.

As a finance lender, we are licensed with the DBO and file reports from time to time with the DBO. Accordingly, the DBO has enforcement authority over our operations as a finance lender, which includes, among other things, the ability to assess civil monetary penalties, issue cease and desist orders and initiate injunctive actions. We also are subject to licensing requirements in other jurisdictions in connection with our mortgage lending activities. Various laws and judicial and administrative decisions may impose requirements and restrictions that govern secured transactions, require specific disclosure to our borrowers and customers, establish collection, foreclosure, and repossession standards and regulate the use and reporting of certain borrower and customer financial information.

As we offer and originate loans outside of the State of California, we need to comply with laws and regulations of those states. The statutes which govern mortgage lending and origination activities vary from state to state. Because these laws are constantly changing, due in part, to the challenge facing the real estate industry and financial institutions from residential lending activities, it is difficult to comprehensively identify, accurately interpret and effectively train our staff with respect to all of these laws and regulations. We intend to comply with all applicable laws and regulations wherever we do business and will undertake a best efforts program to do so, including the engagement of professional consultants, legal counsel, and other experts as deemed necessary by our management.

Loan Brokerage Services

In 2009, we created a subsidiary, MP Realty, which provides loan brokerage and other real estate services to churches and ministries in connection with our mortgage financing activities. The California Bureau of Real Estate issued MP Realty Services, Inc. a license to operate as a corporate real estate broker on February 23, 2010. As we expand our loan brokerage activities to other states, we may be required to register with these states as a commercial mortgage broker if we are directly or indirectly marketing, negotiating or offering to make or negotiate a mortgage loan. We intend to monitor these regulatory requirements as necessary in the event MP Realty provides services to a borrower, lender, broker or agent outside the State of California.

Environmental Issues Associated with Real Estate Lending

The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), a federal statute, generally imposes strict liability on all prior and current “owners and operators” of sites containing hazardous waste. However, Congress acted to protect secured creditors by providing that the term “owner and operator” excludes a person whose ownership is limited to protecting its security interest in the site. Since the enactment of the CERCLA, this “secured creditor exemption” has been the subject of judicial interpretations which have left open the possibility that lenders could be liable for clean-up costs on contaminated property that they hold as collateral for a loan. To the extent that legal uncertainty exists in this area, all creditors that have made loans secured by properties with potential hazardous waste contamination (such as petroleum contamination) could be subject to liability for clean-up costs, which costs often substantially exceed the value of the collateral property. In addition, state and local environmental laws, ordinances and regulations can also impact the properties underlying our mortgage loan investments. An owner or control party of a site may also be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

Regulation of Financial Services

The financial services industry in the U.S. is subject to extensive regulation under federal and state laws. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) was enacted on July 21, 2010. The Dodd-Frank Act resulted in sweeping changes in the regulation of financial institutions and created a new Consumer Financial Protection Bureau and Financial Stability Oversight Council with authority to identify institutions and practices that might pose a systemic risk. We believe that the Dodd-Frank Act and regulations adopted thereunder have not had a material impact on our business and operations. Certain provisions that have not been implemented, however, could affect our business and include, but are not limited to the implementation of more stringent fiduciary standards for broker dealers resulting from a rule proposed and temporarily suspended by the U.S. Department of Labor (“DOL”) and potential establishment of a new self-regulatory organization for investment advisors.

Broker Dealer Registration

U.S. broker dealers are subject to rules and regulations imposed by the United States Securities and Exchange Commission (“SEC”), FINRA, other self-regulatory organization, and state securities administrators covering all aspects of the securities business. Our wholly owned broker-dealer firm, MP Securities, commenced operations in 2012. As a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934 (the “Exchange Act”), MP Securities is subject to regulation by the SEC and regulation by state securities administrators in the states in which it conducts its activities. We have registered MP Securities in the following states:

Arizona	Idaho	Minnesota	Oklahoma	Texas
California	Illinois	Missouri	Oregon	Washington
Colorado	Indiana	Nevada	Pennsylvania	West Virginia
Florida	Kansas	New York	Rhode Island
Georgia	Massachusetts	Ohio	South Carolina

MP Securities is subject to rules and regulations regarding:

•	net capital;
•	sales practices;
•	public and private securities offerings;
•	capital adequacy;
•	record keeping and reporting;
•	conflicts of interest involving related parties;
•	conduct of officers;

•	directors and employees;
•	qualification and licensing of supervisory and sales personnel;
•	marketing practices; and
•	supervisory and oversight of personnel to ensure compliance with securities laws.

MP Securities is also subject to the financial responsibility, net capital, customer protection, record keeping, and notification rule amendments adopted by the SEC on July 30, 2013. Because MP Securities does not carry or hold customer funds or securities and relies upon a clearing firm to conduct these transactions, Rule 17a-5 requires that it file an exemption report as well as reports prepared by an independent public accountant confirming that it meets the exemption provisions. As amended, the net capital rule requires that MP Securities take into account in its computation of regulatory net capital any liabilities the Company assumes as its parent entity.

MP Securities is also subject to routine inspections and examinations by the SEC staff under Rule 17(b) of the Exchange Act and the SEC is authorized to review, if requested, the work papers of the broker dealer’s independent public accounting firm that conducts the audit. As required by amendments to Rule 17a-5 of the Exchange Act, MP Securities files an annual report with the SEC and FINRA that includes its audited financial statements, supporting schedules and its exemption report as a non-carrying broker-dealer. MP Securities is a member of the Securities Investor Protection Corporation (“SIPC”) and files a copy of its annual report with SIPC.

Much of the regulation of broker-dealers in the U.S. has been delegated to self-regulatory organizations, principally FINRA and the securities exchanges. FINRA adopts and amends rules (which are subject to approval by the SEC) for regulating the industry and conducts periodic examinations of member firms. The SEC, FINRA, and state securities administrators may conduct administrative proceedings that can result in censure, fine, suspension, or expulsion of a broker-dealer, its officers, or employees.

Due to our close affiliation with MP Securities, we are subject to related party transaction disclosure issues under federal and state securities laws and rules adopted by FINRA. In particular, related party transactions can raise regulatory concerns:

•	in determining whether MP Securities meets its net capital requirements;
•	in whether the allocation of costs is fairly treated in any expense sharing arrangements, or management services agreements entered into with the Company;
•	with regard to compensation paid to sales representatives in selling proprietary securities products offered by the Company; and
•	complying with the suitability, know your customer, and fair practices and dealings obligations under federal and state law and rules imposed by FINRA on broker dealer firms.

MP Securities is also subject to FINRA’s review and policies governing disclosure practices when offering proprietary securities products, training its staff to identify and manage conflicts of interest and reporting on significant conflict issues, including the firm’s adopted measures to identify and manage conflicts, to the MP Securities Board of Managers and its Chief Executive Officer.

As a broker-dealer firm, MP Securities is subject to regulation regarding:

•	sales methods;
•	use of advertising materials;

•	arrangements with clearing firms or exchanges;
•	record keeping;
•	regulatory reporting; and
•	conduct of managers, officers, employees, and supervision.

To the extent MP Securities solicits orders from customers; it will be subject to additional rules and regulations governing sales practices and suitability rules imposed on member firms.

MP Securities acts as a selling agent for the Company’s public and private debt securities. Due to this role, MP Securities is required to comply with FINRA’s filing requirements for these offerings. We believe that MP Securities has fully complied with its filing obligations as required under applicable FINRA, SEC, and state securities laws.

MP Securities is also required to maintain minimum net capital pursuant to rules imposed by FINRA. In general, net capital is the net worth of the entity (assets minus liabilities) less any other imposed deductions or other charges. A member firm that fails to maintain the required net capital must cease conducting business. If it does not do so, it may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by FINRA. Under its Membership Agreement entered into with FINRA, MP Securities is required to maintain minimum net capital of the greater of $5,000 or one fifteenth of its aggregate indebtedness. As required by the 2013 amendments adopted by the SEC, MP Securities is required to include any liabilities assumed by the Company unless the Company is able to demonstrate that it has adequate capital to pay such expenses.

Regulation of Investment Advisers

On July 11, 2013, the State of California granted its approval for MP Securities to provide investment advisory services.  As a California registered investment advisory firm, MP Securities is required to develop and maintain compliance procedures, record keeping procedures, comply with custody rules, marketing and disclosure obligations. MP Securities is also subject to the Investment Advisers Act of 1940, as amended, and related regulations. The SEC is authorized to institute proceedings and impose fines and sanctions for violation of the Investment Advisers Act. In addition to ensuring MP Securities’ compliance with federal and state laws governing its activities as a California registered investment advisory firm, the California DBO requires that representatives hired by MP Securities meet certain qualification requirements, including complying with certain testing requirements and examinations.

Our failure to comply with the requirements of the Investment Advisers Act, related SEC rules or regulations and provisions of the California Corporations Code and Code of Regulations could have a material effect on us. We believe we are in full compliance in all material aspects with SEC requirements and California laws and regulations. As MP Securities hires new registered investment advisers, it will be required to monitor its compliance with SEC and DBO regulations.

Fiduciary Standards

The Dodd-Frank Act authorized the SEC to consider whether broker dealer firms should be held to a standard of care similar to the fiduciary standard applied to registered investment advisors. Although the SEC has not adopted the fiduciary rule for broker dealer firms, the DOL issued final regulations in April 2016 which expanded the definition as to who will be deemed to be an “investment advice fiduciary” under the Employment Retirement Income Security Act of 1974 (“ERISA”). DOL also issued a new prohibited transaction exemption generally known as the best interest contract exemption designed to address conflicts that may arise when a person provides advice to a retail investor that may be vulnerable to conflicts of interest involving the advisory firm.

With the issuance of the DOL fiduciary rule under ERISA, fiduciary status would be extended to investment advisors and investment professionals that have previously not been considered fiduciaries. If deemed a fiduciary, the representative is held to a strict standard requiring the representative to act solely in the interests of plan participants and beneficiaries. With the adoption of the fiduciary standard, the representative is subject to personal liability to the ERISA plan for breaches of its actions under the rule. Implementation of the DOL fiduciary rule, especially in the context of a MP Securities adviser or sales representative rolling over an individual retirement account (“IRA”) into our proprietary debt securities, will require that we:

•	incur additional compliance costs;
•	engage in further training initiatives;
•	undertake a thorough review of available transactional exemptions from the rule;
•	prepare agreements to comply with such rule; and
•	implement information technology revisions to our policies and procedures to comply with DOL’s fiduciary rule.

On March 15, 2018, the 5th U.S. Circuit Court of Appeals nullified the DOL’s fiduciary rule and upheld a sweeping challenge to DOL’s authority to enforce its fiduciary rule. Other courts, however, have reached a different conclusion. Individual states, in addition, may take a different approach and apply the fiduciary standard to transactions subject to that state’s regulatory authority. As a result of the Court’s decision, the DOL has announced that a new rule will be included on its regulatory agenda.  On June 5, 2019, the SEC also issued its Final Interpretations to Enhance Protections and Preserve Choice for Retail Investors in Their Relationships With Financial Professionals.  Under the SEC interpretation, the investment adviser has a duty to provide advice that is in the best interests of the client and requires a reasonable inquiry into the client’s objectives.  The SEC interpretation permits the advisor to apply his or her judgment; provided, however, that there is fair disclosure and informed consent.  We continue to monitor developments with the DOL fiduciary rule and SEC’s Interpretations of the standard of conduct for investment advisors and have adopted an assets under management fee compensation model that is applied to sales of our debt securities made by MP Security’s representatives. With this change, we believe that we will be able to:

•	more closely align the compensation program used by MP Securities for its representatives with the interests of investors in our debt securities; and

•	reduce the offering costs of our securities offerings, thereby increasing the net proceeds received by the Company from the sale of such securities to further the Company’s strategic objectives.

Privacy Standards

The Gramm-Leach-Bliley Financial Services Modernization Act of 1999 (“GLBA”) modernized the financial services industry by establishing a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers. We are subject to regulations implementing the privacy protection provisions of the GLBA. These regulations require us to disclose our privacy policy, including identifying with whom we share “non-public personal information” to our investors and borrowers at the time of establishing the customer relationship and annually thereafter. The State of California’s Financial Information Privacy Act also regulates consumer’s rights under California law to restrict the sharing of financial data. In recent years, there has been a heightened legislative and regulatory focus on data security, including requiring customer notification in the event of a data breach. Congress has held several hearings in the subject and legislation has been introduced which would impose more rigorous requirements for data security and response to data breaches. As MP Securities expands its investment advisory business operations, it will also need to monitor regulatory initiatives promulgated under Dodd-Frank that affect investment advisers.

Patents, Trademarks and Licensing

We do not rely on any significant patent, trademark, license or franchise to operate our business. We own the rights to the trademarks “MINISTRY PARTNERS ®, MINISTRY PARTNERS INVESTMENT COMPANY, LLC JOY IN

INVESTING ®, the MINISTRY PARTNERS logo and design of a flower with two shaded leaves ® and MINISTRY PARTNERS SECURITIES ®” and have obtained U.S. trademark registrations for these marks with the U.S. Patent and Trademark Office.

Certain Legal Aspects of Our Mortgage Loan Investments

Description of Legal Aspects

The mortgage loans are in the form of promissory notes secured by deeds of trust or mortgages on real property or other assets. In general, these notes require the borrower to pay principal and interest on specified dates. The deed of trust or mortgage securing the mortgage loan  generally provides that in the event the borrower fails to timely pay principal or interest on the note or fails to satisfy any other obligations under the note, such as the failure to maintain the property in good repair, we may declare the entire balance of principal and interest under the note then due and payable.

Debtor Protection Statutes

In the event the principal and interest is not paid within a specified period, we must first attempt to collect on the mortgage loan by foreclosing on the real property or other asset securing the loan. In general, California law will not allow us to disregard the security and to proceed directly against the maker on the mortgage loan note. We must foreclose on the property under the deed of trust. Our ability to recover the value of the mortgage loan under such circumstances is affected by certain legal procedures and rights. Mortgage loans secured by real property are subject to the laws of the state in which the property is located and as applicable, federal law, including federal bankruptcy laws. As of December 31, 2019,  32 of the 151 mortgage loans held in our portfolio, representing approximately 21.2% of the outstanding balance of the loans held, are secured by property located in the state of California.

California, as most states, imposes statutory prohibitions which limit the remedies of a secured lender. A secured lender is limited in its right to receive a deficiency judgment against the borrower following foreclosure on the secured real property. In addition, California law prevents any deficiency judgment against a borrower by a mortgage lender where the loan either represents a portion of the purchase price of the property payable to the lender by that borrower (a “purchase money loan”) or the loan is secured by the borrower’s residence. Where a deficiency judgment is permissible, it can only be obtained after a judicial foreclosure on the property and then only for the excess of the outstanding debt over the fair market value of the property at the time of the foreclosure sale (as determined under statutory provisions). The net result of these statutes is to offer substantial protections to borrowers and to effectively require a mortgage lender to look only to the value of the property securing the mortgage loan through a private sale foreclosure.

In addition to the California state laws restricting actions against borrowers, numerous other statutory provisions, including the federal bankruptcy laws, afford additional relief to debtors which may interface with or affect the ability of a secured lender to realize the value of its mortgage loan in the event of a default.

Under the Internal Revenue Code of 1986, as amended, certain liens in favor of the Internal Revenue Service for tax payments are provided priority over existing mortgage loans. Also, mortgage lenders are subject to other statutory and administrative requirements under various laws and regulations regarding the origination and servicing of mortgage loans, including laws and regulations governing federal and state consumer protection, truth-in-lending laws, the Federal Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, and related statutes and regulations.

As a result of these debtor protection laws, we could sustain a loss as a result of any of the foregoing federal or state laws and regulations restricting and/or regulating the origination and servicing of mortgage loans. Also, these laws and regulations are subject to continual change and evolution and it is always possible that inadvertent violations or liabilities may be incurred by reason of one or more of these provisions.

OUR MORTGAGE LOAN BUSINESS

Lending Activities

Loan Origination, Acquisition and Underwriting

Over the last several years, we have improved our operational systems and underwriting resources which has enabled us to expand our ability to originate, underwrite and service our mortgage loan investments. When we acquire a mortgage loan or loan participation interest, we apply our internally developed underwriting criteria and loan acquisition policies and review the underwriting procedures carried out by the financial institution that is selling the loan or participation interest.  When we originate a loan, we rely entirely on our own underwriting capabilities and standards. Typically, we receive an origination fee, loan processing fee and documentation fee at the inception of each loan.

We originated $8.0 million in loans during the year ended December 31, 2019, as compared to $15.5 million for the year ended December 31, 2018 and $29.9 million for the year ended December 31, 2017. As a result of efforts to expand our underwriting, servicing and loan administration capabilities, the Company has the capacity and underwriting experience to originate all of our mortgage loan investments.

Servicing

Our servicing capability also represents the operational foundation of our loan participation strategy, which enables us to produce recurring servicing revenue from loan participations sold.   Our technology platform enables us to process, record, transmit and account for all financial and operational data for the benefit of other credit unions, finance lenders, churches, financial institutions and investors.  As of December 31, 2019, we were servicing 145  loans out of a total of 151 loans in our portfolio, totaling approximately $127.7 million in loan principal outstanding, net of participations sold.  These loans totaled approximately $154.7 million in gross loan principal balance outstanding at December 31, 2019.  As of December 31, 2019, ECCU was servicing three loans for us, totaling approximately $1.5 million in loan principal outstanding.  As of December 31, 2019, we also own approximately $1.6 million in mortgage loan investments which are being serviced by ACCU, a Glendora, California based credit union and $205 thousand being serviced by Northwest Christian Credit Union (“NWCU”), a Boise, Idaho based credit union.

We did not sell participations in any of our loans receivable during the year ended December 31, 2019.  During 2018, we sold participations in five loans, which resulted in $13 thousand in gains on loan sales.  With our processing system and loan servicing capabilities, we believe we will be able to continue to expand our portfolio of loans serviced for others.

Types of Loans

We invest primarily in mortgage loans secured by liens on churches, church-related and/or ministry related properties. Generally, our loans are secured by first mortgage liens, but we may invest in loans secured by second liens or which are guaranteed junior secured obligations, or in unsecured loans, if such loans meet our loan criteria.

Permanent Loans

We acquire or originate mortgage loans that may have an adjustable interest rate or fixed rate. The term for a mortgage loan may not exceed 30 years and the maximum loan to value ratio may not exceed 80% without approval from our Board of Managers. Historically, our standard loan investments have been limited to five-year maturities. Recently, however, we have begun making offers of ten-year maturities on newly originated loans and renewals of existing loans.

Construction Loans

Construction loans may be made to finance the construction or restoration of facilities for schools, worship facilities or ministry related purposes. These loans normally will have a final maturity that will not exceed five years, with a construction draw period that will not exceed 12 months. In most instances, construction loans are interest-only on the outstanding balance drawn for construction. Under our Church and Ministry Loan Policy, the maximum loan to value ratio for a construction loan is 75%. As of December 31, 2019, we had $5.27 million in construction loans outstanding and $1.8 million in unfunded construction loan commitments.

Participation Interests

From time to time, we also invest in participation interests in secured mortgage loans, whereby we own a participation interest in a mortgage with a credit union or other lender. By investing in a participation interest, we can participate in a larger loan investment and diversify our mortgage loans investment portfolio while minimizing our exposure to the aggregate amount of the loan. When we invest in a “participation interest”, we purchase an undivided interest in a loan that has been originated by a credit union or other financial institution and we share principal and interest payments received from the borrower in an agreed upon manner. When we purchase a participation interest, the purchase transaction is governed by a participation agreement entered into by the originator and the participant containing guidelines as to ownership, control and servicing rights.  In most instances, the originator retains all rights with respect to enforcement, collection and administration of the loan.  When we enter into a loan participation agreement to purchase a loan participation interest from a financial institution, we may have more limited access to the borrower and the lead lender is generally entitled to exercise discretionary power in administering performing loans and undertaking collection efforts in connection with any of its non-performing loans.

Due to our ability to originate and service our own loans, our investment in loan participations has been significantly reduced. As of December 31, 2019, approximately $3.3 million, or 3% of our total loan portfolio, consisted of loan participations we purchased from other financial institutions, including ECCU, ACCU, and NWCU. For the year ended December 31, 2018, approximately $5.8 million, or 4% of our total loan portfolio, consisted of loan participations we purchased from other financial institutions.

Line of Credit

We may make line of credit arrangements available to borrowers to meet their temporary working capital needs. The term of such arrangements typically will not exceed one year and will provide for minimum interest payments during the term of the loan. For loans made to members of credit unions that are secured by real property, accounts receivable, and/or inventory, the maximum loan to value ratio is 80% based upon the current value of the collateral. As of December 31, 2019 and 2018, we had $186 thousand and $248 thousand, respectively, in unfunded line of credit commitments.

Letters of Credit

Under our Church and Ministry Loan Policy, we are authorized to issue letters of credit granting the person named in the letter the right to demand payment from us for up to a specified amount provided the conditions set out in the letter are met. We require that a letter of credit be fully secured by funds on deposit or restricted funds on a line of credit with a draw period on the line of credit that meets or exceeds the draw period on the letter of credit. As of December 31, 2019, we did not have any outstanding letter of credit commitments.

Our Loan Policies

Our loan underwriting process involves a review and analysis of the church or ministry’s financial operation, the strength of the organization’s leadership team, prior history, financial capability, value of collateral and general creditworthiness.  Our Board of Managers establishes our loan policies and reviews them periodically and, from time to time, have authorized designated loan officers to make loans within certain limits established by our Managers. Our Managers adopted a Church and Ministry Loan Policy to support our expanded levels of acquisition and origination of loans and also appointed a Credit Review Committee to review and carry out our loan policy. The Credit Review Committee may approve loans up to 25% of our tangible net worth or 5% of our aggregate loan portfolio, whichever is less. For loans exceeding the threshold, our Managers have established the Board Credit Committee that reviews our loans and loan requests which exceed certain prescribed limits under our loan policies. Upon approval, we issue a written loan commitment to the applicant that specifies the material terms of the loan.

Any loan exceeding 25% of our tangible net worth, or 7% of our total loan portfolio, whichever is less, must be recommended by the Credit Review Committee and approved by the Board Credit Committee prior to funding.  For any loan participation interest we acquire, the aggregate amount of such interest may not exceed 15% of our total net worth.

Our Mortgage Loan Investment Standards

Our policy is to require each of our mortgage loan investments to meet the following criteria:

•

Demonstration of Ability to Pay. The borrower must support its overall ability to timely pay principal and interest by its operational and cash flow history. For these purposes, “cash flow” includes donations and other revenue which the borrower can demonstrate to be continuing. Generally, debt service payments of the mortgage loan may not exceed a reasonable percentage of the borrower’s cash flow over the expected term of the loan.

•	Term of Loan. The remaining term of each mortgage loan must be thirty (30) years or less from the date we acquire or originate the loan.

•	Priority of Secured Interest. The mortgage loan must be evidenced by a written obligation and must be secured by a deed of trust on the mortgaged property.

•

Funding Escrow. Mortgage loans must be funded through a formal escrow in a customary manner in order to assure that we receive good title to our security interest in the loan at the time the loan is funded.

•

Value of Security. Each mortgage loan must be secured by real property for which there is a recent independent appraisal or other independent valuation available for review which supports the value of the property.

•	Title Insurance. Each mortgage loan must be covered by a standard lender’s title insurance policy.
•

Application of Loan Proceeds. Procedures must be established to assure the loan proceeds will be used for the purposes authorized. Unless we waive the requirement for good cause, loan proceeds must be available only for expenditures on account of the project for which the loan was made.

•	Inspection. We, the original lender, or the lender’s representative must have made a personal on‑site inspection of the property securing the loan.

•

Insurance. We require our borrowers to obtain standard insurance protection customary in the industry, including title insurance (to insure against title defects and some forms of documentation), and liability and casualty insurance in customary amounts. We may also require special insurance in connection with particular mortgage loans, including earthquake, flood and environmental hazard insurance.

•

Lines of Credit and Letters of Credit. Our typical mortgage loan investment is a conventional real estate loan. However, from time to time we may make a loan commitment or loan funds pursuant to a line of credit or a letter of credit. These commitments and loans are typically secured by real property or funds pledged by the borrower. We require that our Loan Committee approve the transaction.

•	Credit Union Members. Loans can be only made to credit union members or our investors, unless otherwise permitted by our Church and Ministry Loan Policy.

•

Location of Collateral.  Each mortgage loan must be secured by real property located in the United States. Unsecured loans may be made without a geographical limitation provided that all payments are made in U.S. dollars and the financial statements of the borrower are in English.

•

Loan Limits.  The aggregate total of all construction loans or loans secured by junior liens on real property may not exceed 200% of our tangible net worth. The maximum aggregate amount of any loan or loans made to one borrower (or to related entities) may not exceed 25% of our tangible net worth or 5% of our aggregate loan portfolio, whichever is less, at the time the loan is funded or acquired.  The maximum aggregate amount of unsecured loans made to any one borrower may not exceed 10% of our tangible net worth at the time the loan is funded or acquired.  For any loan that exceeds 25% of our tangible net worth or 5% of our loan portfolio, whichever is less, the loan must be approved by our Board Credit Committee prior to funding.

Subject to the foregoing discussion, the following tables demonstrate and confirm our compliance with these loan limit policies for the years ended December 31, 2019 and 2018:

AGGREGATE CONCENTRATION LIMITS
(dollars in thousands)

	Policy	Year Ended			Year Ended
	Limit	December 31, 2019			December 31, 2018

	% of Tangible Net Worth (TNW)	Number of Loans	Unpaid Balance	% of TNW	Number of Loans	Unpaid Balance	% of TNW
Construction Loans	200%	4	$5,277	47.7%	4	$4.333	45.5%
Junior Liens	200%	8	3,588	32.4%	11	4,254	44.6%
Unsecured Loans	100%	3	160	1.4%	5	274	2.9%

SINGLE BORROWER CONCENTRATION LIMITS
(dollars in thousands)

	Policy	Year Ended			Year Ended
	Limit	December 31, 2019			December 31, 2018

	% of Tangible Net Worth (TNW)	Number of Loans Over Limit	Unpaid Balance	% of Portfolio	Number of Loans Over Limit	Unpaid Balance	% of Portfolio
Unsecured Loans to One Borrower	10%	--	$--	--%	--	$--	--%
Loans to One Borrower	25%	10	42,243	32.2%	13	51,266	34.8%

LARGEST SINGLE BORROWER EXPOSURES
(dollars in thousands)

	Policy	Year Ended		Year Ended
	Limit	December 31, 2019		December 31, 2018

	% of Tangible Net Worth (TNW)	Aggregate Unpaid Balance	% of TNW	Aggregate Unpaid Balance	% of TNW
Largest Real Estate Secured Loan	25%	$8,135	73.5%	$7,431	78.0%
Largest Unsecured Loan	10%	128	1.2%	146	1.5%
Largest Single Borrower	25%	8,135	73.5%	11,036	115.8%

As of December 31, 2019 and December 31, 2018, respectively, we were in compliance with our policy on aggregate concentration limits for construction loans, junior liens and total unsecured loans. Our portfolio included 10 loans and 13 loans at December 31, 2019 and 2018, respectively, which exceeded our policy limits for loans made to one borrower.  All of the aforementioned loans exceeding policy limits were originated or purchased in compliance with our policy, which allows our Board of Managers or the Board Credit Committee to approve certain exceptions.

All of the 10 loans that exceeded our policy limits on loans made to a single borrower at December 31, 2019 were approved as exceptions by our Board of Managers or our Board Credit Committee.  At December 31, 2019, we had no unsecured loans that exceeded our policy limit.

We believe the risk presented by the loans that have migrated out of compliance with our policy on limiting loans to a single borrower which exceed 25% of our tangible net worth will be mitigated by focusing on efforts to successfully manage the impaired loans in our portfolio, as well as the Company’s ability to generate consistent earnings and originate profitable loans.  Our lending team has placed an increased focus on originating small loans in addition to large loans, and plans to continue to originate a mix of loan sizes.  The average outstanding balance of loans receivable in our portfolio has decreased from $877 thousand at December 31, 2018 to $868 thousand at December 31, 2019.  We have also used loan participation sales to reduce the risk of originating relatively large loans and have sought to include credit unions located in the borrower’s local community to serve as the credit union of record when that credit union holds at least a 10% interest in the loan.

All loan applicants must complete an application and provide suitable documentation demonstrating an ability to repay the loan and submit this application to our offices in Brea, California.  For new loans greater than $500,000, we or our designated representative will conduct a site visit to inspect the collateral and conduct our due diligence review of the applicant.  Each loan must meet our Church Ministry and Loan Policy guidelines.

Based in part on the foregoing criteria, we have adopted a risk rating system for rating the risk of our mortgage loan investments. Our managers and management team monitor portfolio composition regularly and may, from time to time, establish guidelines for management regulating the fraction of the portfolio that may be invested in each risk category.  We monitor the risk ratings of our mortgage loan portfolio on a regular basis.

Our Loan Investment Portfolio

We invest primarily in mortgage loans secured by liens on churches, church-related and/or ministry-related properties. Generally, our mortgage loans are secured by first liens, but under limited circumstances, we may invest in loans secured by junior liens. The payment of our mortgage loan investments is not insured and, in general, is not guaranteed by any person or by any government agency or instrumentality. We must, therefore, look to foreclosure on the property securing the loan as the primary source of recovery in the event the loan is not repaid as required. Some of our mortgage loan investments are partial participation ownership in a mortgage loan, whereby we own an undivided interest in the loan investments with other institutions. Generally, the percentage of our ownership interest in our mortgage loans has ranged from 1% to 100%. Joint ownership allows us to participate in larger loans and in a greater number of loans than we would otherwise be able to afford, and therefore allows us to achieve greater diversification for our mortgage loan investment portfolio.

Our cash and loan investments for the years ended December 31, 2019 and 2018 are set forth below:

	(dollars in thousands)
	2019	2018
Assets:
Cash	$25,993	$9,877
Loans receivable, net of allowance for loan losses of $ 1,393 and 2,480, as of December 31, 2019 and 2018, respectively	128,843	143,380
Accrued interest receivable	635	711

Set forth below are the amounts invested in each loan category at December 31, 2019 and 2018, respectively (dollars in thousands):

	(dollars in thousands)
	2019		2018
Loans to evangelical churches and related organizations	Amount	% of Portfolio	Amount	% of Portfolio
Real estate secured	$125,612	95.9%	$142,728	96.9%
Construction	5,277	4.0%	4,333	2.9%
Unsecured	160	0.2%	274	0.2%
Total	$131,049	100%	$147,335	100%

At December 31, 2019, we had no loans that are considered individually material (10% of net assets or greater) to our financial operations.

Our Net Interest Income and Interest Margin

Our earnings depend largely upon the difference between the income we receive from interest‑earning assets, which are principally mortgage loan investments and interest-earning accounts with other financial institutions, and the interest paid on our investor notes and lines of credit. This difference is net interest income. Net interest margin is net interest income expressed as a percentage of average total interest-earning assets.

Please see the discussion under the section entitled “Management Discussion and Analysis of Financial Condition − Results of Operations” of this Prospectus for information regarding our historical interest costs, interest income and yields realized on our mortgage loan investments for the years ended December 31, 2019 and 2018.

Loan Maturities

The following table sets forth the future maturities of our mortgage loan portfolio at December 31, 2019:

	Dollar Amount of Mortgage Loans
	Maturing During Year (in thousands)
Mortgage Loan Portfolio at:	2020	2021	2022	2023	2024	After 2025	Total
December 31, 2019	$9,390	8,983	12,528	14,504	14,659	70,985	$131,049

Included in the table above are 107 adjustable rate loans totaling $97.8 million, or 74.6% of the total balance.  Adjustable rate loans reduce the interest rate risk compared to fixed rate loans with similar cash flow characteristics.

Diversification of Our Mortgage Loan Portfolio

The following table sets forth, as of the years ended December 31, 2019 and 2018 each state in which: (i) the unpaid balance of our mortgage loans was 10% or more of the total unpaid balance of our loan portfolio; and (ii) the number of our loans was 10% or more of our total loans:

	California
	(dollars in thousands)
	2019	2018

Unpaid Balance of Loans	$19,431	$22,231
Percent of Total Loans	14.83%	15.09%
Number of Loans	32	37
Percent of Total Loans	21.19%	22.02%

	Maryland
	(dollars in thousands)
	2019	2018

Unpaid Balance of Loans	$28,021	$32,015
Percent of Total Loans	21.383%	21.73%
Number of Loans	12	13
Percent of Total Loans	7.95%	7.74%

Our Loan Renewal Policies

We offer to renew, re-underwrite or otherwise continue (i.e. renew) a maturing loan on a case-by-case basis, based on the terms of the maturing loan, the credit status of the borrower and our liquidity needs at the time. Prior to maturity, each loan is analyzed and re-underwritten to determine if it is a possible rollover candidate. Management then reviews our liquidity needs and conditions in determining whether to recommend to our Credit Review Committee to renew the loan.

Sale of Loan Participation Interests

From time to time, we enter into loan participation purchase and sale agreements and we believe there is a robust demand for church and ministry loans in the credit union industry. When we sell a participation interest, a certificate is delivered and agreed upon which identifies the name of the borrower, the principal amount due under the loan, purchase price, interest rate, maturity date and participation percentage acquired under the loan. When we sell a loan participation interest, we generally enter into a loan participation interest purchase agreement which includes standard representations and warranties that are typical for a transaction of this nature. In addition, we are obligated to alert purchasers of such interests of certain material events which might affect the financial condition of the borrower and collectability of the loan.

During the year ended December 31, 2019, we did not sell any loan participations.  During the year ended 2018, we entered into loan participation agreements to sell $4.3 million of loan participations to several credit unions, financial institutions, and religious foundations.

Performance and Monitoring of Our Loan Portfolio

Our credit, underwriting and servicing teams are responsible for reviewing and monitoring the performance of the loans in our portfolio.  This involves regular communication with our borrowers, along with the collection of financial statements and other pertinent data.  The review of financial data is done on at least an annual basis and is often done more frequently as warranted.  Based on the review of this information as well as the performance of the loan as compared to its terms, we will take additional action to ensure that that loan is properly classified.

As of December 31, 2019 and 2018,  three of our 151 mortgage loan investments and five of our 168 mortgage loan investments are serviced by ECCU,  and subject to ECCU’s collection policies.  Under the terms of our servicing agreement with ECCU, we monitor each mortgage loan or participation interest we acquire to ensure full payments are received as scheduled.  We also receive monthly reports from ECCU regarding our mortgage loan investments, including delinquent loan status reports.  For the loans that we service, we monitor payment receipts and delinquency.  We produce regular status reports on these loans.   These status reports are included in monthly and quarterly reports management prepares for our Board of Managers.

Impaired Loans

An impaired loan is defined as a loan on which, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impaired loans include delinquent loans, loans on non-accrual status and all restructured loans, regardless of the loan’s interest accrual status. We use the terms “impaired loan” and “non-performing loan” interchangeably in the discussion below.

A “delinquent loan” is a loan which is 90 days or more past due. We treat a delinquent loan as an impaired loan. A “restructured loan” means a delinquent loan or an otherwise troubled loan for which we have given the troubled borrower concessions, generally with respect to payment accruals, interest rate reductions, and/or maturity date extensions, which we would not have given the borrower upon making the loan. A restructured loan may or may not be on non-accrual status. We treat a restructured loan as an impaired loan. While our Credit Review Committee closely monitors our loan portfolio performance, there have been no material changes in our practices, policies and procedures with regard to how we treat our non-performing loans that have been adopted over the past two years.

We charge off a loan against our allowance or reserve for loan losses when we believe the uncollectability of the loan balance is confirmed. For the years ended December 31, 2019 and 2018, we recorded $923 thousand and $283 thousand, respectively, in partial charge-offs against impaired loans.  For the year ended December 31, 2019, we recovered $380 thousand of previous charged off amounts.

Delinquent Loans

When the U.S. encounters adverse economic conditions, credit contractions occur and real estate values decline, churches are often materially impacted by high unemployment rates, foreclosures on homes owned by their members, collapsing real estate values and diminished net worth of their congregations and members.  Contributions to churches and ministries are especially sensitive to these economic trends facing the U.S.

We report a mortgage loan as delinquent if it is 90 days or more in arrears. At December 31, 2019,  4.5% of our portfolio was delinquent.  At December 31, 2018,  4.8% of our loan portfolio was delinquent.  We have adopted a proactive approach in responding to delinquencies in our loan portfolio. For loans which we act as the lead lender, we make direct contact with the borrower within ten (10) days of an initial late payment. If the situation progresses to 30 days or more, we follow up with an onsite visit to discuss the borrower’s circumstances and how the borrower can bring the loan current.

In the event that an acceptable workout of a delinquent mortgage cannot be reached, we, or ECCU for any loans it services for us, will generally proceed with a foreclosure proceeding on any collateral securing the loan.  At December 31, 2019, we completed foreclosure proceedings against a single Ohio borrower for two different properties located in adjacent counties. Since inception, we have had $4.4 million in mortgage loan investment losses that resulted in charge-offs,  $923 thousand of which occurred during the year ended December 31, 2019.    We recovered $380 thousand in previously charged off amounts during the year ended December 31, 2019. For the year ended December 31, 2018, we had charge-offs  of $283 thousand.

Non-performing Loans

The table below sets forth the amounts and categories of non-performing assets in our portfolio.  Loans are placed on non-accrual status when the collection of principal and/or interest becomes doubtful or other factors involving the loan or the borrower’s financial condition warrant placing the loan on non‑accrual status. Non-accrual loans represent loans on which interest accruals have been discontinued. Troubled debt restructuring arrangements (or “TDRs”) are loans which include renegotiated loan terms to assist borrowers who are unable to meet the original terms of their loans.  Such modifications may include a lower interest rate, an extension of the maturity date or reduction in accrued interest. All TDRs (restructured loans) are initially placed on non-accrual status regardless of whether the loan was performing at the time it was restructured.

We had six and 11 non-accrual loans as of December 31, 2019 and 2018, respectively.    At December 31, 2019 and 2018, respectively, we had three and eight restructured loans that were on non-accrual status. One of these loans was over 90 days delinquent at December 31, 2019. In addition, at December 31, 2019 we had three collateral-dependent non-accrual loans that we have not restructured.

We monitor our non‑performing loans on an ongoing basis as part of our loan review and work‑out process.  The potential risk of loss on these loans is evaluated by comparing the loan balance to the fair value of any underlying collateral for collateral-dependent loans, or the present value of projected future cash flows.  As of December 31, 2019 and 2018,  we did not have any loans past due 90 days and still accruing.

Restructured Loans

A “restructured loan” or “troubled loan restructuring” means a delinquent loan or an otherwise troubled loan for which we have agreed on a work-out and have given the borrower concessions, generally with respect to payment accruals, interest rate reductions, and/or maturity date extensions, which we would not have given the borrower upon making the loan. We classify a loan as a restructured loan when we make concessions we would not otherwise consider if offering a loan to a borrower.  A restructured loan may or may not be on non-accrual status. We treat a restructured loan as an impaired loan. While our Board’s Credit Committee closely monitors our loan portfolio performance, there have been no material changes in our practices, policies and procedures with regard to how we treat our non-performing loans that have been adopted over the past two years. If we decide to accept a loan restructure, we generally will not forgive or reduce the principal amount owed on the loan; in addition, the typical maturity term for a restructured loan does not exceed five years.

From time to time, we have restructured a mortgage loan in light of the borrower's circumstances and capabilities. We review each of these cases on an individual basis, and approve any restructure based on the guidance stipulated in our Collections policy. If we decide to accept a loan restructure, we generally will not forgive or reduce the principal amount owed on the loan; in addition, the typical maturity term for a restructured loan does not exceed five years.  We classify a loan as a restructured loan when we make concessions we would not otherwise consider if offering a loan to a borrower. A restructuring of a loan usually involves an interest rate modification, extension of the maturity date, or reduction of accrued interest owed on the loan on a contingent or absolute basis.

In order to properly evaluate a potential restructure, when we receive a request for a modification or restructure, we evaluate the strength of the borrower’s financial condition, leadership of the pastoral team and board, developments that have impacted the church and its leadership team, local economic conditions, the value of the underlying collateral, the borrower’s commitment to sound budgeting and financial controls, whether there is a denominational guaranty of any portion of the indebtedness, debt service coverage for the borrower, availability of other collateral and any other relevant factors unique to the borrower.  While we have no written policy that establishes criteria for when a request for restructuring a loan will be approved, our Credit Review Committee reviews each request, solicits written reports and recommendations from management and summaries of the requests and actions taken by the Credit Review Committee are presented to the Company’s Managers for their review at quarterly meetings throughout the year.

The following table shows the number and balance of restructured loans in our mortgage loan  portfolio, as well as the percentage of our total portfolio those loans represented and the amount of allowance for loan losses associated with restructured loans at December 31, 2019, and 2018 (dollars in thousands):

	2019	2018

Number of restructured loans	9	11
Balance of restructured loans	$8,291	$10,809
Percentage of loan portfolio	6.33%	7.34%
Allowance for loan losses associated with restructured loans	$255	$1,358
Discounts associated with restructured loans	$134	$544

Frequently, and particularly in the current economic market,  loan restructures often produce a better outcome for our loan portfolio than a foreclosure action. Given our specialized knowledge and experience working with churches and ministries, entering into a loan modification often enables the borrower to keep their ministries intact and avoid foreclosure. With a successful loan restructure, we may avoid a loan charge-off and protect the interests of our investors and borrowers we serve.

Prior to the onset of the COVID-19 pandemic, the number of restructured loans as a percentage of our total loan portfolio were within manageable limits and the delinquency rates on our mortgage portfolio had stabilized.  We continue to evaluate the adequacy of our reserves in light of current economic and operational conditions.  See the section entitled “Management’s Discussion and Analysis” and “Financial Condition and Results of Operation” of this Prospectus for further discussion related to our loan portfolio.

Foreclosed Assets

As of December 31, 2019 we held two properties acquired through foreclosure.

Loan “Charge Offs”

We charge-off an uncollectible portion of a  loan against our allowance or reserve for loan losses when we believe we may not be able to collect the balance of a loan.  For the year ended December 31, 2019, we recorded $923 thousand in charge-offs and recovered $380 thousand in previously charged off loan balances.  For the year ended December 31, 2018,  we recorded $283 thousand in charge-offs.

Allowance for Loan Losses

We establish provisions for loan losses, which are charged to earnings, at a level reflecting estimated credit losses on our loan portfolio. In evaluating the level of the allowance for loan losses, we consider the type of loan, amount of loans in our portfolio, adverse situations that may affect our borrowers’ ability to pay and estimated value of underlying collateral and credit quality trends (including trends in non-performing loans expected to result from existing conditions).

The allowance for loan loss is monitored by our senior management on an ongoing basis. We examine the performance characteristics of our portfolio loans, including charge-offs, delinquency ratios, loan restructurings and modifications and other significant factors that, in management’s judgment, may affect our ability to collect loans in the portfolio as of the evaluation date.  Our senior executive team monitors these factors on a regular basis and reviews are conducted quarterly with our managers.  We determine general reserves by segregating our loan portfolio into pools based on the risk rating of the loan and the position of the underlying collateral.

Risk ratings are determined by grading a borrower on certain metrics, which include financial performance, strength of management, credit history, and condition of the local economy. These ratings are updated on an annual basis, or more frequently as necessary. By segregating the portfolio in this manner, our senior executive team is better able to assess the potential effects of various risk factors depending on the quality of the loans in a particular pool. The potential impact of factors such as the risk of charge-offs, impairment, delinquency, restructuring, decreases in borrower financial condition, and continued low commercial real estate values throughout the country fluctuates depending on the quality of the loan. As a result, management has increased the weight of these factors for loans with a higher risk rating.

Our senior executive team also evaluates our allowance for loan losses based upon a review of individual loans in our loan portfolio. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows we expect to receive on an impaired loan that may be susceptible to significant change. Once a loan becomes delinquent or non-performing, the borrower reports a material adverse financial condition, or we determine that the value of the collateral underlying an impaired loan has substantially declined, we assess all information available to us to determine the estimated loss for a particular loan. We monitor these individual impaired loans on a regular basis.

If we restructure a loan, we establish an allowance for loan loss for that individual loan based on the difference between the net present value of the future receipt of cash payments from the restructured loan as compared to the net present value of cash flows which we would have received from the original loan, discounted at the original interest rate of the loan. As time passes and the restructured loan performs according to its modified terms, the net present value of future cash flows of the restructured loans changes. The change in the present value of cash flows attributable to the passage of time is reported as interest income. If a loan is collateral-dependent, even if that loan has been restructured, we establish an allowance for loan loss based on the value of the collateral securing the loan less estimated costs to sell the collateral.

At December 31, 2019 and 2018, our allowance for loan losses was $1.4 million, and $2.5 million, respectively, or 1.1%, and 1.7%, respectively, of our total loan portfolio for the period.  Assessing the adequacy of our allowance for loan losses is inherently subjective as it requires us to make material estimates, including the amount and timing of future cash flows we expect to receive on impaired loans that may be susceptible to significant change.  The decrease in our allowance for loan losses is due to two key factors.  The first is the charge off of two loans, one of which was charged off as part of a foreclosure proceeding.  The second factor is that several impaired loans carrying an allowance were removed from our portfolio through a payoff or short sale, and the funds collected were greater than our carrying amount, allowing us to reduce the specific reserves recorded on those loans.    In the opinion of management, the allowance, when taken as a whole, reflects all known and inherent credit losses in our mortgage loan portfolio as of December 31, 2019.

The following represents a breakdown of the components of our allowance for loan loss at December 31, 2019 and 2018 (in thousands):

	2019	2018
Specific allowance related to impaired loans	$175	$1,463
Allowance based on net present value differences of restructured loans	--	--
General allowance	1,218	1,017
Total allowance	1,393	2,480

In addition, we segregate the loan portfolio into classes for purposes of evaluating the allowance for loan losses. A portfolio class is defined as the level at which we develop and document a systematic method for determining its allowance for loan losses. The portfolio classes are segregated based on loan types and the underlying risk factors present in each loan type. Such risk factors are periodically reviewed by management and revised as deemed appropriate.

Our loan portfolio consists of one segment, church loans, and is segregated into the following classes:

Wholly-owned First Collateral Position. This portfolio class consists of the wholly-owned loans for which we possess a senior lien on the collateral underlying the loan.

Wholly-owned Junior Collateral Position.  This portfolio class consists of the wholly-owned loans for which we possess a lien on the underlying collateral that is superseded by another lien on the same collateral. This class also contains any loans that are not secured by any collateral. These loans present greater credit risk than loans for which we possess a senior lien due to the increased risk of loss should the loan enter foreclosure.

Participations First Collateral Position.  This portfolio class consists of the individual percentage interests in mortgage loans (“loan participation interests”) for which we possess a senior lien on the collateral underlying the loan. Loan participations have more credit risk than wholly-owned loans because we do not maintain full control over the disposition and direction of actions regarding the management and collection of the loans. The lead lender directs most servicing and collection activities and major actions must be coordinated and negotiated with the other participants, whose best interests regarding the loan may not align with ours.

Participations Junior Collateral Position.  This portfolio class consists of the loan participation interests for which we possess a lien on the underlying collateral that is superseded by another lien on the same collateral. Loan participations in junior collateral position loans have greater credit risk than wholly-owned loans and loan participation interests where we hold a senior lien on the collateral. The increased risk is the result of the factors presented above relating to both junior lien positions and participations.

Classification of Loans.  Our policies provide for the classification of loans that are considered to be of lesser quality as watch, substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable, based on currently existing facts, conditions and values. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are designated as watch.

Our Competition

Although the demand for church financing is both broad and fragmented, no one firm has a dominant competitive position in the market. We compete with church bond financing companies, banks, credit unions, denominational loan funds, REITs, insurance companies and other financial institutions to service this market. Many of these entities have greater marketing resources, extensive networks of offices and locations, larger staffs and lower cost of operations due to their size. We believe, however, we have developed an efficient, effective and economical operation that (i) specializes in identifying and creating a diversified portfolio of church mortgage loans that we or other credit unions originate and (ii) preserves our capital base and generates consistent income for payments on our debt obligations and distribution to our equity investors.

We rely upon the extensive experience of our officers, management and Managers in working with ministry related financing transactions, loan origination, and investment in churches, schools, ministries and non-profit organizations.

Our Employees

Effective June 1, 2017, we entered into a staffing agreement with Total HR, which provides us with payroll and staffing services. CoAdvantage, a portfolio company of Morgan Stanley Capital Partners, has subsequently acquired Total HR. The Company terminated its agreement with CoAdvantage effective December 14, 2019. On December 15, 2019 the Company entered into a professional employer organization agreement with ADP Total source DE IV, Inc. As of December 31, 2019, we had 19 full or part-time employees and four independent contractor relationships supporting business functions that were outsourced. We do not have a collective bargaining agreement with any of our employees and believe we have an excellent relationship with our employees.

Our Properties

As of December 31, 2019, the Company conducts most of its operations from its main corporate office at 915 West Imperial Highway, Suite 120, Brea, California. In addition, the Company has one primary branch office located in Fresno, California. The Brea corporate office and Fresno branch locations have operating leases. Ministry Partners Securities LLC also maintains networking agreement office locations in Glendora, California and Elgin, Illinois.    As of December 31, 2019, the Company had one investment in a joint venture that owns a property located in Santa Clarita, California. As of December 31, 2019, we hold two properties acquired through foreclosure with a net value of $301 thousand.

BOARD OF MANAGERS AND EXECUTIVE OFFICERS

Set forth below are the members of our Board of Managers and our Executive Officers:

Name	Age	Managers/Executive Officers
R. Michael Lee	61	Chairman of the Board, Chairman of Ministry Partners Securities, Manager
Van C. Elliott	82	Corporate Secretary, Manager
Joseph W. Turner, Jr.	52	Chief Executive Officer and President
Michael R. Boblit	62	Vice President , Corporate Lending Services
Brian S. Barbre	46	Senior Vice President, Chief Financial Officer and Principal Accounting Officer
Juli Anne Lawrence	67	ALCO Committee Chairperson, Manager
Jerrod Foresman	51	Manager
Jeffrey T. Lauridsen	70	Vice Chairman, Audit Committee Chairman, Manager
Mendell Thompson	65	Board Credit Committee Chairman, Manager

With our conversion from a corporation to a limited liability company on December 31, 2008, we are governed by a Board of Managers that supervises our affairs (hereinafter referred to as the “Board”).

R. MICHAEL LEE

Mr. Lee has served as a member of our Board since January 2009. He was appointed Chairman of the Board in May 2015. Mr. Lee currently serves as Chief Executive Officer and President for KCT Credit Union. Previously, Mr. Lee served as Vice President Member Relations for Alloya Corporate Federal Credit Union, President of Midwest Region for Members United Federal Credit Union, Chief Membership Officer for Mid-States Corporate Federal Credit Union, Senior Vice President US Central Federal Credit Union, SVP Corporate Network eCom, SVP Corporate One Federal Credit Union and Vice President of Sales for a national insurance agency. In the insurance industry, Mr. Lee spent 15 years in different positions that lead him to managing a national sales force that served the needs of business owners. Mr. Lee currently serves on the boards of the Illinois Credit Union Foundation, Elgin Community College Foundation, Gail Borden Library Foundation, CULIANCE and Illinois Chapter of the Credit Union Executive Society. He attended Southern Illinois University; CUNA’s Financial Management School and completed numerous industries training sessions throughout his career. Mr. Lee adds special expertise to our Board with his years of experience as an executive of a number of large financial institutions and with his deep knowledge of the financial industry. Mr. Lee currently serves as Chairman of the Board, member of our Executive Committee, Governance Committee, Asset-Liability Management Committee and serves as the Chairman of the Board for MP Securities.

VAN C. ELLIOTT

Mr. Elliott has served as a member of our Board since 1991. He has served as a director for ECCU from April 1988 until the present (except for the periods from March 1997 to March 1998 and March 2004 to March 2005). Mr. Elliott served as associate director of the Conservative Baptist Association of Southern California from 1980 to 1994, where he was responsible for the general administrative oversight of the association’s activities. Since that time, he has been self-employed as a consultant providing organizational, financial, and fund-raising consultation services to church and church-related organizations. He received his Bachelor’s and Master’s degrees in mathematics and speech from Purdue University and spent seven years in the computer industry. Mr. Elliott holds a Master of Divinity from Denver Seminary and has spent fourteen years in local church ministries serving in the area of Christian education and administration. He has completed post-graduate instruction at the College for Financial Planning. Mr. Elliott is a member of the Financial Planning Association and holds the professional designation of Certified Financial Planner.® Mr. Elliott brings to our Board his extensive experience as a credit union board member and intimate knowledge of church and ministry financial operations. He serves on our Executive Committee and on our Audit Committee.

JOSEPH W. TURNER, JR.

Mr. Turner has served as Chief Executive Officer and President since December 3, 2015. Mr. Turner is also the Chief Executive Officer and President for Ministry Partners Securities LLC, the wholly-owned subsidiary of Ministry Partners Investment Company. Mr. Turner also held the position as Chief Compliance Officer of Ministry Partners Securities LLC until December 14, 2015. During his tenure with the Company, Mr. Turner has led the Company’s efforts in transitioning its wholly-owned broker dealer to a more robust and diverse financial services firm, launching its investment advisory and insurance company activities in addition to overseeing the capital raising efforts related to the Company’s proprietary products. Mr. Turner was also instrumental in formalizing strategic partnerships with Evangelical Christian Credit Union (the Company’s largest equity owner) and America’s Christian Credit Union (2nd largest Shareholder) to provide complimentary financial products and services to their collective members. Prior to joining the Company in 2011, Mr. Turner served in various roles; including Regional Vice President, Chief Operating Officer, Chief Executive Officer and President for Strongtower Financial, Inc., a Fresno, California based broker dealer and advisory firm which specialized in providing investment banking services, mortgage financing for churches and ministries, and investment and insurance products and services. Prior to joining Strongtower in 2007, Mr. Turner served as Managing Director of Principal Financial Group where he led a financial advisory and insurance group. Mr. Turner began his career with Prudential Preferred as an investment advisor in 1990. Mr. Turner received his Bachelor of Science in Business Administration – Finance degree from California State University, Fresno. Mr. Turner has completed industry leadership training both at Drake University and the Wharton School of Business. Mr. Turner holds the FINRA Series 6, 7, 24, 63, 65, and 51 as well as life, health and disability licenses in over 23 states. Mr. Turner also serves as Chairman of the Board for Christian Care Ministries, Inc., a Melbourne, Florida based public charity (“CCM”), a ministry that encourages and enables Christians to connect with, share their lives, faith, talents, and financial resources with one another through its Medi-Share health care sharing ministry. CCM has current investments in the Company’s publicly and privately offered debt securities as well as other products offered by the Company’s wholly-owned subsidiary, MP Securities.

MICHAEL R. BOBLIT

Mr. Boblit has previously served as an independent consultant for the Company since September 14, 2018, working with the Company’s Executive and lending services team. Mr. Boblit served as a commercial loan officer, asset manager, and director for business development at Evangelical Christian Credit Union, a Brea, California credit union (“ECCU”), from August 2000 to July 2018. Prior to joining ECCU, Mr. Boblit had a successful career in managing sales operations for both public and private business consulting firms, high technology companies, enterprise software services, document management solutions and optical storage products. Given Mr. Boblit’s extensive experience in developing sales teams, marketing strategies, and his eighteen years of service with ECCU in its commercial lending operations while working with Christian organizations and churches, Mr. Boblit will be tasked with the responsibility of enhancing the Company’s loan origination and commercial lending operation. Mr. Boblit holds a Bachelor of Science in Business Administration, from University of San Diego. On January 3, 2020, Mr. Boblit was appointed as the Company’s Vice President, Corporate Lending Services.

BRIAN S. BARBRE

Mr Barbre has served as the Company’s Senior Vice President, Chief Financial Officer and Principal Accounting Officer and as the Chief Financial Officer for Ministry Partners Securities, LLC since September 25, 2017. Mr. Barbre has previously served as Vice President Finance and Treasurer of ECCU, the Company’s largest equity owner. Over the course of Mr. Barbre’s seventeen years working with ECCU, he has served as Vice President Finance / Treasurer, Director of Finance, Finance Manager and Sr. Financial Analyst. Mr. Barbre is a Certified Public Accountant and has served as an Adjunct professor at Biola University where he has taught cost accounting and accounting information systems courses. Mr. Barbre holds a Bachelor of Science in Business Administration, Magna Cum Laude, from Biola University and a Master of Business Administration degree from California State University Fullerton.

MENDELL THOMPSON

Mr. Thompson joined the Board when Arthur Black, whom served on the Board from 1997 through April 2016, retired from the Board. In May of 2017, Mr. Thompson was re-elected for a third term ending May of 2020. Mr. Thompson recently retired as President/CEO of America’s Christian Credit Union in Glendora, California, a position he held since 1986. Prior to his promotion to President/CEO at age 32 in 1986, Mr. Thompson held a variety of other positions at ACCU between 1977 and 1986. Among his many accomplishments, Mr. Thompson was influential in taking ACCU through a charter change in 1993 that opened the door to making church loans. Currently, America's Christian Credit Union serves more than 135,000 members, has over $460 million in assets, and manages assets of over $505 million. Mr. Thompson was elected to the Glendora City Council in 2015 and served one term as Mayor from April 2018-2019. He now serves as Councilman having just been re-elected to another 4-year term. He is a trustee on the Point Loma Nazarene University (PLNU) Board and a director on the PLNU Foundation Board. Mr. Thompson has served as a director of the National Association of State Credit Union Supervisors (NASCUS) Executive Council, as a director on the Board of WesCorp FCU, Chairman of WesCorp’s Supervisory Committee, and on the Glendora Church of the Nazarene Board. He has been a director of the CU Deposit Network, the Financial Marketing Association, and the Southern California CU Executives Society Council. Mr. Thompson graduated cum laude in 1976 with a bachelor’s degree in History/Business from Point Loma Nazarene University, and is also a graduate of the Western CUNA Management School and Stanford University’s Executive Development Program. Mr. Thompson is the Chairman of the Company’s Board Credit Committee.

JULI ANNE LAWRENCE

Ms. Lawrence has served as a member of our Board since 2007. She is currently the Chief Strategy Officer of Raoust + Partners, a Hampton, Virginia based strategic planning and marketing firm for credit unions. Prior to her current engagement, Ms. Lawrence served as Senior Vice President of Research and Development for Western Bancorp in San Jose, California. Prior to that engagement, she served as President and Chief Executive Officer of the National Institute of Health Federal Credit Union. Prior to that, she was Executive Vice President and Chief Operating Officer of KeyPoint Credit Union and the President of its subsidiary, KeyPoint Financial Services. Before joining KeyPoint Credit Union, Mrs. Lawrence served as Vice President for Business Development, Marketing and Legislative Affairs from 1988-1995 at Langley Federal Credit Union. Prior to joining the credit union industry, Ms. Lawrence served as the Director of Sales for the US Navy Mid-Atlantic Region, which included the direct responsibility for public relations and sales for all Navy Exchange and Commissary Operations in the Mid-Atlantic States, Europe, Iceland, and Bermuda. Mrs. Lawrence received her Bachelor of Science degree in Community Health and Education from East Carolina University and received a Master’s degree in Organizational Development from the University of San Francisco, where she is pursuing a Ph.D. Mrs. Lawrence currently serves on the Board of Directors for the George Washington Institute of Health and Women in BIO. She also previously served as Chair for the Executive Committee of the Open Solutions, Inc. Client Association and serves currently as a Trustee of the International Mission Board of the Southern Baptist Convention. Mrs. Lawrence provides our Board with the benefit of her extensive experience in financial institution operations and technology and especially, her asset-liability management expertise. Mrs. Lawrence serves on the Company’s Executive Committee, as our Chair of the Asset-Liability Management Committee, and as a member of the MP Securities Board of Managers.

JERROD FORESMAN

Mr. Foresman has served as a Board Member of Ministry Partners Investment Company since May 2012 and MP Securities since November 2018. He is Co-Owner and President of Virtue Financial Advisors, LLC and the Office of Supervisory Jurisdiction (OSJ) Principal for Infinex Investments, Inc., managing bank and credit union investment programs for over 70 branch locations in the mid-west. Formerly President, Chief Compliance Officer and FINOP of Bankers & Investors Company Inc., a Registered Broker/Dealer, Investment Advisor and Insurance Agency in Kansas City, Mr. Foresman ran the compliance and operations for 11 years. Bankers & Investors Co. provided investment services for seven banks and four credit unions in Missouri and Kansas. Mr. Foresman had been serving as a financial advisor since 1990 and has managed and owned financial advisory/marketing firms specializing in working with credit unions and community banks since 1993. Mr. Foresman attended Missouri State University and is currently studying for additional financial designations from the American College in Bryn Mawr, PA. He also serves as a board member for Angel Flight Air Support, OASIS Refuge and is a contributing member of the Wealth Management RIA Board of Advisors, Advisor Confidence Index (ACI) from Rydex. Mr. Foresman holds the FINRA Series 7, 24, 27, 63, 65 and 66 as well as life, health, property & casualty insurance licenses.

JEFFREY T. LAURIDSEN

Mr. Lauridsen has served as a member of our Board since October 2007. He is an attorney in private practice with the Law Offices of Jeffrey T. Lauridsen in Garden Grove, California. Before establishing his current practice, Mr. Lauridsen served with several other law firms in the Orange County area, as partner and senior associate. Mr. Lauridsen’s 29 years of law practice have focused on corporate law and encompassed both trial and appellate work in diverse areas of law, including business litigation, construction defects, general liability, premises liability, products, medical malpractice, ERISA, insurance coverage, automobile liability, insurance bad faith, employment and labor law, sexual harassment, sexual molestation and others. Prior to entering into the practice of law, Mr. Lauridsen worked as a claim representative in the insurance industry for 19 years. Mr. Lauridsen received his Associate of Arts degree in Political Science from Fullerton College. He received his Bachelor of Science in Law and Juris Doctorate degrees from California Southern Law School. He has served as Elder at Grace Church in Orange, California for 18 years. Mr. Lauridsen brings to our Board the perspective of an experienced attorney, as well as intimate knowledge of ministry governance. In addition to being a member of the Board’s Executive Committee, Mr. Lauridsen serves on our Board Credit Committee and serves as Chairman of our Audit Committee.

Our Board of Managers

The Operating Agreement charges our Board and officers with governing and conducting our business and affairs. The Operating Agreement charges our Board with essentially the same duties, obligations, and responsibilities as a board of directors of a corporation. The Board establishes our policies and periodically reviews them and has authorized designated officers and our President the authority to carry out those policies. As of the date of this Prospectus, our Board consists of six managers, a majority of which are independent managers.

Board Committees

Our Board may from time to time establish and empower board committees to perform various functions on its behalf. Each committee consists of at least three persons. Currently, the Board has established the following committees:

•	Our Executive Committee is charged with responsibility for determining the President’s compensation and undertaking other matters of an executive and strategic oversight nature;

•	Our Audit Committee is chartered to oversee the annual audit of our financial reports, oversee the establishment and maintenance of internal controls and oversee compliance with our Ethics Policy;

•

Our Board Credit Committee is authorized to oversee compliance with our Loan Policy and to review the performance and management of our loan portfolio and to approve loan originations over a certain dollar amount or loans that have fallen outside of the parameters of the Loan Policy;

•	Our Credit Review Committee reviews and implements our Loan Policy and reviews most of the loan applications we receive;

•

Our Asset Liability Committee is chartered to oversee the maintenance of our asset liability strategy and process, as well as our asset liability, liquidity and other policies relating to the mitigation of risks to our earnings and capital; and

•

Our Governance Committee is charged with responsibility for the Board Governance Policies, including our Related Parties Transaction Policy, and with the periodic task of nominating persons for election to the Board.

Our Board Chairman

On May 14, 2015, the Company held a regular board meeting of its Board of Managers, during which it appointed R. Michael Lee, to serve as Chairman of the Board of Managers.  Prior to Mr. Lee’s appointment, Mark Holbrook served as our Board Chairman since the Company’s inception.  Mr. Holbrook also served as our Chief Executive Officer from inception of the Company until February 17, 2011.

Code of Ethics

On November 6, 2009, our Board adopted a Code of Ethics for our principal officers and members of the Board.    On February 26, 2018, the Company’s President and Chief Executive Officer, Joseph Turner, was appointed to the Board of Directors for Christian Care Ministry, Inc., headquartered in Melbourne, Florida (“CCM”).  CCM currently maintains a business relationship with MP Securities and the Company, holds investments in the Company’s debt securities and has purchased other investment products made available through MP Securities. Mr. Turner currently serves as Chairman of the CCM Board of Directors.

The Company’s Board of Managers were advised of the potential CCM Board appointment of Mr. Turner during its February 2018 meeting, and after discussion, concluded that Mr. Turner’s appointment to the CCM Board of Directors fully complied with the Company’s Code of Ethics and Related Party Policy. In addition, the Company has taken precautions to formally mitigate any potential conflicts of risk between the Company, CCM, and Mr. Turner, including, but not limited to the following:

•

Mr. Turner has declared the CCM Board Appointment as an outside business activity under MP Securities’ policies and procedures, which was subsequently approved by MP Securities’ Chief Compliance Officer.

•	Mr. Turner has agreed to waive and refrain from receiving any compensation related to his role as a Board Member of CCM.

•	MP Securities has assigned another Investment Advisor to manage the Company’s business relationship with CCM.

•	When undertaking his duties as a CCM Board Member, Mr. Turner will recuse himself from all matters involving the investment by CCM in an investment product or debt security offered by the Company.

•

The Company, CCM and Mr. Turner will comply with applicable disclosure obligations required for the Company’s securities and regulatory filings and monitor the business relationships by and among the Company, MP Securities, Mr. Turner and CCM to ensure that such relationships and any agreements related thereto comply with the Company’s Code of Ethics and Related Parties Transaction Policy.

Indemnification of Our Managers and Officers

We may indemnify any of our Managers, officers, Members, employees or agents, provided the agent seeking indemnification acted in good faith and in a manner that the person reasonably believed to be in our best interests and provided that the acts do not constitute gross negligence, intentional misconduct or a knowing violation of law. To the extent we are successful on the merits in defense of our agent’s actions, the agent will be indemnified for all reasonable expenses incurred. In all other instances, a majority of the Members must approve indemnification.

We can advance our agent’s defense costs if approved by Managers who are not seeking indemnification or, if there are none, by a majority of our Members.    Our Managers who are not otherwise involved in the action can approve the advancement of our agent’s defense costs if they receive an undertaking from the person to repay such amount in the event that it is ultimately determined that the person is not entitled to indemnification.

It is the position of some federal and state agencies, including the Pennsylvania Department of Banking and Securities that indemnification with violations of Securities Law is against public policy and void.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation we paid for services rendered to us during the years ended December 31, 2019 and 2018 by our senior executive officers and Board of Managers.

Summary Compensation Table

Annual Compensation

		2019			2018
Name	Principal Position	Salary	Bonus	All Other Compensation (1) (2)	Salary	Bonus	All Other Compensation (1) (2)
Michael Lee	Chairman of the Board of Managers	$—	$—	$14,100	$—	$—	$14,200
Joseph Turner	President and Chief Executive Officer	270,985	1,000	52,061	254,590	89,800	51,337
Van Elliott	Secretary and Manager	—	—	9,100	—	—	9,250
Juli Anne Lawrence	Manager	—	—	11,200	—	—	11,300
Jeffrey Lauridsen	Manager	—	—	11,200	—	—	11,550
Jerrod Foresman	Manager	—	—	8,850	—	—	8,350
Abel Pomar (3)	Former Manager	—	—	—	—	—	4,600
Mendell Thompson	Manager	—	—	8,200	—	—	8,300
Michael R. Boblit (4)	Vice-President, Corporate Lending
William M. Crammer, III (5)	Senior Vice President and Chief Lending Officer	172,028	16,000	48,891	156,544	12,550	44,151
Brian S. Barbre	Sr. Vice President, Chief Financial Officer and Principal Accounting Officer	176,209	53,710	44,788	158,000	16,025	44,788
Edward J. Ramirez (5)	Vice President, Credit Administration	110,177	12,000	31,049	110,000	4,550	33,390

(1) During each year, we accrued amounts for each Manager’s service on the Board. In February 2014, the Board approved the payment of compensation grants to Managers of the Board for rendering services to the Company. Under the grants approved by the Board, each Manager will receive a cash grant for serving on the Board, and will receive additional amounts for attendance at each Board meeting and for serving as a Chairperson of one of our Board Committees. In addition, reimburse each Manager for expenses incurred in performing duties on our behalf. Compensation awards for our Managers for the years ended December 31, 2019 and 2018, were $63 thousand and $68 thousand, respectively.

(2) This includes the aggregate amount we contributed to the Company’s 401(k) retirement plan, for medical benefits and life and disability insurance for the Company’s officers in each year.

(3) Mr. Pomar resigned his position as Manager effective as of November 2, 2018.

(4) On January 3, 2020, Mr. Boblit was appointed as Vice-President, Corporate Lending Services. Prior to accepting that appointment, he served as an independent consultant to the Company.

(5) Messrs. Crammer and Ramirez serve as officers of the Company, but not executive officers.

There have been no options, warrants or other rights to purchase our equity securities issued to our officers.

DESCRIPTION OF OUR MEMBERSHIP INTERESTS

AND CHARTER DOCUMENTS

Our Authorized Membership Interests

Authorized Capital

Our operating agreement creates two classes of membership interests, common membership interests and deferred membership interests. Our Managers are authorized to issue two classes of common membership interests, the Class A Units and the Class B Units. The Class B Units are identical to the Class A Units, except the Class B Units are non-voting, except to the extent required by the California Revised Limited Liability Act (the “LLC Act”). The Class A Units have the same rights, preferences and privileges as our previous common stock.

The operating agreement establishes one class of preferred membership interests, the Series A Units. The Series A Units have the identical, rights, preferences and privileges as our previous Class I Preferred Stock and our Class II Preferred Stock, except the Series A Units are entitled to receive distributions at the same rate as our previous Class I Preferred Stock, which is a higher rate than was payable on the Class II Preferred Stock.

Our Class A Units

We currently have 146,522 Class A Units outstanding. Our Class A Units are entitled to one vote per Unit on all matters to be voted upon by the Class A Units. Approval of proposals submitted to Members at a duly held meeting, other than the election of Managers, requires a vote of a majority of the Class A Units eligible to vote in person or by proxy. Our Class A Members have the right to cumulate their votes in the election of Managers.

Among the matters on which the Class A Units may vote are the following: (1) the election or removal of Managers; (2) an increase or decrease in the number of Managers; and (3) amendments to our operating agreement. A majority of the Class A Units voting on a matter at a meeting at which a quorum is present will constitute the approval of the Class A Units unless a greater number of votes is specifically required by statute or by our operating agreement.

Our operating agreement may be amended by the vote of a majority of the Class A Units, except that the amendment of the provisions regarding the removal and liability of Managers, the meetings of Members and any provision requiring a greater than majority vote must be approved by each class of membership interests as is required to approve any amendments which would change any rights of that class by reducing the amount payable thereon upon our liquidation, or by diminishing or eliminating any voting rights of that class. For the purposes of the foregoing, the authorization by our Board and/or Members of a new class or Series of preferred membership interests would not constitute such an amendment.

The rights of our Members will be subject to, and may be adversely affected by, the rights of owners of any preferred membership interests we may issue in the future. In addition, the issuance of preferred membership interests could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Members are entitled to receive distributions when and if declared by the Board out of funds legally available therefor, and in the event of our liquidation, dissolution or winding-up, to share ratably in all assets remaining after payment of liabilities. Our Members have no preemptive, conversion, subscription or cumulative voting rights.

Our Series A Units

We currently have 117,100 Series A Units outstanding. Following is a summary of the rights, preferences and privileges of our Series A Units.

Rank

The Series A Units rank prior to our Class A Units as to distributions of assets. The Board may increase the amount of the Series A Units or designate one or more Series of preferred membership interests which ranks junior to the Series A Units without the approval of the Series A Units. However, the Board may not designate a Series of preferred membership interests ranking senior to the Series A Units without the approval of the owners of at least two-thirds (2/3rds) of the Series A Units.

Distributions

Owners of the Series A Units are entitled to receive distributions payable quarterly at the rate of 25 basis points over the one year LIBOR rate in effect on the last banking day of the calendar month in which the distribution is declared. Distributions are payable when declared payable by our Board. Our Board intends to declare and pay distributions quarterly. Owners of the Series A Units are also entitled to receive distributions payable annually of 10% of our net income less other distributions.  However, our payment of distributions is subject to certain LLC Act restrictions. Distributions are cumulative. That is, any distribution which is declared but not paid will cumulate and be payable as soon as practicable.

Liquidation Preference

$100.00 per Unit, plus an amount equal to any declared and unpaid distributions.

Redemption

We may call the Series A Units for redemption at the liquidation preference of $100.00 per unit, in whole or in part, upon 90 days’ prior written notice delivered prior to each December 31 for any calendar year.

Rights Upon Liquidation

Upon a change in control, liquidation, dissolution or winding up of our affairs, the Series A Units will be entitled to receive the liquidation preference per unit of $100.00 plus the amount of any declared but unpaid distributions before any distributions with respect to our Class A Units or other junior membership interests.

Rights in the Event We Fail to Pay Distributions

In the event we fail to pay four (4) consecutive quarterly distributions, the Series A Units will have the right to elect two (2) Members to our Board, who will serve until distributions on the Series A Units are brought current.

Voting Rights

Except as stated above, the Series A Units have the right to vote only on matters on which preferred membership interests are entitled to vote under the LLC Act, including the right to vote as a class on certain amendments to our charter documents, and certain mergers and reorganizations.

Our Charter Documents

As an LLC, we are governed by our charter documents which are comprised of our articles of organization and our operating agreement, which replace our former corporate articles of incorporation and bylaws. A copy of our articles of organization, the plan, and the operating agreement were filed as exhibits to our current report on Form 8-K filed with the Securities and Exchange Commission (SEC) on December 22, 2008.

As an LLC, our business and affairs are under the direction of our Managers and officers. Our Managers and officers are the same persons who served as our directors and officers prior to the conversion. Each serves in a comparable, if not exact, capacity after the conversion as they did prior to the conversion. Thus, there is no change in the persons responsible for our management and operations or their duties with respect to such capacities.

Our operating agreement provides for not less than six nor more than eleven Managers and sets the number at ten. Our Managers are elected by our Class A Unit owners at an annual meeting, subject to certain limited voting rights of our Series A Unit owners.

Our Members have no liability for our LLC level liabilities or debts. Their liability is limited to their investment in their membership interest. No further capital contributions are required, with limited exceptions for wrongful distributions.

Our operating agreement authorizes the offices of President, Secretary and Treasurer and other officers as they deem appropriate, including a Chief Executive Officer, Chief Financial Officer and one or more Vice Presidents. Our officers serve at the pleasure of our Managers.

Our Managers can amend the operating agreement to create one or more classes of preferred units and establish the rights, privileges and preferences of such units. Other changes, including an increase in the authorized number of membership units must be approved by a majority of our Class A Units. Our articles of organization may not be amended without the approval of a majority of our member interests.

Our Board determines when and if distributions are paid to our Members, subject to certain restrictions under the LLC Act.

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information available to us, as of December 31, 2019, with respect to our Class A Units owned by each of our executive officers and our Managers, and by our Managers and executive officers as a group, and by each person who is known to us to be the beneficial owner of more than 5.0% of our Class A Units.

(1)
Name	Beneficial Ownership	Percentage Owned(1)
R. Michael Lee 915 W. Imperial Hwy., Suite 120 Brea, CA 92821	--	--%
Van C. Elliott 915 W. Imperial Hwy., Suite 120 Brea, CA 92821	--	--%
Mendell L. Thompson 915 W. Imperial Hwy., Suite 120 Brea, CA 92821	--	--%
Juli Anne S. Lawrence 915 W. Imperial Hwy., Suite 120 Brea, CA 92821	--	--%
Jeffrey T. Lauridsen 915 W. Imperial Hwy., Suite 120 Brea, CA 92821	--	--%
Jerrod L. Foresman 915 W. Imperial Hwy., Suite 120 Brea, CA 92821	--	--%
Joseph W. Turner, Jr. 915 W. Imperial Hwy., Suite 120 Brea, CA 92821	--	--%
Brian S. Barbre 915 W. Imperial Hwy., Suite 120 Brea, CA 92821	--	--%
All officers and members of the Board as a group	--	--%

Other 5% or greater beneficial owners (seven):

Name	Beneficial Ownership	Percentage Owned(1)
Evangelical Christian Credit Union	62,000	42.31%
America’s Christian Credit Union	12,000	8.19%
Navy Federal Credit Union (2)	11,905	8.13%
UNIFY Financial Credit Union (3)	11,905	8.13%
Wescom Credit Union	11,905	8.13%
Credit Union of Southern California	11,900	8.12%
Keypoint Credit Union	8,000	5.46%

Notes to Table

(1)   Based on 146,522 Class A Units outstanding.

(2)  Navy Federal Credit Union is a non-voting equity member but holds 11,905 Class A Common Units which were acquired pursuant to a merger completed with USA Federal Credit Union.  As the holder of an economic interest in the Company, Navy Federal Credit Union holds a beneficial interest in the Company.

(3) UNIFY Financial Credit Union was formerly Western Federal Credit Union.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Safe Harbor Cautionary Statement

Certain statements in this Prospectus, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward‑looking statements are included with respect to, among other things, our current business plan, business strategy and portfolio management. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which may cause actual results or outcomes to differ materially from those contained in the forward-looking statements. Important factors that we believe might cause such differences are discussed in the section entitled, “Risk Factors” of this Prospectus.  We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In assessing all forward-looking statements, readers are urged to read carefully all cautionary statements contained in this Prospectus.

These forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that are subject to change based upon various factors (many of which are beyond our control).  Such risks, uncertainties and other factors that could cause our financial performance to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to, the risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2019, as well as the following:

•	we are a highly leveraged company and our indebtedness could adversely affect our financial condition and business;
•

we depend on the sale of our debt securities to finance our business and have relied on the renewals or reinvestments made by our holders of debt securities when their debt securities mature to fund our business;

•	the need to enhance and increase the sale of loan participations for loans we originate in order to improve liquidity and generate servicing fees;
•	the allowance for loan losses that we have set aside proves to be insufficient to cover actual losses on our loan portfolio;
•	our ability to maintain liquidity or access to other sources of funding;
•

because we rely on credit facilities to finance our investments in church mortgage loans, disruptions in the credit markets, financial markets and economic conditions that adversely impact the value of church mortgage loans can negatively affect our financial condition and performance;

•

we are required to comply with certain covenants and restrictions in our primary term-debt credit facilities that, if not met, could trigger repayment obligations of the outstanding principal balance on short notice.

The following represents a material update to the risk factors described in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission:

The impact of the COVID-19 pandemic could adversely affect our financial condition and results of operations.

A widespread health emergency such as the COVID-19 pandemic could cause economic disruptions that adversely affect the ability of our borrowers to make loan payments.  On March 12, 2020, the President of the United States declared the COVID-19 outbreak in the U.S. a national emergency.  As the pandemic spread, state and local governments have ordered non-essential businesses to close, public gatherings to be discontinued and residents to shelter at home.  Churches, faith-based ministries, private schools, daycare centers and Christian colleges have been forced to discontinue public gatherings, worship services, classes and conference events.  Churches that typically receive weekly offerings of tithes and cash contributions now rely on online giving options and contributions sent by mail.  Church revenues are also dependent on general economic conditions, including unemployment rates and economic disruption to businesses, schools and financial markets.  The U.S. Department of Labor estimates that more than 26 million unemployment insurance claims have been filed since the U.S. national emergency was declared.  Federal banking institutions have encouraged lenders to prudently work with borrowers and the recently enacted CARES Act provides lenders with the option to avoid classifying loans that have been modified in conjunction with the onset of the COVID-19 pandemic as troubled debt restructurings. Finally, the spread of the coronavirus has caused us to modify and adjust our office operations, eliminate non-essential travel and require our employees to work remotely when possible or when health conditions so warrant.  While we expect the impact of COVID-19 could have an adverse impact on our business, financial condition and results of operations for 2020, we are unable to predict the extent or nature of these impacts at this time.

As used in this Prospectus, the terms “we”, “us”, “our” or the “Company” means Ministry Partners Investment Company, LLC and our wholly-owned subsidiaries, Ministry Partners Funding, LLC, MP Realty, MP Securities, LLC, and Ministry Partners for Christ, LLC.

Overview

We generate our revenue primarily through our church lending portfolio and secondarily through fees generated from our investment and insurance products and services. While we generate the majority of our revenue through interest income, our strategy is to increase the diversification of our revenue sources. A diversified revenue stream may reduce the risk to the Company if economic factors, such as changes in interest rates, decrease our interest income. We also focus on improving our operating efficiency and capital position by increasing the revenue generated for each dollar of expense incurred to run the business. Increased capital helps mitigate risk in economic down cycles. In addition, we are focusing on reducing risk to our lending revenue by improving the quality of our loan portfolio, assessing the financial strength of our borrowers, and working with our impaired loans to restructure, refinance, and/or liquidate these investments when necessary.

In order to continue to achieve our objectives and maximize the value of our equity holders’ investment, we will continue to focus on:

•

working with credit unions and other CUSOs to serve the needs of their members and owners, expand our own client base, and increase our fee income from broker-dealer services as well as loan servicing and origination fees;

•	increasing our revenue from broker-dealer related services by expanding our sales staff;
•	increasing revenue through the sale of loan participation interests;
•	managing the size and cost structure of our business to match our operating environment and capital funding efforts;
•	managing costs through efforts to more efficiently originate and service loans,
•	increasing our capital through growth in earnings;
•	optimizing our balance sheet size as we seek to improve the quality of our mortgage loan investments and originating profitable new loans;
•	managing and strengthening our loan portfolio through aggressive and proactive efforts to resolve problems in our non-performing assets and ultimately realizing the benefit of our investments;
•	increasing the sale of our investor debt securities with the objective of maintaining a stable balance sheet by replacing pay downs on our credit facility borrowings;
•

broadening the number of clients in our investor debt securities and effectively implementing strategies designed to ensure compliance with FINRA’s suitability and regulatory standards for investments made in our debt securities; and

•	maintaining adequate liquidity levels.

Financial Performance Summary for the Two-Year Period: 2019 and 2018

	2019	2018
Broker-dealer commissions and fees	$1,415	$523
Total income	11,724	10,652
Provision (credit) for loan losses	(544)	666
Total non-interest expenses	5,185	4,653
Net income	2,001	477
Cash and restricted cash	26,045	9,928
Loans receivable, net of allowance for loan losses of $1,393 and $2,480 as of December 31, 2019 and December 31, 2018, respectively	128,843	143,380
Total assets	158,021	155,439
Term-debt	71,427	76,515
Notes payable, net of debt issuance costs	73,046	68,300
Total equity	11,071	9,531

Summary of financial performance

For the year ended December 31, 2019, we recognized net income of $2.0 million and grew owners’ equity by $1.5 million. 2019 was the Company’s most profitable year since inception due to a significant increase in revenue generated by broker-dealer commissions and fees and recoveries from previous nonperforming loans that were refinanced or paid off. Total assets remained relatively flat with a slight increase of $2.5 million.

For the year ended December 31, 2019, the primary items affecting our operating performance were the following:

•

an increase in net interest income of $720 thousand due an increase in loan income of $700 thousand. $511 thousand of the increase was due to recapture of interest income previously allocated to principal variance when two previously nonperforming loans were refinanced with a new lender or paid off;

•	a recapture on provision for loan losses of $544 thousand, also mainly due to the refinancing of a loan with a new lender and payoff of previously nonperforming loans; and
•

an increase in non-interest income of $125 thousand. This increase was due to an increase in broker dealer commission and fees of $892 thousand as offset by a decrease in other lending income of $767 thousand. The decrease in other lending income was due to a gain on the sale of a note related to a non-performing loan that occurred in 2018. Broker-dealer commissions and fees increased as the Company increased sales to institutional and faith-based ministries and entities in 2019 as compared to 2018.

Progress on Strategic Objectives

In 2019, we made continued progress towards our strategic objectives of diversifying our revenue streams, improving the quality of our loan portfolio, maintaining our balance sheet size, and improving operating efficiency. The following discussion focuses on these strategic objectives.

Diversified revenue streams

Like most finance companies and banks, our primary source of revenue has come from the net interest margin we earn on our mortgage loan investments. We continue to develop sources of revenue outside our net interest income to make us less dependent on a favorable net interest rate margin from our mortgage loan investments. We believe this will make the Company less susceptible to unfavorable changes in interest rates. The Company’s management team believes that it will be able to use its capabilities in lending, servicing, and investment advisory services to supplement its net interest income with fee income.

Our primary sources of recurring non-interest income are:

•

Revenue from our broker-dealer operations: In 2019, we generated fee and commission revenue of $1.4 million compared to $523 thousand in 2018. The $892 thousand increase was an increase in revenue from sales to institutional and faith-based ministries and entities in 2019 as compared to 2018. While we will occasionally close larger fee-generating transactions for institutional investors, we do not plan for them in order to sustain our business. In 2020, we will look to generate revenue from our broker-dealer operations by expanding our sales force with advisors who have already built a profitable book of business. In 2019, we added two advisors and their portfolios into our wholly-owned broker dealer and investment advisory subsidiary.

•

Loan participation sales: We did not sell any loan participation interests in 2019 compared to $4.3 million in loan participation interests sold to credit unions and other investors during 2018. During the year ended December 31, 2019, the Company focused on improving the quality of its mortgage loan investments, initiated foreclosure actions on two problem loans and worked with several borrowers to restructure their loans or assist them find a replacement lender.  As a result of these efforts, the Company originated fewer new loans in 2019 as compared to 2018.  Given the Company’s strong liquidity, the Company plans to increase the number of and aggregate amount of new loans originated in 2020 and increase the sale of loan participation interests from these new loans.

•

Loan servicing fee income: As of December 31, 2019, we serviced $27.0 million in loan participations for investors,  a decrease from December 31, 2018 of $36.7 million due to lower participation sales for the year. The participation portfolio generated $100 thousand in servicing income in 2019 as compared $160 thousand in 2018. The decrease was mainly due to early payoffs on participated loans.

Loan portfolio quality

We continue to monitor our loan portfolio closely and work with borrowers to minimize losses on our mortgage loan investments. The Company can often find a solution for borrowers who are in distress who are willing and able to find a compatible solution. In 2019, we had several positive results due to our efforts to be more aggressive in resolving our non-performing loans. Two of our previously non-performing loans paid off resulting in a collection of previously written off interest and the reversal of previously recorded provisions.  Additionally, another loan that was an impaired collateral dependent loan paid off. Three additional loans that were impaired collateral dependent loans became performing TDRs and taken off collateral dependent status. Additionally, we transferred one loan into foreclosed assets after foreclosure proceedings were completed. Through these efforts, we saw our classified loans decrease by $4.8 million to $8.8 million at the end of December 31, 2019.

As part of our strategic decision to reposition our loan portfolio, we have continued to focus on originating lower balance loans made to ministries where we can achieve yields that are more favorable and avoid deteriorating our margins while reducing overall risk exposure to any one borrower with a smaller aggregate loan balance. However, we also have originated larger loans when we are able to find participants to purchase a participation interest in the loan. This generates servicing fee income while allowing us to minimize our risk exposure on the loan. We believe we have found a good mix in loan size that allows us to take advantage of quality lending opportunities. Our average net loan balance (recorded balance) was $868 thousand at December 31, 2019. In addition, over the past few years, we have substantially expanded our relationships with credit unions throughout the United States. We believe these relationships will enable us to increase the amount of loan participation interests we sell and service for others.

Financial Condition

This discussion focuses on the overall performance of our balance sheet. As we are a financial institution, the balance sheet is the primary driver of our net income.

The following discussion and analysis compares the results of operations for the twelve months ended December 31, 2019 and 2018 and should be read in conjunction with the accompanying consolidated financial statements and notes thereto.

Comparison of Financial Condition at December 31, 2019 and December 31, 2018

			Comparison
	2019	2018	$ Difference	% Difference
	(dollars in thousands)
Assets:
Cash	$25,993	$9,877	$16,116	163%
Restricted cash	52	51	1	2%
Loans receivable, net of allowance for loan losses of $1,393 and $2,480 as of December 31, 2019 and 2018, respectively	128,843	143,380	(14,537)	(10%)
Accrued interest receivable	635	711	(76)	(11%)
Investments in joint venture	891	887	4	—%
Property and equipment, net	216	87	129	148%
Foreclosed assets, net	301	—	301	—%
Servicing assets	100	212	(112)	(53%)
Other assets	990	234	756	323%
Total assets	$158,021	$155,439	$2,582	2%
Liabilities and members’ equity
Liabilities:
Term-debt	$71,427	$76,515	$(5,088)	(7%)
Notes payable, net of debt issuance costs of $55 and $92 as of December 31, 2019 and 2018, respectively	73,046	68,300	4,746	7%
Accrued interest payable	266	249	17	7%
Other liabilities	2,211	844	1,367	162%
Total liabilities	146,950	145,908	1,042	1%
Members' Equity:
Series A preferred units	11,715	11,715	—	—%
Class A common units	1,509	1,509	—	—%
Accumulated deficit	(2,153)	(3,693)	1,540	(42%)
Total members' equity	11,071	9,531	1,540	16%
Total liabilities and members' equity	$158,021	$155,439	$2,582	2%

General

Total assets increased 2% due to an increase in our notes payable and total members equity. Loans receivable decreased 10% due to loan payoffs and a decrease in the number and principal amount of new mortgage loans that we originated. The decrease in loans receivable created an inverse increase in cash. As a result, the Company enters 2020 with strong levels of liquidity with cash increasing by $16.2 million to $26.0 million, as compared to a balance of  $9.9 million at December 31, 2018.

Our loan funding comes from our members’ equity, our notes payable, and our credit facility borrowings. Since 2008, the Company has relied primarily on the sale of investor notes to fund its mortgage loan investments and maintain the total size of its balance sheet assets. In 2019, our term-debt decreased by $5.1 million and net notes payable increased by $4.7 million.

Loan Portfolio

Our loan portfolio provides the majority of our revenue, however, it also presents the most risk to future earnings through both interest rate risk and credit risk. Additional information regarding risk to our loans is included in the section entitled “Risk Factors” of this Prospectus.

Our portfolio consists entirely of loans made to evangelical churches and ministries with approximately 99% of these loans secured by real estate. The loans in our portfolio carried a weighted average interest rate of 6.59% at December 31, 2019 and 6.44% at December 31, 2018. The following discussion on our loan portfolio revolves around the credit risk to our loans and on how we account for and address that risk.

Our Loan Policies

Our managers establish our loan policies and review them periodically and, from time to time, have authorized designated loan officers and our President to make loans within certain limits established by our managers. Our managers adopted a Church and Ministry Loan Policy that supports our levels of acquisition and origination of loans. In addition, our managers appointed a Credit Review Committee to review and carry out our loan policy. The Credit Review Committee may approve loans up to 25% of our tangible net worth or 5% of our aggregate loan portfolio, whichever is less. For loans exceeding the threshold, our managers have established a Board Credit Committee that reviews loan requests that exceed certain prescribed limits under our loan policies. Upon approval, we issue a written loan commitment to the applicant that specifies the material terms of the loan. For any loan participation interest we acquire, with one borrower (or a group of financially related borrowers), the aggregate amount of such interest may not exceed 15% of our tangible net worth. The Company’s Church and Ministry Loan Policy defines “tangible net worth” as shareholder equity plus available operating lines of credit, calculated at the end of each month.

Loan Concentrations

A concentration of loans by category or geography can pose a risk if economic conditions or natural disasters affect that concentration of loans specifically.

The table below shows the amounts we have invested in each loan category:

	Year Ended December 31, (dollars in thousands)
	2019		2018
Loans to evangelical churches and related organizations	Amount	% of Portfolio	Amount	% of Portfolio
Real estate secured	$125,612	95.9%	$142,728	96.9%
Construction	5,277	4.0%	4,333	2.9%
Unsecured	160	0.2%	274	0.2%
Total	$131,049	100.0%	$147,335	100.0%

We consider loans individually material if a loan is 10% of the Company’s net assets or greater. At December 31, 2019, we had no individually material loans.

The following table sets forth, as of December 31, 2019 and 2018, each state in which: (i) the unpaid balance of our mortgage loans was 10% or more of the total unpaid balance of our loan portfolio; and (ii) the number of our loans was 10% or more of our total loans:

	California
	(dollars in thousands)
	2019	2018
Unpaid Balance of Loans*	$19,431	$22,231
Percent of Total Loans	14.83%	15.09%
Number of Loans	32	37
Percent of Total Loans	21.19%	22.02%
*gross of principal variance, loan discounts, and specific reserves

	Maryland
	(dollars in thousands)
	2019	2018
Unpaid Balance of Loans*	$28,021	$32,015
Percent of Total Loans	21.38%	21.73%
Number of Loans	12	13
Percent of Total Loans	7.95%	7.74%
*gross of principal variance, loan discounts, and specific reserves

Non-performing Assets

Non-performing assets include:

•	non-accrual loans;
•	loans 90 days or more past due and still accruing;
•

restructured loans, except for loans modified in a TDR that were subsequently classified as performing due to the borrowers demonstrated ability to perform on the restructured terms (typically a minimum of six months);

•	foreclosed assets; and
•	other impaired loans where the net present value of estimated future cash flows is lower than the outstanding principal balance.

Non-accrual loans are loans on which we have stopped accruing interest. Restructured loans are loans in which we have granted the borrower a concession on the interest rate or the original repayment terms due to financial distress. Foreclosed assets are real properties for which we have taken title and possession upon the completion of foreclosure proceedings.

We closely monitor these non-performing assets on an ongoing basis. Management evaluates the potential risk of loss on these loans and foreclosed assets by comparing the book balance to the fair value of any underlying collateral or the present value of projected future cash flows, as applicable.

From time to time, we determine that certain non-accrual loans are collateral-dependent. When a loan is deemed to be collateral-dependent, the repayment of principal will involve the sale or operation of collateral securing the loan. For these loans, we record any interest payment we receive in one of two methods. If the Company deems that the recorded investment of the loan is fully collectable, we will recognize income on the interest payment received on the cash basis. If we deem that the recorded investment is not fully collectable, we will record any interest payment we receive against principal. For non-collateral-dependent loans that are on non-accrual status, we recognize income on a cash basis.

We had 6 non-accrual loans as of December 31, 2019 and 11 as of December 31, 2018. Two of our non-performing loans were paid off in 2019. Management transferred one non-accrual loan to foreclosed assets after judicial foreclosure proceedings were completed.  Three of the non-accrual loans became performing TDRs and were moved to accrual status. One of the non-accrual loans as of December 31, 2018 was charged-off as part of  a restructuring modification agreed upon with the borrower. We added one additional loan to non-accrual status for the year ended December 31, 2019. As detailed in the table below, these activities decreased the balance of our non-performing loans to $9.1 million at December 31, 2019 as compared to $13.6 million at December 31, 2018.

At December 31, 2019 and December 31, 2018, we had three and nine restructured loans, respectively, that were on non-accrual status. One of these loans was over 90 days delinquent at December 31, 2019. In addition, we have six performing restructured loans on accrual status as of December 31, 2019.

The following table presents our non-performing assets:

Non-performing Assets
($ in thousands)
	December 31,	December 31,
	2019	2018
Non-Performing Loans:[1]
Collateral-Dependent:
Delinquencies over 90-Days	$5,907	$7,096
Troubled Debt Restructurings[2]	1,451	2,706
Other Impaired Loans	1,485	3,799
Total Collateral-Dependent Loans	8,843	13,601
Non-Collateral-Dependent:
Delinquencies over 90-Days	—	—
Other Impaired loans	—	—
Troubled Debt Restructurings	—	—
Total Non-Collateral-Dependent Loans	—	—
Loans 90 Days past due and still accruing	—	—
Total Non-Performing Loans	8,843	13,601
Foreclosed Assets[3]	301	—
Total Non-performing Assets	$9,144	$13,601

[1] These loans are presented at the balance of unpaid principal less interest payments recorded against principal.
[2] Includes $290 thousand of restructured loans that were over 90 days delinquent as of December 31, 2019.
[3] Foreclosed assets are presented net of any valuation allowances taken against the assets.

Troubled Debt Restructurings

A troubled debt restructuring is a loan for which the Company, for reasons related to a borrower’s financial difficulties, grants a concession to a borrower that the Company would not otherwise consider. A restructuring of a loan usually involves an interest rate modification, extension of the maturity date, payment reduction, or reduction of accrued interest owed on the loan on a contingent or absolute basis.

Under ASC 340-10, if the Company grants a loan extension or modification to a borrower experiencing financial difficulties for other than an insignificant period of time that includes a below-market interest rate, principal forgiveness, payment forbearance or other concession intended to minimize the economic loss to the Company, the loan extension or loan modification is classified as a troubled debt restructuring (“TDR”). In cases where borrowers are granted new terms that provide for a reduction of either interest or principal then due and payable, management measures any impairment on the restructured loan in the same manner as for impaired loans as noted above.

Management considers loans that it renews at below-market terms to be troubled debt restructurings if the below-market terms represent a concession due to the borrower’s troubled financial condition. The Company classifies troubled debt restructurings as impaired loans. For the loans that are not considered to be collateral-dependent, management measures troubled debt restructurings at the present value of estimated future cash flows using the loan's effective rate at start of the loan. The Company reports the change in the present value of cash flows related to the passage of time as interest income. If the loan is considered to be collateral-dependent, impairment is measured based on the fair value of the collateral.

The Company had one restructured loan at March 31, 2020 and December 31, 2019 that was greater than 90 days delinquent.

COVID-19 Impact on the Company’s Lending Business

Our borrowers are primarily churches, Christian schools, educational institutions, and faith-based ministries. Given the stay at home orders that have been issued in most states, many of our borrowers have been unable to conduct services with members in attendance. As a result, churches and ministries have changed their worship services to include an online experience and are depending upon online giving and contributions made by mail to support their ministries. We are employing strong countermeasures in response to the hardship COVID-19 is causing some of our borrowers, which include working with borrowers that could be hurt economically by the pandemic and increasing the Company’s liquidity and cash assets on our balance sheet. These measures include the following:

1.

The Company continues to work with borrowers who qualify for relief by granting, when called for, temporary payment relief measures. The Company evaluates each borrower’s request for payment relief on an individual basis. As of the date of this Prospectus, payment relief has been in the form of either partial or full payment deferrals ranging from two to four months. We expect that if stay-at-home orders continue to hurt the operations of ministries and churches we may receive additional requests for temporary payment relief. However, at this time, we cannot predict the effect this will have on the Company’s liquidity or its financial results for the year ended December 31, 2020. Management does not expect the payment deferral requests granted as of the date of this Prospectus to have a material impact on the Company’s cash position. As of the date of this Prospectus, we estimate that the total impact on the Company’s cashflow for payment deferrals requested will be approximately $225 thousand over a period of five months. For any payment deferral requests the Company approves, the maturity date of the mortgage note will not be extended, and any deferred payments will increase the principal amount due at maturity.

2.

The other measure we are employing is increasing the Company’s liquidity and cash position, including raising cash though mortgage loan sales. During the three months ended March 31, 2020, the Company generated cash from loan sales of $9.3 million. We plan to raise more cash though loan sales, if necessary, to keep sufficient levels of cash available to meet our debt obligations to investors and under our term-debt credit facilities. Cash, restricted cash, and certificates of deposit were $29.2 million as of March 31, 2020 and our liquidity ratio was 35%. These liquidity levels are significantly higher than the cash amounts the Company has historically carried and are $19.3 million higher than the total amount of cash and restricted cash held at December 31, 2018.

The federal government has also provided relief to lenders who grant borrowers payment deferments due to the pandemic. Under section 4013 of the CARES Act, financial institutions may choose not to categorize a loan modification as a TDR if it is:

1.	related to COVID-19;
2.	executed on a loan that was not more than thirty (30) days past due as of December 31, 2019; and
3.	executed between March 31, 2020, and the earlier of (A) sixty (60) days after the date of the National Emergency or (B) December 31, 2019.

For all other loan modifications, federal agencies that regulate financial institutions have confirmed with FASB that short-term modifications made on a good faith basis in response to COVID-19 to borrowers who were current prior to receiving relief, would not be classified as a TDR. This treatment includes short-term modifications including payment deferrals, fee waivers, and extension of repayment terms.

Allowance for Loan Losses

We maintain an allowance for loan losses that we consider adequate to cover both the inherent risk of loss associated with the loan portfolio as well as the risk associated with specific loans.

General reserves are allowances taken to address the inherent risk of loss in the loan portfolio. We include several factors in our analysis. We weigh these factors for the level of risk represented and for the potential loss on our portfolio. These factors include:

•	changes in lending policies and procedures, including changes in underwriting standards and collection;
•	changes in national, regional, and local economic and industry conditions that affect the collectability of the portfolio;
•	changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified loans;
•	changes in the value of the collateral for collateral-dependent loans; and
•	the effect of credit concentrations; and
•	the rate of defaults on loans modified as troubled debt restructurings within the previous twelve months.

In addition, we include additional general reserves for our loans if the collateral for the loan is a junior lien or if a loan is unsecured. We segregate our loans into pools based on risk rating when we perform our analysis in order to increase the accuracy when determining the potential impact these factors have on our portfolio. We weigh the risk factors based upon the quality of the loans in the pool. In general, we give risk factors a higher weight for lower quality loans, which results in greater general reserves related to these loans. We evaluate these factors on a quarterly basis to ensure that we have adequately addressed the risks inherent in our loan portfolio.

We also examine our entire loan portfolio regularly to identify individual loans that we believe have a greater risk of loss than is addressed by the general reserves. These are identified by examining delinquency reports, both current and historic, monitoring collateral value, and performing a periodic review of borrower financial statements. For loans that are collateral-dependent, management first determines the amount of the loan investment at risk, defined as the unpaid principal balance, net of discounts, less the collateral value net of estimated costs associated with selling a foreclosed property. The total amount of the loan investment at risk is reserved. For impaired loans that are not collateral-dependent, management will record an impairment based on the present value of expected future cash flows. At a minimum, we review loans that carry a specific reserve quarterly. However, we will adjust our reserves more frequently if we receive additional information regarding the loan’s status or its underlying collateral.

Finally, for non-collateral-dependent trouble debt restructurings we use a net present value method for the allowance calculation. Reserves for these loans are determined by calculating the net present value of payment streams we expect to receive from a restructured loan compared to what we would have received from the loan according to its original terms. We then discount these expected cash flows at the original interest rate on the loan. Management records these reserves at the time of the restructuring. We report the change in the present value of cash flows attributable to the passage of time as interest income.

The process of providing an adequate allowance for loan losses involves discretion on the part of management. We strive to maintain the allowance at a level that compensates for losses that may arise from unknown conditions. As a result, losses may differ from current estimates made by management.

The chart below details our allowance for loan loss:

	Allowance for Loan Losses
	as of and for the
	Twelve months ended
	December 31,
	2019	2018
Balances:	($ in thousands)
Average total loans outstanding during period	$135,222	$145,617
Total loans outstanding at end of the period	$131,049	$147,335
Allowance for loan losses:
Balance at the beginning of period	$2,480	$2,097
Provision charged to expense	(544)	666
Charge-offs
Wholly-Owned First	(923)	(283)
Wholly-Owned Junior	—	—
Participation First	—	—
Participation Junior	—	—
Total	(923)	(283)
Recoveries
Wholly-Owned First	380	—
Wholly-Owned Junior	—	—
Participation First	—	—
Participation Junior	—	—
Total	380	—

Net loan charge-offs	(543)	(283)
Accretion of allowance related to restructured loans	—	—
Balance	$1,393	$2,480

Ratios:
Net loan charge-offs to average total loans	(0.40)%	(0.19)%
Provision for loan losses to average total loans	(0.40)%	0.46%
Allowance for loan losses to total loans at the end of the period	1.06%	1.68%
Allowance for loan losses to non-performing loans	15.75%	18.23%
Net loan charge-offs to allowance for loan losses at the end of the period	(38.98)%	(11.41)%
Net loan charge-offs to provision (credit) for loan losses	99.82%	(42.49)%

Cash, Cash Equivalents, and Restricted Cash

Cash, cash equivalents, and restricted cash decreased by $16.1 million during the year ended December 31, 2019. The increase in cash was primarily due to $25.3 million in proceeds received from contractual loan payments and loan prepayments offset by cash used for loan purchased and loan originations totaling $10.2 million.

Investments in Joint Venture

The investment in the joint venture is described in “Note 5: Investments in Joint Venture” in this Prospectus beginning on page F-1. The purpose of the joint venture is to develop and sell property we acquired as part of a Deed in Lieu of Foreclosure agreement reached with one of our borrowers in 2014.

Term-Debt

As shown on the Comparison of Financial Condition above, our term-debt decreased by $5.0 million in 2019. This decrease is the result of regular monthly payments made on the term-debt credit facilities. For additional information, refer to “Note 10.  Credit Facilities”, in the notes to consolidated financial statements included in this Prospectus beginning at page F-1.

Notes Payable

Our investor notes payable consist of debt securities sold under publicly registered security offerings as well as notes sold in private placement offerings. Over the last several years, we have expanded our investor note sale program by building relationships with other faith-based organizations whereby we can offer our various investor note products to these organization and the ministries they serve. Concurrently, MP Securities and its staff of financial advisors have increased our customer base through marketing efforts made to individual investors. These efforts helped increase our investor notes payable by $4.7 million during the year ended December 31, 2019. The balance sheet presents our investor notes payable net of debt issuance costs, which have decreased from $92 thousand at December 31, 2018 to $55 thousand at December 31, 2019.

Other liabilities

Our other liabilities include accounts payable to third parties and salaries, bonuses, and commissions payable to our employees. At December 31, 2019, our other liabilities increased by $1.4 million as compared to the year ended December 31, 2018 due to both an increase in funds the Company held on behalf of borrowers for future lending transactions and the addition of a lease liability. Due to the implementation of ASU No. 2016-02, we added a lease liability of $680 thousand at January 1, 2019, which has amortized to $545 thousand at December 31, 2019.

Members’ Equity

During the year ended December 31, 2019, total members’ equity increased by $1.5 million due to net income of $2.0 million earned by the Company as offset by dividend expense of $461 thousand. We did not repurchase or sell any membership equity units during the year ended December 31, 2019.

Liquidity and Capital Resources

Maintenance of adequate liquidity requires that sufficient resources are always available to meet our cash flow needs. We need cash to obtain new mortgage loans, repay term-debt, make interest payments to our note investors, and pay general operating expenses. Our primary sources of liquidity are:

•	cash;
•	net income from operations;
•	maturing loans;
•	payments of principal and interest on loans;
•	loan sales; and
•	sales of investor notes.

Our management team regularly prepares cash flow forecasts that we rely upon to ensure that we have adequate liquidity to conduct our business. While we believe that these expected cash inflows and outflows are reasonable, we can give no assurances that our forecasts or assumptions will prove to be accurate. While our liquidity sources that include cash, reserves and net cash from operations are generally available on an immediate basis, our ability to sell mortgage loan assets and raise additional debt or equity capital is less certain and less immediate.

We are also susceptible to withdrawal requests made by our note holders that have made large investments in our notes that can adversely affect our liquidity. We believe that our available cash, cash flow from operations, net interest income, and other fee income will be sufficient to meet our cash needs. Should our liquidity needs exceed our available sources of liquidity, we believe we could sell a portion of our mortgage loan investments at par to raise additional cash; however, we also must maintain adequate collateral consisting of loans receivable and cash to secure our term debt.

Our Board of Managers approves our liquidity policy. The policy sets a minimum liquidity ratio and contains contingency protocol if our liquidity falls below the minimum. Our liquidity ratio was 32% at December 31, 2019, which is above the minimum set by our policy. This was an increase from 13% at December 31, 2018 primarily due to the increase in cash that resulted from originating and funding fewer mortgage loans in 2019.

We review our liquidity position on a regular basis based upon our current position and expected trends of loan closings and sales of investor notes. Management believes that we maintain adequate sources of liquidity to meet our liquidity needs. Some of the material liquidity events that would adversely affect our business are:

•	we become unable to continue offering our investor notes in public and private offerings for any reason;
•	we incur sudden withdrawals by multiple investors in our investor notes;
•	a substantial portion of our investor notes that mature during the next twelve months is not renewed; or
•	we are unable to obtain capital from sales of our mortgage loan assets or other sources.

Debt Securities

The sale of our debt securities is a significant component in financing our mortgage loan investments. We continue to sell debt securities filed under a Registration Statement with the SEC to register $90 million of our Class 1A Notes under this Prospectus. The SEC declared the Registration Statement effective on February 27, 2018 and it expires on December 31, 2020. We have also entered into a Loan and Standby Agent Agreement pursuant to a Rule 506 offering to sell $40 million of Series 1 Subordinated Capital Notes and we are offering $80 million in our Secured Notes under a private placement offering. Through sales of the Class 1A Notes and privately placed investor notes, we expect to fund new loans, which we can hold to either receive interest income or sell to participants to generate servicing income and gains on loan sales. We also use the cash we receive from investor note sales to fund general operating activities.

Historically, we have been successful in generating reinvestments by our debt security holders when the notes they hold mature. Our note renewal rate has been stable over the last several years. MP Securities has also hired additional financial advisors that have enabled us to increase our client base, which has in turn positioned us to increase notes sales.

The table below shows the renewal rates of our maturing notes over the last three years:

2019	75%
2018	62%
2017	64%

Term-Debt Credit Facilities

We have funded a significant portion of our balance sheet through our term-debt credit facilities. Because these facilities have a long-term fixed rate expiring in 2026 they provide a stable cost of funds.

	Maturity Date	Amount Outstanding	Amount of Loan Collateral Pledged	Interest Rate	Interest Calculation
MU Term-Debt Credit Facility	11/1/2026	$55.54	$67.82	Fixed at 2.525%	Accrued interest is due and payable monthly in arrears on the first day of each month
WesCorp Term-Debt Credit Facility Extension	11/1/2026	$15.89	$18.10	Fixed at 2.525%	Accrued interest is due and payable monthly in arrears on the first day of each month

However, we cannot borrow additional funds on these facilities; therefore, we will need to replace any principal paid on the facilities through another source. If we cannot find an alternative source of funding, we will have to shrink our balance sheet, which may reduce our net interest income. The following table shows the maturity schedule on our term-debt for the next five years as of December 31, 2019.

2020	$5,164
2021	5,341
2022	5,477
2023	5,617
2024	5,757
Thereafter	44,071
$71,427

Debt Covenants

We have debt covenants on both our notes payable and our term-debt credit facilities. Failure to maintain our covenants could require all interest and principal to become due. As of December 31, 2019, we are in compliance with our covenants on our notes payable and term-debt credit facilities.

•	For additional information regarding our notes payable, refer to “Note 11. Investor Notes Payable”, in the notes to consolidated financial statements included in this Prospectus beginning at page F-1.

•

For additional information on our term-debt credit facilities, refer to “Note 10. Credit Facilities”, in the notes to consolidated financial statements included in this Prospectus beginning at page F-1.

Results of Operations:

For the year ended December 31, 2019

Net Interest Income and Net Interest Margin

Historically, our earnings have primarily depended upon our net interest income.

Net interest income is the difference between the interest income we receive from our loans and cash on deposit (“interest-earning assets”) and the interest paid on our debt securities and term debt.

Net interest margin is net interest income expressed as a percentage of average total interest-earning assets.

The following table provides information, for average outstanding balances for each major category of interest earnings assets and interest-bearing liabilities, the interest income or interest expense, and the average yield or rate for the periods indicated:

	Average Balances and Rates/Yields
	For the Twelve Months Ended December 31,
	(Dollars in Thousands)
	2019			2018
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense		Average Yield/ Rate
Assets:
Interest-earning accounts with other financial institutions	$20,200	$343	1.70%	$12,956	$96		0.74%
Interest-earning loans [1]	135,202	9,812	7.28%	136,814	9,112		6.66%
Total interest-earning assets	155,402	10,155	6.55%	149,770	9,208		6.15%
Non-interest-earning assets	7,149	—	—%	8,726	—		—%
Total Assets	162,551	10,155	6.26%	158,496	9,208		5.81%

Liabilities:
Notes payable gross of debt issuance costs	75,485	3,110	4.13%	68,879	2,760		4.01%
Term-debt	74,131	1,867	2.52%	79,199	2,000		2.53%
Total interest-bearing liabilities	$149,616	4,977	3.34%	$148,078	4,760		3.21%
Debt issuance cost		86			76
Total interest-bearing liabilities net of debt issuance cost	$149,616	5,063	3.39%	$148,078	4,836	—	3.27%

Net interest income		$5,092			$4,372
Net interest margin			3.29%				2.92%

[1] Loans are net of deferred fees and before the allowance for loan losses. This analysis considers non-accrual loans a non-interest earning asset.

Rate/Volume Analysis of Net Interest Income
	Twelve Months Ended
	December 31, 2019 vs. 2018
	Increase (Decrease) Due to Change in:
	Volume	Rate	Total
	(Dollars in Thousands)
Increase (Decrease) in Interest Income:
Interest-earning accounts with other financial institutions	$74	$173	$247
Interest-earning loans	(139)	839	700
Total interest-earning assets	(65)	1,012	947
Increase (Decrease) in Interest Expense:
Notes payable gross of debt issuance costs	320	30	350
Term-debt	(133)	—	(133)
Debt issuance cost	—	10	10
Total interest-bearing liabilities	187	40	227
Change in net interest income	$(252)	$972	$720

Net interest income increased 16% during the year ended December 31, 2019 while net interest margin increased 37 basis points to 3.29% for the year ended December 31, 2019. These improvements were mainly due to an increase in income on interest-earning assets.

The increase on total interest-earning assets was due to mainly to an increase in yield on interest-earning loans. The majority of this increase was due to the payoff of two previously non-performing loans. On payoff, the Company was able to recapture $511 thousand of interest income previously allocated to principal when the loans were on non-accrual accounting. The weighted average rate on the loan portfolio increased from 6.43% to 6.59% during the year ended December 31, 2019. The rate variance increase on interest-earning accounts with other financial was due to an increase in average yield on these accounts of 96 basis points. The increase was due to two factors. First, overall market interest rates have increased over the last twelve months. Second, we have allocated a higher percentage of our funds to higher interest-earning accounts.

Offsetting the increase in interest income somewhat, total interest expense increased by $227 thousand for the year ended December 31, 2019. This was mostly due to an increase in average balance on investor notes payable offset slightly by a decrease in average balance on term-debt. The average balance of our investor notes payable increased by $6.6 million due to the expanded efforts to market our investor notes to faith-based organizations, institutions, and ministries. The decrease in average balance on term-debt was due to contractual monthly principal payments made on the term-debt.

Provision and non-interest income and expense

	Twelve months ended		Comparison
	December 31,
	(dollars in thousands)
	2019	2018	$ Change	% Change
Net interest income	$5,092	$4,372	$720	16%
Provision for loan losses	(544)	666	(1,210)	100%
Net interest income after provision for loan losses	5,636	3,706	1,930	52%
Total non-interest income	1,569	1,444	125	9%
Total non-interest expenses	5,185	4,653	532	11%
Income before provision for income taxes	2,020	497	1,523	306%
Provision for income taxes and state LLC fees	19	20	(1)	(5%)
Net income	$2,001	$477	$1,524	319%

Provision

Net interest income after provision for loan losses increased by $1.9 million for the year ended December 31, 2019. This increase was primarily due to a credit in provision expense related to loan loss recoveries on loan payoffs.

Non-interest income

The increase in non-interest income shown above was the result of a robust increase in broker-dealer commissions and fees offset by a decrease in other lending income. Revenue from broker-dealer commissions and fees increased by $892 thousand during the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was the result of an increase in institutional business during the year ended December 31, 2019 compared to the year ended December 31, 2018. Offsetting the increase in broker-dealer commissions and fees, other lending income decreased by $767 thousand during the year ended December 31, 2019. This was mostly due to recording a gain on loan sale the year ended December 31, 2018 while we did not record any gains on loan sales during 2019.

Non-interest expenses

The increase in non-interest expenses of $523 thousand was due primarily to an increase in variable expenses directly related to the increase in non-interest income described above. Additionally, office operations expenses increased as we outsourced some credit management functions to outside contractors.

Results of Operations:

December 31, 2018 compared to December 31, 2017

Net Interest Income and Net Interest Margin

Historically, our earnings have primarily depended upon our net interest income.

•

Net interest income is the difference between the income we receive from interest-earning assets (loans and cash on deposit) and the interest paid on our debt securities and credit facility borrowings.

•	Net interest margin is net interest income expressed as a percentage of average total interest-earning assets.

The following table provides information, for average outstanding balances for each major category of interest earnings assets and interest-bearing liabilities, the interest income or interest expense and the average yield or rate for the periods indicated:

	Average Balances and Rates/Yields
	For the Twelve Months Ended December 31,
	(Dollars in Thousands)
	2018			2017
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets:
Interest-earning accounts with other financial institutions	$12,956	$96	0.74%	$14,502	$48	0.33%
Interest-earning loans [1]	136,814	9,112	6.66%	134,802	9,424	6.99%
Total interest-earning assets	149,770	9,208	6.15%	149,304	9,472	6.34%
Non-interest-earning assets	8,726	—	—%	10,257	—	—%
Total Assets	158,496	9,208	5.81%	159,561	9,472	5.94%

Liabilities:
Notes payable gross of debt issuance costs	68,879	2,760	4.01%	66,728	2,465	3.69%
NCUA borrowings	79,199	2,000	2.52%	84,093	2,123	2.52%
Total interest-bearing liabilities	$148,078	4,760	3.21%	$150,821	4,588	3.04%
Debt issuance cost		76			—
Total interest-bearing liabilities net of debt issuance cost	$148,078	4,836	3.27%	$150,821	4,588	3.04%

Net interest income		$4,372			$4,884
Net interest margin			2.92%			3.27%

[1] Loans are net of deferred fees and before the allowance for loan losses. This analysis considers non-accrual loans a non-interest earning asset.

Rate/Volume Analysis of Net Interest Income

	Twelve Months Ended December 31, 2018 vs. 2017
	Increase (Decrease) Due to Change in
	Volume	Rate	Total
	(Dollars in Thousands)
Increase (Decrease) in Interest Income:
Interest-earning accounts with other financial institutions	$(6)	$54	$48
Interest-earning loans	138	(450)	(312)
	132	(396)	(264)
Increase (Decrease) in Interest Expense:
Notes payable gross of debt issuance costs	247	48	295
NCUA borrowings	(123)	—	(123)
Debt issuance cost	—	76	76
Total interest-bearing liabilities	124	124	248
Change in net interest income	$8	$(520)	$(512)

Net interest income decreased 10%, or $512 thousand, to $4.4 million for the year ended December 31, 2018. Net interest margin decreased 35 basis points to 2.92% for the year ended December 31, 2018, compared to 3.27% for the year ended December 31, 2017. These decreases were due to the following factors.

Interest income on interest-earning assets decreased by $264 thousand for the year ended December 31, 2018 compared to the year ended December 31, 2017. A rate variance accounted for $396 thousand of this decrease due to a decrease in average yield on interest-earning loans of 33 basis points. The decrease in yield is primarily due to additional net deferred fees recorded for the year ended December 31, 2017 compared to the year ended December 31,

2018. However, the actual weighted average rate on the loan portfolio increased from 6.31% to 6.43% from December 31, 2017 to December 31, 2018. A positive volume variance of $132 thousand, which was due to an increase in average interest-earning loans of $2.0 million, partially offset the rate variance. Slightly higher rates on interest-earning accounts with other financial institutions partially offset the decrease in interest income.

Average interest-bearing liabilities, consisting of notes payable and borrowings from financial institutions, decreased $2.7 million to $148.1 million during the year ended December 31, 2018, as compared to $150.8 million during the same period in 2017. The decrease is attributable to a $4.9 million decrease in average NCUA borrowings offset by an increase in average notes payable of $2.2 million. The average rate paid on these liabilities, including debt issuance cost amortization, increased 23 basis points from 3.04% for the year ended December 31, 2017 to 3.27% for the year ended December 31, 2018 as the underlying base index rates on notes payable have increased over the previous twelve months.

Provision and non-interest income and expense

Twelve months ended December 31, 2018 as compared to the twelve months ended December 31, 2017:

	Twelve months ended		Comparison
	December 31,
	(dollars in thousands)
	2018	2017	$ Difference	% Difference
Net interest income	$4,372	$4,884	$(512)	(10%)
Provision for loan losses	666	262	404	100%
Net interest income after provision for loan losses	3,706	4,622	(916)	(20%)
Total non-interest income	1,444	1,183	261	22%
Total non-interest expenses	4,653	4,844	(191)	(4%)
Income before provision for income taxes	497	961	(464)	(48%)
Provision for income taxes and state LLC fees	20	24	(4)	(17%)
Net income	$477	$937	$(460)	(49%)

Provision

Net interest income after provision for loan losses decreased by $916 thousand for year ended December 31, 2018 over the year ended December 31, 2017 due to an increase in provision for loan losses of $404 thousand and a decrease in net interest income as discussed above. Provision for loan losses increased due to specific reserves taken for impaired loans that we expect to restructure or dispose of through foreclosure or sale.

Non-interest income

Non-interest income increased by 22% for year ended December 31, 2018 over the year ended December 31, 2017 due to several factors. Other lending income increased by $592 thousand related to the gain recognized on the sale of a note. This gain was offset by a $331 thousand decrease in broker-dealer commissions and fees due to fewer large institutional investment transactions consummated during the year ended December 31, 2018, as compared to the year ended December 31, 2017. The results for the year ended December 31, 2018 are typical for periods without large, fee-generating institutional investment transactions.

Non-interest expenses

Non-interest expenses for the year ended December 31, 2018 decreased by 4%, or $191 thousand, over the year ended December 31, 2017. This decrease is partially due to lower office operations and other expenses of $63 thousand due to lower referral fees paid to strategic partners in conjunction with a decrease in security transactions referred to our broker-dealer. In addition, salaries and benefits decreased by $59 thousand primarily due to a reduction in accrued bonuses. Legal and accounting expense decreased by $44 thousand due to a decrease in legal fees recorded as expenses related to our note sales.

CERTAIN RELATIONSHIPS AND RELATED

TRANSACTIONS AND DIRECTOR INDEPENDENCE

Transactions with Equity Owners

Transactions with Evangelical Christian Credit Union (“ECCU”)

ECCU is the Company’s founder and largest equity owner and as such, the Company has several related party dealings. The following describes the nature and dollar amounts of the material related party transactions with ECCU.

ECCU related parties who serve on the Company’s Board of Managers:

ECCU Role	MPIC Role
Chairman of the Board	Board of Managers

Related party balances pertaining to the assets of the Company (in thousands):

	December 31,	December 31,
	2019	2018
Total funds held on deposit at ECCU	$365	$457
Loan participations purchased from and serviced by ECCU	1,495	5,109

Related party transactions of the Company (dollars in thousands):

	Year ended
	December 31,
	2019	2018
Interest earned on funds held with ECCU	$—	$3
Interest income earned on loans purchased from ECCU	161	278
Fees paid to ECCU from MP Securities Networking Agreement	9	25
Income from Master Services Agreement with ECCU	14	54
Income from Successor Servicing Agreement with ECCU	9	9
Rent expense on lease agreement with ECCU	138	116

Loan participation interests purchased:

In the past, the Company purchased loan participation interests from ECCU. Management negotiated the pass-through interest rates on these loans on a loan-by-loan basis. Management believes these negotiated terms were equivalent to those that would prevail in an arm's length transaction. The Company did not purchase any loans from ECCU during the years ended December 31, 2019 and 2018.

Lease and Services Agreement:

The Company leases its corporate offices and purchases other facility-related services from ECCU pursuant to a written lease and services agreement. Management believes these terms are equivalent to those that prevail in arm's length transactions.

MP Securities Networking Agreement with ECCU:

MP Securities, the Company’s wholly-owned subsidiary, has entered into a Networking Agreement with ECCU pursuant to which MP Securities agreed to offer investment and insurance products and services to ECCU’s members that:

(1) ECCU or its Board of Directors has approved;

(2) comply with applicable investor suitability standards required by federal and state securities laws and regulations;

(3) are offered in accordance with National Credit Union Administration (“NCUA”) rules and regulations; and

(4) comply with its membership agreement with Financial Industry Regulation Authority (“FINRA”).

Master Services Agreement (the “Services Agreement”) with ECCU:

The Company and ECCU had entered into the Services Agreement, pursuant to which the Company was to provide relationship management services to ECCU’s members and business development services to new leads in the southeast region of the United States. On March 1, 2018, the Company and ECCU amended the agreement to include referral fees to be paid by either party on the successful closing of a referred loan. The terms of the agreement allowed either party to terminate the Services Agreement for any reason by providing thirty days written notice. On April 4, 2019, the Company received written notice from ECCU requesting termination of the agreement. The agreement terminated on May 4, 2019.

Successor Servicing Agreement with ECCU:

On October 5, 2016, the Company entered into a Successor Servicing Agreement with ECCU. This agreement obligates the Company to serve as the successor loan servicing agent for certain mortgage loans designated by ECCU. The Company will service these loans in the event ECCU requests that the Company assume its obligation to act as the servicing agent for those loans. The Agreement terminated in October 2019 and has converted to a month-to-month agreement.

Transactions with America’s Christian Credit Union (“ACCU”)

ACCU is one of the equity owners of the Company and has several related party agreements with the Company. The following describes the nature and dollar amounts of the material related party transactions with ACCU.

Ownership transfer:

On May 4, 2017, ACCU acquired 12,000 Class A Units and 12,000 Series A Preferred Units of the Company’s Class A Common Units and Series A Preferred Units, respectively, which represents 8.19% of the Company’s issued and outstanding Class A Units and 10.25% of the Company’s issued and outstanding Series A Preferred Units from Financial Partners Credit Union, a California state-chartered credit union (“FPCU”). The Company’s Board of Managers approved ACCU’s purchase of the Class A and Series A Preferred Units from FPCU and consented to ACCU’s request to be admitted as a new member of the Company. ACCU’s purchase of the Class A Units and Series A Preferred Units was consummated pursuant to a privately negotiated transaction.

On June 29, 2018, ACCU acquired 2,000 of the Company’s Series A Preferred Units, which represents 1.71% of the Company’s issued and outstanding Series A Preferred Units from The National Credit Union Administration Board as Liquidating Agent of Telesis Community Credit Union, a federally chartered credit union (“NCUAB”). The Company’s Board of Managers has approved ACCU’s purchase of the Membership Units from NCUAB and has consented to ACCU’s acquisition of additional membership interests of the Company.

ACCU related parties who serve on the Company’s Board of Managers:

ACCU Role	MPIC Role
President, Chief Executive Officer (retired effective March 23, 2020)	Board of Managers

Related party balances pertaining to the assets of the Company (dollars in thousands):

	December 31,	December 31,
	2019	2018
Total funds held on deposit at ACCU	$10,343	$5,675
Dollar outstanding loan participations sold to ACCU and serviced by the Company	—	3,184
Loan participations purchased from and serviced by ACCU	1,603	1,662

Related party transactions of the Company (dollars in thousands):

	Year ended
	December 31,
	2019	2018
Dollar amount of loans purchased from ACCU	$1,435	$—
Dollar amount of loans sold to ACCU	—	554
Interest earned on funds held with ACCU	159	69
Interest income earned on loans purchased from ACCU	84	86
Income from Master Services Agreement with ACCU	—	20
Fees paid based on MP Securities Networking Agreement with ACCU	45	56

Loan participation interests purchased:

Occasionally, the Company sells or purchases loan participation interests from ACCU. The Company negotiates pass-through interest rates on loan participation interests purchased or sold from and to ACCU on a loan-by-loan basis. Management believes these terms are equivalent to those that prevail in arm's length transactions.

From time to time, the Company may purchase a loan participation interest from a related party. The Company and its related party will negotiate in good faith the terms and conditions of such a purchase and in accordance with the Company’s related party procedures and governance practices. Each party must approve such a purchase after full disclosure of the related party transaction and must include terms and conditions that would normally be included in arm’s length transactions conducted by independent parties.

MP Securities networking agreement with ACCU:

MP Securities has entered into a Networking Agreement with ACCU pursuant to which MP Securities has agreed to offer investment and insurance products and services to ACCU’s members that:

(1) ACCU or its Board of Directors has approved;

(2) comply with applicable investor suitability standards required by federal and state securities laws and regulations;

(3) are offered in accordance with NCUA rules and regulations; and

(4) comply with its membership agreement with FINRA.

The agreement entitles MP Securities to pay ACCU a percentage of total revenue received by MP Securities from transactions conducted for or on behalf of ACCU members. Either ACCU or MP Securities may terminate the Networking Agreement without cause upon thirty days prior written notice.

Transactions with Other Equity Owners

The Company has a Loan Participation Agreement with UNIFY Financial Credit Union (“UFCU”), an owner of both the Company’s Class A Common Units and Series A Preferred Units. Under this agreement, the Company sold UFCU a $5.0 million loan participation interest in one of its mortgage loan interests on August 14, 2013. As part of this agreement, the Company retained the right to service the loan, and it charges UFCU a fee for servicing the loan. Management believes the terms of the agreement are equivalent to those that prevail in arm's length transactions.

Transactions with Subsidiaries

The Company has entered into several agreements with its subsidiary, MP Securities. The Company eliminates the income and expense related to these agreements in the consolidated financial statements. MP Securities serves as the managing broker for the Company’s public and private placement note offerings. MP Securities receives compensation related to these broker dealer services ranging from 0.25% to 5.50% over the life of a note. The amount of the compensation depends on the length of the note and the terms of the offering under which MP Securities sold the note.

The Company also has entered into an Administrative Services Agreement with MP Securities. The Administrative Services Agreement provides services such as the use of office space, use of equipment, including computers and phones, and payroll and personnel services. The agreement stipulates that MP Securities will provide ministerial, compliance, marketing, operational, and investor relations-related services in relation to the Company’s investor note program. As stated above, the Company eliminates all intercompany transactions related to this agreement in its consolidated financial statements.

The Company’s subsidiary, MPF, serves as the collateral agent for the Company’s Secured Notes. The Company’s Prospectus for its Class 1A Notes and the private placement memorandum for the Company’s Secured Notes Offering describe the terms of these agreements.

Related Party Transaction Policy

The Board has adopted a Related Party Transaction Policy to assist in evaluating related transactions the Company may enter into with a related party. Under this policy, a majority of the members of the Company’s Board and majority of its independent Board members must approve a material transaction that it enters into with a related party. As a result, all transactions that the Company undertakes with an affiliate or a related party are entered into on terms believed by management to be no less favorable than are available from unaffiliated third parties. In addition, a majority of the Company’s independent Board members must approve these transactions.

From time to time, the Company’s Board and members of its executive management team have purchased investor notes from the Company or have purchased investment products through MP Securities. Investor notes payable owned by related parties totaled $368 thousand and $394 thousand at December 31, 2019 and December 31, 2018.

Related Party Transactions Exceeding $120,000

The following table lists our transactions with related persons that exceed $120,000, and in which any related person had, or will have, a direct material interest (dollars in thousands).

Related Party Name	Basis of related party	Transaction description	2019	2018
Joseph Turner	Officer of the Company	Purchase of the Company's notes	$263	$300
ECCU	5% or greater owner	Interest income earned on loans purchased from ECCU	161	278

ECCU	5% or greater owner	Total funds held on deposit at ECCU	365	457
ACCU	5% or greater owner	Dollar amount of loans sold to ACCU	—	554
ACCU	5% or greater owner	Fees paid based on MP Securities Networking Agreement with ACCU	45	56
ACCU	5% or greater owner	Total funds held on deposit at ACCU	10,343	5,675
ACCU	5% or greater owner	Loan participations sold to ACCU and serviced by the Company	—	3,184
ACCU	5% or greater owner	Loan participations purchased from and serviced by ACCU	1,603	1,662

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences to a U.S. holder (as defined below) with respect to the purchase, ownership and disposition of the Notes. This summary is generally limited to U.S. holders who will hold the Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986 as amended, which we refer to as the “Code”, and who acquire the Notes in this Offering at their “issue price.” This summary does not address special situations including those that may apply to particular holders such as exempt organizations, U.S. holders subject to the U.S. federal alternative minimum tax, non-U.S. citizens and foreign corporations or other foreign entities, dealers in securities, traders in securities that elect to mark-to-market, commodities or foreign currencies, financial institutions, insurance companies, regulated investment companies, U.S. holders whose “functional currency” is not the U.S. dollar, partnerships or other pass-through entities, and persons who hold the Notes in connection with a “straddle,” “hedging,” “conversion” or other risk reduction transaction.

This summary is based upon the Code, its legislative history, existing and proposed Treasury Regulations promulgated thereunder by the Internal Revenue Service, to whom we refer to as the “IRS”, court decisions, and rulings now in effect, all of which are subject to change. Prospective investors should particularly note that any such change could have retroactive application so as to result in federal income tax consequences different from those discussed below.

INVESTORS CONSIDERING A PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

A “U.S. holder” is a beneficial owner of the Notes, who is (1) a citizen or resident of the United States, (2) a domestic corporation, (3) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Taxation of Interest

It is expected that the Notes will be issued without original issue discount for federal income tax purposes. U.S. holders will be required to recognize as ordinary income any interest paid or accrued on the Notes, in accordance with their regular method of tax accounting. If, however, the principal amount of the Notes exceeded their issue price by more than a de minimus amount, a U.S. holder will be required to include such excess income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Disposition, Redemption or Repurchase for Cash

U.S. holders generally will recognize capital gain or loss upon the sale, redemption (including any repurchase or prepayment by us for cash) or other taxable disposition of the Notes in an amount equal to the difference between:

–	the U.S. holder’s adjusted tax basis in the Notes (as the case may be); and

–

the amount of cash and fair market value of any property received from such disposition (other than amounts attributable to accrued interest on the Notes, which will be treated as interest for federal income tax purposes).

A U.S. holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such U.S. holder. Gain or loss from the taxable disposition of the Notes generally will be long-term capital gain or loss if the Note was held for more than one year at the time of the disposition. The deductibility of capital losses is subject to limitations.

We or our designated paying agent will, where required, report to U.S. holders of Notes or our membership interests and the IRS the amount of any interest paid on the Notes (or other reportable payments) in each calendar year and the amount of tax, if any, withheld with respect to such payments. Under the backup withholding provisions of the Code and the applicable Treasury Regulations, a U.S. holder of Notes may be subject to backup withholding at the rate provided in Code section 3406(a)(1), which is currently 28 percent, with respect to dividends or other distributions, or interest paid on or the proceeds of a sale, exchange or redemption of, the Notes, unless such U.S. holder is a corporation or comes within certain other exempt categories and when required demonstrates this fact; or provides correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished to the IRS. THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

LEGAL PROCEEDINGS

Given the nature of our investments made in mortgage loans, we may from time to time have an interest in, or be involved in, litigation arising out of our loan portfolio. We consider litigation related to our loan portfolio to be routine to the conduct of our business. As of December 31, 2019 and subject to the matter described below, we are not involved in any litigation matters that could have a material adverse effect on our financial position, results of operations, or cash flows.

On November 11, 2017, Mr. Harold D. Woodall, former Senior Vice President and Chief Credit Officer, filed a suit against the Company and its Chief Executive Officer and President, Joseph Turner, Jr. in the Superior Court of Orange County, California. Mr. Woodall’s employment arrangement with the Company terminated effective as of September 5, 2017. Mr. Woodall’s suit alleges that the Company wrongfully terminated his employment and violated California’s Fair Employment and Housing Act of 1959, and the California Labor Code’s whistle blowing law. Mr. Woodall seeks compensatory damages, punitive damages, attorney’s fees and other relief as the court deems just.  On January 1, 2019, Mr. Woodall passed away in Turlock, California.

Plaintiff’s wrongful termination counsel filed a motion to withdraw from representing the Plaintiff in this matter and the matter is now being handled by counsel appointed for Mr. Woodall’s estate. The Company believes the allegations in Mr. Woodall’s suit are groundless without merit and it has vigorously contested the allegations set forth in Mr. Woodall’s complaint. The Company has filed a Motion for Summary Judgment and the court has set a trial date of September 21, 2020. Because Mr. Woodall is deceased, the estate will be limited in the amount of recoverable damages that can be pursued.

PLAN OF DISTRIBUTION

General

We are offering the Notes on a “best efforts” basis pursuant to the Managing Broker Agreement (the “MB Agreement”) by and between ourselves and MP Securities as the managing participating broker.  In general, the term “best efforts” means that MP Securities does not guarantee that any of the Notes will be sold, but that it will use its best efforts to sell the Notes as described in this Prospectus.

As the managing broker, MP Securities has responsibilities for maintaining Note sales records, receiving, processing and assuring we receive completed investor Purchase Applications, and approving supplemental sales materials for the Offering. However, MP Securities will not act as a lead underwriter, distribution manager, or syndicate manager of a selling group.

It is expected that MP Securities will conduct all retail and wholesale marketing and sales of the Notes. Because MP Securities is our affiliate, it is not in a position to make an independent review of our Company or this Offering. Accordingly, you will not be able to rely on a review of the terms and conditions of this Offering by a non-affiliated managing broker-dealer or underwriter. MP Securities has certain conflicts of interest between our interests and the interests of its customers in connection with the sale of the Notes.

FINRA Rule 5110 prohibits unfair underwriting arrangements to be paid in connection with a public offering of securities.  Under Rule 5110, a FINRA registered broker dealer firm that participates in a public offering is required to file information about the underwriting terms and arrangements with FINRA’s Corporate Financing Department.  Under the terms of the Managing Broker Dealer Agreement entered into by and between MP Securities and the Company, MP Securities will act as the primary selling agent for the Offering.  As a consequence, MP Securities will be required to obtain a no objections letter from FINRA in order to participate in the Offering.  Because FINRA views the Notes as interests in a direct participation program, an offer or sale of the Notes under the registration statement of which this Prospectus forms a part will be made in compliance with FINRA Rule 2310.

Unless sooner completed or we decide to terminate it sooner, the Offering will terminate on December 31, 2020. We may, without prior notice, in our sole discretion, suspend or discontinue the sale of one or more Note categories or Note category Series at any time or from time to time and we may terminate the Offering at any time.

Underwriting Compensation We Will Pay

Selling Commissions

We will pay a fixed 1.50% commission on the principal amount of a Class 1A Note purchased to our wholly-owned subsidiary, MP Securities.  The 1.50% sales commission will be a fixed amount and will apply to our Fixed Series Notes with a term ranging from 12 to 60 months and our Variable Series Notes with a term of 60 months.  By establishing a fixed 1.50% sales commission on the purchase of a Note, there will be no incentive for our selling agent, MP Securities, to favor investments made in our longer term investor notes.

Account Servicing Fee

Under the terms of the MB Agreement, MP Securities will receive an Account Servicing Fee equal to 1% per annum of the principal amount of our Class 1A Notes, determined on a monthly basis commencing one year after the purchase of a Class 1A Note; subject, however, to a maximum gross dealer compensation of 5.5% assessed on any Class 1A Note sold.  With the adoption of the Account Servicing Fee and reduction of the sales commissions previously paid to MP Securities on the sale of our publicly offered notes, there will be no incentive to favor investments made in our longer term investor notes.  The Account Servicing Fee will not be assessed against or accrued on deferred interest earned but not paid on a Note.

The Company reserves the right, under the terms of the MB Agreement, to waive, reduce or suspend payment of the Account Servicing Fee that will be assessed on any Class 1A Note during the term of the Offering.  Under the terms of the MB Agreement, the Account Servicing Fee paid to MP Securities will never exceed 5.5% of aggregate purchase amount paid for a Note, including any accrued interest deferred and added to the Note’s principal balance.  Except for the Master Services Agreement entered into with ACCU and ECCU, no referral or similar fees will be paid to any accountants, attorneys, or other persons in connection with the distribution of the Notes. No Account Servicing Fee will be paid to MP Securities on the Company’s outstanding Class 1 or Class A Notes.  See, “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE – Transactions with Subsidiaries” on page 101 of this Prospectus.

We will not pay or reimburse MP Securities for its training or education expenses in connection with marketing the Notes.

We and/or MP Securities will pay up to an additional estimated maximum expenses of $778,496 which are considered underwriting compensation under the FINRA Rules. These include the following estimated expenses:

•	Non-transaction based compensation of $299,799 allocated to FINRA members; and
•	Dual-employee non-transaction-based compensation of $478,697 allocated to dual employees of the Company and MP Securities.

The $299,799 of non-transaction based compensation will be paid to registered representatives of MP Securities as salary draws.  The Company’s Chief Executive Officer and President and Chief Financial Officer also serve as President and Chief Financial Officer of MP Securities, respectively and a portion of their salaries has been included in the $478,697 of dual employee non-transaction based compensation.  These allocated costs for salaries paid to dual employees of the Company and MP Securities is deemed to be underwriting compensation under the FINRA Rules.

Thus, we estimate that when these expenses are added to the maximum compensation of $4,950,000 (inclusive of selling commissions and Account Servicing Fees assessed) and maximum due diligence fees of $9,000, we may pay a total of up to approximately $5,737,496 as determined under the FINRA Rules (or 6.37% of the Maximum Offering Proceeds) over the anticipated life of the Offering.

Processing Fee

For each sale of a Class 1A Note, we will pay 0.50% on the aggregate amount of a Note purchased commencing on the date of this Prospectus.

Other Organization and Offering Costs We May Incur for the Offering

In addition to the estimated issuance and distribution expenses of $317,000 we expect to pay, we may pay up to an estimated $266,411 which may be considered additional issuer expenses under the FINRA Rules. We intend to pay these expenses from funds other than the net proceeds of the Offering. The Company and MP Securities employ personnel that assist in administering the Note program, including processing applications and Notes investments on MP Securities’ information systems, updating sales blotters, maintaining books and records, and assisting in ministerial and clerical duties related to the Notes.  The payment of these non-transaction-based salaries and expenses of dual employees will comply with applicable FINRA Rules governing participation of a member broker dealer firm in the offering of debt securities by an affiliated entity and will be deemed to be issuer expenses that will be paid by the Company.  The estimated $317,000 of issuance and distribution expenses and $266,411 of additional expenses incurred for overhead and salaries of dual employees will not be treated as underwriting compensation under FINRA Rules, but rather as additional organization and offering costs incurred by the Company in connection with the Offering.    Thus, we may pay total issuer expenses under the FINRA Rules of up to a maximum of $614,005  (0.68% of the maximum offering proceeds).

Commitment Regarding Organization and Offering Expenses

We undertake that the total organization and offering expenses will not exceed 15% of the maximum offering proceeds.    We also undertake that the underwriting compensation will not exceed 10% of the maximum offering proceeds.

As described above, we currently estimate that we and MP Securities will incur up to $6,320,907 in total organization and offering expenses (7.02% of the maximum offering proceeds) and we and MP Securities currently estimate that we may pay up to a total of $5,737,496 of underwriting compensation (6.37% of the maximum offering proceeds).

Indemnification

Under the MB Agreement, we have agreed to indemnify MP Securities against certain liabilities arising under federal and state securities laws. In doing so, we understand that the U.S. Securities and Exchange Commission and certain states take the position that indemnification against liabilities arising under the federal securities and state laws is against public policy and is unenforceable.

Conflict of Interest

Because we own all of the equity securities of MP Securities, MP Securities will face a conflict of interest in its placement of the Notes between our interests and the interests of its customers. No independent broker will be involved in the sale of Notes and no independent broker will participate in the Offering to ameliorate this conflict of interest by reviewing the circumstances underlying sales of Notes, or to conduct ongoing due diligence review of our Company and the Offering. Thus, if you purchase a Note through MP Securities, you will not have the benefit of an independent review of the terms and conditions of this Offering by an independent participating broker.

Sales to IRAs

We may sell Notes under agreements with individual retirement accounts specifically permitting investment in the Notes. The minimum purchase for an IRA is $1,000 for a Fixed Series Note of 12 months or longer. Interest will be accumulated in the IRA purchaser’s account and posted on the last day of each calendar month and statements will be mailed to the custodian monthly. Under the terms of sale to an IRA, Notes may be redeemed upon 30 days’ advance written notice, although we may waive all or part of the 30-day notice requirement. This right to redeem will, however, be contingent upon sufficient funds being available at the time of the request. If sufficient funds are not available, we will inform the custodian requesting funds, and will schedule payment as soon as is practicable. Such inability to repay upon request will not be an event of default, providing payment can be made within a period not to exceed 30 days from date of request.

HOW TO PURCHASE A NOTE

Persons who meet the applicable minimum suitability standards described in the “Suitability Standards” of this Prospectus and suitability standards determined by such person’s Participating Broker or financial advisor, may purchase our Notes. After you have read the entire Prospectus and the current supplement(s), if any, accompanying this Prospectus, if you want to purchase a Note, you must proceed as follows:

1.If you are an individual purchasing a Note for your own account, your retirement account, or for a minor, complete and execute a copy of the Retail Purchase Application (Exhibit D-1 in the Prospectus). If the purchaser is a corporation, partnership or other legal entity, complete and execute a copy of the Commercial Purchase Application (Exhibit D-2 in the Prospectus).

2.You should pay for your Notes by delivering a check in the amount of the Notes you are purchasing (“Total Notes Purchased”), payable to Ministry Partners Investment Company, LLC, provided such payment is accompanied by a completed and executed applicable Purchase Application.

3.By executing your completed Purchase Application and paying the full purchase price of the Note or Notes you desire to purchase, you will attest that you meet the minimum suitability standards as provided in the “Suitability Standards” section of this Prospectus and as stated in your Purchase Application.

An approved trustee must process through us and forward us subscriptions made through IRAs, 401(k) plans or other tax-deferred plans.

Your Purchase Application will be effective only upon our acceptance. We reserve the right to reject any Purchase Application in whole or in part. We may not accept a Purchase Application for Notes until at least five (5) business days after the date you receive the final Prospectus. Subject to compliance with the prompt delivery requirement of Rule 15c2-4 of the 1934 Act, our selling agent, MP Securities, through whom you are purchasing your Notes will promptly submit your check on the business day following receipt of your Purchase Application and check.

We accept or reject Purchase Applications and checks within six (6) business days after we receive them. In certain circumstances where the suitability review procedures are more lengthy than customary, or your Purchase Application and check are not in good order, our bank will hold your check in accordance with applicable legal requirements pending our acceptance of your subscription.    If your Purchase Application is rejected, your funds, without interest or reduction, will be returned to you within ten (10) business days after the date of such rejection. If your Purchase Application is accepted, we will send you confirmation of your purchase of your Note as of the date of acceptance.

LEGAL MATTERS

Bush Ross, P.A., of Tampa, Florida is acting as our counsel in connection with filing of the Company’s Registration Statement under the 1933 Act and as such, has passed on certain legal matters in connection with the Notes.  Randy K. Sterns, a shareholder in the firm, holds a $28 thousand Class A Note and is the beneficial owner of an Individual Retirement Account that holds $163 thousand of the Company’s Subordinated Capital Notes.

EXPERTS

The consolidated balance sheets as of December 31, 2019 and December 31, 2018 and the related consolidated statements of income, equity, and cash flows for the fiscal years then ended have been included in this Prospectus and reliance is made on the report of Hutchinson and Bloodgood LLP, a limited liability partnership, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, which we refer to as the 1933 Act, relating to the Notes being offered by this Prospectus, and reference is made to such registration statement. This Prospectus constitutes our prospectus filed as part of the registration statement, but it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities and Exchange Act of 1934, which we refer to as the 1934 Act. The 1934 Act requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s internet website at http://www.sec.gov.

We are also subject to the information and periodic reporting requirements of the 1934 Act, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Included herewith are the following financial statements:

INDEX TO FINANCIAL STATEMENTS
Page

Consolidated Financial Statements for the Years Ended December 31, 2019 and 2018

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets	F-4
Consolidated Statements of Income	F-5
Consolidated Statements of Equity	F-6
Consolidated Statements of Cash Flows	F-7
Notes to Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To the Members

Ministry Partners Investment Company, LLC

Brea, California

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ministry Partners Investment Company, LLC and its subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of income, member’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgment. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Assessment of the allowance for loan losses related to the loan portfolio that is collectively evaluated for impairment

As discussed in Notes 1 and 4 to the consolidated financial statements, the Company’s allowance for loan losses related to loans collectively evaluated for impairment (ALL) was based on quantitative historical loss rates. The Company also adjusted the quantitative historical loss rates by considering qualitative factors that cause the estimated losses to differ from quantitatively calculated amounts. The Company recorded a total allowance for loan losses of $1.4 million as of December 31, 2019.

We identified the assessment of the ALL as a critical audit matter because it required a significant degree of subjective auditor judgment and specialized industry knowledge and experience. There was subjectivity in performing procedures over key factors and assumptions used by the Company. There were also subjective judgments and specialized knowledge needed to assess loan characteristics, such as loan risk ratings, and to evaluate the development and application of the ALL methodology and the use of qualitative factors.

The primary procedures we performed to address this critical audit matter included the following. We evaluated the relevance of the historical data used to develop loss rates. We assessed how the underlying assumptions used by the Company were applied in accordance with the qualitative framework. In addition, we tested the Company’s process, including:

•

evaluating the Company’s ALL methodology to determine if it is sufficiently structured, transparent, and repeatable to produce an estimate that is compliant with U.S. generally accepted accounting principles,

•	performing credit file reviews on a selection of loans to assess loan characteristics, such as loan risk ratings, and
•	evaluating the conceptual soundness of the qualitative framework to determine if it identified the relevant incremental risks not captured by the quantitative estimate.

/s/ Hutchinson and Bloodgood LLP

We have served as the Company's auditor since 2005.

Glendale, California

March 27, 2020

Ministry Partners Investment Company, LLC and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2019 and 2018

(Dollars in thousands Except Unit Data)

	2019	2018
Assets:
Cash	$25,993	$9,877
Restricted cash	52	51
Loans receivable, net of allowance for loan losses of $1,393 and $2,480 as of December 31, 2019 and 2018, respectively	128,843	143,380
Accrued interest receivable	635	711
Investments in joint venture	891	887
Property and equipment, net	216	87
Foreclosed assets, net	301	—
Servicing assets	100	212
Other assets	990	234
Total assets	$158,021	$155,439
Liabilities and members’ equity
Liabilities:
Term-debt	$71,427	$76,515
Notes payable, net of debt issuance costs of $55 and $92 as of December 31, 2019 and 2018, respectively	73,046	68,300
Accrued interest payable	266	249
Other liabilities	2,211	844
Total liabilities	146,950	145,908
Members' Equity:
Series A preferred units, 1,000,000 units authorized, 117,100 units issued and outstanding at December 31, 2019 and 2018 (liquidation preference of $100 per unit); See Note 13	11,715	11,715
Class A common units, 1,000,000 units authorized, 146,522 units issued and outstanding at December 31, 2019 and 2018; See Note 13	1,509	1,509
Accumulated deficit	(2,153)	(3,693)
Total members' equity	11,071	9,531
Total liabilities and members' equity	$158,021	$155,439

The accompanying notes are an integral part of these consolidated financial statements.

 Ministry Partners Investment Company, LLC and Subsidiaries

Consolidated Statements of Income

For the December 31, 2019 and 2018

(Dollars in thousands)

	2019	2018
Interest income:
Interest on loans	$9,812	$9,112
Interest on interest-bearing accounts	343	96
Total interest income	10,155	9,208
Interest expense:
Term-debt	1,867	2,000
Notes payable	3,196	2,836
Total interest expense	5,063	4,836
Net interest income	5,092	4,372
Provision (credit) for loan losses	(544)	666
Net interest income after provision for loan losses	5,636	3,706
Non-interest income:
Broker-dealer commissions and fees	1,415	523
Other income	154	921
Total non-interest income	1,569	1,444
Non-interest expenses:
Salaries and benefits	2,810	2,695
Marketing and promotion	275	140
Office occupancy	177	153
Office operations and other expenses	1,483	1,224
Foreclosed assets, net	97	—
Legal and accounting	343	441
Total non-interest expenses	5,185	4,653
Income before provision for income taxes	2,020	497
Provision for income taxes and state LLC fees	19	20
Net income	$2,001	$477

The accompanying notes are an integral part of these consolidated financial statements.

Ministry Partners Investment Company, LLC and Subsidiaries

Consolidated Statements of Equity

For the years ended December 31, 2019 and 2018

(Dollars in thousands)

	Series A Preferred Units		Class A Common Units
	Number of Units	Amount	Number of Units	Amount	Accumulated Deficit	Total

Balance, December 31, 2017	117,100	$11,715	146,522	$1,509	$(3,795)	$9,429
Net income	—	—	—	—	477	477
Dividends on preferred units	—	—	—	—	(375)	(375)
Balance, December 31, 2018	117,100	$11,715	146,522	$1,509	$(3,693)	$9,531
Net income	—	—	—	—	2,001	2,001
Dividends on preferred units	—	—	—	—	(461)	(461)
Balance, December 31, 2019	117,100	$11,715	146,522	$1,509	$(2,153)	$11,071

The accompanying notes are an integral part of these consolidated financial statements.

Ministry Partners Investment Company, LLC and Subsidiaries

Consolidated Statements of Cash Flows

For the years ended December 31, 2019 and 2018

(Dollars in thousands)

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,001	$477
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	43	30
Amortization of deferred loan fees	(269)	(258)
Amortization of debt issuance costs	86	85
Provision for loan losses	(544)	666
Accretion of loan discount	(247)	(24)
Gain on sale of loans	—	(13)
Changes in:
Accrued interest receivable	76	31
Other assets	(469)	103
Accrued interest payable	17	41
Other liabilities	1,236	(15)
Net cash provided by operating activities	1,930	1,123
CASH FLOWS FROM INVESTING ACTIVITIES:
Loan purchases	(2,255)	(2,721)
Loan originations	(7,951)	(15,486)
Loan sales	—	5,414
Loan principal collections	25,324	17,817
Purchase of property and equipment	(176)	(14)
Sale of property and equipment	4	—
Net cash provided by investing activities	14,946	5,010
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of term debt	(5,088)	(4,977)
Net change in notes payable	4,709	(696)
Debt issuance costs	(49)	(92)
Dividends paid on preferred units	(331)	(405)
Net cash (used) by financing activities	(759)	(6,170)
Net increase (decrease) in cash and restricted cash	16,117	(37)
Cash, cash equivalents, and restricted cash at beginning of period	9,928	9,965
Cash, cash equivalents, and restricted cash at end of period	$26,045	$9,928
Supplemental disclosures of cash flow information
Interest paid	$5,046	$4,795
Income taxes paid	$20	$23
Leased assets obtained in exchange of new operating lease liabilities	$680	$—
Lease liabilities recorded	$680	$—
Transfer of loans to foreclosed assets	$479	$—
Transfer of foreclosed assets to other assets	$178	$—
Dividends declared to preferred unit holders	$237	$107

The accompanying notes are an integral part of these consolidated financial statements.

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Summary of Significant Accounting Policies

1. Nature of Business

Throughout these notes to consolidated financial statements, we refer to Ministry Partners Investment Company, LLC and its subsidiaries as “the Company.” The Company was formed in California in 1991. The Company’s primary operations are financing commercial real property secured loans and providing investment services for the benefit of evangelical churches, ministries, and individuals. The Company funds its operations primarily through the sale of debt securities.

The Company’s wholly owned subsidiaries are:

•	Ministry Partners Funding, LLC (“MPF”);
•	MP Realty Services, Inc., a California corporation (“MP Realty”);
•	Ministry Partners Securities, LLC, a Delaware limited liability company (“MP Securities”); and
•	Ministry Partners for Christ, Inc., a not-for-profit Delaware corporation (“MPC”).

The Company formed MPF in 2007 and then deactivated the subsidiary on November 30, 2009. In December 2014, the Company reactivated MPF to enable it to serve as collateral agent for loans held as collateral for its Secured Investment Certificates. The Company formed MP Realty in November 2009, and obtained a license to operate as a corporate real estate broker through the California Department of Real Estate on February 23, 2010. MP Realty has conducted limited operations to date. The Company formed MP Securities on April 26, 2010 to provide investment and financing solutions for individuals, churches, charitable institutions, and faith-based organizations. MP Securities acts as the selling agent for the Company’s public and private placement notes investor notes.

The Company formed MPC on December 28, 2018 to be used exclusively for religious and charitable purposes within the meaning of Section 501(c)(3) of the U.S. Internal Revenue Code of 1986. MPC is a not-for-profit corporation formed and organized as a private foundation under Delaware law that will make charitable grants to Christian education, and provide accounting, consulting, and financial expertise to aid evangelical Christian ministries. Although the Company has made an initial cash contribution to launch the private foundation, MPC had not yet begun activities as of December 31, 2019. On August 23, 2019, the Internal Revenue Service granted MPC tax-exempt status as a private foundation under Section 501(c)(3) of the Internal Revenue Code.

Principles of Consolidation

The consolidated financial statements include the accounts of Ministry Partners Investment Company, LLC and its wholly owned subsidiaries. Management eliminates all significant inter‑company balances and transactions in consolidation.

Conversion to LLC

Effective as of December 31, 2008, the Company converted its form of organization from a corporation organized under California law to a limited liability company organized under the laws of the State of California. With the filing of Articles of Organization-Conversion with the California Secretary of State, the separate existence of Ministry Partners Investment Corporation ceased and the entity continued by operation of law under the name Ministry Partners Investment Company, LLC.

Since the conversion became effective, a group of managers provides oversight of the Company’s affairs. The managers have full, exclusive, and complete discretion, power, and authority to oversee the management of Company affairs. As an LLC, the Company’s managers and members have entered into an Operating Agreement that governs the Company’s management structure and governance procedures.

Cash and Cash Equivalents

Cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. The Company had demand deposits and money market deposit accounts as of December 31, 2019.  The Company had no cash positions other than demand deposits as of December 31, 2018.

The National Credit Union Insurance Fund insures a portion of the Company’s cash held at credit unions and the Federal Deposit Insurance Corporation insures a portion of cash held by the Company at other financial institutions. The Company keeps cash that may exceed insured limits. Management does not expect to incur losses in these cash accounts.

The Company maintains cash accounts with RBC Dain as part of its clearing agreement, and with the Central Registration Depository for regulatory purposes.  The cash in these accounts is considered restricted cash and is classified as such on our balance sheet.

Reclassifications

The Company has made certain reclassifications to the 2018 financial statements to conform to the 2019 presentation. These reclassifications do not affect member’s equity or net income for the year ended December 31, 2018

Use of Estimates

The Company’s creation of consolidated financial statements that conform to United States Generally Accepted Accounting Principles ("GAAP") requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates govern areas such as the allowance for credit losses and the fair value of financial instruments. Actual results could differ from these estimates.

Investments in Joint Venture

On a periodic basis, management analyzes the Company’s investment in a joint venture for impairment by comparing the carrying value of the investment to the estimated value of the underlying real property. Management records any impairment charges as a valuation allowance against the value of the asset. The Company’s share of income and expenses of the joint venture will increase or decrease the Company’s investment and will be recorded on the income statement as realized gains or losses on investment.

Loans Receivable

The Company reports loans that management has the intent and ability to hold for the foreseeable future at their outstanding unpaid principal balance adjusted for an allowance for loan losses, deferred loan fees and costs, and loan discounts.

Interest Accrual on Loans Receivable

The Company accrues loan interest income daily. Management defers loan origination fees and costs generated in making a loan. The Company amortizes these fees and costs as an adjustment to the related loan yield using the interest method.

Loan discounts are interest accrued and unpaid which the Company added to loan principal balances when it restructured the loan. The Company does not accrete discounts to income on impaired loans. However, when management determines that a previously impaired loan is no longer impaired, the Company begins accreting loan discounts to interest income over the term of the restructured loan. For loans purchased from third parties, loan discounts also are the differences between the purchase price and the recorded principal balance of the loan. The Company accretes these discounts to interest income over the term of the loan using the interest method.

Management considers a loan impaired if it concludes the collection of principal or interest according to the terms of the loan agreement doubtful. The Company stops the accrual of interest when management determines the loan is impaired.

For loans that the Company places on nonaccrual status, management reverses all uncollected accrued interest against interest income. Management accounts for the interest on these loans on the cash basis or cost-recovery method until the loan qualifies for return to accrual status. It is not until all the principal and interest amounts contractually due are brought current and future payments are reasonably assured that the Company returns a loan to accrual status.

Allowance for Loan Losses

The Company sets aside an allowance for loan losses by charging the provision for loan losses account on the Company’s consolidated statements of income. This charge decreases the Company’s earnings.

Management charges off the part of loan balances it believes it will not collect against the allowance. The Company credits subsequent recoveries, if any, to the allowance.

Loan Portfolio Segments and Classes

Management separates the loan portfolio into portfolio segments for purposes of evaluating the allowance for loan losses. A portfolio segment is defined as the level at which the Company develops and documents a systematic method for determining its allowance for loan losses. The Company segments the loan portfolio based on loan types and the underlying risk factors present in each loan type. Management periodically reviews and revises such risk factors, as it considers appropriate.

The Company’s loan portfolio consists of one segment – church loans. Management has segregated the loan portfolio into the following portfolio classes:

Loan Class	Class Description
Wholly-Owned First Collateral Position	Wholly-owned loans and the retained portion of loans originated by the Company and sold for which the Company possesses a senior lien on the collateral underlying the loan.
Wholly-Owned Junior Collateral Position

Wholly-owned loans and the retained portion of loans originated by the Company and sold for which the Company possesses a lien on the underlying collateral that is superseded by another lien on the same collateral.  This class also contains any loans that are not secured.  These loans present higher credit risk than loans for which the Company possesses a senior lien due to the increased risk of loss should the loan default.

Participations First Collateral Position

Participated loans purchased from another financial entity for which the Company possesses a senior lien on the collateral underlying the loan. Loan participations purchased may present higher credit risk than wholly owned loans because disposition and direction of actions regarding the management and collection of the loans must be coordinated and negotiated with the other participants, whose best interests regarding the loan may not align with those of the Company.

Participations Junior Collateral Position

Participated loans purchased from another financial entity for which the Company possesses a lien on the underlying collateral that is superseded by another lien on the same collateral.  Loan participations in the junior collateral position loans have higher credit risk than wholly owned loans and participated loans purchased where the Company possesses a senior lien on the collateral.  The increased risk is the result of the factors presented above relating to both junior lien positions and participations.

Allowance for Loan Loss Evaluation

Management evaluates the allowance for loan losses on a regular basis. The Company establishes the allowance for loan losses based upon its periodic review of several factors management believes influences the collectability of the loans, including:

•	the Company’s loss history;

•	the characteristics and volume of the loan portfolio;
•	adverse conditions that may affect the borrower’s ability to repay;
•	the estimated value of any secured collateral; and
•	the current economic conditions.

This evaluation is subjective, as it requires estimates that are subject to significant revision as more information becomes available.

The allowance consists of general and specific components. The general component covers non-classified loans. Management bases the general reserve on the Company’s loss history adjusted for qualitative factors. These qualitative factors are significant factors management considers likely to cause estimated credit losses associated with the Company’s existing portfolio to differ from its historical loss experience. Management adjusts these factors on an on-going basis, some of which include:

•	changes in lending policies and procedures, including changes in underwriting standards and collection;
•	changes in national, regional, and local economic and industry conditions that affect the collectability of the portfolio;
•	changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified loans;
•	changes in the value of the collateral for collateral-dependent loans; and
•	the effect of credit concentrations.

Loans that management has classified as impaired receive a specific reserve. For such loans, an allowance is established when the carrying value of that loan is higher than the amount management expects to receive. Management uses multiple approaches to determine the amount the Company expects to receive. These include the discounted cash flow method, using the loan’s underlying collateral value, or using the observable market price of the impaired loan.

Impairment Analysis

All loans in the loan portfolio are subject to impairment analysis. The Company reviews its loan portfolio monthly by examining several data points. These include reviewing delinquency reports, any new information related to the financial condition of its borrowers, and any new appraisal or other collateral valuation. Through this process, the Company identifies potential impaired loans. Management generally deems a loan is impaired when current facts and circumstances indicate that it is probable that a borrower will be unable to make payments according to the loan agreement. If management has not already deemed a loan impaired, it will classify the loan as non-accrual when it becomes 90 days or more past due.

Management considers several factors when determining impairment status. These factors include the loan’s payment status, the value of any secured collateral, and the probability of collecting scheduled payments when due. Management generally does not classify loans that experience minor payment delays or shortfalls as impaired. Management determines the significance of payment delays or shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower. These circumstances include the length and reasons for the delay, the borrower's payment history, and the amount of the shortfall in relation to the principal and interest owed.

Management measures impairment on a loan-by-loan basis using one of three methods:

•	the present value of expected future cash flows discounted at the loan's effective interest rate;
•	the obtainable market price; or
•	the fair value of the collateral if the loan is collateral-dependent.

Troubled Debt Restructurings

A troubled debt restructuring is a loan for which the Company, for reasons related to a borrower’s financial difficulties, grants a concession to a borrower that the Company would not otherwise consider. A restructuring of a loan usually involves an interest rate modification, extension of the maturity date, payment reduction, or reduction of accrued interest owed on the loan on a contingent or absolute basis.

Management considers loans that it renews at below-market terms to be troubled debt restructurings if the below-market terms represent a concession due to the borrower’s troubled financial condition. The Company classifies troubled debt restructurings as impaired loans. For the loans that are not considered to be collateral-dependent, management measures troubled debt restructurings at the present value of estimated future cash flows using the loan's effective rate at start of the loan. The Company reports the change in the present value of cash flows related to the passage of time as interest income. If the loan is considered to be collateral-dependent, impairment is measured based on the fair value of the collateral.

Loan Charge-offs

Management charges off loans or portions thereof when it determines the loans or portions of the loans are uncollectible. The Company evaluates collectability periodically on all loans classified as “Loans of Lesser Quality.” Key factors management uses in assessing a loan’s collectability are the financial condition of the borrower, the value of any secured collateral, and the terms of any workout agreement between the Company and the borrower. In workout situations, the Company charges off the amount deemed uncollectible due to the terms of the workout, the inability of the borrower to make agreed upon payments, and the value of the collateral securing the loan.

Credit Quality Indicators

The Company has established a loan grading system to assist its management in analyzing and monitoring the loan portfolio. The Company classifies loans it considers lesser quality (“classified loans”) as watch, special mention, substandard, doubtful, or loss assets. The loan grading system is as follows:

Pass:

The borrower has sufficient cash to fund debt services. The borrower may be able to obtain similar financing from other lenders with comparable terms. The risk of default is considered low.

Watch:

These loans exhibit potential or developing weaknesses that deserve extra attention from credit management personnel. If the developing weakness is not corrected or mitigated, there may be deterioration in the ability of the borrower to repay the debt in the future. Loans graded Watch must be reported to executive management and the Board of Managers. Potential for loss under adverse circumstances is elevated, but not foreseeable. Watch loans are considered pass loans.

Special mention:

These credit facilities exhibit potential or actual weaknesses that present a higher potential for loss under adverse circumstances, and deserve management’s close attention. If uncorrected, these weaknesses may result in deterioration of the repayment prospects for the loan at some future date.

Substandard:

Loans and other credit extensions bearing this grade are considered to be inadequately protected by the current sound worth and debt service capacity of the borrower or of any pledged collateral. These obligations, even if apparently protected by collateral value, have well-defined weaknesses related to adverse financial, managerial, economic, ministry, or environmental conditions which have clearly jeopardized repayment of principal and interest as originally intended. Furthermore, there is the possibility that some future loss will be sustained if such weaknesses are not corrected.

Doubtful:

This classification consists of loans that display the properties of substandard loans with the added characteristic that the severity of the weaknesses makes collection or liquidation in full highly questionable or improbable based upon currently existing facts, conditions, and values. The probability of some loss is very high, but because of certain important and reasonably specific factors, the amount of loss cannot be exactly determined. Such pending factors could include merger or liquidation, additional capital injection, refinancing plans, or perfection of liens on additional collateral.

Loss:

Loans in this classification are considered uncollectible and cannot be justified as a viable asset. This classification does not mean the loan has absolutely no recovery value, but that it is neither practical nor desirable to defer writing off this loan even though partial recovery may be obtained in the future.

Revenue Recognition

The Company recognizes two primary types of revenue: interest income and non-interest income.

Interest Income

The Company’s principal source of revenue is interest income from loans, which is not within the scope of ASU 2014-09, Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, "ASC 606"). Refer to the discussion in “Loans Receivable” above to understand the Company’s recognition of interest income.

Non-interest Income

Non-interest income includes revenue from various types of transactions and services provided to customers. Contracts with customers can include multiple services, which are accounted for as separate “performance obligations” if they are determined to be distinct. Our performance obligations to our customers are generally satisfied when we transfer the promised good or service to our customer, either at a point in time or over time. Revenue from a performance obligation transferred at a point in time is recognized at the time that the customer obtains control over the promised good or service. Revenue from our performance obligations satisfied over time are recognized in a manner that depicts our performance in transferring control of the good or service, which is generally measured based on time elapsed, as our customers simultaneously receive and consume the benefit of our services as they are provided.

Payment for the majority of our services is considered to be variable consideration, as the amount of revenues we expect to receive is subject to factors outside of our control, including market conditions. Variable consideration is only included in revenue when amounts are not subject to significant reversal, which is generally when uncertainty around the amount of revenue to be received is resolved.

Wealth advisory fees

Generally, management recognizes wealth advisory fees over time as the Company renders services to its clients. The Company receives these fees either based on a percentage of the market value of the assets under management, or as a fixed fee based on the services the Company provides to the client. The Company’s delivery of these services represents its related performance obligations. The Company typically collects the wealth advisory fees at the beginning of each quarter from the client’s account. Management recognizes these fees ratably over the related billing period as the Company fulfills its performance obligation. In addition, management recognizes any commissions or referral fees paid related to this revenue ratably over the related billing period as the Company fulfills its performance obligation.

Investment brokerage fees

Investment brokerage fees arise from the selling, distribution, and trade execution services. The Company’s execution of these services fulfills its related performance obligations.

The Company also offers sales and distribution services, and earns commissions through the sale of annuity and mutual fund products. The Company acts as an agent in these transactions and recognizes revenue at a point in time when the customer executes a contract with a product carrier. The Company may also receive trailing commissions and 12b-1 fees related to mutual fund and annuity products. Management recognizes this revenue in the period when it is earned, estimating the revenue if necessary based on the balance of the investment and the commission rate on the product.

The Company earns and recognizes trade execution commissions on the trade date, which is when the Company fulfills its performance obligation. Payment for the trade execution is due on the settlement date.

Lending Fees

Lending fees represent charges earned for services we provide as part of the lending process, such as late charges, servicing fees, and documentation fees. The Company recognizes late charges as earned when they are paid. The Company recognizes revenue on other lending fees in the period in which the Company has performed the service.

Other non-interest income

Other non-interest income includes fees earned based on service contracts the Company has entered into with credit unions. The Company recognizes the revenue monthly based on the terms of the contracts, which require monthly payments for services the Company performs.

Gains/losses on sales of foreclosed assets

The Company records a gain or loss from the sale of foreclosed assets when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of foreclosed asset to the buyer, the Company assesses whether the buyer is committed to perform their obligation under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the foreclosed asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.

Foreclosed Assets

Management records assets acquired through foreclosure or other proceedings at fair market value less estimated costs of disposal. Management determines the fair value at the date of foreclosure, which establishes a new cost for the asset. After foreclosure, the Company carries the asset at the lower of cost or fair value, less estimated costs of disposal. Management evaluates these real estate assets regularly to ensure that the recorded amount is supported by the current fair value and, if necessary, ensuring that valuation allowances reduce the carrying amount to fair value less estimated costs of disposal. Revenue and expense from the operation of the Company’s foreclosed assets and changes in the valuation allowance are included in net expenses from foreclosed assets. When the Company sells the foreclosed property, it recognizes a gain or loss on the sale equal to the difference between the sales proceeds received and the carrying amount of the property.

Transfers of Financial Assets

Management accounts for transfers of financial assets as sales when the Company has surrendered control over the asset. Management deems the Company has surrendered control over transferred assets when:

•	the assets have been isolated from the Company;

•	the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred asset; and
•	the Company does not maintain effective control over the transferred asset through an agreement to repurchase it before its maturity.

The Company, from time to time, sells participation interests in mortgage loans it has originated or acquired. In order to recognize the transfer of a portion of a financial asset as a sale, the transferred portion, and any portion that continues to be held by the transferor must represent a participating interest, and the transfer of the participating interest must meet the conditions for surrender of control. To qualify as a participating interest:

•	each portion of a financial asset must represent a proportionate ownership interest in an entire financial asset;
•

from the date of transfer, all cash flows received from the entire financial asset must be divided proportionately among the participating interest holders in an amount equal to their respective share of ownership;

•	the transfer must be made on a non-recourse basis (other than standard representations and warranties made under the loan participation sale agreement);
•	the transfer may not be subordinate to any other participating interest holder; and
•	no party has the right to pledge or exchange the entire financial asset.

If the transaction does not meet either the participating interest or surrender of control criteria, management accounts for it as a secured borrowing arrangement.

Under some circumstances, when the Company sells a participation in a wholly-owned loan receivable that it services, it retains loan-servicing rights, and records a servicing asset that is initially measured at fair value. As quoted market prices are generally not available for these assets, the Company estimates fair value based on the present value of future expected cash flows associated with the loan receivable. The Company amortizes servicing assets over the life of the associated receivable using the interest method. Any gain or loss recognized on the sale of a loan receivable depends in part on both the previous carrying amount of the financial asset involved in the sale, allocated between the asset sold and the interest that continues to be held by the Company based on its relative fair value at the date of transfer, and the proceeds received.

Property and Equipment

The Company states its furniture, fixtures, and equipment at cost, less accumulated depreciation. Management computes depreciation on a straight-line basis over the estimated useful lives of the assets. The useful lives of the Company’s assets range from three to seven years.

Debt Issuance Costs

The Company’s debt consists of borrowings from financial institutions and obligations to investors incurred through the sale of investor notes. Management amortizes these costs into interest expense over the contractual terms of the debt using the straight-line method.

Employee Benefit Plan

Contributions to the qualified employee retirement plan are recorded as compensation cost in the period incurred.

Income Taxes

The Company has elected to be treated as a partnership for income tax purposes. Therefore, the Company passes through its income and expenses to its members for tax reporting purposes.

Tesoro Hills, LLC, is a joint venture in which the Company has an investment. Tesoro Hills, according to its operating agreement, has elected to be treated as a partnership for income tax purposes.

The Company and MP Securities are subject to a California LLC fee.

The Company uses a recognition threshold and a measurement attribute for the consolidated financial statement recognition and measurement of a tax position taken in a tax return. The Company recognizes benefits from tax positions in the consolidated financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Management derecognizes previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold in the first subsequent financial reporting period in which that threshold is no longer met.

New accounting guidance

Adoption of New Accounting Standards:

On January 1, 2019, the Company adopted Accounting Standards Update (ASU) 2016-02 “Leases (Topic 842)” and subsequent amendments thereto, which requires the Company to recognize most leases on the balance sheet. The Company adopted the standard under a modified retrospective approach as of the date of adoption and elected to apply several of the available practice expedients, including:

•	Carry over of historical lease determination and lease classification conclusions
•	Carry over of historical initial direct cost balances for existing leases

•	Accounting for lease and non-lease components in contracts in which the Company is a lessee as a single lease component

Adoption of leasing standard resulted in the recognition of operating right-of-use assets of $680 thousand, and operating lease liabilities of $680 thousand as of January 1, 2019. These amounts were determined based on the present value of remaining minimum lease payments, discounted using the Company’s incremental borrowing rate as of the date of adoption. There was no material impact to the timing of expense or income recognition in the Company’s Consolidated Income Statements. Prior periods were not restated and continue to be presented under legacy GAAP. Disclosures about the Company’s leasing activities are presented in Note 12. Commitments and Contingencies.

Accounting Standards Pending Adoption

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments. ASU 2016-13 also modifies the impairment model for available-for-sale debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. ASU 2016-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The guidance requires companies to apply the requirements in the year of adoption through cumulative adjustment with some aspects of the update requiring a prospective transition approach. The Company’s preliminary evaluation indicates the provisions of ASU No. 2016-13 are expected to affect the level of the allowance for loan losses on the Company’s consolidated financial statements. Management has gathered all necessary data and reviewed potential methods to calculate the expected credit losses. The Company will use a third-party software solution to assist with the adoption of the standard. Management is currently calculating sample expected loss computations and developing the allowance methodology and assumptions that the Company will use under the new standard.

In July 2019, the FASB decided to adopt a two-bucket approach to stagger the effective date for the credit losses standard for the fiscal years beginning after December 31, 2022 for certain entities, including certain Securities and Exchange Commission filers, public business entities, and private companies. As a smaller reporting company, the Company would be eligible for the proposed delay. Management is currently evaluating the impact of the proposed delay on its implementation project plan.

In August 2018, the FASB issued ASU No. 2018-13, “Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement.” The ASU removes, modifies, and adds certain disclosure requirements for fair value measurements. For example, the ASU will no longer require public entities to disclose the valuation processes for Level 3 fair value measurements. However, they will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. ASU No. 2018-13 is effective for interim and annual reporting periods beginning after December 15, 2019. In addition, entities may early adopt the modified or eliminated disclosure requirements and delay adoption of the additional disclosure requirements until the effective date. The Company does not believe the adoption of ASU No. 2018-13 will have a material impact on its consolidated financial statements, as the update only revises disclosure requirements.

Note 2. Pledge of Cash and Restricted Cash

Under the terms of its debt agreements, the Company has the ability to pledge cash as collateral for its borrowings. This cash is restricted cash. At December 31, 2019 and December 31, 2018, the Company held no pledged cash.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the statement of financial position that sum to the total of the same such amounts shown in the statement of cash flows (dollars in thousands):

	December 31,
	2019	2018
Cash and cash equivalents	$25,993	$9,877
Restricted cash	52	51
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$26,045	$9,928

Amounts included in restricted cash represent those required to be set aside with the Central Registration Depository ("CRD") account with FINRA, as well as funds the Company has deposited with RBC Dain as clearing deposits. The CRD funds may only be used for fees charged by FINRA to maintain the membership status of the Company or for fees related to registered and associated persons of the Company.

Note 3. Related Party Transactions

Transactions with Equity Owners

Transactions with Evangelical Christian Credit Union (“ECCU”)

The tables below summarize transactions the Company conducts with ECCU, the Company’s largest equity owner.

ECCU related parties who serve on the Company’s Board of Managers:

ECCU Role	MPIC Role
Chairman of the Board	Board of Managers

Related party balances pertaining to the assets of the Company (in thousands):

	December 31,	December 31,
	2019	2018
Total funds held on deposit at ECCU	$365	$457
Loan participations purchased from and serviced by ECCU	1,495	5,109

Related party transactions of the Company (dollars in thousands):

	Year ended
	December 31,
	2019	2018
Interest earned on funds held with ECCU	$—	$3
Interest income earned on loans purchased from ECCU	161	278
Fees paid to ECCU from MP Securities Networking Agreement	9	25
Income from Master Services Agreement with ECCU	14	54
Income from Successor Servicing Agreement with ECCU	9	9
Rent expense on lease agreement with ECCU	138	116

Loan participation interests purchased:

In the past, the Company purchased loan participation interests from ECCU. Management negotiated the pass-through interest rates on these loans on a loan-by-loan basis. Management believes these negotiated terms were equivalent to those that would prevail in an arm's length transaction. The Company did not purchase any loans from ECCU during the years ended December 31, 2019 and 2018.

Lease and Services Agreement:

The Company leases its corporate offices and purchases other facility-related services from ECCU pursuant to a written lease and services agreement. Management believes these terms are equivalent to those that prevail in arm's length transactions.

MP Securities Networking Agreement with ECCU:

MP Securities, the Company’s wholly-owned subsidiary, has entered into a Networking Agreement with ECCU pursuant to which MP Securities agreed to offer investment and insurance products and services to ECCU’s members that:

(1) ECCU or its Board of Directors has approved;

(2) comply with applicable investor suitability standards required by federal and state securities laws and regulations;

(3) are offered in accordance with National Credit Union Administration (“NCUA”) rules and regulations; and

(4) comply with its membership agreement with Financial Industry Regulation Authority (“FINRA”).

Master Services Agreement (the “Services Agreement”) with ECCU:

The Company and ECCU had entered into the Services Agreement, pursuant to which the Company was to provide relationship management services to ECCU’s members and business development services to new leads in the southeast region of the United States. On March 1, 2018, the Company and ECCU amended the agreement to include referral fees to be paid by either party on the successful closing of a referred loan. The terms of the agreement allowed either party to terminate the Services Agreement for any reason by providing thirty days written notice. On April 4, 2019, the Company received written notice from ECCU requesting termination of the agreement. The agreement terminated on May 4, 2019.

Successor Servicing Agreement with ECCU:

On October 5, 2016, the Company entered into a Successor Servicing Agreement with ECCU. This agreement obligates the Company to serve as the successor loan servicing agent for certain mortgage loans designated by ECCU. The Company will service these loans in the event ECCU requests that the Company assume its obligation to act as the servicing agent for those loans. The Agreement terminated in October 2019 and has converted to a month-to-month agreement.

Transactions with America’s Christian Credit Union (“ACCU”)

The Company has several related party agreements with ACCU, one of the Company’s equity owners. The following describes the nature and dollar amounts of the material related party transactions with ACCU.

Ownership transfer:

On May 4, 2017, ACCU acquired 12,000 Class A Units and 12,000 Series A Preferred Units of the Company’s Class A Common Units and Series A Preferred Units, respectively, which represents 8.19% of the Company’s issued and outstanding Class A Units and 10.25% of the Company’s issued and outstanding Series A Preferred Units from Financial Partners Credit Union, a California state chartered credit union (“FPCU”). The Company’s Board of Managers approved ACCU’s purchase of the Class A and Series A Preferred Units from FPCU and consented to ACCU’s request to be admitted as a new member of the Company. ACCU’s purchase of the Class A Units and Series A Preferred Units was consummated pursuant to a privately negotiated transaction.

On June 29, 2018, ACCU acquired 2,000 of the Company’s Series A Preferred Units, which represents 1.71% of the Company’s issued and outstanding Series A Preferred Units from The National Credit Union Administration Board as Liquidating Agent of Telesis Community Credit Union, a federally chartered credit union (“NCUAB”). The Company’s Board of Managers has approved ACCU’s purchase of the Membership Units from NCUAB and has consented to ACCU’s acquisition of additional membership interests of the Company.

ACCU related parties who serve on the Company’s Board of Managers:

ACCU Role	MPIC Role
President, Chief Executive Officer	Board of Managers

Related party balances pertaining to the assets of the Company (dollars in thousands):

	December 31,	December 31,
	2019	2018
Total funds held on deposit at ACCU	$10,343	$5,675
Dollar outstanding loan participations sold to ACCU and serviced by the Company	—	3,184
Loan participations purchased from and serviced by ACCU	1,603	1,662

Related party transactions of the Company (dollars in thousands):

	Year ended
	December 31,
	2019	2018
Dollar amount of loans purchased from ACCU	1,435	—
Dollar amount of loans sold to ACCU	$—	$554
Interest earned on funds held with ACCU	159	69
Interest income earned on loans purchased from ACCU	84	86
Income from Master Services Agreement with ACCU	—	20
Fees paid based on MP Securities Networking Agreement with ACCU	45	56

Loan participation interests purchased:

Occasionally, the Company sells or purchases loan participation interests from ACCU. The Company negotiates pass-through interest rates on loan participation interests purchased or sold from and to ACCU on a loan-by-loan basis. Management believes these terms are equivalent to those that prevail in arm's length transactions.

From time to time, the Company may purchase a loan participation interest from a related party. The Company and its related party will negotiate in good faith the terms and conditions of such a purchase and in accordance with the Company’s related party procedures and governance practices. Each party must approve such a purchase after full disclosure of the related party transaction and must include terms and conditions that would normally be included in arm’s length transactions conducted by independent parties.

MP Securities networking agreement with ACCU:

MP Securities has entered into a Networking Agreement with ACCU pursuant to which MP Securities has agreed to offer investment and insurance products and services to ACCU’s members that:

(1) ACCU or its Board of Directors has approved;

(2) comply with applicable investor suitability standards required by federal and state securities laws and regulations;

(3) are offered in accordance with NCUA rules and regulations; and

(4) comply with its membership agreement with FINRA.

The agreement entitles MP Securities to pay ACCU a percentage of total revenue received by MP Securities from transactions conducted for or on behalf of ACCU members. Either ACCU or MP Securities may terminate the Networking Agreement without cause upon thirty days prior written notice.

Transactions with Other Equity Owners

The Company has a Loan Participation Agreement with UNIFY Financial Credit Union (“UFCU”), an owner of both the Company’s Class A Common Units and Series A Preferred Units. Under this agreement, the Company sold UFCU a $5.0 million loan participation interest in one of its mortgage loan interests on August 14, 2013. As part of this agreement, the Company retained the right to service the loan, and it charges

UFCU a fee for servicing the loan. Management believes the terms of the agreement are equivalent to those that prevail in arm's length transactions.

Transactions with Subsidiaries

The Company has entered into several agreements with its subsidiary, MP Securities. The Company eliminates the income and expense related to these agreements in the consolidated financial statements. MP Securities serves as the managing broker for the Company’s public and private placement note offerings. MP Securities receives compensation related to these broker dealer services ranging from 0.25% to 5.50% over the life of a note. The amount of the compensation depends on the length of the note and the terms of the offering under which MP Securities sold the note.

The Company also has entered into an Administrative Services Agreement with MP Securities. The Administrative Services Agreement provides services such as the use of office space, use of equipment, including computers and phones, and payroll and personnel services. The agreement stipulates that MP Securities will provide ministerial, compliance, marketing, operational, and investor relations-related services in relation to the Company’s investor note program. As stated above, the Company eliminates all intercompany transactions related to this agreement in its consolidated financial statements.

The Company’s subsidiary, MPF, serves as the collateral agent for the Company’s Secured Notes. The Company’s Prospectus for its Class 1A Notes and the private placement memorandum for the Company’s Secured Notes Offering describe the terms of these agreements. Additional details regarding the Company’s Notes are described in “Note 11. Investor Notes Payable” to Part I of this Report, “Financial Information.”

Related Party Transaction Policy

The Board has adopted a Related Party Transaction Policy to assist in evaluating related transactions the Company may enter into with a related party. Under this policy, a majority of the members of the Company’s Board and majority of its independent Board members must approve a material transaction that it enters into with a related party. As a result, all transactions that the Company undertakes with an affiliate or a related party are entered into on terms believed by management to be no less favorable than are available from unaffiliated third parties. In addition, a majority of the Company’s independent Board members must approve these transactions.

From time to time, the Company’s Board and members of its executive management team have purchased investor notes from the Company or have purchased investment products through MP Securities. Investor notes payable owned by related parties totaled $368 thousand and $394 thousand at December 31, 2019 and December 31, 2018.

Note 4. Loans Receivable and Allowance for Loan Losses

The Company’s loan portfolio is comprised of one segment – church loans. See “Note 1 – Loan Portfolio Segments and Classes” to the Financial Statements. The loans fall into four classes:

•	wholly-owned loans for which the Company possesses the first collateral position;

•	wholly-owned loans that are either unsecured or for which the Company possesses a junior collateral position;
•	participated loans purchased for which the Company possesses the first collateral position; and
•	participated loans purchased for which the Company possesses a junior collateral position.

The Company makes all of its loans to various evangelical churches and related organizations, primarily to purchase, construct, or improve facilities. Loan maturities extend through 2033. The loan portfolio had a weighted average rate of 6.59% and 6.44% as of December 31, 2019 and December 31, 2018, respectively.

The table below is a summary of the Company’s mortgage loans owned (dollars in thousands):

	December 31,	December 31,
	2019	2018
Loans to evangelical churches and related organizations:
Real estate secured	$130,889	$147,061
Unsecured	160	274
Total loans	131,049	147,335
Deferred loan fees, net	(631)	(848)
Loan discount	(182)	(627)
Allowance for loan losses	(1,393)	(2,480)
Loans, net	$128,843	$143,380

Allowance for Loan Losses

Management believes it has properly calculated the allowance for loan losses as of December 31, 2018 and December 31, 2018. The following table shows the changes in the allowance for loan losses for the years ended December 31, 2019 and 2018 (dollars in thousands):

	December 31,	December 31,
	2019	2018
Balance, beginning of period	$2,480	$2,097
Provision for loan loss	(544)	666
Chargeoffs	(923)	(283)
Recoveries	380	—
Balance, end of period	$1,393	$2,480

The table below presents loans by portfolio segment (church loans) and the related allowance for loan losses. In addition, the table segregates loans and the allowance for loan losses by impairment methodology (dollars in thousands).

	Loans and Allowance for Loan Losses (by segment)
	As of
	December 31,	December 31,
	2019	2018
Loans:
Individually evaluated for impairment	$13,924	$13,601
Collectively evaluated for impairment	117,125	133,734
Balance	$131,049	$147,335

Allowance for loan losses:
Individually evaluated for impairment	$175	$1,463
Collectively evaluated for impairment	1,218	1,017
Balance	$1,393	$2,480

The Company has established a loan grading system to assist management in their analysis and supervision of the loan portfolio. The following tables summarize the credit quality indicators by loan class (dollars in thousands):

Credit Quality Indicators (by class)
As of December 31, 2019
	Wholly-Owned First	Wholly-Owned Junior	Participation First	Participation Junior	Total
Grade:
Pass	$96,674	$3,557	$1,882	$—	$102,113
Watch	19,870	32	191	—	20,093
Special mention	—	—	—	—	—
Substandard	7,103	—	1,230	—	8,333
Doubtful	510	—	—	—	510
Loss	—	—	—	—	—
Total	$124,157	$3,589	$3,303	$—	$131,049

Credit Quality Indicators (by class)
As of December 31, 2018
	Wholly-Owned First	Wholly-Owned Junior	Participation First	Participation Junior	Total
Grade:
Pass	$100,140	$4,067	$2,004	$—	$106,211
Watch	27,321	—	202	—	27,523
Special mention	1,208	—	—	—	1,208
Substandard	6,497	187	3,586	—	10,270
Doubtful	2,123	—	—	—	2,123
Loss	—	—	—	—	—
Total	$137,289	$4,254	$5,792	$—	$147,335

The following table sets forth certain information with respect to the Company’s loan portfolio delinquencies by loan class and amount (dollars in thousands):

Age Analysis of Past Due Loans (by class)
As of December 31, 2019
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment 90 Days or more and Accruing
Church loans:
Wholly-Owned First	$—	$—	$5,907	$5,907	$118,250	$124,157	$—
Wholly-Owned Junior	—	—	—	—	3,589	3,589	—
Participation First	—	—	—	—	3,303	3,303	—
Participation Junior	—	—	—	—	—	—	—
Total	$—	$—	$5,907	$5,907	$125,142	$131,049	$—

Age Analysis of Past Due Loans (by class)
As of December 31, 2018
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Recorded Investment 90 Days or more and Accruing
Church loans:
Wholly-Owned First	$3,259	$—	$5,804	$9,063	$128,226	$137,289	$—
Wholly-Owned Junior	187	—	—	187	4,067	4,254	—
Participation First	2,293	—	1,292	3,585	2,207	5,792	—
Participation Junior	—	—	—	—	—	—	—
Total	$5,739	$—	$7,096	$12,835	$134,500	$147,335	$—

Impaired Loans

Impaired loans include non-accrual loans, loans 90 days or more past due and still accruing, and restructured loans. Non-accrual loans are loans on which management has discontinued interest accruals. Restructured loans are loans in which the Company has granted the borrower a concession due to financial distress. Concessions are usually a reduction of the interest rate or a change in the original repayment terms.

The Company monitors impaired loans on an ongoing basis as part of management’s loan review and work out process. Management evaluates the potential risk of loss on these loans by comparing the loan balance to the fair value of any secured collateral or the present value of projected future cash flows.

In accordance with industry standards, loans that have been modified as part of a troubled debt restructuring are considered impaired.  However, troubled debt restructures, upon meeting certain performance conditions, are eligible to receive non-classified loan ratings and to be moved out of non-accrual status.  These loans continue to be included in total impaired loans but not necessarily in non-accrual or collateral-dependent loans.

The following tables are summaries of impaired loans by loan class as of and for the years ended December 31, 2019 and 2018, respectively. The unpaid principal balance reflects the contractual principal outstanding on the loan. The recorded balance reflects the unpaid principal balance less any interest payments that have been recorded against principal. The recorded investment reflects the recorded balance less discounts taken. The related allowance reflects specific reserves taken on the impaired loans (dollars in thousands):

Impaired Loans (by class) As of December 31, 2019					For the year ended December 31, 2019
	Unpaid Principal Balance	Recorded Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no allowance recorded:
Church loans:
Wholly-Owned First	$12,497	$12,404	$12,304	$—	$12,343	$1,202
Wholly-Owned Junior	—	—	—	—	—	—
Participation First	—	—	—	—	—	—
Participation Junior	—	—	—	—	—	—
With an allowance recorded:
Church loans:
Wholly-Owned First	290	290	290	110	973	—
Wholly-Owned Junior	—	—	—	—	—	—
Participation First	1,294	1,230	1,230	65	1,263	—
Participation Junior	—	—	—	—	—	—
Total:
Church loans	$14,081	$13,924	$13,824	$175	$14,579	$1,202

Impaired Loans (by class) As of December 31, 2018					For the year ended December 31, 2018
	Unpaid Principal Balance	Recorded Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no allowance recorded:
Church loans:
Wholly-Owned First	$5,734	$5,687	$5,694	$—	$5,915	$123
Wholly-Owned Junior	—	—	—	—	—	—
Participation First	2,293	2,293	2,316	—	2,312	—
Participation Junior	—	—	—	—	—	—
With an allowance recorded:
Church loans:
Wholly-Owned First	4,818	4,142	3,632	1,165	3,714	—
Wholly-Owned Junior	215	187	176	176	181	—
Participation First	1,302	1,292	1,292	122	1,299	10
Participation Junior	—	—	—	—	—	—
Total:
Church loans	$14,362	$13,601	$13,110	$1,463	$13,421	$133

A summary of nonaccrual loans by loan class is as follows (dollars in thousands):

Loans on Nonaccrual Status (by class)
	December 31, 2019	December 31, 2018
Church loans:
Wholly-Owned First	$6,405	$8,619
Wholly-Owned Junior	—	187
Participation First	1,230	1,292
Participation Junior	—	—
Total	$7,635	$10,098

The Company restructured six and four loans during the years ended December 31, 2019 and 2018, respectively. A summary of troubled debt restructures by loan class during the years ended December 31, 2019 and 2018 is as follows (dollars in thousands):

Troubled Debt Restructurings (by class)
For the year ended December 31, 2019
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment At Period End
Church loans:
Wholly-Owned First	5	$6,270	$6,458	$6,167
Wholly-Owned Junior	—	—	—	—
Participation First	1	166	—	—
Participation Junior	—	—	—	—
Total	6	$6,436	$6,458	$6,167

Troubled Debt Restructurings (by class)
For the year ended December 31, 2018
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment At Period End
Church loans:
Wholly-Owned First	2	$1,748	$1,668	$1,668
Wholly-Owned Junior	—	—	—	—
Participation First	2	3,595	3,595	3,586
Participation Junior	—	—	—	—
Total	4	$5,343	$5,264	$5,254

The Company had one previously restructured loan that was past maturity as of December 31, 2019. The Company has entered into a forbearance agreement with the borrowers and is evaluating what actions it should undertake to protect its investment on this loan.

The Company closely monitors delinquency in loans modified in a troubled debt restructuring as an early indicator for future default. Management regularly evaluates loans modified in a troubled debt restructuring for potential further impairment and will make adjustments to the risk ratings and specific reserves associated with troubled debt restructurings as deemed necessary.

No loans that were restructured during the years ended December 31, 2019 and 2018 subsequently defaulted during those respective years.

As of December 31, 2019, no additional funds were committed to be advanced in connection with loans modified as troubled debt restructurings.

Note 5. Investments in Joint Venture

In December 2015, the Company finalized an agreement with Intertex Property Management, Inc., a California corporation, to enter into a joint venture to form Tesoro Hills, LLC (the “Valencia Hills Project”). The Valencia Hills Project is a joint venture that will develop and market property formerly classified by the Company as a foreclosed asset. In January 2016, the Company transferred ownership in the foreclosed asset to the Valencia Hills Project as part of the agreement. In addition, the Company reclassified the carrying value of the property from foreclosed assets to an investment in a joint venture. The Company’s initial investment in the joint venture was $900 thousand. This amount was the carrying value in the foreclosed asset at December 31, 2015.

The value of the Company’s investment in the joint venture was $891 thousand and $887 thousand, as of December 31, 2019 and 2018, respectively. Management’s impairment analysis of the investment as of December 31, 2019 has determined that the investment is not impaired.

Note 6. Revenue Recognition

The Company recognizes two primary types of revenue: interest income and non-interest income. The following tables reflect the Company’s non-interest income disaggregated by financial statement line item. Items outside of scope of ASC 606 are noted as such (dollars in thousands):

	December 31,
	2019	2018
Non-interest income
Wealth advisory fees	$338	$231
Investment brokerage fees	1,077	292
Lending fees (1)	124	838
Lease income	8	—
Other non-interest income	22	83
Total non-interest income	$1,569	$1,444
(1) Not within scope of ASC 606

Note 7. Loan Sales

The Company did not sell any loans during the year ended December 31, 2019.  The following table shows the amount of loan participation sales and the resulting changes in servicing assets recorded during the years ended December 31, 2019 and 2018. Management amortizes servicing assets using the interest method as an adjustment to servicing fee income.

A summary of loan participation sales and servicing assets are as follows (dollars in thousands):

	For the years ended
	December 31,	December 31,
	2019	2018
Participation loans sold by the Company	$—	$4,254

Servicing Assets
Balance, beginning of period	$212	$270
Additions:
Servicing obligations from sale of loan participations	—	21
Subtractions:
Amortization	(112)	(79)
Balance, end of period	$100	$212

Note 8. Foreclosed Assets

The Company’s investment in foreclosed assets was $301 thousand at December 31, 2019. The Company did not have any investment in foreclosed assets at December 31, 2018. On its balance sheet, the Company presents foreclosed assets net of an allowance for losses. There was no allowance for losses on foreclosed assets at December 31, 2019. The Company did not record any loss provisions on foreclosed assets during the year ended December 31, 2019.

Expenses and income applicable to foreclosed assets include the following (dollars in thousands):

	Foreclosed Asset Expenses (Income) for the years ended December 31,
	2019	2018
Net loss (gain) on sale of real estate	$—	$—
Provision for losses	—	—
Operating expenses, net of rental income	97	—
Net expense (income)	$97	$—

Note 9. Premises and Equipment

The table below summarizes our premises and equipment (dollars in thousands):

	As of
	December 31,	December 31,
	2019	2018

Furniture and office equipment	$503	$491
Computer system	214	231
Leasehold improvements	43	25
Total premises and equipment	760	747
Less accumulated depreciation and amortization	(544)	(660)
Premises and equipment, net	$216	$87

(dollars in thousands)	2019	2018

Depreciation and amortization expense for the years ended December 31,	$43	$30

Note 10. Credit Facilities

The Company has two secured credit facilities. The facilities are non-revolving and do not have an option to renew or extend additional credit. Additionally, the facilities do not contain a prepayment penalty. Under the terms of the credit facilities, the Company must maintain a minimum collateralization ratio of at least 110% for each of the individual facilities (120% for the combined facilities).  If at any time the Company fails to maintain its required minimum collateralization ratio, it will be required to deliver cash or qualifying mortgage loans in an amount sufficient to enable us to meet its obligation to maintain a minimum collateralization ratio.  In total, the collateral securing both facilities at December 31, 2019 and 2018 satisfied the 120% minimum.  In addition, the collateral securing both facilities at December 31, 2019 and 2018 separately satisfied the 110% minimum. As of December 31, 2019 and 2018, the Company has only pledged qualifying mortgage loans as collateral on the credit facilities. In addition, the credit facilities include a number of borrower covenants. The Company is following these covenants as of December 31, 2019 and December 31, 2018, respectively.

The following table summarizes the principal terms the Company’s credit facilities as of December 31, 2019 (dollars in millions):

Nature of Borrowing	Interest Rate	Interest Rate Type	Monthly Payment	Maturity Date	Loan Collateral Pledged	Cash Pledged
Term-borrowing	2.53%	Fixed	579	11/1/2026	85,914	—

Future principal contractual payments of the Company’s borrowings from financial institutions during the twelve-month periods ending December 31, are as follows (dollars in thousands):

2020	$5,164
2021	5,341
2022	5,477
2023	5,617
2024	5,757
Thereafter	44,071
$71,427

Note 11. Investor Notes Payable

The table below provides information on the Company’s investor notes payable (dollars in thousands):

		As of		As of
		December 31, 2019		December 31, 2018
SEC Registered Public Offerings	Offering Type	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
Class A Offering	Unsecured	$487	4.20%	$8,758	4.14%
Class 1 Offering	Unsecured	22,098	4.02%	29,114	3.88%
Class 1A Offering	Unsecured	32,732	3.85%	13,817	3.71%
Public Offering Total		$55,317	3.92%	$51,689	3.88%

Private Offerings
Special Subordinated Notes	Unsecured	11,317	5.21%	7,533	4.68%
Secured Notes	Secured	6,467	3.92%	9,170	3.83%
Private Offering Total		$17,784	4.74%	$16,703	4.21%

Total Notes Payable		$73,101	4.12%	$68,392	3.96%

Notes Payable Totals by Security
Unsecured Total	Unsecured	$66,634	4.14%	$59,222	3.98%
Secured Total	Secured	$6,467	3.92%	$9,170	3.83%

Future maturities for the Company’s investor notes during the twelve month periods ending December 31, are as follows (dollars in thousands):

2020	$21,562
2021	18,953
2022	10,761
2023	10,543
2024	11,282
$73,101

Debt issuance costs related to the Company’s notes payable were $55 thousand and $92 thousand at December 31, 2019 and December 31, 2018, respectively.

The notes are payable to investors who have purchased the securities. Notes pay interest at stated spreads over an index rate. The investor may reinvest the interest or have the interest paid to them at their option.

The Company may repurchase all or a portion of notes at any time at its sole discretion. In addition, the Company may allow investors to redeem their notes prior to maturity at its sole discretion.

SEC Registered Public Offerings

Class A Offering.

In April 2008, the Company registered its Class A Notes with the SEC. The Company discontinued the sale of its Class A Note Offering when the offering expired on December 31, 2015. The offering included three categories of notes, including a fixed interest note, a variable interest note, and a flex note that allows borrowers to increase their interest rate once a year with certain limitations. The Class A Notes contained restrictive covenants pertaining to paying dividends, making redemptions, acquiring, purchasing or making certain payments, requiring the maintenance of minimum tangible net worth, limitations on the issuance of additional notes, and incurring of indebtedness. The Company is in compliance with these covenants as of December 31, 2019 and December 31, 2018. The Company issued the Class A Notes under a Trust Indenture entered into between the Company and U.S. Bank National Association (“US Bank”).

Class 1 Offering.

In January 2015, the Company registered its Class 1 Notes with the SEC. The Company discontinued the sale of its Class 1 Note Offering when it expired on December 31, 2017. The offering included two categories of notes, including a fixed interest note and a variable interest note. The Class 1 Notes contain restrictive covenants pertaining to paying dividends, making redemptions, acquiring, purchasing, or making certain payments, requiring the maintenance of minimum tangible net worth, limitations on the issuance of additional notes, and incurring of indebtedness. The Company is in compliance with these covenants as of December 31, 2019 and December 31, 2018. The Company issued The Class 1 Notes under a Trust Indenture between the Company and U.S. Bank.

Class 1A Offering.

In February 2018, the Company launched its Class 1A Notes Offering. Pursuant to a Registration Statement declared effective on February 27, 2018, the Company registered $90 million of its Class 1A Notes in two series – fixed and variable notes. The Class 1A Notes are unsecured. The interest rate paid on the Fixed Series Notes is determined in reference to a Constant Maturity Treasury Index published by the U.S. Department of Treasury (“CMT Index”) in effect on the date that the note is issued plus a rate spread as described in the Company’s Class 1A Prospectus. The variable index in effect on the date the interest rate is set determines the interest rate paid on a Variable Series Note. The CMT Index refers to the Constant Maturity Treasury rates published by the U.S. Department of Treasury for actively traded Treasury securities. The variable index is equal to the 3-month LIBOR rate. The Company issued the Class 1A Notes under a Trust Indenture entered into between the Company and U.S. Bank.

Private Offerings

Secured Investment Certificates (“Secured Notes”).

In January 2015, the Company began offering Secured Notes under a private placement memorandum pursuant to the requirements of Rule 506 of Regulation D. Under this offering, the Company may sell up to $80.0 million in Secured Notes to qualified investors.

The Company secures these notes by pledging either cash or loans receivable as collateral. The collateralization ratio is 100% on the pledged cash and 105% on the pledged loans receivable. Said another way, every dollar of cash collateralizes one dollar of secured notes and every $1.05 of loans receivable collateralizes one dollar of secured notes. At December 31, 2019 and December 31, 2018, the loans receivable collateral securing the Secured Notes had an outstanding balance of $13.02 million and $10.9 million, respectively. The December 31, 2019 and December 31, 2018 collateral balance was sufficient to satisfy the minimum collateral requirement of the Secured Notes offering. As of December 31, 2019 and December 31, 2018, the Company did not have cash pledged for the benefit of the Secured Notes. On December 31, 2017, the Company terminated its 2015 Secured Note offering.

Effective as of April 30, 2018, the Company launched a new $80 million secured note offering. The Company issued the 2018 Secured Note offering pursuant to a Loan and Security Agreement. This agreement includes the same terms and conditions previously set forth in its 2015 Secured Note offering. The offering will continue through April 30, 2020.

Series 1 Subordinated Capital Notes (“Subordinated Notes”).

In June 2018, the Company renewed the offer and sale of its Subordinated Notes initially launched in February 2013. The Company offers the notes pursuant to a limited private offering to qualified investors that meet the requirements of Rule 506 of Regulation D. The Company offers the Subordinated Notes with maturity terms from 12 to 60 months at an interest rate fixed on the date of issuance, as determined by the then current seven-day average rate reported by the U.S. Federal Reserve Board for interest rate swaps.

Under the Subordinated Notes offering, the Company is subject to certain covenants, including limitations on restricted payments, limitations on the amount of notes that it can sell, restrictions on mergers and acquisitions, and proper maintenance of books and records. The Company was in compliance with these covenants at December 31, 2019 and December 31, 2018.

Note 12. Commitments and Contingencies

Unfunded Commitments

The Company is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include un-advanced lines of credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The contractual amount of these commitments represents the Company’s exposure to credit loss. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

The table below shows the outstanding financial instruments whose contract amounts represent credit risk (dollars in thousands):

	Contract Amount at:
	December 31, 2019	December 31, 2018
Undisbursed loans	$1,999	$1,919

Undisbursed loans are commitments for possible future extensions of credit to existing customers. These loans are sometimes unsecured and the borrower may not necessarily draw upon the line the total amount of the commitment. Commitments to extend credit are generally at variable rates.

Contingencies

In the normal course of business, the Company may become involved in various legal proceedings. As of December 31, 2019, the Company is a defendant in a wrongful termination of employment lawsuit. The Company is contesting the claim and at December 31, 2019, the Company’s liabilities include an accrual of $30 thousand for litigation-related expenses incurred in connection with this claim. Although the Company believes that it will prevail on the merits, the litigation could have a lengthy process, and the ultimate outcome cannot be predicted.

Operating Leases

The Company has lease agreements for its offices in Brea and Fresno, California. The Company renewed its Brea office lease in January 2019 for an additional five-year term. The lease does not contain any additional options to renew. The Fresno office lease expires in 2020. There are no options to renew in the lease agreement; however, the Company has entered into discussions with the lessor on a new lease agreement. The Company has determined that both leases are operating leases.

Beginning on January 1, 2019, the Company has recorded right-of-use assets and lease liabilities in accordance with ASU 2016-02. The Company has elected not to reassess expired or existing leases for changes in classification. The Company has elected not to use hindsight to determine the term of existing leases and is using the term of the current lease agreements in its right-of-use asset calculations. As the interest rates implicit in the leases were not readily available, the Company used its incremental borrowing rates to determine the discount rates used in the asset calculations.

The table below presents information regarding our existing operating leases (dollars in thousands):

	For the Year Ended
	2019	2018
Lease cost
Operating lease cost	$174	$143
Other information
Cash paid for operating leases	164	149
Right-of-use assets obtained in exchange for operating lease liabilities	680	—
Weighted average remaining lease term (in years)	3.96	1.25
Weighted-average discount rate	4.77%	—%

Future minimum lease payments and lease costs for the twelve months ending December 31 are as follows (dollars in thousands):

	Lease Payments	Lease Costs
2020	$149	153
2021	146	146
2022	150	146
2023	155	146
2024	—	—
Total	$600	591

Note 13. Office Operations and Other Expenses

Office operations and other expenses comprise the following (dollars in thousands):

	December 31, 2019	December 31, 2018
Technology and communication expenses	428	439
Insurance	282	275
Lease and occupancy expense	206	166
Outsourced operations	190	34
Staff and travel expense	140	117
Loan Expenses	110	71
Clearing firm Fees	60	60
Other	66	62
Total	$1,482	$1,224

Note 14. Preferred and Common Units Under LLC Structure

Holders of the Series A Preferred Units are entitled to receive a quarterly cash dividend that is 25 basis points higher than the one-year LIBOR rate in effect on the last day of the calendar month for which the preferred return is approved. The Company has also agreed to set aside an annual amount equal to 10% of its net profits earned for any year, after subtracting from profits the quarterly Series A Preferred Unit dividends paid, for distribution to its Series A Preferred Unit holders.

The Series A Preferred Units have a liquidation preference of $100 per unit and have no voting rights. They are also subject to redemption in whole or in part at the Company’s election on December 31 of any year for an amount equal to the liquidation preference of each unit, plus any accrued and declared but unpaid quarterly dividends and preferred distributions on such units. The Series A Preferred Units have priority as to earnings and distributions over the Common Units. The resale of the Company’s Series A Preferred Units and Common Units are subject to the Company’s first right of refusal to purchase units proposed to be transferred. Upon the Company’s failure to pay quarterly dividends for four consecutive quarters, the holders of the Series A Preferred Units have the right to appoint two managers to its Board of Managers.

The Class A Common Units have voting rights, but have no liquidation preference or rights to dividends, unless declared.

Note 15. Retirement Plans

401(k)

All of the Company’s employees are eligible to participate in the Automated Data Processing, Inc. (“ADP”) 401(k) plan effective as of the date their employment commences. No minimum service is required and the minimum age is 21. Each employee may elect voluntary contributions not to exceed 86% of salary, subject to certain limits based on U.S. tax law. The plan has a matching program, which qualifies as a Safe Harbor 401(k) plan. As a Safe Harbor Section 401(k) plan, the Company matches each eligible employee’s contribution, dollar for dollar, up to 3% of the employee’s compensation, and 50% of the employee’s contribution that exceeds 3% of their compensation, up to a maximum contribution of 5% of the employee’s compensation. Company matching contributions for the years ended December 31, 2019 and 2018 were $66 thousand and $76 thousand, respectively.

Profit Sharing

The profit sharing plan is for all employees who, at the end of the calendar year, are at least 21 years old, still employed, and have at least 900 hours of service during the plan year. The Company’s Board of Managers determines the amount annually contributed on behalf of each qualified employee. The Company determines the amount by calculating it as a percentage of the eligible employee's annual earnings. Plan forfeitures are used to reduce the Company’s annual contribution. The Company did not make or approve a profit sharing contribution to the plan during the years ended year ended December 31, 2019.

Note 16. Fair Value Measurements

Fair Value Measurements Using Fair Value Hierarchy

The Company classifies measurements of fair value within a hierarchy based upon inputs that give the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

•	Level 1 inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 inputs include:

o	quoted prices for similar assets and liabilities in active markets,
o	quoted prices for identical assets and liabilities in inactive markets,
o	inputs that are observable for the asset or liability (such as interest rates, prepayment speeds, credit risks, etc.);
o	or inputs that are derived principally from or corroborated by observable market data by correlation or by other means.
•	Level 3 inputs are unobservable and reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Fair Value of Financial Instruments

The following tables show the carrying amounts and estimated fair values of the Company’s financial instruments (dollars in thousands):`

		Fair Value Measurements at December 31, 2019 using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
FINANCIAL ASSETS:
Cash	$25,993	$25,993	$—	$—	$25,993
Loans, net	128,843	—	—	126,438	126,438
Investments in joint venture	891	—	—	891	891
Accrued interest receivable	635	—	—	635	635
FINANCIAL LIABILITIES:
Term-debt	$71,427	$—	$—	$55,072	$55,072
Notes payable	73,046	—	—	74,592	74,592
Other financial liabilities	503	—	—	503	503

		Fair Value Measurements at December 31, 2018 using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
FINANCIAL ASSETS:
Cash	$9,877	$9,877	$—	$—	$9,877
Loans, net	143,380	—	—	140,989	140,989
Investments in joint venture	887	—	—	887	887
Accrued interest receivable	711	—	—	711	711
FINANCIAL LIABILITIES:
Term-debt	$76,515	$—	$—	$57,386	$57,386
Notes payable	68,300	—	—	68,865	68,865
Other financial liabilities	356	—	—	356	356

Management uses judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at December 31, 2019 and December 31, 2018.

The Company used the following methods and assumptions to estimate the fair value of financial instruments:

Cash – The carrying amounts reported in the balance sheets approximate fair value for cash.

Loans – Management estimates fair value by discounting the future cash flows of the loans. The discount rate the Company uses is the current average rates at which it would make loans to borrowers with similar credit ratings and for the same remaining maturities.

Investments – Management estimates fair value by analyzing the operations and marketability of the underlying investment to determine if the investment is other-than-temporarily impaired.

Investor Notes Payable – Management estimates the fair value of fixed maturity notes by discounting the future cash flows of the notes. The discount rate the Company uses is the rates currently offered for investor notes payable of similar remaining maturities. Company management estimates the discount rate by using market rates that reflect the interest rate risk inherent in the notes.

Credit facilities – Management estimates the fair value of borrowings from financial institutions discounting the future cash flows of the borrowings. The discount rate the Company uses is the current incremental borrowing rates for similar types of borrowing arrangements. Company management estimates the discount rate by using market rates that reflect the interest rate risk inherent in the notes.

Off-Balance Sheet Instruments – Management determines the fair value of loan commitments on fees currently charged to enter into similar agreements, taking into account the remaining term of the agreements and the counterparties' credit standing. The fair value of loan commitments is insignificant at December 31, 2019 and December 31, 2018.

Fair Value Measured on a Nonrecurring Basis

The Company measures certain assets at fair value on a nonrecurring basis. On these assets, the Company only makes fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The following table presents the fair value of assets measured on a nonrecurring basis (dollars in thousands):

	Fair Value Measurements Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets at December 31, 2019:
Collateral-dependent loans (net of allowance and discount)	$—	$—	$8,640	$8,640
Investments in joint venture	—	—	891	891
Foreclosed assets (net of allowance and discount)	—	—	301	301
Total	$—	$—	$9,531	$9,531

Assets at December 31, 2018:
Collateral-dependent loans (net of allowance and discount)	$—	$—	$11,616	$11,616
Investments in joint venture	—	—	887	887
Total	$—	$—	$12,503	$12,503

Activity in Level 3 assets is as follows for the year ended years ended December 31, 2019 and 2018 (dollars in thousands):

Impaired loans (net of allowance and discount)
Balance, December 31, 2018	$11,616
Changes in allowance and discount	1,764
Transfer of loans into foreclosed assets	(479)
Loans no longer considered collateral dependent	(1,232)
Loans that became collateral dependent	1,936
Loan payments, payoffs, sales, and charge-offs	(4,965)
Balance, December 31, 2019	$8,640

Investments in joint venture (net of allowance and discount)
Balance, December 31, 2018	$887
Pro rata share of joint venture income	4
Balance, December 31, 2019	$891

Foreclosed assets
(net of allowance and discount)
Balance, December 31, 2018	$--
Transfer of loans into foreclosed assets	496
Transfer of foreclosed assets to other assets	(195)
Balance, December 31, 2019	$301

Impaired loans (net of allowance and discount)
Balance, December 31, 2017	$6,135
Re-classifications of assets from Level 3 into Level 2	—
Changes in allowance and discount	(306)
Loans no longer considered impaired	—
Loans that became impaired	7,620
Loan payments, payoffs, sales, and charge-offs	(1,833)
Balance, December 31, 2018	$11,616

Investments in joint venture (net of allowance and discount)
Balance, December 31, 2017	$896
Pro rata share of joint venture income	(9)
Balance, December 31, 2018	$887

Impaired Loans

Collateral-dependent impaired loans are carried at the fair value of the collateral less estimated costs to sell, incorporating assumptions that experienced parties might use in estimating the value of such collateral. The fair value of collateral is determined based on appraisals. In some cases, the Company has adjusted the appraised values for various factors including age of the appraisal, age of comparable properties included in the appraisal, and known changes in the market and in the collateral. When the Company has made significant adjustments based on unobservable inputs, management categorizes the resulting fair value measurement as a Level 3 measurement. Otherwise, the Company categorizes collateral-dependent impaired loans under Level 2.

Foreclosed Assets

The Company initially records real estate acquired through foreclosure or other proceedings (foreclosed assets) at fair value at the date of foreclosure less estimated costs of disposal, which establishes a new cost. After foreclosure, management periodically performs valuations on foreclosed assets. The company carries foreclosed assets held for sale at the lower of cost or fair value, less estimated costs of disposal. The fair values of real properties initially are determined based on appraisals. In some cases, management adjusts the appraised values for various factors including age of the appraisal, age of comparable properties included in the appraisal, and known changes in the market or in the collateral. The Company makes subsequent valuations of the real properties based either on management estimates or on updated appraisals. If management makes significant adjustments to appraised values based on unobservable inputs, the Company categorizes foreclosed assets under Level 3. Otherwise, if management bases the foreclosed assets’ value on recent appraisals and the only adjustments made are for known contractual selling costs, the Company will categorize the foreclosed assets under Level 2.

The table below summarizes the valuation methodologies used to measure the fair value adjustments for Level 3 assets recorded at fair value on a nonrecurring basis (dollars in thousands):

December 31, 2019
Assets	Fair Value (in thousands)	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Impaired loans	$8,640	Discounted appraised value	Selling cost / Estimated market decrease	21% - 81% (23%)
Investments in joint venture	$891	Internal evaluations	Estimated future market value	0% (0%)
Foreclosed assets	$301	Internal evaluations	Selling cost	6% (6%)

December 31, 2018
Assets	Fair Value (in thousands)	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Impaired loans	$11,616	Discounted appraised value	Selling cost / Estimated market decrease	15% - 72% (33%)
Investment in joint venture	$887	Internal evaluations	Estimated future market value	0% (0%)

Note 17. Income Taxes and State LLC Fees

MPIC is subject to a California gross receipts LLC fee of approximately $12,000 per year, and the state minimum franchise tax of $800 per year. MP Securities is subject to a California gross receipts LLC fee of approximately $6,000 and the state minimum franchise tax of $800 per year.

MP Realty incurred a tax loss for the year ended December 31, 2018, and recorded a provision of $800 per year for the state minimum franchise tax. For the years ended December 31, 2019 and 2018, MP Realty has federal and state net operating loss carryforwards of approximately $430 thousand and $407 thousand, respectively, which begin to expire in 2030. Management assessed the realizability of the deferred tax asset and determined that a 100% valuation against the deferred tax asset was appropriate at December 31, 2019 and 2018.

Tax years ended December 31, 2016 through December 31, 2019 remain subject to examination by the Internal Revenue Service and the tax years ended December 31, 2015 through December 31, 2019 remain subject to examination by the California Franchise Tax Board.

Note 18. Segment Information

The Company's reportable segments are strategic business units that offer different products and services. The Company manages the segments separately because each business requires different management, personnel proficiencies, and marketing strategies.

The Company has two reportable segments that represent the primary businesses reported in the consolidated financial statements: the finance company (the parent company), and the investment advisor and insurance firm (MP Securities). The finance company segment uses funds from the sale of debt securities, income from operations, and the sale of loan participations to originate or purchase mortgage loans. The finance company also services loans. MP Securities generates fee income by selling debt securities and other investment and insurance products, as well as providing investment advisory and financial planning services.

The accounting policies applied to determine the segment information are the same as those described in the summary of significant accounting policies. Management accounts for intersegment revenues and expenses at amounts that assume the Company entered into the transaction with unrelated third parties at the current market prices at the time of the transaction. Management evaluates the performance of each segment based on net income or loss before provision for income taxes and LLC fees.

Financial information with respect to the reportable segments for the year ended December 31, 2019 is as follows (dollars in thousands):

	Finance Company	Broker Dealer	Other Segments	Adjustments / Eliminations	Total
Total revenue	$10,289	$2,304	$316	$(1,194)	$11,715
Total non-interest expense and prov. for tax	4,020	1,177	(2)	—	5,195
Net profit (loss)	811	1,126	318	(254)	2,001
Total assets	155,180	2,506	371	(36)	158,021

Financial information with respect to the reportable segments for the year ended December 31, 2018 is as follows (dollars in thousands):

	Finance Company	Broker Dealer	Other Segments	Adjustments / Eliminations	Total
Total revenue	$10,126	$1,189	$—	$(663)	$10,652
Total non interest expense and prov. for tax	3,655	995	23	—	4,673
Net profit (loss)	157	194	(23)	149	477
Total assets	154,072	1,307	55	5	155,439

Note 19. Condensed Financial Statements of Parent Company

Financial information pertaining only to the parent company, Ministry Partners Investment Company, LLC, is as follows (dollars in thousands):

Ministry Partners Investment Company, LLC Balance Sheet

	As of December 31,
	2019	2018
Assets:
Cash	$23,297	$8,612
Loans receivable, net of allowance for loan losses	128,843	143,380
Accrued interest receivable	635	711
Investments in joint venture	891	887
Property and equipment, net	211	85
Foreclosed assets, net	301	—
Investment in subsidiaries	1,926	796
Due from subsidiaries	536	488
Servicing assets	100	212
Other assets	926	209
Total assets	$157,666	$155,380
Liabilities and members’ equity
Liabilities:
Term-debt	$71,427	$76,515
Notes payable, net of debt issuance costs	73,046	68,300
Accrued interest payable	266	249
Other liabilities	1,855	785
Total liabilities	146,594	145,849

Equity	11,072	9,530

Total liabilities and members' equity	$157,666	$155,379

Ministry Partners Investment Company, LLC Statement of Income

	For the years ended
	December 31,
	2019	2018
Income:
Interest Income	$10,144	$9,207
Other income	154	920
Total income	10,298	10,127
Interest expense:
Term-debt	1,867	2,000
Notes payable	4,135	3,649
Total interest expense	6,002	5,649
Provision for loan losses	(544)	666
Other operating expenses	4,017	3,647
Income before provision for income taxes	823	165
Provision for income taxes and state LLC fees	12	8
Income before equity in undistributed net income of subsidiaries	811	157
Equity in undistributed net income of subsidiaries	1,190	320
Net income	$2,001	$477

Ministry Partners Investment Company, LLC Statement of Cash Flows

2.

	For the years ended
	December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,001	$477
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed net income of subsidiaries	(1,190)	(320)
Depreciation	40	27
Amortization of deferred loan fees	(269)	(258)
Amortization of debt issuance costs	86	85
Provision for loan losses	(544)	666
Provision for losses on foreclosed assets	—	—
Accretion of allowance for loan losses on restructured loans	—	—
Accretion of loan discount	(247)	(24)
Gain on sale of loans	—	(13)
Gain on sale of foreclosed assets	—	—
Changes in:		—
Accrued interest receivable	76	31
Other assets	(418)	179
Accrued interest payable	17	41
Other liabilities	940	97
Net cash provided by operating activities	492	988
CASH FLOWS FROM INVESTING ACTIVITIES:
Loan purchases	(2,255)	(2,721)
Loan originations	(7,951)	(15,486)
Loan sales	—	5,414
Loan principal collections	25,324	17,817
Proceeds from foreclosed asset sales	—	—
Sale of property and equipment	4	—
Purchase of property and equipment	(170)	(13)

Net cash provided by investing activities	14,952	5,011
CASH FLOWS FROM FINANCING ACTIVITIES:
Change in term-debt	(5,088)	(4,977)
Net change in notes payable	4,709	(696)
Debt issuance costs	(49)	(92)
Dividends paid on preferred units	(331)	(405)
Net cash (used) by financing activities	(759)	(6,170)
Net increase (decrease) in cash and restricted cash	14,685	(171)
Cash, cash equivalents, and restricted cash at beginning of period	8,612	8,783
Cash, cash equivalents, and restricted cash at end of period	$23,297	$8,612
Supplemental disclosures of cash flow information
Interest paid	$5,046	$4,795
Income taxes paid	$20	$23
Transfer of loans to foreclosed assets	$479	$—
Loans made to facilitate the sale of foreclosed assets	$—	$—
Dividends declared to preferred unit holders	$—	$107

EXHIBIT A

CLASS 1A NOTES

TRUST INDENTURE

THIS TRUST INDENTURE, dated as of December 20, 2017 (the “Indenture”), is entered into by Ministry Partners Investment Company, LLC, a California limited liability company, the “Company”, and U.S. Bank National Association, as “Trustee,” pursuant to the terms hereof.

WHEREAS, the Company desires to issue up to an aggregate of $300,000,000 of the Notes (as defined herein) to investors; and

WHEREAS, the Company desires to enter into this Indenture with the Trustee, whereby the Company hereby appoints Trustee and Trustee agrees to act as Trustee hereunder for the Holders of the Notes;

NOW, THEREFORE, each of the Company and the Trustee agrees as follows for the benefit of the other and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. The terms used in this Indenture, unless otherwise expressly stated in this Indenture, have the following meanings.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities and Exchange Act of 1934.

“1939 Act” means the Trust Indenture Act of 1939, as amended.

“Act” means any Vote, request, demand, authorization, direction, notice, consent, waiver or other action required or permitted by this Indenture (including any act embodied therein and evidenced thereby).

“Adjusted Net Worth” means the sum of (i) the consolidated equity of the outstanding Equity Securities of the Company and any consolidated subsidiary, plus (ii) the respective amounts reported on such entity’s most recent balance sheet with respect to any series of preferred stock, plus (iii) the amount of any Subordinated Loan, whether or not then funded.  For purposes of computing Adjusted Net Worth, any Subordinated Loan included in Adjusted Net Worth as provided in the foregoing that is from an Affiliate shall be treated as a transaction with an unaffiliated third-party under GAAP.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” “controlling” and “controlled,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Bankruptcy Law” means the federal statutes, rules, and court and administrative proceedings decisions under or pertaining to the Federal Bankruptcy Law contained in Title 11 of the United States Code.

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in the State of California or by federal regulation are not required to be open.

“Cash Flow” means with respect to any period, the Consolidated Net Income of the Company and any subsidiary for such period plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with the sale or other disposition of any assets (to the extent such net losses were deducted in computing Net Income for such period), plus (b) provision for taxes based on income or profits to the extent any such provision for taxes was deducted in computing Net Income for such period, plus (c) Fixed Charges for such period, plus (d) depreciation and amortization (including amortization of goodwill and other intangibles) for such period to the extent such depreciation and amortization were deducted in computing Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP, plus (e) interest expense paid or accrued for such period with respect to the Subordinated Loan and any additional Indebtedness which is subordinated to the Notes, plus (f) the unused amount of any Subordinated Loan available to the Company on the date the determination of Cash Flow is made.

“Category” means a subseries of a Class 1A Note as so designated by the Company.

“Certificate” means a document certifying that the condition or requirement referenced therein has or has not been met or has occurred. The Certificate must be certified by the person executing it, but need not be acknowledged or verified.

“Class A Notes” means the up to $200 million in aggregate Principal Amount of Class A Notes which the Company issues under that certain Class A Notes Indenture dated April 18, 2008.

“Class 1 Notes” means the up to $300 million in aggregate principal amount of the Class 1 Notes which the Company has issued under that certain Class 1 Notes Indenture dated January 6, 2015.

“Class  1A Notes” means the up to $300 million in aggregate Principal Amount of the Class 1A Notes which the Company issues to the Holders on or after the Effective Date under this Indenture. The Class 1A Notes may be issued in one or more series or subseries as may be determined from time to time by the Company at its sole discretion, including, but not limited to, the Fixed Series and Variable Series as defined in this Indenture.

“Default” means any event that with the passage of time or the giving of notice or both is or could be an Event of Default.

“Effective Date” means the date the Prospectus is declared effective by the SEC.

“Equity Security” means any class or series of membership interest, including but not limited to, in the case of the Company, all classes of its membership interests.

“Events of Default” means those Events of Default defined under “Events of Default” herein, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

“Fixed Charge Coverage Ratio” means, with respect to any period, the ratio of the Cash Flow of the Company for such period to the Fixed Charges of the Company for such period. In the event the Company incurs, assumes, guarantees, repays, redeems or otherwise retires any Indebtedness (other than any Subordinated Loan) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, redemption or retirement of Indebtedness, including, if applicable, the application of the proceeds therefrom, as if the same had occurred at the beginning of the applicable period. In making such calculations on a pro forma basis, interest attributable to Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

“Fixed Charges” means, with respect to any period, consolidated interest expense for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, noncash interest payments and the interest component of capital leases, but excluding amortization of deferred financing fees) plus, without duplication, all interest capitalized for such period on a consolidated basis and in accordance with GAAP. Fixed Charges shall not include any interest expense for such period paid or accrued with respect to any loan to the extent it is expressly subordinated in right of payment to amounts due and payable with respect to the Class 1A Notes.

“Fixed Series Note” means any Note designated as a Fixed Series Note and issued in the form determined by the Company and deposited with the Trustee as part of this Indenture. Fixed Series Notes may be issued in one or more of the following Categories.

“Fixed 1” Notes which require an initial investment of at least $1,000 but less than $5,000;

“Fixed 5” Notes which require an initial investment of at least $5,000 but less than $10,000.

“Fixed 10” Notes which require an initial investment of at least $10,000 but less than $25,000.

“Fixed 25” Notes which require an initial investment of at least $25,000 but less than $50,000.

“Fixed 50” Notes which require an initial investment of at least $50,000 but less than $100,000.

“Fixed 100” Notes which require an initial investment of at least $100,000.

Each Category of Fixed Note shall pay interest at the rate designated for its respective Category designated on the Rate Schedule effective on the date the Fixed Series Note is issued. The Fixed Series Notes shall have a term (“maturity”) of not less than twelve (12) months nor more than sixty (60) months.

“GAAP” means generally accepted accounting principles of the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect from time to time.

“Holder” means the Person or Persons in whose name a Class 1A Note is registered on the books and records of the Company as a holder of Class 1A Notes.

“Holder Representative” means the person who may be designated by a Majority in Interest of the Holders to act on behalf of the Holders as provided in Section 11.02.

“Indebtedness” means any indebtedness, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or credit (or reimbursement agreements in respect thereof), (ii) representing the balance deferred and unpaid of the purchase price of any property, (iii) representing capital lease obligations; and (iv) representing any hedging obligations, except, in each case, any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than hedging obligations) would appear as a liability upon a balance sheet prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of obligations of other persons that would be included within this definition.

“Indenture” means this Indenture as originally executed or as it may from time to time be supplemented, modified or amended by one or more supplemental agreements hereto entered into pursuant to the applicable provisions hereof.

“Issuance Date” means the date the Note is first issued on the Company’s books and records.

“Majority in Interest” means, as of the date of determination, a majority of the unpaid Principal Amount of all Outstanding Notes plus all unpaid interest due thereon (as reflected on the books and records of the Company).  In determining whether the required Vote of the Holders has been met, Notes owned by the Company or an Affiliate of the Company shall be disregarded. For the purposes of determining whether the Trustee may rely on any such Vote, only Notes which the Trustee knows are owned by the Company or its Affiliate shall be disregarded.

“Maturity Date” means the date on which the unpaid balance of principal and accrued interest is due and payable on the respective Class 1A Note. The Maturity Date of the Fixed Series Notes may be twelve (12), twenty-four (24), thirty (30) or sixty (60) months from the Issuance Date. The Maturity Date of the Variable Series Notes shall have a Maturity Date of sixty  (60) months from the Issuance Date.

“Net Income” means, with respect to the Company for any period, the aggregate of the net income of the Company for such period, on a consolidated basis, determined in accordance with GAAP; provided that the Net Income of any entity that is not a subsidiary of the Company or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent entity or a wholly-owned subsidiary of the Company.

“Net Tangible Assets” means, with respect to the Company, the total amount of assets of the Company and any subsidiary (less applicable reserves) on a consolidated basis, as determined in accordance with GAAP, less intangible assets. For purposes of computing Net Tangible Assets, all transactions between the Company and any Affiliates shall be treated as if the transactions had been entered into with an unaffiliated third-party except to the extent GAAP would require any different treatment.

“Note Document” means a Note and any other document or instrument, other than this Indenture, which pertains to a Note issued under this Indenture.

“Note Document Amendment” means any amendment, change or other modification to an outstanding Note which is intended to be legally binding on the Company, the Trustee and the Holders of the Notes.

“Notes” means the Class 1A Notes.

“Opinion” means a written document expressly stating that it is the formal opinion of the Person executing it.

“Other Indebtedness” means any Indebtedness of the Company outstanding, except any balance owing on the Class A Notes, the Class 1Notes and/or the Class 1A Notes, including any extension, refinancing, refunding, renewal, substitution or replacement of any such Notes, but only to the extent that any such extension, refinancing, refunding, renewal, substitution or replacement does not exceed the Principal Amount of the Note being extended, refinanced, refunded, renewed, substituted or replaced (plus the amount of the reasonable fees and expenses in connection therewith) and that no additional security is granted in connection with any such extension, refinancing, refunding, renewal, substitution or replacement.

“Outstanding Notes” when used with respect to Class 1A Notes means, as of the date of determination, all Class 1A Notes theretofore issued and delivered by the Company and not paid, prepaid or redeemed in full pursuant to their terms.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Amount” means, for the purposes of determining the amount of the Class 1A Notes issued or at any time outstanding, the unpaid aggregate advances to principal of the Class 1A Notes made by the holders thereof, whether upon issuance or subsequent thereto, except “Principal Amount” shall not include any unpaid interest, penalties or other charges added to principal of the Notes under the terms of the Class 1A Notes or otherwise.

“Prospectus” means, at any time determined, the final Prospectus then current as filed as part of the Registration Statement filed by the Company with the SEC under the 1933 Act covering the offer and the sale of the Notes, as it may be amended or supplemented.

“Rate Schedule” means the schedule of interest rates payable on the Class 1A Notes as the Company may from time to time designate.

“Responsible Officer” means in the case of the Trustee, any officer within the Trustee’s Corporate Trust Department (or successor group) or in the case of the Company or any non-individual Holder Representative, the Chief Executive Officer, President, Vice President, Chief Financial Officer or Secretary.

“SEC” means the U.S. Securities and Exchange Commission.

“State” means the State of California.

“Subordinated Loan” means any loan, credit line or other credit facility, whether or not then funded, to the extent the Company’s obligation to repay such loan, credit line or other credit facility is expressly subordinated in right to payment on a current basis to the Class 1A Notes.

“Subsidiary” means any corporation, limited liability company or partnership over which the Company may exercise majority control.

“Supplemental Agreement” means any amendment, change or other modification of this Indenture.

“Tangible Adjusted Net Worth” means the Adjusted Net Worth of the Company less the Company’s intangible assets, if any.

“Trustee” means U.S. Bank National Association or a successor Trustee approved pursuant to the applicable provisions of this Indenture.

“Variable Series Note” means any Note designated as a Variable Series Note and issued in the form determined by the Company and deposited with the Trustee as part of this Indenture. Variable Series Notes may be issued in one or more of the following Categories:

“Variable 10 Notes” which require an initial investment of at least $10,000, but less than $25,000.

“Variable 25 Notes” which require an initial investment of at least $25,000, but less than $50,000.

“Variable 50 Notes” which require an initial investment of at least $50,000, but less than $100,000.

“Variable 100 Notes” which require an initial investment of at least $100,000.

Each Category of Variable Note shall pay interest at the variable rate designated by the Company for the respective Category designated on the Rate Schedule effective on the date of issuance of the Note and shall have a term or maturity of sixty (60) months from the date of issuance.

“Vote” means any vote held at a meeting, whether by written ballot or by oral roll call, or any written consent or approval given without a meeting.

ARTICLE II

CONTINUING COVENANTS OF THE COMPANY

Section 2.01. Limitation on Restricted Payment.  While any Note is outstanding, the Company shall not, and will not permit any subsidiary to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company’s Equity Security or the Equity Security of any subsidiary (other than dividends or distributions payable (a) in Equity Security of the Company or the Equity Security of the subsidiary or (b) to the Company or any subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Security of the Company or any wholly-owned subsidiary; (iii) voluntarily purchase, redeem or otherwise acquire or retire for value, prior to the scheduled maturity of any mandatory sinking fund payments thereon or the stated maturity thereof, any Indebtedness of the Company that is subordinated in right of payment to the Class 1A Notes (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as “Restricted Payments”) unless, at the time of such Restricted Payment:

(a)no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company or any subsidiary, does not exceed the sum of:

(i)50% of the Net Income of the Company for the period (taken as one accounting period) commencing on January 1, 2000 and ending on the last day of the Company’s most recently ended full fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Net Income for such period is a deficit, 100% of such deficit), plus

(ii)100% of the aggregate net cash proceeds received by the Company from the issue or sale of Equity Security of the Company (other than Equity Security sold to a subsidiary of the Company), debt securities or Equity Security convertible into Equity Security of the Company upon such conversion, or any funds advanced or loaned to the Company pursuant to any Subordinated Loan; plus

(iii)100% of the cash contributed to the capital of the Company by the holders of the Company’s Equity Securities;

(c)The foregoing notwithstanding, the provisions of subsection(b)(i), (ii) and (iii) above shall not prohibit the following Restricted Payments:

(i)the payment of any dividend within sixty (60) days after the date of declaration thereof, if at said date of declaration such payment would have complied with the foregoing provisions; or

(ii)the payment of interest or principal on, or the purchase, redemption or other acquisition or retirement for value prior to the stated maturity of any of the Class A Notes, Class 1 Notes, , or  Class A Notes; or

(iii)(a) the redemption, repurchase, retirement or other acquisition of any Equity Security of the Company, (b) the purchase, redemption or other acquisition or retirement for value prior to the scheduled maturity of any mandatory sinking fund payments or stated maturity of Indebtedness of the Company subordinated in right of payment to the Holders, or (c) the making of any investment in the Company or any subsidiary of the Company in each case of (a), (b) and (c) in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Company) of, Equity Security of the Company.

Section 2.02. Limitation on Outstanding Class 1A Notes.  The Company shall not issue any Class 1A Note if, after giving effect to such issuance, the unpaid Principal Amount of the Class 1A Notes outstanding at any time would have an aggregate unpaid balance exceeding one hundred twenty-five million dollars ($125,000,000).

Section 2.03. Limitation on Incurrence of Indebtedness.

(a)While any Class 1A Note is outstanding, the Company shall not, and will not permit any subsidiary to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become liable with respect to (collectively, “incur”) any

Indebtedness; unless, the Fixed Charge Coverage Ratio of the Company, determined on a consolidated basis, for the Company’s most recently ended four (4) full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least one and one-fifth (1.20) to one (1.0), determined on a pro forma basis (including a pro forma application of the net proceeds therefrom to a repayment of any Indebtedness), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

(b)Notwithstanding the foregoing, the Company may incur Indebtedness that constitutes one or more of the following: (i) is evidenced by a Note issued pursuant to this Indenture; (ii) any Class A Note, Class 1 Notes or any Indebtedness which was existing on the last day of the calendar quarter last ending before the Effective Date, as such Indebtedness may be later renewed, extended or modified; (iii) is incurred in the Company’s ordinary course of business for the funding of its mortgage loan investments, including, but not limited to warehouse lines of credit, letters of credit, and/or gestation or repurchase credit facilities; (iv) is in respect of performance, completion, guarantee, surety and similar bonds, banker’s acceptances or letters of credit provided by the Company in its ordinary course of business; or (v) when incurred, does not result in aggregate Other Indebtedness in excess of twenty million dollars ($20,000,000) outstanding immediately after the Indebtedness is incurred.

 Section 2.04. Merger, Consolidation or Sale of Assets. While any Class 1A Note is outstanding, the Company shall not consolidate or merge with or into any other Person (whether or not the Company is the surviving Person) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (excepting loans held for sale in the normal course of the Company’s ordinary course of business) in one or more related transactions to, another Person, unless, immediately after such transaction no Default or Event of Default exists, and either: (i) the Company is the entity surviving such transaction, or (ii) if the entity surviving such transaction is not the Company, such entity assumes, by contract or operation of law, the Company’s obligations under the Class 1A Notes and under this Agreement.

Section 2.05. Maintenance of Tangible Adjusted Net Worth.  In the event that, while any Class 1A Note is outstanding, within 55 days after the end of any fiscal quarter (100 days after the end of any fiscal year) as of the end of which the Company’s Tangible Adjusted Net Worth is less than four million dollars ($4,000,000) (the “Minimum Tangible Adjusted Net Worth”), the Company shall notify the Holders of such event and shall within sixty (60) days thereafter restore its Tangible Adjusted Net Worth to an amount greater than the Minimum Tangible Adjusted Net Worth.

Section 2.06. Payment of Trustee’s Compensation and Expenses. The Company shall pay the Trustee’s compensation and expenses provided for in Section 3.08, and the Trustee shall look only to the Company for such payment except as the Holders may from time to time otherwise agree.

Section 2.07. SEC Reports. The Company shall file with the Trustee within fifteen (15) days after it files them with the SEC, copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to section 13 or 15(d) of the 1934 Act. The Company also shall comply with the other provisions of Section 314(a) of the 1939 Act.

Section 2.08. The Company to Furnish Trustee Lists of Holders. The Company will furnish or cause to be furnished to the Trustee not more than five (5) days after its appointment and acceptance as Trustee, and at such other times as the Trustee may reasonably request in writing, within ten (10) business days after receipt by the Company of any such request, a list in such form as the Trustee may reasonably request containing all the information in the possession or control of the Company, or any of its paying agents, as to the names and addresses of the Holders of the Notes, obtained since the date as of which the next previous list, if any, was furnished, and the status of the amount of principal and interest paid or outstanding in respect of each of the Notes.

Section 2.09. Books and Records. The Company shall keep proper books of record and account, in which full and correct entries shall be made of all dealings or transactions of or in relation to the Class 1A Notes and the business and affairs of the Company in accordance with generally accepted accounting principles. The Company shall furnish to the Trustee any and all information related to the Notes as the Trustee may reasonably request and which is in the Company’s possession.

ARTICLE III

TRUSTEE

Section 3.01. Appointment of Trustee; Acceptance.  The Company hereby appoints U.S. Bank National Association as Trustee hereunder. The Trustee shall signify its acceptance of the duties and obligations imposed upon it by this Indenture, by executing this Indenture.

Section 3.02. Certain Duties and Responsibilities of Trustee.

(a)The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee.

(b)If an Event of Default exists, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and subject to subsection (c)(iii), use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(c)No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, in each case, as finally adjudicated by a court of law, except that

(i)this subsection shall not be construed to limit the effect of subsection (a);

(ii)the Trustee shall not be liable for any error of judgment made in good faith, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in accordance with the direction of the Holder Representative, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Indenture; and

(iv)no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it in its sole discretion.

(d)Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 3.02.

(e)The Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon Certificates of the Company’s officers and/or Opinions of the Company’s legal counsel furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such Certificates or Opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform on their face to the requirements of this Indenture.

(f)The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty.

(g)The rights of the Trustee and limitations of liability enumerated herein and in Section 3.04 shall extend to actions taken or omitted in its role as assignee of the Company under any Note Documents.

Section 3.03. Notice of Defaults.  Upon the occurrence of any Event of Default hereunder and provided that a Responsible Officer of the Trustee is aware of or has received notice of the existence of such Event of Default, promptly with respect to the Company and the Holder Representative, and within thirty (30) days with respect to any other Holder, the Trustee shall transmit by mail to the Company and the Holder Representative, and to the Holders, notice of such Event of Default known to the Trustee pursuant to this Section 3.03, unless such Event of Default shall have been cured or waived.

Section 3.04. Certain Rights of Trustee.  Except as otherwise provided in Section 3.02:

(a)The Trustee may rely on, and shall be protected in acting or refraining from acting upon any resolution, Certificate, statement, instrument, Opinion, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)Any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Certificate or order executed by a Responsible Officer;

(c)Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon a Certificate from an executive officer of the Company;

(d)The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of the Holder Representative pursuant to this Indenture, unless the Holder Representative shall have offered to the Trustee in writing security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction, provided that nothing contained in this subparagraph (d) shall be construed to require such security or indemnity for the performance by the Trustee of its obligations under this Indenture;

(e)The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, Certificate, statement, instrument, Opinion, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books and records of the Company, personally or by agent or attorney after reasonable notice and during normal business hours;

(f)The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and pay reasonable compensation thereto and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder. The Trustee may act, or refrain from acting, upon the advice of legal counsel of its choice concerning all matters regarding this Indenture and the Trustee shall not be responsible for any loss or damage resulting from any action or inaction taken in reliance upon said advice; and

(g)The Trustee shall not be required to take notice or be deemed to have notice of any Default or Event of Default except for Events of Default specified in Section 4.01, unless a Responsible Officer of the Trustee shall be specifically notified by a notice of such Default or Event of Default by the Company, the Holder Representative, or by any Holder, and all notices or other instruments required by this Indenture to be delivered to the Trustee, must, in order to be effective, be delivered in writing to a Responsible Officer of the Trustee at the corporate trust office of the Trustee at the address set forth in Section 11.03, and in the absence of such notice so delivered the Trustee may conclusively assume there is no Default or Event of Default as aforesaid.

Section 3.05. Not Responsible for Recitals.  The recitals contained herein and in the Notes, except the Certificate of authentication on the Notes, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the value or condition of the Notes, or as to any security which may be afforded thereby, or as to the validity or sufficiency of this Indenture or of the Notes.

Section 3.06. May Hold Notes.  The Trustee in its individual or any other capacity may become the Holder or pledgee of the Notes and may otherwise deal with the Company with the same rights it would have if it were not Trustee.

Section 3.07. Money Held in Trust.  Any money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise expressly provided in this Indenture.

Section 3.08. Compensation and Expenses of the Trustee. The Company shall pay compensation to and the expenses of the Trustee as follows:

(a)To pay the compensation set forth in Schedule 1 to this Indenture;

(b)To reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture, including reasonable fees and expenses of counsel for the Trustee, except as such expense, disbursement or advance may be attributable to the Trustee’s gross negligence or bad faith;

(c)To indemnify the Trustee for, and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this Indenture, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.  The obligations of the Company hereunder shall survive the resignation or removal of the Trustee or the discharge of this Indenture.

Section 3.09. Trustee Required; Eligibility.  Any successor Trustee shall at all times be a trust company, a state banking corporation or a national banking association with the authority to exercise trust powers in the State and (a) have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition; or (b) be a wholly-owned subsidiary of a bank holding company, or a wholly-owned subsidiary of a company that is a wholly-owned subsidiary of a bank holding company, having a combined capital surplus of at least $50,000,000 as set forth in its most recent published annual report of condition, or having at least $50,000,000 of trust assets under management and have a combined capital surplus of at least $2,000,000 as set forth in its most recent published annual report of condition; or (c) is otherwise acceptable to the Holder Representative in its sole and absolute discretion.

Section 3.10. Resignation and Removal; Appointment of Successor.

(a)No resignation or removal of the Trustee hereunder and no appointment of a successor Trustee pursuant to this Article III shall become effective until the written acceptance by the successor Trustee of such appointment.

(b)The Trustee may resign at any time by giving thirty (30) days’ notice thereof to the Company and the Holder Representative. If an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within thirty (30) days after the giving of such notice of resignation, the resigning Trustee may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

(c)The Company or the Holder Representative may remove the Trustee at any time with thirty (30) days’ notice delivered to the Trustee, the Company, and the Holder Representative.

(d)If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Trustee for any cause, the Holder Representative shall promptly appoint a successor Trustee. If, within sixty (60) days after such resignation, removal or incapability or the occurrence of such vacancy, no successor Trustee shall have been appointed by the Holder Representative and accepted appointment in the manner hereinafter provided, any Holder or retiring Trustee, at the expense of the Company, may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)The retiring Trustee shall cause notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to be mailed by first-class mail, postage prepaid, to the Holders. Each notice shall include the name of the successor Trustee and the address of the successor Trustee.

Section 3.11. Acceptance of Appointment by Successor.

(a)Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the estates, properties, rights, powers, trusts and duties of the retiring Trustee; notwithstanding the foregoing, on request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument conveying and transferring to such successor Trustee upon the trusts herein expressed all the estates, properties, rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such estates, properties, rights, powers and trusts.

(b)No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article III, to the extent operative.

Section 3.12. Merger, Conversion, Consolidation or Succession to Business.  Any corporation into which the Trustee may be merged or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article III, to the extent operative, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 3.13. Requirements for Holder Consent and Instruction to the Trustee.

(a)Notwithstanding anything to the contrary contained in this Indenture, except for any provision of Article IX and Article XI regarding the consent or approval of all Holders to any supplement or amendment to this Indenture, the Notes, or to any of the other documents relating to the Notes, the following provisions shall govern and control with respect to any consents, determinations, elections, approvals, waivers, acceptances, satisfactions or expression of opinion of or the taking of any discretionary act or the giving of any instructions or the taking of actions by the Holder Representative or the Holders under this Indenture.

(b)The Company and the Trustee acknowledge that the Holders by a Majority in Interest may designate a successor Holder Representative. Except as otherwise provided in this Indenture, the Holder Representative shall have the authority to bind the Holders for all purposes under this Indenture and under any Note Documents, including, without limitation, for purposes of exercising the rights of the Holder Representative. The Trustee shall be entitled to rely upon the acts of any such Holder Representative as binding upon the Holder Representative and the Holders.

(c)Until the Trustee receives notice signed by the Holder Representative that a new Holder Representative has been appointed by a Majority in Interest of the Holders, the Holder Representative shall continue to act in such capacity and the Trustee shall continue to rely on the actions of such Holder Representative for all purposes under this Indenture.

Section 3.14. Appointment of Co-Trustee.

(a)It is the intent and purpose of this Indenture that it result in no violation of any laws of any jurisdiction (including particularly the laws of the State) by denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction. It is recognized that in case of litigation under this Indenture, and in particular in case of litigation as a result of any Event of Default, or in case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee, in trust, as herein provided, or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an additional individual or institution as a separate or co-trustee. The following provisions of this Section 3.14 are adopted to these ends.

(b)The Trustee is hereby authorized to appoint an additional individual or institution as a separate or co-trustee under this Indenture, upon notice to the Company and with the consent of the Company, but without the necessity of further authorization or consent, in which event each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or co-trustee but only to the extent necessary to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either of them.

(c)Should any instrument in writing from the Company be required by the separate trustee or co-trustee appointed by the Trustee for more fully and certainly vesting in and confirming to him or it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall, on request of the Trustee, be executed, acknowledged and delivered by the Company. In case any separate trustee or co-trustee, or a successor to either, shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate trustee or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a successor to such separate trustee or co-trustee.

Section 3.15. Loan Servicing.  The Company and the Trustee acknowledge that the Company shall service the Notes directly but may, in its sole discretion, appoint a Paying Agent as provided in Section 8.04.

Section 3.16. No Recourse Against Officers or Employees of Trustee.  No recourse with respect to any claim related to any obligation, duty or agreement contained in this Indenture or any Note Document shall be had against any officer, shareholder, director or employee, as such, of the Trustee, it being expressly understood that the obligations, duties and agreements of the Trustee contained in this Indenture and any Note Documents are solely corporate in nature.

Section 3.17. Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture, or documents related thereto, may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust. Any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due to the Trustee hereunder, be for the ratable benefit of the Holders of the Notes (based on the aggregate amount of unpaid principal and interest due each such Holder on such date) in respect of which such judgment has been recovered.

Section 3.18. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion, may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion, may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 3.18 does not apply to a suit by the Trustee or a suit by Holders holding more than 10% of the Principal Amount of the Notes.

Section 3.19. Preferential Collection of Claims Against Company. The Trustee is subject to Section 311(a) of the 1939 Act, excluding any creditor relationship listed in Section 311(b) of the 1939 Act.  A Trustee who has resigned or been removed is subject to Section 311(a) of the 1939 Act to the extent indicated.

Section 3.20. Rights to Settle or Compromise. The Trustee may not waive or make any settlement or compromise concerning the rights of Holders, including in regard to payments of principal or interest, unless it is approved by a Majority in Interest of the

Holders. Any waiver, settlement or compromise so approved would be binding upon all the Holders, except if and only if required by law, the Trustee may provide a procedure for any Holder so desiring to remove itself from the group settlement and to allow the Holder opting out of the group settlement to proceed to enforce its rights individually and as it sees fit.

Section 3.21. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a)An Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)An Opinion of legal counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 3.22. Statements Required in Certificate or Opinion. Each Certificate or Opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)A statement that the person making such Certificate or Opinion has read such covenant or condition;

(b)A brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such Certificate or Opinion are based;

(c)A statement that, in the opinion of such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)A statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

ARTICLE IV

DEFAULT AND REMEDIES

Section 4.01. Events of Default. Each of the following constitutes an Event of Default under the Notes:

(a)Default for thirty (30) days in the payment when due of interest on any Note;

(b)Default for thirty (30) days in the payment when due of principal of any Note;

(c)If not cured in a timely manner, failure by the Company to observe or perform any of the covenants or agreements in the Notes or set forth under Article II hereof required to be performed by it;

(d)If not cured in a timely manner, default under the instruments governing any Other Indebtedness or any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Other Indebtedness for money borrowed by the Company, whether such Other Indebtedness or guarantee now exists or is hereafter created, which default:

(i)is caused by a failure to pay when due principal or interest on such Other Indebtedness within the grace period provided in such Other Indebtedness and which continues beyond any applicable grace period (a “Payment Default”) or

(ii)results in the acceleration of such Other Indebtedness prior to its express maturity, provided in each case the unpaid principal balance of any such Other Indebtedness, together with the unpaid principal balance of any other such Other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $250,000 or more;

(e)The Company fails to comply with any of its other agreements in the Notes or this Indenture and the Default continues;

(f)The Company pursuant to or within the meaning of Bankruptcy Law:

(i)commences a voluntary case,

(ii)consents to the entry of an order for relief against it in an involuntary case,

(iii)consents to the appointment of a custodian of it or for all or substantially all of its property, or

(iv)makes a general assignment for the benefit of its creditors; or

(g)A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)is for relief against the Company in an involuntary case,

(ii)appoints a custodian of the Company or for all or substantially all of its property, or

(iii)orders the liquidation of the Company,

and the order or decree remains unstayed and in effect for sixty (60) days.

Section 4.02. Acceleration. If an Event of Default occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% of the Principal Amount of the Notes by notice to the Company and the Trustee, may declare the principal of and accrued interest on all the Notes to be due and payable.  Upon such declaration the principal and interest shall be due and payable immediately. The Holders of a Majority in Interest by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

Section 4.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right to remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 4.04. Waiver of Past Defaults. The Holders of a Majority in Interest by notice to the Trustee may waive an existing Default and its consequences, except a Default in the payment of the principal of or interest on any Note. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereof.

Section 4.05. Limitation on Suits. A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a)The Holder gives to the Trustee notice of a continuing Event of Default;

(b)The Holders of at least a Majority in Interest in Principal Amount of the Notes make a request to the Trustee to pursue the remedy;

(c)Such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)The Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer of indemnity; and

(e)During such 60-day period the Holders of a Majority in Interest do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 4.06. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

Section 4.07. Trustee May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other obligor upon the Notes or the property of the Company or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable, as therein expressed or by declaration or otherwise, and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a)To file and prove a claim for the whole amount of principal, interest and penalty owing and unpaid in respect of the Outstanding Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including to the extent permitted by law any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding, and

(b)To collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under this Indenture.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to Vote in respect of the claim of any Holder.

Section 4.08. Application of Money Collected.  Any money collected by the Trustee pursuant to this Article, together with any other sums then held by the Trustee hereunder, shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal or interest upon presentation of the Notes, and the notation thereof of the payment if only partially paid and upon surrender thereof if fully paid:

(a)First: To the payment of all unpaid amounts due to the Trustee hereunder;

(b)Second: To the payment of the whole amount then due and unpaid on the Outstanding Notes, for principal and interest and any penalties which may be due under the terms of the Notes, in respect of which or for the benefit of which such money has been collected; and in case such proceeds shall be insufficient to pay in full the whole amount so due and unpaid on such Notes, then to the payment of such principal and interest and without any preference or priority, ratably according to the aggregate amount so due; and

(c)Third: To the payment of the remainder, if any, to the Company or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Section 4.09. Cure of a Default. To cure a Payment Default, the Company must mail to the Holder, direct deposit or credit if that option is selected, the amount of the nonpayment plus a late payment penalty equal to simple interest on the amount unpaid at the rate of seven and one-half percent (7 ½%) per annum, measured from the date the payment should have been mailed, deposited or credited pursuant to the terms of the Class 1A Notes until the date it actually is mailed, deposited or credited.

Section 4.10. Rights and Remedies Cumulative. Except insofar as same shall contradict the express terms of this Indenture, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law and the terms of this Indenture, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

Section 4.11. Delay or Omission not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon an Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Indenture or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE V

CERTAIN RIGHTS OF THE HOLDERS

Section 5.01. Control by Majority in Interest. The Holders of a Majority in Interest may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that the Trustee, in its sole discretion, determines to conflict with law or this Indenture, to be unduly prejudicial to the rights of other Holders, or to cause the Trustee to incur personal liability.

Section 5.02. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal and interest on the Notes, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

Section 5.03. Limitation on Actions. DURING THE PERIOD OF THE OPERATION OF THIS INDENTURE, NO HOLDER SHALL HAVE ANY RIGHT TO INSTITUTE OR CONTINUE ANY PROCEEDING or judicial action pursuant to Article IV or otherwise, under or with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee or for any other remedy hereunder, unless all of the following have occurred:

(a)Such Holder has previously given written notice to the Trustee of a continuing Event of Default;

(b)The Holders of not less than a Majority in Interest shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(c)Such Holder has offered to the Trustee indemnity reasonably acceptable to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request and has provided security therefor reasonably acceptable to the Trustee;

(d)The Trustee for sixty (60) days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(e)No written direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a Majority in Interest.

It being understood and intended that no one or more Holders of the Notes shall have any right in any manner whatever by virtue of, or pursuant to any provision of this Indenture to affect, disturb or prejudice the rights created under this Indenture or the rights of any other Holders of the Notes, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all Outstanding Notes, no Holder shall have the right and each Holder hereby waives the right to sue individually except in accordance with the provisions of this Indenture.

ARTICLE VI

HOLDER LISTS, REPORTS BY THE

TRUSTEE AND THE COMPANY

Section 6.01. Reports by Trustee to Holders. Within sixty (60) days after December 31 of each year (the “reporting date”), the Trustee shall mail to Holders a brief report dated as of such reporting date that complies with Section 313(a) of the 1939 Act.  The Trustee also shall comply with Section 313(b)(2) of the 1939 Act.

Section 6.02. Reports to SEC. A copy of each report at the time of its mailing to Holders shall be filed with the SEC and any stock exchange on which the Notes are listed. The Company shall notify the Trustee when the Notes are listed on any stock exchange.

SECTION VII

SATISFACTION OF NOTES

Section 7.01. Payment of Notes, Satisfaction and Discharge of Indenture. Whenever the Company has paid or caused to be paid all amounts then due and payable pursuant to the terms of the Notes then this Indenture and the rights and interests created hereby shall cease and become null and void (except as to any surviving rights of transfer or exchange of Notes herein or therein provided for) and the Trustee then acting as such hereunder shall, at the expense of the Company, execute and deliver such instruments of satisfaction and discharge as may be necessary. Notwithstanding anything to the contrary herein contained, the obligations of the Company to pay or reimburse the Trustee as provided herein shall survive the termination, satisfaction and discharge of this Indenture.

ARTICLE VIII

THE NOTES

Section 8.01. Form and Dating. The Notes shall be substantially in the forms included in Exhibit A, which is part of this Indenture.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication.

Section 8.02. Execution and Authentication. The following provisions shall govern authentication of the Notes.

(a)A Note shall not be valid until authenticated by the manual signature of the Company. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(b)At least one executive officer shall sign the Notes for the Company by manual or facsimile signature.

(c)If an executive officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

Section 8.03. Registrar and Paying Agent. The Company may, in its sole discretion, upon prior notice to the Trustee maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and/or an office or agency where Notes may be presented for payment (“Paying Agent”). Until such time, the Company shall perform all sufficient and necessary functions as Registrar and Paying Agent for the Notes. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars, one or more additional paying agents and one or more additional conversion agents. The Company shall notify the Trustee of the name and address of any Agent not a party to this Indenture.

Section 8.04. Paying Agent to Hold Money in Trust. The Company may but is not required to appoint a Paying Agent for the Notes. The Company will require any Paying Agent to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee, all money held by the Paying Agent for the payment of principal or interest on the Notes, and will notify the Trustee of any Default by the Company in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.

Section 8.05. Holder Lists. The Registrar shall furnish to the Trustee within thirty (30) days after the end of each calendar quarter and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders. The Trustee shall preserve in as current a form as is reasonably practicable, the most recent list available to it of the names and addresses of Holders.

Section 8.06. Transfer and Exchange. Where Notes are presented to the Registrar or a co-registrar with a request to register transfer or to exchange them for an equal Principal Amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met. To permit registrations of transfer and exchanges, the Company shall authenticate Notes at the Registrar’s request. The Company may charge a reasonable fee for any registration of transfer or exchange.

Section 8.07. Replacement Notes. If the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and authenticate a replacement Note if the Company’s requirements are met. The Company may, in its sole discretion, require the Holder requesting replacement of a Note to post an indemnity bond sufficient in amount, in the Company’s judgment, to protect the Company from any loss if the Note is replaced. The Company may charge for its expenses in replacing a Note.

Section 8.08. Outstanding Notes. The Notes outstanding at any time are all the authenticated Notes except for those cancelled by it, those delivered to it for cancellation, and those described in this Section as not outstanding. If a Note is replaced pursuant to Section 8.07, it ceases to be outstanding unless the Company receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser. If Notes are considered paid under Section 7.01, they cease to be outstanding and interest on them ceases to accrue.

Section 8.09. Treasury Notes. A Note does not cease to be outstanding because the Company or an Affiliate holds the Note. However, in determining whether the Holders of the required Principal Amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or an Affiliate shall be disregarded, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded.

Section 8.10. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and any Paying Agent shall forward to the Company any Notes surrendered to them for registration of transfer, exchange, payment or conversion. The Company shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of cancelled Notes as the Company determines. The Company may not issue new Notes to replace Notes that it has paid or delivered for cancellation.

Section 8.11. Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner. It may pay the defaulted interest, plus any interest payable on the defaulted interest, to the persons who are Holders on a subsequent special record date. The Company shall fix the record date and payment date. At least fifteen (15) days before the record date, the Company shall mail to Holders a notice that states the record date, payment date, and amount of interest to be paid.

ARTICLE IX

SUPPLEMENTAL AGREEMENTS;

AMENDMENT OF ANY NOTE DOCUMENTS

Section 9.01. Supplemental Trust Agreements without Holders’ Consent.  The Company and the Trustee from time to time may enter into a Supplemental Agreement, without the consent of any Holders, as are necessary or desirable to:

(a)Cure any ambiguity or formal defect or omission or correct or supplement any provision herein that may be inconsistent with any other provision herein;

(b)Grant to or confer upon the Trustee for the benefit of the Holders any additional rights, remedies, powers, authority or security that may lawfully be granted to or conferred upon the Holders or the Trustee;

(c)Amend any of the provisions of this Indenture to the extent required to maintain the exclusion of interest on the Notes from gross income for federal income tax purposes;

(d)Add to the covenants and agreements of the Company in this Indenture other covenants and agreements thereafter to be observed by the Company or to surrender any right or power herein reserved to or conferred upon the Company;

(e)Make any change herein which may be required by any Rating Agency in order to obtain a rating by such Rating Agency on the Notes;

(f)Amend, alter, modify or supplement this Indenture in a manner necessary or desirable in connection with either the use or maintenance of a Book-Entry System for the Notes, or the issuance of certificated Notes following the termination of a Book-Entry System for the Notes; or

(g)Make any other change, which, pursuant to the notice of the Holder Representative, is not materially adverse to the interests of the Holders. The Trustee will provide the Holder Representative with at least ten (10) Business Days’ notice of any proposed Supplemental Agreement. Immediately after the execution of any Supplemental Agreement for any of the purposes of this Section 9.01, the Trustee shall cause a notice of the proposed execution of such Supplemental Agreement to be mailed, postage prepaid, to the Holders. Such notice shall briefly set forth the nature of the proposed Supplemental Agreement and shall state that copies thereof are on file at the designated office of the Trustee for inspection by Holders. A failure on the part of the Trustee to mail the notice required by this Section 9.01 shall not affect the validity of such Supplemental Agreement.

Section 9.02. Supplemental Trust Agreements with Holders’ Consent.

(a)Except as otherwise provided in Section 9.01, subject to the terms and provisions contained in this Section 9.02 and Section 9.03, the Holder Representative, or if none, the Majority in Interest of the Holders, anything contained in this Indenture to the contrary notwithstanding, must consent to and approve the execution by the Company and the Trustee, of each Supplemental Agreement as may be deemed necessary or desirable by the Company or the Holder Representative for the purpose of modifying, altering, amending, adding to or rescinding, in any particular, any of the terms or provisions contained in this Indenture or in any Supplemental Agreement; provided, however, that nothing herein contained shall permit, or be construed as permitting, without the consent of the Holders of all of the Notes affected by such Supplemental Agreement, (i) an extension in the payment with respect to any Note issued hereunder, or (ii) a reduction in any payment payable under or with respect to any Note, or the rate of interest on any Note, or (iii) the creation of a lien upon or pledge of the money or other assets pledged to the payment of the Notes hereunder, or the release of any such assets from the lien of this Indenture, or (iv) a preference or priority of any Note over any other Notes, or (v) a reduction in the aggregate Principal Amount of the Notes required for consent to such Supplemental Agreement or to any amendment, change or modification to this Indenture as provided in this Article IX, or (vi) an extension or reduction in the payment of any other amount payable on or in connection with any Note issued hereunder. Nothing herein contained, however, shall be construed as making necessary the approval of Holders (other than the Holder Representative) of the execution of any Supplemental Agreement authorized in Section 9.01.

(b)If at any time the Company shall request the Trustee to enter into a Supplemental Agreement for any of the purposes of this Section 9.02, the Trustee, at the expense of the Company, shall cause notice of such Supplemental Agreement and solicitation of the Vote of the Holders to consent to or approve such Supplemental Agreement as required by Section 9.02(a), to be mailed, postage prepaid, to the Holders. Such notice shall briefly set forth the nature and reason of the proposed Supplemental Agreement, advise the Holders that they must submit their approval within sixty (60) days of the date of such notice (or such shorter period as the Company  may choose in its sole discretion), and shall state that copies thereof are on file at the designated office of the Trustee for inspection by Holders. The Trustee shall not, however, be subject to any liability to any Holders by reason of its failure to mail the notice required by this Section 9.02, and any such failure shall not affect the validity of such Supplemental Agreement when consented to and approved as provided in this Section 9.02.

(c)Whenever, at any time within one year after the date of mailing of such notice, the Company delivers to the Trustee an instrument or instruments in writing purporting to be executed by the Holder Representative which instrument or instruments shall refer to the proposed Supplemental Agreement described in such notice and shall specifically consent to and approve the execution thereof in substantially the form of the copy thereof referred to in such notice, thereupon but not otherwise, the Trustee may, subject to the provisions of the subsection (a), execute such Supplemental Agreement in substantially such form.

(d)Subject to subsection (a), if, at the time of the execution of such Supplemental Agreement, the Holder Representative shall have consented to and approved the execution thereof as herein provided, no Holder shall have any right to object to the execution of such Supplemental Agreement, or to object to any of the terms and provisions contained therein or the operation thereof, or in any manner to question the propriety of the execution thereof, or to enjoin or restrain the Trustee or the Company from executing the same or from taking any action pursuant to the provisions thereof.

Section 9.03. Supplemental Agreements Part of Indenture.  Any Supplemental Agreement executed in accordance with the provisions of this Article IX shall thereafter be a part of this Indenture, and for any and all purposes and this Indenture shall be deemed modified and amended in accordance with such Supplemental Agreement. This Indenture shall thereafter be interpreted in the manner required by and consistent with the terms and conditions contained in such Supplemental Agreement and the respective rights, duties and obligations of the Company, the Trustee and Holders under this Indenture shall be determined, exercised and enforced in all respects in accordance with this Indenture as so supplemented. Express reference to any Supplemental Agreement may be made in the text of any Notes authenticated after the execution of such Supplemental Agreement, if deemed necessary or desirable by the Trustee.

Section 9.04. Discretion of Trustee to Execute Supplemental Agreement.  Except in the case of a direction from the Holder Representative (unless the Trustee determines, in its reasonable discretion, that such Supplemental Agreement increases its duties or adversely affects its rights, privileges or indemnities), the Trustee shall not be under any responsibility or liability to the Company or to any Holder or to anyone whomsoever for its refusal in good faith to enter into any Supplemental Agreement if such Supplemental Agreement is deemed by it to be contrary to the provisions of this Article IX or if the Trustee has received an Opinion of the Company’s legal counsel that such Supplemental Agreement is contrary to law or materially adverse to the rights of the Holders.

Section 9.05. Consents and Opinions.  Subject to Section 9.01, any Supplemental Agreement entered into under this Article IX shall not become effective unless and until the Holder Representative shall have approved the same in writing, each in its sole discretion. No Supplemental Agreement shall be effective until the Company, the Holder Representative and the Trustee shall have received a favorable Opinion of the Company’s legal counsel. The Trustee and the Company shall receive, at the expense of the Company, or, if such Supplemental Agreement is requested by the Holder Representative, at the expense of the Holder Representative, an Opinion of the Company’s legal counsel to the effect that any such proposed Supplemental Agreement is authorized and complies with the provisions of this Indenture.

Section 9.06. Notation of Modification on Notes; Preparation of New Notes. Notes authenticated and delivered after the execution of any Supplemental Agreement pursuant to the provisions of this Article IX may bear a notation, in form approved by the Trustee and the Company, as to any matter provided for in such Supplemental Agreement, and if such Supplemental Agreement shall so provide, new Notes, so modified as to conform, in the opinion of the Trustee and the Company, to any modification of this Indenture contained in any such Supplemental Agreement, may be prepared by the Company, at the expense of the Company, or, if such amendment is requested by the Holder Representative, at the expense of the Holder Representative, authenticated by the

Trustee and delivered without cost to the Holders of the Notes then outstanding, upon surrender for cancellation of such Notes in the equal aggregate Principal Amount.

Section 9.07. Consents and Opinions.

(a)No Supplemental Agreement shall be effective until the Company and the Trustee shall have received an Opinion of the Company’s legal counsel to the effect that any such Supplemental Agreement complies with the provisions of this Indenture.

(b)Subject to Section 9.01, any Supplemental Agreement otherwise permitted under this Article IX shall not become effective unless the Holder Representative shall have approved the same in writing, in its sole discretion. The Trustee shall not be under any responsibility or liability to the Company or to any Holder or to anyone whomsoever for its refusal in good faith to enter into any Supplemental Agreement as provided in this Section 9.07 if it seems such instrument to be contrary to the provisions of this Article IX or if the Trustee has received an Opinion of its legal counsel that such Supplemental Agreement is contrary to law or materially adverse to the rights of the Holders or the liabilities or indemnities of the Trustee.

ARTICLE X

AMENDMENT TO NOTE DOCUMENTS

Section 10.01. Note Document Amendments Not Requiring Consent of Holders.  The Company and the Trustee may, without the consent of or notice to the Holders, consent to a Note Document Amendment that the Company deems to be necessary or desirable to:

(a)Cure any ambiguity or formal defect or omission, correct or supplement any provision in a Note Document;

(b)Amend any of the provisions of a Note Document to the extent required to maintain the exclusion from gross income of interest on the Notes for federal income tax purposes;

(c)Make any change to a Note Document that is required by any Rating Agency in order to obtain or maintain a rating by such Rating Agency on the Notes;

(d)Amend, alter, modify or supplement a Note Document in a manner required in connection with either the use or maintenance of a Book-Entry System for the Notes, or the issuance of certificated Notes following the termination of a Book-Entry System for the Notes; or

(e)Make any other change to a Note Document which is not materially adverse to the interests of a Holder of the applicable Note.

Section 10.02. Amendments to Note Documents Requiring Consent of Holders.

(a)Except for a Note Document Amendment permitted by Section 10.01, neither the Company nor the Trustee shall consent to any other amendment, change or modification of any Note Document Amendment without the consent of the Holder Representative, or if there is none, the consent or approval of a Majority in Interest of the Holders; provided, however, that nothing herein shall permit or be construed as permitting, without the consent of the Holders of all of the Notes, (i) an extension of the time of payment of any amounts payable under the Notes, or (ii) a reduction in the amount of any payment to be made with respect to the Notes, or the rate of interest on the Notes, or (iii) the creation of a lien upon or pledge of the money or other assets pledged to the payment of the Notes hereunder, or the release of any such assets from the lien of this Indenture, or (iv) a preference or priority of any Notes over any other Notes, or (v) a reduction in the aggregate Principal Amount of the Notes required for consent to any such amendment, change or modification as provided herein, or (vi) an extension or reduction in the payment of any other amount payable on or in connection with the Notes issued hereunder.

(b)If at any time the Company shall request the Trustee to enter into a Note Document Amendment for any of the purposes of this Section 10.02, the Trustee, at the expense of the Company, shall cause notice of such Note Document Amendment and solicitation of the Vote of the Holders to approve such Note Document Amendment as required by Section 10.02(a), to be mailed, postage prepaid, to the Holders. Such notice shall briefly set forth the nature and reason of the proposed Note Document Amendment, advise the Holders that they must submit their approval within sixty (60) days of the date of such notice (or such shorter period as the Company may choose in its sole discretion), and shall state that copies thereof are on file at the designated office of the Trustee for inspection by Holders. The Trustee shall not, however, be subject to any liability to any Holders by reason of its failure to mail the notice required by this Section 10.02, and any such failure shall not affect the validity of such Note Document Amendment when consented to and approved as provided in this Section 10.02.

(c)Whenever, at any time within one year after the date of mailing such notice, the Company delivers to the Trustee an instrument or instruments in writing purporting to be executed by the Holder Representative, which instrument or instruments shall refer to the proposed Note Document Amendment described in such notice and shall specifically consent to and approve the execution thereof in substantially the form of the copy thereof referred to in such notice, thereupon but not otherwise, the Company and/or the Trustee may execute such amendment in substantially the form on file as provided above, without liability or responsibility to any Holder, whether or not such Holder has consented thereto.

(d)Subject to subsection (a), if, at the time of the execution of such Note Document Amendment, the Holder Representative shall have consented to and approved the execution thereof as herein provided, no Holder shall have any right to object to the execution of such Note Document Amendment, or to object to any of the terms and provisions contained therein or the operation thereof, or in any manner to question the propriety of the execution thereof, or to enjoin or restrain the Trustee or the Company from executing the same or from taking any action pursuant to the provisions thereof.

ARTICLE XI

PROVISIONS OF GENERAL APPLICATION

Section 11.01. Acts by the Holders.

(a)Any Act required or permitted under this Indenture may be given by a Vote at a meeting of the Holders or without a meeting of the Holders. The Secretary of the Company shall conduct any Vote of the Holders and shall act as the inspector of the process resulting in the Vote however made. For the purposes of this Indenture, the Trustee shall rely exclusively on a certificate of the Secretary certifying the result of a Vote by the Holders in determining the outcome of a Vote of the Holders.

(b)Any Act to be given or taken by Holders may be embodied in and evidenced by an instrument duly executed and delivered by the Holder Representative, or if there is then none, by one or more substantially concurrent instruments of substantially similar tenor signed by such Holders in person or by an agent or attorney duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is herein expressly required or permitted, to the Company.

(c)Any Act by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(d)The ownership of the Notes shall be conclusively proven by the books and records of the Company.

Section 11.02. Holder Representative.

(a)In the event of a Default, Holders shall appoint a Holder Representative to act on their behalf.  The Holder Representative shall provide written notice to the Trustee designating particular individuals authorized to execute any consent, waiver, approval, direction or other instrument on behalf of the Holder Representative and such notice may be amended or rescinded by the Holder Representative at any time. The Holder Representative may be removed and a successor appointed by a written notice given by a Majority in Interest of the Holders to the Holder Representative, to the Trustee, and to the Company. The removal and reappointment shall be effective immediately upon receipt of such notice by the Trustee.  A Majority in Interest of the Holders may appoint any Person to act as Holder Representative.

(b)If for any reason, no Holder Representative shall then be appointed, any act by a Holder Representative which is required or permitted in this Indenture may be taken by a Majority in Interest of the Holders and in such event all references to Holder Representative herein shall be deemed to refer to a Majority in Interest of the Holders.

(c)Whenever pursuant to this Indenture or any other Note Document the Holder Representative exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to the Holder Representative, the decision of the Holder Representative to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein or therein provided) be in the sole discretion of the Holder Representative, and shall be final and conclusive.

(d)Whenever this Indenture or any Note Document requires the consent, determination, election, approval, waiver, acceptance, satisfaction or expression of opinion of the Trustee, or the taking of any discretionary Act by the Trustee (all being referred to as “Consent” in this Section 11.02), the right, power, privilege and option of the Trustee to withhold or grant its

Consent shall be deemed to be the right, power, privilege and option of the Holder Representative to withhold or grant such Consent, and the Trustee shall have no responsibility for any action or inaction with respect thereto, except as may be otherwise set forth in this Indenture.

Section 11.03. Notices. Any notice, request, demand, authorization, direction, consent, waiver or Act of Holders or other direction, demand, notice or document provided or permitted by this Indenture to be made upon, given or furnished to, given, delivered or filed under this Indenture shall, unless otherwise expressly permitted in this Indenture, be in writing and shall be delivered as required to:

(a)The Trustee, U.S. Bank National Association, at 633 W. Fifth Street, 24th Floor, Los Angeles, California 90071, Attention: Global Corporate Trust Services;

(b)The Company, Ministry Partners Investment Company, LLC, at 915 West Imperial Highway, Suite 120, Brea, California 92821, Attention: the President;

(c)To each Holder of such Notes, at the address of such Holder as it appears in the books and records of the Company, not later than the latest date, and not earlier than the earliest date, prescribed for the first publication of such notice.

(d)Any notice to a Holder shall be delivered in person, sent via electronic communication, or mailed by first-class mail to the Holder’s address shown on the Note register kept by the Company. Failure to deliver a notice to a Holder or any defect in the delivery of a notice shall not affect its sufficiency with respect to other Holders. If the Company delivers a notice to Holders, it shall deliver a copy of the notice to the Trustee at the same time.

(e)Any notice or communication by the Company or the Trustee to the other that is duly given in writing and delivered in person, by facsimile or e-mail, or mailed by first-class mail to the other’s address stated in this Section 11.03 shall be sufficiently given. If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it. The Company or the Trustee by notice to the other, may designate additional or different addresses for subsequent notices or communications.

Section 11.04. Computations. All accounting computations herein provided for shall be made in accordance with GAAP.

Section 11.05. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof. Any reference to an Article or Section shall, unless otherwise stated, be to the corresponding Article or Section number of this Indenture.

Section 11.06. Successors and Assigns. All covenants and agreements in this Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 11.07. Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.08. Benefits of Indenture. Nothing in this Indenture or in the Class 1A Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 11.09. Governing Law and Venue. This Indenture and all rights and obligations of the undersigned hereof shall be governed, construed and interpreted in accordance with the laws of the State of California without regard to conflict of law principles. Any proceeding in law or equity regarding or arising from this Indenture shall be conducted and prosecuted in the County of Orange, State of California.

Section 11.10. Persons Deemed Owners. The Company, the Trustee, and any of their respective agents may treat the Person named as the Holder of a Note as the correct recipient of any payment of principal of or interest on that Note and as the true owner of the Note for all other purposes whatsoever.

Section 11.11. Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Indenture by the 1939 Act, the required provision shall control.

Section 11.12. Communication by Holders with Other Holders. Holders may communicate pursuant to Section 312(c) of the 1939 Act.

Section 11.13. Counterparts. This Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

California corporation

THE COMPANY

MINISTRY PARTNERS INVESTMENT COMPANY, LLC,

a California limited liability company

By:     _______________________________

THE TRUSTEE

U.S. BANK NATIONAL ASSOCIATION

By:      _______________________________

Title:   _______________________________

SCHEDULE 1

TO CLASS 1A NOTES TRUST INDENTURE

SCHEDULE OF FEES FOR TRUSTEE
Acceptance Fee	$8,000
Legal Expenses	At Cost
Annual Trustee Fee	$10,000
Direct Out of Pocket Expenses	At Cost

[Remainder of this page intentionally left blank]

EXHIBIT B

SPECIMEN

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

CLASS 1A

FIXED SERIES NOTE

HOLDER:	INTEREST RATE: ____%
Name: _________________________________	ISSUANCE DATE:___________, 20_______
Name 2:__________________________	PAYMENT DATE: ________ day of ______
Address:__________________________	MATURITY DATE:__________, 20_______
PRINCIPAL AMOUNT: $____________	CATEGORY OF FIXED SERIES NOTE: ____________
DEFERRED INTEREST ELECTION MADE: _________________________________ [See Section 5 Below]	TERM:______________________________ NOTE NO.:__________________________

THIS FIXED SERIES CLASS 1A NOTE IS SUBJECT TO THE PROVISIONS OF THE INDENTURE dated December 20, 2017 (the “Indenture”), which authorizes the issuance of up to $300,000,000 of Class 1A Notes.

1.Maker’s Obligation to Pay. For value received, MINISTRY PARTNERS INVESTMENT COMPANY, LLC, a California limited liability company (“Maker”), hereby promises to pay to the order of the registered holder of this Note (“Holder”) at such address of Holder as stated above and set forth on the records of Maker, or at such other place as Holder may designate in writing to Maker, the Principal Amount plus any additional advances to the Principal Amount by Holder and accepted by Maker, together with interest accrued on the Principal Amount at the Interest Rate stated above. The Interest Rate equals the sum of the Fixed Spread and the CMT Index in effect on the Issuance Date.

2.Manner and Form of Payment. This Note shall be payable interest only, in arrears, commencing on the Payment Date of the month next following the month in which the Issuance Date occurs and continuing on the same day of each month following thereafter until the Maturity Date stated above occurs, on which date the unpaid balance of the Principal Amount and accrued interest shall be due and payable. All payments hereunder shall be in lawful money of the United States of America and shall be applied first to the payment of accrued interest and then to the payment of the Principal Amount.

3.Subject to the Indenture. This Note is issued subject to the terms and conditions of the Indenture.

4.Events of Default and Remedies. This Note shall be subject to each of the Events of Default and remedies set forth in the Indenture. In order to cure Payment Default, Maker must mail to the Holder, or direct deposit if that option is selected, the amount of the nonpayment plus a late payment penalty equal to simple interest on the amount unpaid at the rate of 10% per annum, measured from the date the payment should have been mailed, deposited or credited pursuant to the terms of this Note until the date it actually is mailed, deposited or credited.

If an Event of Default occurs and is continuing, then the Holders of at least 25% of the Principal Amount of the Notes may give notice to Maker and declare the unpaid balance of the Notes immediately due and payable. However, the Holders of at least a majority of the Principal Amount of the Notes (a “Majority of the Holders”) is required to direct the Trustee to act for the Holders and bring an action to collect payment of the Notes or to pursue another remedy for our default. No Holder has the right to institute or continue any proceeding, judicial or otherwise, with respect to the Notes except through an action authorized by the Indenture.

5. Deferred Interest Election. If the Holder makes this election, payment of accrued interest on this Note will be deferred and Maker shall defer all interest payable on this Note until the Payment Date by increasing the Principal Amount by an amount equal to each accrued interest payment otherwise payable on this Note, as of the Payment Date of such interest payment. Interest shall be payable on such increased Principal Amount thereon in the manner otherwise provided herein.

B-1

6.Maker’s Election to Prepay. The Maker may at any time, upon not less than thirty (30) nor more than sixty (60) days’ prior written notice to the Holder, elect to prepay the unpaid balance of the Principal Amount and interest of the Note, in whole or in part, by delivering to the Holder the payment so required. Notice of prepayment shall be mailed by first class mail to Holder. If less than all of the Series of the Note is prepaid, Maker shall prepay all Notes of the Series on a pro rata basis. In the event of such prepayment, a new Note in Principal Amount equal to the unpaid Principal Amount of the original Note shall be issued in the name of Holder and the original Note shall be canceled. On and after the prepayment date, interest shall cease to accrue on the portion of the Principal Amount prepaid. The foregoing obligation to prepay a Series of Notes on a pro rata basis herein shall not in any manner limit the Maker’s right to repurchase or prepay any Note on a voluntary basis agreed to by the Holder thereof, including any prepayment of the Note prior to maturity as described below.

7Early Presentment. Holder may, upon written notice to Maker, request prepayment of the Note by reason of the Holder’s demonstrated bona fide hardship at any time prior to maturity. Maker is under no obligation to prepay the Note. Maker will take into consideration Holder’s circumstances indicating family emergency or undue financial hardship. Regardless, whether to so prepay the Note shall be determined in Maker’s sole judgment. In the event Maker determines to prepay the Note, it shall prepay the unpaid balance of the Principal Amount or portion thereof, plus the accrued but unpaid interest through the date of prepayment, less an amount equal to an administrative fee not to exceed an amount equal to three (3) months’ interest on the Principal Amount of the Note prepaid.

8.Waivers. The Maker waives demand for payment, presentment for payment, protest, notice of protest, notice of dishonor, notice of nonpayment, notice of acceleration or maturity, and/or diligence in taking any action to collect sums owing hereunder.

9. Severability. In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.   California Law; Jurisdiction. This Note is made in the State of California and the provisions hereof shall be construed in accordance with the laws of the State of California, except to the extent preempted by federal law. In the event of a default hereunder, this Note may be enforced in any court of competent jurisdiction in the State of California, and as a condition to the issuance of this Note, Maker and Holder submit to the jurisdiction of such court regardless of their residence or where this Note or any endorsement hereof may have been executed.

Orange County, California

MINISTRY PARTNERS INVESTMENT COMPANY, LLC
By: ___________________________________________

B-2

EXHIBIT C

SPECIMEN

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

CLASS 1A

VARIABLE SERIES NOTE

HOLDER:	INTEREST RATE: ____%
Name: _________________________________	ISSUANCE DATE:___________, 20_______
Name 2:__________________________	PAYMENT DATE: ________ day of ______
Address:__________________________	MATURITY DATE:__________, 20_______
PRINCIPAL AMOUNT: $____________	CATEGORY OF VARIABLE SERIES NOTE: ____________
DEFERRED INTEREST ELECTION MADE: _________________________________ [See Section 7 Below]	TERM:______________________________ NOTE NO.:__________________________

THIS VARIABLE SERIES CLASS 1A NOTE IS SUBJECT TO THE PROVISIONS OF THE INDENTURE dated December 20, 2017 (the “Indenture”), which authorizes the issuance of up to $300,000,000 of Class 1A Notes.

1. Maker’s Obligation to Pay. For value received, MINISTRY PARTNERS INVESTMENT COMPANY, LLC, a California limited liability company (“Maker”), hereby promises to pay to the order of the registered holder of this Note (“Holder”) at such address of Holder as stated above and set forth on the records of Maker, or at such other place as Holder may designate in writing to Maker, the Principal Amount plus any additional advances to the Principal Amount by Holder and accepted by Maker, together with interest accrued on the Principal Amount at the Interest Rate stated above. The Interest Rate equals the Variable Spread plus the Variable Index in effect on the Issuance Date.

2. Interest Rate Adjustments. On the ___ day of each month, commencing with the month next following the month of the Issuance Date (an “Adjustment Date”) and continuing until the Note is repaid in full, the Interest Rate paid on this Note shall be adjusted to equal the Interest Rate which Maker would pay on the Category of this Variable Series Note had it been issued on the respective Adjustment Date.

3. Manner and Form of Payment. This Note shall be payable interest only, in arrears, commencing on the Payment Date of the month next following the month in which the Issuance Date occurs and continuing on the same day of each month following thereafter until the Maturity Date stated above occurs, on which date the unpaid balance of the Principal Amount and accrued interest shall be due and payable. All payments hereunder shall be in lawful money of the United States of America and shall be applied first to the payment of accrued interest and then to the payment of the Principal Amount.

4. Holder’s Call for Payment. Anything else in this Note to the contrary notwithstanding, the Holder may call the entire unpaid balance of the Principal Amount and accrued interest on this Note due and payable upon written notice to Maker at any time after the unpaid principal balance on the Note has equaled $10,000 or more for at least ninety consecutive (90) days.

5. Subject to the Indenture. This Note is issued subject to the terms and conditions of the Indenture.

6. Events of Default and Remedies. This Note shall be subject to each of the Events of Default and remedies set forth in the Indenture. In order to cure Payment Default, Maker must mail to the Holder, or direct deposit if that option is selected, the amount of the nonpayment plus a late payment penalty equal to simple interest on the amount unpaid at the rate of 10% per annum, measured from the date the payment should have been mailed, deposited or credited pursuant to the terms of this Note until the date it actually is mailed, deposited or credited.

If an Event of Default occurs and is continuing, then the Holders of at least 25% of the Principal Amount of the Notes may give notice to Maker and declare the unpaid balance of the Notes immediately due and payable. However, the Holders of at least a majority of the Principal Amount of the Notes (a “Majority of the Holders”) is required to direct the Trustee to act for the Holders and bring an action to collect payment of the Notes or to pursue another remedy for our default. No Holder has the right to institute or continue any proceeding, judicial or otherwise, with respect to the Notes except through an action authorized by the Indenture.

C-1

7. Deferred Interest Election. If the Holder makes this election, payment of accrued interest on this Note will be deferred and Maker shall defer all interest payable on this Note until the Payment Date by increasing the Principal Amount by an amount equal to each accrued interest payment otherwise payable on this Note, as of the Payment Date of such interest payment. Interest shall be payable on such increased Principal Amount thereon in the manner otherwise provided herein.

8. Maker’s Election to Prepay. The Maker may at any time, upon not less than thirty (30) nor more than sixty (60) days’ prior written notice to the Holder, elect to prepay the unpaid balance of the Principal Amount and interest of the Note, in whole or in part, by delivering to the Holder the payment so required. Notice of prepayment shall be mailed by first class mail to Holder. If less than all of the Series of the Note is prepaid, Maker shall prepay all Notes of the Series on a pro rata basis. In the event of such prepayment, a new Note in Principal Amount equal to the unpaid Principal Amount of the original Note shall be issued in the name of Holder and the original Note shall be canceled. On and after the prepayment date, interest shall cease to accrue on the portion of the Principal Amount prepaid. The foregoing obligation to prepay a Series of Notes on a pro rata basis herein shall not in any manner limit the Maker’s right to repurchase or prepay any Note on a voluntary basis agreed to by the Holder thereof, including any prepayment of the Note prior to maturity as described below.

9. Early Presentment. Holder may, upon written notice to Maker, request prepayment of the Note by reason of the Holder’s demonstrated bona fide hardship at any time prior to maturity. Maker is under no obligation to prepay the Note. Maker will take into consideration Holder’s circumstances indicating family emergency or undue financial hardship. Regardless, whether to so prepay the Note shall be determined in Maker’s sole judgment. In the event Maker determines to prepay the Note, it shall prepay the unpaid balance of the Principal Amount or portion thereof, plus the accrued but unpaid interest through the date of prepayment, less an amount equal to an administrative fee not to exceed an amount equal to three (3) months’ interest on the Principal Amount of the Note prepaid.

10. Waivers. The Maker waives demand for payment, presentment for payment, protest, notice of protest, notice of dishonor, notice of nonpayment, notice of acceleration or maturity, and/or diligence in taking any action to collect sums owing hereunder.

11. Severability. In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12. California Law; Jurisdiction. This Note is made in the State of California and the provisions hereof shall be construed in accordance with the laws of the State of California, except to the extent preempted by federal law. In the event of a default hereunder, this Note may be enforced in any court of competent jurisdiction in the State of California, and as a condition to the issuance of this Note, Maker and Holder submit to the jurisdiction of such court regardless of their residence or where this Note or any endorsement hereof may have been executed.

Orange County, California

MINISTRY PARTNERS INVESTMENT COMPANY, LLC
By: ___________________________________________

C-2

EXHIBIT D

SPECIMEN

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

RETAIL PURCHASE APPLICATION

CLASS 1A NOTES

This Retail Purchase Application (“Application”) constitutes your offer, as a natural person and Purchaser, to purchase the Class 1A Note(s) you identify in Section IV. The Forms to purchase the Note(s) are set forth as Exhibit B (Fixed Series Note) and Exhibit C (Variable Series Note), respectively, in the prospectus dated May 13 2020, as amended and supplemented (the “Prospectus”). Unless otherwise expressly stated, the capitalized terms used in this Application have the respective meanings set forth in the Prospectus.

This Application is subject to the following terms and conditions.

PAYMENT. This Application must be accompanied by payment in full for the Total Notes Purchased stated in Section IV. Unless otherwise preauthorized, payment must be made by check payable to “Ministry Partners Investment Company, LLC”.

SUITABILITY REQUIREMENTS. We will not accept this Application unless you represent to us that you satisfy one of the minimum suitability requirements below by initialing on the appropriate line. For the purposes of the following requirements, "net worth" means the estimated fair market value of your assets, excluding your personal residence.  We and our Selling Agent, Ministry Partners Securities, LLC, are responsible for determining if the Note purchasers meet the suitability standards required by applicable federal, state and regulatory standards required for broker dealer firms that are selling the Notes.

______ Initial

Your investment in the Note(s) does not exceed ten percent (10%) of your net worth and you have either (i) a minimum annual gross income of at least $40,000 and a net worth of $40,000, or (ii) a net worth of at least $70,000; OR

______ Initial

Your investment in the Note(s) does not exceed twenty percent (20%) of your net worth and you have either (i) a minimum annual gross income of at least $70,000 and a net worth of $70,000, or (ii) a net worth of at least $250,000.

Your broker or financial advisor will ask you for information to determine your ability to meet these suitability standards. You must verify that you have reviewed these suitability standards and that you meet the above-stated suitability standards.

We may, however, waive this concentration requirement for an investor who possesses sufficient means or sophistication, either alone or with the advice of a qualified financial advisor, to understand and tolerate the risks inherent in a concentrated investment in the Notes, provided they acknowledge in writing their understanding of the concentration and illiquidity risks posed by their investment.

ACCEPTANCE. We may accept or reject your offer in this Application, in our sole and absolute discretion. In the event we reject this Application, we will promptly return your payment to you, without interest or reduction. If we accept this Application, we will open an account in our records (your “Account”) in your name and you will become the holder of the Note(s) as of the date we accept this Application.

As required by the USA PATRIOT ACT, IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. What this means for you: When you purchase a note, we will ask for your name, address, date of birth and other information that will allow us to identify you.

Deliver this Purchase Application to your securities broker, who is to deliver it on your behalf to:

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

915 West Imperial Highway, Suite 120

Brea, CA 92821

MINISTRY PARTNERS INVESTMENT COMPANY, LLC IS OWNED BY CREDIT UNIONS. SECURITIES PRODUCTS OFFERED BY MINISTRY PARTNERS INVESTMENT COMPANY, LLC ARE NOT DEPOSITS OF, OBLIGATIONS OF, OR GUARANTEED BY ANY CREDIT UNION OR OTHER PERSON. THEY ARE NOT INSURED OR GUARANTEED BY THE NCUSIF OR ANY OTHER GOVERNMENT AGENCY OR PRIVATE INSURER. THESE PRODUCTS INVOLVE INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL

I. Registration Type *(Only one Note registration type per purchase application)*

☐ **Individual** ☐ **Individual Transfer on Death (TOD form required)**

☐ **Joint Tenant** *Tenancy Clause (select one):* *Are the tenants married to each other?* Yes ☐ No ☐

○ W/Right of Survivorship ○ Community Property ○ In Common ○ Community Property w/ Right of Survivorship

Retirement: ☐ Traditional IRA ☐ SEP IRA ☐ ROTH IRA ☐ Simple IRA

☐ **Uniform Transfer to Minor Act (UTMA)** ☐ **Uniform Gift to Minor Act (UGMA)** *Note: Enter minor's information in Section II and Custodian's contact information in Section III.*

☐ **Trust*** *Is the trustee also the grantor of the trust?* Yes ☐ *No ☐

Trust Name ______ Date Established ______ Tax ID Number ______

Number of Trustees ______ ***Can Trustees act independently?*** ☐ Yes ☐ No

** The applicant may be asked to furnish additional information when determining whether a retail or commercial application should be completed.*

II. Purchaser Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Dr. Suffix ☐ Sr. ☐ Jr.

Name (include title if applicable)

Mailing Address (***If your mailing address is a PO Box please provide a physical address below)***

Physical Address, City, State, Zip

Home Phone ______ Cell Phone ______ Work Phone ______ E-mail Address ______

USA PATRIOT Act Information (Required by Federal Law)

Date of Birth ______ Social Security ______ Country of Citizenship ______

ID Type ______ ID No. ______ Issue Date ______ Expiration Date ______ Issuing Entity/State/Country ______

III. Additional Purchaser Information/Custodian

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Dr. Suffix ☐ Sr. ☐ Jr.

Name (include title if applicable)

Mailing Address (***If your mailing address is a PO Box please provide a physical address below)***

Physical Address, City, State, Zip

Home Phone ______ Cell Phone ______ Work Phone ______ E-mail Address ______

USA PATRIOT Act Information (Required by Federal Law)

Date of Birth ______ Social Security ______ Country of Citizenship ______

ID Type ______ ID No. ______ Issue Date ______ Expiration Date ______ Issuing Entity/State/Country ______

05/2020 Page 2 of 4

IV. Purchase

Fixed Series

Category	Amount Purchased	Maturity (Term)	Interest Rate	Minimum Purchase
Fixed 1	$ ______	____ months	______ %	$ 1,000
Fixed 5	$ ______	____ months	______ %	$ 5,000
Fixed 10	$ ______	____ months	______ %	$ 10,000
Fixed 25	$ ______	____ months	______ %	$ 25,000
Fixed 50	$ ______	____ months	______ %	$ 50,000
Fixed 100	$ ______	____ months	______ %	$ 100,000
Fixed Series Total	$ ______			

Interest Payment Option (Select One): *If no option is selected, interest will be paid monthly.*

☐ **Deferred Interest Election:** Defer payment of all accrued interest on each of the Purchaser's Fixed Series Notes and add the interest so deferred to the Note's principal balance. *
Note: We will pay no Asset Under Management Fees ("AUM Fees")

☐ **Current Payment Election:** I elect to receive all payments of interest on my Note

☐ Monthly ☐ Quarterly ☐ Semi-Annually ☐ Annually

Payment Method: *If no option is selected all principal and interest payments will be mailed to the address of record.*

☐ Mail to the address of record. ☐ ACH ☐ Deposit to ECCU Account #: ______________

Note: ACH Interest Payment Authorization form and voided check is required for ACH.

Variable Series

Category	Amount Purchased	Maturity (Term)	Interest Rate	Minimum Purchase
Variable 10	$ ______	60 Months	______ %	$ 10,000
Variable 25	$ ______	60 Months	______ %	$ 25,000
Variable 50	$ ______	60 Months	______ %	$ 50,000
Variable 100	$ ______	60 Months	______ %	$ 100,000
Variable 250	$ ______	60 Months	______ %	$ 250,000
Variable Series Total	$ ______			

Interest Payment Option (Select One): *If no option is selected, interest will be paid montly.*

☐ **Deferred Interest Election:** Defer payment of all accrued interest on each of the Purchaser's Fixed Series Notes and add the interest so deferred to the Note's principal balance. *
Note: We will pay no AUM Fees

☐ **Current Payment Election:** I elect to receive all payments of interest on my Note

☐ Monthly ☐ Quarterly ☐ Semi-Annually ☐ Annually

Payment Method: *If no option is selected all principal and interest payments will be mailed to the address of record.*

☐ Mail to the address of record. ☐ ACH ☐ Deposit to ECCU Account #: ______________

Note: ACH Interest Payment Authorization form and voided check is required for ACH.

Total Purchase: $ ______ ***Make check payable to "Ministry Partners Investment Company, LLC"***

05/2020 Page 3 of 4

V. Relationships with Evangelical Christian Community

Please provide the name and address of the evangelical church, church organization or ministry of which you are a member, with which you are associated, or of which you have chosen to support with your investment in the Note(s).

Name of Church, Organization or Ministry

Address of Church, Organization or Ministry

VI. Certain Acknowledgments, Representations and Agreements

You acknowledge and agree to each of the following:

(a) The information, acknowledgments and representations you provide to us in this Application, and may otherwise provide to us in writing, are true and correct as of the date of this Application and, should any material information you provide us change after the date of this Application, you will promptly provide us with the updated information.

(b) We will rely on the information, acknowledgments, representations and agreements in this Application in making a determination as to whether to accept you as a Purchaser in the Note(s). To the best of your information and belief the above information you supply us is true and correct in all respects. You agree that your representations will survive our acceptance of this Application.

(c) You have sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the prospective investment in the Note(s).

(d) You have received a copy of the Prospectus and you have had the opportunity to review the Prospectus, which includes, among other things, a description of the Company, its business, its most recent year end and quarterly financial statements, and the material risks involved in the Company's business.

(e) You acknowledge that it may not be possible to liquidate, sell or redeem the Note(s) in case of emergency. You are purchasing the Note(s) with the understanding and intent to hold the Note(s) until they are due and payable in accordance with their terms.

(f) You have determined that you are capable of bearing the high economic risks of this investment, including the loss of your entire investment in the Note(s).

(g) You have the means of providing for your current financial needs and contingencies and have no need for liquidity in this investment.

VII. Signatures

By executing this PURCHASE APPLICATION, I (we), as Purchaser(s), acknowledge and represent to you (the "**Company**") that: **(1)** I (we) have received and reviewed the Prospectus, **(2)** each of my (our) questions concerning this offering has been answered to my (our) satisfaction, **(3)** I (we) adopt and agree to be bound by the terms and conditions of the Trust Indenture, **(4)** I (we) have read and understand the prepayment terms and conditions as set forth in my (our) Note(s), **(5)** I am (each of us is) a natural person 21 years or older, **(6)** I (we) have the power and authority to execute this Application, and **(7)** I (we) understand that the purchase of the Note(s) is subject to the Company's acceptance of this Application and if so accepted, I (we) agree to purchase the Note(s) identified in Section IV. (Sign below exactly as printed in Sections II and III. For joint registrations, each registered Purchaser must sign.)

Under penalty of perjury, I (we) certify with my (our) signature(s) below that the number(s) shown in Section II and III is (are) my (our) correct taxpayer identification number(s). Also, I (we) have not been notified by the Internal Revenue Service that I (we) am (are) currently subject to backup withholding unless otherwise indicated.

Signature	Print Name	Date
Signature	Print Name	Date

05/2020

Page 4 of 4

EXHIBIT D

SPECIMEN

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

COMMERCIAL PURCHASE APPLICATION

CLASS 1A NOTES

This Commercial Purchase Application (“Application”) constitutes your offer, as Purchaser, who is not a natural person, to purchase the Class 1A Note(s) you identify in Section V. The Forms to purchase the Note(s) are set forth as Exhibit B (Fixed Series Note) and Exhibit C (Variable Series Note), respectively, in the prospectus dated May 13 2020, as amended and supplemented (the “Prospectus”). Unless otherwise expressly stated, the capitalized terms used in this Application have the respective meanings set forth in the Prospectus. Unless otherwise stated, “you” or “your” refers to the entity or other non-natural person making this offer.

This Application is subject to the following terms and conditions.

PAYMENT. This Application must be accompanied by payment in full for the Total Notes Purchased stated in Section V. Unless otherwise preauthorized, payment must be made by check payable to “Ministry Partners Investment Company, LLC”.

SUITABILITY REQUIREMENTS. We will not accept this Application unless you represent to us that you satisfy one of the suitability requirements below by initialing on the appropriate line. For the purposes of the following requirements, "net worth" means the estimated fair market value of your assets.    For investments made by a Trust in which the grantor serves as trustee or if an individual is providing the funds to make an investment in the Notes, "net worth" means the estimated fair market value of your assets, excluding the individual’s personal residence. We and our Selling Agent, Ministry Partners Securities, LLC, are responsible for determining if the Note purchasers meet the suitability standards required by applicable federal, state and regulatory standards required for broker dealer firms that are selling the Notes.

______ Initial	Your investment in the Note(s) does not exceed ten percent (10%) of your net assets and you have either (i) liquid assets of at least $50,000, or (ii) total gross assets of at least $500,000; OR

______ Initial	Your investment in the Note(s) does not exceed twenty percent (20%) of your net assets and you have either (i) liquid assets of at least $100,000, or (ii) total gross assets of at least $1,000,000.

Your broker or financial advisor will ask you for information to determine your ability to meet these suitability standards. You must verify that you have reviewed these suitability standards and that you meet the above-stated suitability standards.

We may, however, waive this concentration requirement for an investor who possesses sufficient means or sophistication, either alone or with the advice of a qualified financial advisor, to understand and tolerate the risks inherent in a concentrated investment in the Notes, provided they acknowledge in writing their understanding of the concentration and illiquidity risks posed by their investment.

ACCEPTANCE. We may accept or reject your offer in this Application, in our sole and absolute discretion. In the event we reject this Application, we will promptly return your payment to you, without interest or reduction. If we accept this Application, we will open an account in our records (your “Account”) in your name and you will become the holder of the Note(s) as of the date we accept this Application.

As required by the USA PATRIOT ACT, IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. What this means for you: When you purchase a note, we will ask for your name, address, date of birth and other information that will allow us to identify you.

Deliver this Purchase Application to your securities broker, who is to deliver it on your behalf to:

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

915 West Imperial Highway, Suite 120

Brea, CA 92821

I. Registration Type *(Only one Note registration type per purchase application)*

☐ Trust Date Established: ________ Number of Trustees ________ ***Can Trustees act independently?*** ☐ Yes ☐ No

Trust type (select one): ◯ Charitable ◯ Family ◯ Living ◯ Revocable ◯ Irrevocable

☐ Corporation ☐ Limited Liability Company ☐ Partnership ☐ Other ____________________

II. Purchaser Information

Legal Entity or Trust Name

Tax ID Number

Mailing Address (***If your mailing address is a PO Box please provide a physical address below)***

Physical Address, City, State, Zip

Phone Number

Fax Number

Website Address

☐ *Please check if your entity has been at the current address for less than one year.*

III. Relationships with Evangelical Christian Community

Please provide the name and address of the evangelical church, church organization or ministry of which you are a member, with which you are associated, or of which you have chosen to support with your investment in the Note(s).

Name of Church, Organization or Ministry

Address of Church, Organization or Ministry

05/2020

Page 2 of 5

IV. Authorized Person (Primary Contact)

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Dr. Suffix ☐ Sr. ☐ Jr.

First, Middle, Last | Relationship to Entity

Mailing Address (*If your mailing address is a PO Box please provide a physical address below)*

Physical Address, City, State, Zip

Home Phone | Cell Phone | Work Phone | E-mail Address

USA PATRIOT Act Information (Required by Federal Law)

Date of Birth | Social Security | Country of Citizenship

ID Type | ID No. | Issue Date | Expiration Date | Issuing Entity/State/Country

V. Authorized Person (Secondary Contact Information)

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Dr. Suffix ☐ Sr. ☐ Jr.

First, Middle, Last | Relationship to Entity

Mailing Address (*If your mailing address is a PO Box please provide a physical address below)*

Physical Address, City, State, Zip

Home Phone | Cell Phone | Work Phone | E-mail Address

USA PATRIOT Act Information (Required by Federal Law)

Date of Birth | Social Security | Country of Citizenship

ID Type | ID No. | Issue Date | Expiration Date | Issuing Entity/State/Country

05/2020 Page 3 of 5

VI. Purchase

Fixed Series

Category	Amount Purchased	Maturity (Term)	Interest Rate	Minimum Purchase
Fixed 1	$ ______	____ months	______ %	$ 1,000
Fixed 5	$ ______	____ months	______ %	$ 5,000
Fixed 10	$ ______	____ months	______ %	$ 10,000
Fixed 25	$ ______	____ months	______ %	$ 25,000
Fixed 50	$ ______	____ months	______ %	$ 50,000
Fixed 100	$ ______	____ months	______ %	$ 100,000
Fixed Series Total	$ ______			

Interest Payment Option (Select One): *If no option is selected, interest will be paid monthly.*

☐ **Deferred Interest Election:** Defer payment of all accrued interest on each of the Purchaser's Fixed Series Notes and add the interest so deferred to the Note's principal balance. *
Note: We will pay no Asset Under Management Fees ("AUM Fees")

☐ **Current Payment Election:** I elect to receive all payments of interest on my Note

☐ Monthly ☐ Quarterly ☐ Semi-Annually ☐ Annually

Payment Method: *If no option is selected all principal and interest payments will be mailed to the address of record.*

☐ Mail to the address of record. ☐ ACH ☐ Deposit to ECCU Account #: ______________

Note: ACH Interest Payment Authorization form and voided check is required for ACH.

Variable Series

Category	Amount Purchased	Maturity (Term)	Interest Rate	Minimum Purchase
Variable 10	$ ______	60 Months	______ %	$ 10,000
Variable 25	$ ______	60 Months	______ %	$ 25,000
Variable 50	$ ______	60 Months	______ %	$ 50,000
Variable 100	$ ______	60 Months	______ %	$ 100,000
Variable 250	$ ______	60 Months	______ %	$ 250,000
Variable Series Total	$ ______			

Interest Payment Option (Select One): *If no option is selected, interest will be paid montly.*

☐ **Deferred Interest Election:** Defer payment of all accrued interest on each of the Purchaser's Fixed Series Notes and add the interest so deferred to the Note's principal balance. *
Note: We will pay no AUM Fees

☐ **Current Payment Election:** I elect to receive all payments of interest on my Note

☐ Monthly ☐ Quarterly ☐ Semi-Annually ☐ Annually

Payment Method: *If no option is selected all principal and interest payments will be mailed to the address of record.*

☐ Mail to the address of record. ☐ ACH ☐ Deposit to ECCU Account #: ______________

Note: ACH Interest Payment Authorization form and voided check is required for ACH.

Total Purchase: **$** ______________ ***Make check payable to "Ministry Partners Investment Company, LLC"***

05/2020 Page 4 of 5

VII. Certain Acknowledgments, Representations and Agreements

You acknowledge and agree to each of the following:

(a) The information, acknowledgments and representations you provide to us in this Application, and may otherwise provide to us in writing, are true and correct as of the date of this Application and, should any material information you provide us change after the date of this Application, you will promptly provide us with the updated information.

(b) We will rely on the information, acknowledgments, representations and agreements in this Application in making a determination as to whether to accept you as a Purchaser in the Note(s). To the best of your information and belief the above information you supply us is true and correct in all respects. You agree that your representations will survive our acceptance of this Application.

(c) You have sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the prospective investment in the Note(s).

(d) You have received a copy of the Prospectus and you have had the opportunity to review the Prospectus, which includes, among other things, a description of the Company, its business, its most recent year end and quarterly financial statements, and the material risks involved in the Company's business.

(e) You acknowledge that it may not be possible to liquidate, sell or redeem the Note(s) in case of emergency. You are purchasing the Note(s) with the understanding and intent to hold the Note(s) until they are due and payable in accordance with their terms.

(f) You have determined that you are capable of bearing the high economic risks of this investment, including the loss of your entire investment in the Note(s).

(g) You have the means of providing for your current financial needs and contingencies and have no need for liquidity in this investment.

VIII. Signatures

By executing this PURCHASE APPLICATION, each person executing this Application (each a "signatory") acknowledges and represents that: **(1)** they have received and reviewed the current Prospectus, **(2)** each of their questions concerning this offering has been answered to their satisfaction, **(3)** the entity Purchaser identified in Section II above (the "Entity") adopts and agrees to be bound by the terms and conditions of the Trust Indenture, **(4)** they have read and understand the prepayment terms and conditions as set forth in the Note(s), **(5)** the Entity has been duly organized according to the laws of its state and is duly authorized and has the power and authority to purchase the Note(s) identified in Section V, **(6)** each signatory is a natural person 21 years or older, has been duly elected and is legally holding the office set forth opposite their name, **(7)** each signatory has the power and authority to execute this Application, and **(8)** the purchase of the Note(s) is subject to the Company's acceptance of this Application and if so accepted, the signatories on behalf of the Entity agree to purchase the Note(s) identified in Section V. (Sign below exactly as printed in Sections III and IV.)

Under penalty of perjury, the signatories below certify that the number shown in Section II above is the correct taxpayer identification number of the entity mentioned in Section II and that none of the signatories has been notified by the Internal Revenue Service that the Entity is currently subject to backup withholding unless otherwise indicated.

Signature	Title	Print Name	Date
Signature	Title	Print Name	Date
Signature	Title	Print Name	Date

05/2020 Page 5 of 5

No dealer, sales person or other individual has been authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.  This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been any change in the affairs of the Company since the date hereof or that the information contained herein is correct or complete as of any time subsequent to the date hereof.

MINISTRY PARTNERS INVESTMENT COMPANY, LLC $90,000,000 CLASS 1A NOTES PROSPECTUS May 13 2020

[Outside Back Cover of Prospectus]